Filed pursuant to Rule 424(b)(3)
Registration No. 333-267449

PROSPECTUS

Nogin, Inc.

21,386,688 Shares of Common Stock Issuable Upon Exercise of Warrants

76,235,936 Shares of Common Stock

9,982,754 Warrants

This prospectus relates to the issuance by Nogin, Inc. (“we,” “us,” “our,” the “Company,” “Registrant,” and “Nogin”) of an aggregate of up to 21,386,688 shares of our common stock, $0.0001 par value per share (“Common Stock”), which consists of (i) up to 9,982,754 shares of Common Stock that are issuable upon the exercise of 9,982,754 warrants (the “Private Placement Warrants”) originally issued in a private placement at a price of $1.00 per Warrant in connection with the initial public offering of Software Acquisition Group Inc. III, a Delaware corporation (“SWAG”), by the holders thereof, and (ii) up to 11,403,934 shares of Common Stock that are issuable upon the exercise of 11,403,934 warrants (the “Public Warrants” and, together with the Private Placement Warrants, the “Warrants”) originally issued in the initial public offering of units of SWAG at a price of $10.00 per unit, with each unit consisting of one share of SWAG’s Class A common stock and one-half of one warrant (the “SWAG IPO”). Each Warrant entitles the holder thereof to purchase one share of our Common Stock at a price of $11.50 per share.

This prospectus also relates to the offer and resale from time to time by the selling securityholders (including their transferees, donees, pledgees and other successors-in-interest) named in this prospectus (the “Selling Securityholders”) of (i) up to 76,235,936 shares of Common Stock, which consists of (a) up to 44,716,915 shares of Common Stock issued in connection with the Business Combination (as defined below) at an equity consideration value of $10.00 per share by certain of the Selling Securityholders named in this prospectus, (b) up to 5,701,957 shares of Common Stock originally issued to the Sponsor (as defined below) in the form of founder shares at a price of approximately $0.004 per share (the “Founder Shares”), (c) up to 517,079 shares of Common Stock issued in the PIPE Investment (as defined below) at a price of $10.17 per share by certain of the Selling Stockholders named in this prospectus, (d) up to 11,481,142 shares of Common Stock underlying the Convertible Notes (as defined below), which were purchased at a price of approximately $11.50 per share, calculated based on an initial conversion rate of 86.9565 shares of Common Stock per $1,000 principal amount of Convertible Notes, by certain of the Selling Securityholders named in this prospectus, (e) up to 1,396,419 shares of Common Stock that are issuable upon the exercise of the PIPE Warrants (as defined below) at an exercise price of $11.50 per share by certain of the Selling Securityholders named in this prospectus (such PIPE Warrants, which are not listed on a stock exchange, were issued in connection with the purchase and sale of the Convertible Notes for no separate consideration), (f) up to 9,982,754 shares of Common Stock that are issuable upon the exercise of the Private Placement Warrants (which were originally issued at a price of $1.00 per Warrant) at an exercise price of $11.50 per share by certain of the Selling Securityholders named in this prospectus and (g) up to 2,439,670 shares of Common Stock issuable as deferred compensation at a price of $5.00 per share in connection with the Transactions by certain of the Selling Securityholders named in this prospectus, and (ii) up to 9,982,754 Warrants originally issued at a price of $1.00 per Warrant by certain of the Selling Securityholders named in this prospectus.

We will not receive any proceeds from the sale of shares of Common Stock or Warrants by the Selling Securityholders pursuant to this prospectus. We will receive up to $262.0 million from the exercise of the Warrants and PIPE Warrants, assuming the exercise in full of all of the Warrants and PIPE Warrants for cash, but not from the sale of the shares of Common Stock issuable upon such exercise. Each Warrant and PIPE Warrant entitles the holder thereof to purchase one share of Common Stock at a price of $11.50 per share. If the price of our Common Stock remains below $11.50 per share, we believe warrant holders will be unlikely to cash exercise their Warrants or PIPE Warrants, resulting in little or no cash proceeds to us.

The Selling Securityholders can sell, under this prospectus, up to (a) 76,235,936 shares of Common Stock constituting approximately 73.7% of our issued and outstanding shares of Common Stock and approximately 176.0% of our issued and outstanding shares of Common Stock held by non-affiliates (assuming, in each case, the exercise of all of our Warrants and PIPE Warrants, the conversion of all of the Convertible Notes and the issuance of all of the shares of Common Stock issuable as deferred compensation in connection with the Transactions) and (b) 9,982,754 Warrants constituting approximately 46.7% of our issued and outstanding Warrants. Sales of a substantial number of our shares of Common Stock and/or Warrants in the public market by the Selling Securityholders and/or by our other existing securityholders, or the perception that those sales might occur, could depress the market price of our shares of Common Stock and Warrants and could impair our ability to raise capital through the sale of additional equity securities. We are unable to predict the effect that such sales may have on the prevailing market price of our shares of Common Stock and Warrants.

The sale of all the securities being offered in this prospectus could result in a significant decline in the public trading price of our securities. Despite such a decline in the public trading price, some of the Selling Securityholders may still experience a positive rate of return on the securities they purchased due to the differences in the purchase prices described above. Based on the closing price of our Common Stock of $0.67 on November 4, 2022, the Sponsor may experience potential profit of up to $0.666 per share (or approximately $3.8 million in the aggregate based on the Sponsor holding 5,701,967 Founder Shares) based on the Sponsor’s initial purchase price of approximately $0.004 per share. Public securityholders may not be able to experience the same positive rates of return on securities they purchase due to the low price at which the Sponsor purchased the Founder Shares and Private Placement Warrants.

We are registering the securities for resale pursuant to the Selling Securityholders’ registration rights under certain agreements between us and the Selling Securityholders. Our registration of the securities covered by this prospectus does not mean that the Selling Securityholders will offer or sell any of the shares of Common Stock or Warrants. The Selling Securityholders may offer, sell or distribute all or a portion of their shares of Common Stock or Warrants publicly or through private transactions at prevailing market prices or at negotiated prices. The Selling Securityholders will bear all commissions and discounts, if any, attributable to their sales of the shares of Common Stock.

We provide more information about how the Selling Securityholders may sell the shares of Common Stock or Warrants in the section entitled “Plan of Distribution.”

We are an “emerging growth company” as defined in Section 2(a) of the Securities Act of 1933, as amended (the “Securities Act”), and are subject to reduced public company reporting requirements. This prospectus complies with the requirements that apply to an issuer that is an emerging growth company.

Our Common Stock and Warrants are listed on the Nasdaq Stock Market LLC (“Nasdaq”) under the symbols “NOGN” and “NOGNW,” respectively. On November 4, 2022, the closing price of our Common Stock was $0.67 and the closing price for our Warrants was $0.0275.

Our business and investment in our securities involves significant risks. These risks are described in the section titled “Risk Factors” beginning on page 6 of this prospectus.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus is November 14, 2022

i

ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement that we filed with the U.S. Securities and Exchange Commission, or the SEC, using a “shelf” registration process. By using a shelf registration statement, the Selling Securityholders may sell up to 76,235,936 shares of Common Stock, which consists of (a) 44,716,915 shares of Common Stock issued in connection with the Business Combination at an equity consideration value of $10.00 per share by certain of the Selling Securityholders named in this prospectus, (b) up to 5,701,957 shares of Common Stock originally issued to the Sponsor (as defined below) in the form of Founder Shares at a price of approximately $0.004 per share (the “Founder Shares”), (c) up to 517,079 shares of Common Stock issued in the PIPE Investment at a price of $10.17 per share by certain of the Selling Securityholders named in this prospectus, (d) up to 11,481,142 shares of Common Stock underlying the Convertible Notes which were purchased at a price of approximately $11.50 per share, calculated based on an initial conversion rate of 86.9565 shares of Common Stock per $1,000 principal amount of Convertible Notes, by certain of the Selling Securityholders named in this prospectus, (e) up to 1,396,419 shares of Common Stock that are issuable upon the exercise of the PIPE Warrants at an exercise price of $11.50 per share by certain of the Selling Securityholders named in this prospectus (such PIPE Warrants, which are not listed on a stock exchange, were issued in connection with the purchase and sale of the Convertible Notes for no separate consideration), (f) up to 9,982,754 shares of Common Stock that are issuable upon the exercise of the Private Placement Warrants (which were originally issued at a price of $1.00 per Warrant) at an exercise price of $11.50 per share by certain of the Selling Securityholders and (g) up to 2,439,670 shares of Common Stock issuable as deferred compensation at a price of $5.00 per share in connection with the Transactions by certain of the Selling Securityholders named in this prospectus, and up to 9,982,754 Warrants, which were originally issued at a price of $1.00 per Warrant, from time to time in one or more offerings as described in this prospectus. We will not receive any proceeds from the sale by such Selling Securityholders of the securities offered by them described in this prospectus.

This prospectus also relates to the issuance by us of the shares of Common Stock issuable upon the exercise of the Warrants. We will not receive any proceeds from the sale of shares of Common Stock underlying the Warrants pursuant to this prospectus, except with respect to amounts received by us upon the exercise of the Warrants for cash.

We may also file a prospectus supplement or post-effective amendment to the registration statement of which this prospectus forms a part that may contain material information relating to these offerings. The prospectus supplement or post-effective amendment may also add, update or change information contained in this prospectus with respect to that offering. If there is any inconsistency between the information in this prospectus and the applicable prospectus supplement or post-effective amendment, you should rely on the prospectus supplement or post-effective amendment, as applicable. Before purchasing any securities, you should carefully read this prospectus, any post-effective amendment, and any applicable prospectus supplement, together with the additional information described under the heading “Where You Can Find More Information.”

Neither we nor the Selling Securityholders have authorized anyone to provide you with any information or to make any representations other than those contained in this prospectus, any post-effective amendment, or any applicable prospectus supplement prepared by or on behalf of us or to which we have referred you. We and the Selling Securityholders take no responsibility for and can provide no assurance as to the reliability of any other information that others may give you. We and the Selling Securityholders will not make an offer to sell these securities in any jurisdiction where the offer or sale is not permitted. You should assume that the information appearing in this prospectus, any post-effective amendment and any applicable prospectus supplement to this prospectus is accurate only as of the date on its respective cover. Our business, financial condition, results of operations and prospects may have changed since those dates. This prospectus contains, and any post-effective amendment or any prospectus supplement may contain, market data and industry statistics and forecasts that are based on independent industry publications and other publicly available information. Although we believe these sources are reliable, we do not guarantee the accuracy or completeness of this information and we have not independently verified this information. In addition, the market and industry data and forecasts that may be included in this prospectus, any post-effective amendment or any prospectus supplement may involve estimates, assumptions and other risks and uncertainties and are subject to change based on various factors, including those discussed under the heading “Risk Factors” contained in this prospectus, any post-effective amendment and the applicable prospectus supplement. Accordingly, investors should not place undue reliance on this information.

We own or have rights to trademarks, trade names and service marks that we use in connection with the operation of our business. In addition, our name, logos and website name and address are our trademarks or service marks. Solely for convenience, in some cases, the trademarks, trade names and service marks referred to in this prospectus are listed without the applicable ®, ™ and SM symbols, but we will assert, to the fullest extent under applicable law, our rights to these trademarks, trade names and service marks. Other trademarks, trade names and service marks appearing in this prospectus are the property of their respective owners.

As used in this prospectus, unless otherwise indicated or the context otherwise requires, references to “we,” “us,” “our,” the “Company,” “Registrant,” and “Nogin” refer to the consolidated operations of Nogin, Inc. and its subsidiaries. References to “SWAG” refer to the Company prior to the consummation of the Business Combination and references to “Legacy Nogin” refer to Branded Online, Inc. dba Nogin prior to the consummation of the Business Combination.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus contains forward-looking statements. We intend such forward-looking statements to be covered by the safe harbor provisions for forward-looking statements contained in Section 27A of the Securities Act of 1933, as amended, or the Securities Act, and Section 21E of the Securities Exchange Act of 1934, as amended, or the Exchange Act. All statements other than statements of historical facts contained in this prospectus, including statements concerning possible or assumed future actions, business strategies, events or results of operations, and any statements that refer to projections, forecasts or other characterizations of future events or circumstances, including any underlying assumptions, are forward-looking statements. These statements involve known and unknown risks, uncertainties and other important factors that may cause our actual results, performance or achievements to be materially different from any future results, performance or achievements expressed or implied by the forward-looking statements.

In some cases, you can identify forward-looking statements by terms such as “may,” “should,” “expect,” “plan,” “anticipate,” “could,” “intend,” “target,” “project,” “contemplate,” “believe,” “estimate,” “predict,” “potential” or “continue” or the negative of these terms or other similar expressions. The forward-looking statements in this prospectus are only predictions. We have based these forward-looking statements largely on our current expectations and projections about future events and financial trends that we believe may affect our business, financial condition and results of operations. These forward-looking statements speak only as of the date of this prospectus and are subject to a number of important factors that could cause actual results to differ materially from those in the forward-looking statements, including the risks, uncertainties and assumptions described under the section in this prospectus titled “Risk Factors.” These forward-looking statements are subject to numerous risks, including, without limitation, the following:

•	the ability to maintain the listing of the shares of Common Stock and Warrants on Nasdaq;

•	litigation, complaints, product liability claims and/or adverse publicity;

•	privacy and data protection laws, privacy or data breaches, or the loss of data;

•	the impact of changes in customer spending patterns, customer preferences, local, regional and national economic conditions, crime, weather, demographic trends and employee availability;

•	the impact of the COVID-19 pandemic on the financial condition and results of operations of the Company; and

•	other risks and uncertainties described in this registration statement, including those under the section entitled “Risk Factors.”

Because forward-looking statements are inherently subject to risks and uncertainties, some of which cannot be predicted or quantified and some of which are beyond our control, you should not rely on these forward-looking statements as predictions of future events. The events and circumstances reflected in our forward-looking statements may not be achieved or occur, and actual results could differ materially from those projected in the forward-looking statements. Moreover, we operate in an evolving environment. New risk factors and uncertainties may emerge from time to time, and it is not possible for management to predict all risk factors and uncertainties. As a result of these factors, we cannot assure you that the forward-looking statements in this prospectus will prove to be accurate. Except as required by applicable law, we do not plan to publicly update or revise any forward-looking statements contained herein, whether as a result of any new information, future events, changed circumstances, or otherwise.

You should read this prospectus completely and with the understanding that our actual future results may be materially different from what we expect. We qualify all of our forward-looking statements by these cautionary statements.

PROSPECTUS SUMMARY

This summary highlights, and is qualified in its entirety by, the more detailed information and financial statements included elsewhere in this prospectus. This summary does not contain all of the information that may be important to you in making your investment decision. You should read this entire prospectus carefully, especially the “Risk Factors” section beginning on page 6 and our consolidated financial statements and the related notes appearing at the end of this prospectus, before deciding to invest in our Common Stock or Warrants.

Overview

Nogin’s purpose-built platform has been developed to offer full-stack enterprise-level capabilities to online retailers. Using our Intelligent Commerce Platform, we enable brands in this market to build direct relationships with their end customers, in competition with big retailers.

As brands sell more online and therefore grow in the amount of gross merchandise value (“GMV”) generated through their business, they soon realize that they need more than just a simple online storefront and encounter complexities in terms of customer management, order optimization, returns, and fulfillment that need to be managed and coordinated. There are now a large number of brands that need to utilize an extended set of capabilities—Nogin provides this technology. In addition, there are established brands that have traditionally sold through retailers that now see an opportunity to go direct to the end customer and establish the direct customer relationship using Nogin’s software solution.

The Nogin platform provides a full suite of capabilities including storefront, order management, catalog maintenance, fulfillment, returns management, customer data analytics and marketing optimization tailored for online brands and all consolidated within a single software solution. Furthermore, our clients utilize Nogin’s technology to help accelerate the growth of their GMV, improve their customer engagement and reduce costs.

We cater to a market that is currently underserved and growing fast. We are mission-critical to helping our clients manage their front-to-back-end operations while driving increased revenue and profitability. Our platform integrates seamlessly into point-of-sale (“POS”) or inventory software systems on the back end and offers simple tools for creative website development and content management on the front end. Nogin enables brands and retailers to focus on their core strengths of product development and branding by reducing the complexity associated with scaling an online business. Our software solution delivers best-in-class commerce experiences for our clients that they may not have the time, budget, or expertise to deliver on their own. We make commerce simple and easy to operate.

The Business Combination

On February 14, 2022, the Company entered into an Agreement and Plan of Merger (as amended on April 19, 2022 and August 26, 2022, the “Merger Agreement”), with Nuevo Merger Sub, Inc., a wholly owned subsidiary of SWAG (“Merger Sub”), and Legacy Nogin, pursuant to which Merger Sub would merge with and into Legacy Nogin, with Legacy Nogin surviving the merger as a wholly owned subsidiary of the Company (the “Business Combination” and, together with the other transactions contemplated by the Merger Agreement, the “Transactions”).

On April 19, 2022, the Company, certain guarantors named therein (the “Notes Guarantors”) and certain investors named therein (each, a “Subscriber” and collectively, the “Subscribers”), entered into subscription agreements (each, a “PIPE Subscription Agreement” and collectively, the “PIPE Subscription Agreements”) pursuant to which the Company agreed to issue and sell to the Subscribers immediately prior to the closing of the Business Combination (i) up to an aggregate principal amount of $75.0 million of 7.00% Convertible Senior

Notes due 2026 (the “Convertible Notes”) at the par value of the notes and (ii) up to an aggregate of 1.5 million warrants (the “PIPE Warrants”) with each whole PIPE Warrant entitling the holder thereof to purchase one share of Common Stock.

On August 26, 2022, the Company and a subscriber (the “Equity Subscriber”) entered into a subscription agreement (the “Equity PIPE Subscription Agreement”) pursuant to which the Company agreed to issue and sell to the Equity Subscriber, immediately prior to the closing of the Business Combination, 517,079 shares of Common Stock (the “PIPE Shares”) at a price per PIPE Share equal to $10.17 (the “Equity PIPE” and, together with the transactions described in clauses (i) and (ii) above, the “PIPE Investment”).

On August 26, 2022, immediately prior to the Closing (as defined below), the Company issued (i) 517,079 shares of Common Stock to the Equity Subscriber in accordance with the terms of the Equity PIPE Subscription Agreement, (ii) $65.5 million aggregate principal amount of 7.00% Convertible Senior Notes due 2026 (the “Convertible Notes”) to the Subscribers in accordance with the terms of the PIPE Subscription Agreements and (iii) 1,396,419 PIPE Warrants to the Subscribers in accordance with the terms of the PIPE Subscription Agreements.

On August 26, 2022 (the “Closing Date”), pursuant to the Merger Agreement, Merger Sub merged with and into Legacy Nogin, with Legacy Nogin surviving the merger as a wholly owned subsidiary of the Company (the “Closing”).

In connection with Closing, we changed our name to Nogin, Inc. While we are the legal acquirer of Legacy Nogin in the Business Combination, Legacy Nogin is deemed to be the accounting acquirer, and the historical financial statements of Legacy Nogin became the historical financial statements of the Company upon the Closing of the Transactions.

The rights of holders of our Common Stock, Warrants, Convertible Notes and PIPE Warrants are governed by our amended and restated certificate of incorporation (the “certificate of incorporation”), our amended and restated bylaws (the “bylaws”), and the Delaware General Corporation Law (the “DGCL”), and, in the case of (i) the Warrants, the Warrant Agreement, dated as of July 28, 2021, by and between the Company and Continental Stock Transfer & Trust Company, as warrant agent (the “warrant agreement”), (ii) the Convertible Notes, the Indenture, dated as of August 26, 2022, by and among the Company, the guarantors named therein and U.S. Bank Trust Company, National Association, as trustee (the “indenture”), and (iii) the PIPE Warrants, the Warrant Agreement, dated as of August 26, 2022, by and between the Company and Continental Stock Transfer & Trust Company, as warrant agent (the “PIPE warrant agreement”). See the section entitled “Description of Capital Stock.”

Summary Risk Factors

Our business is subject to a number of risks of which you should be aware before making an investment decision. These risks are discussed more fully in the “Risk Factors” section of this prospectus immediately following this prospectus summary. These risks include the following:

•	We have a history of operating losses, and we may not be able to generate sufficient revenue to achieve and sustain profitability.

•	We have experienced strong growth in recent periods, and our recent growth rates may not be indicative of our future growth.

•

Our projections rely in large part upon assumptions and analyses developed by us and if these assumptions and analyses prove to be incorrect, our actual operating results may be materially different from the forecasted results.

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Our future revenue and operating results will be harmed if we are unable to acquire new customers, retain existing customers, expand sales to our existing customers, develop new functionality for our CaaS platform that achieves market acceptance, or the increase in ecommerce during the COVID-19 pandemic fails to continue after the pandemic ends.

•	We may not be able to successfully implement our growth strategy on a timely basis or at all.

•

Failure to effectively develop and expand our marketing and sales capabilities could harm our ability to increase our customer base and achieve broader market acceptance of our CaaS platform. If we are not able to generate traffic to our website through digital marketing, our ability to attract new customers may be impaired.

•	Our operating results are subject to seasonal fluctuations.

•	Our sales cycle with large enterprise customers can be long and unpredictable, and our sales efforts require considerable time and expense.

•	If we fail to maintain or grow our brand recognition, our ability to expand our customer base will be impaired and our financial condition may suffer.

•	If we fail to offer high quality support, our business and reputation could suffer.

•

If we fail to improve and enhance the functionality, performance, reliability, design, security and scalability of our CaaS platforms and innovate and introduce new solutions in a manner that responds to our customers’ evolving needs, our business may be adversely affected.

•	Payment transactions on our CaaS platform subject it to regulatory requirements, additional fees, and other risks that could be costly and difficult to comply with or that could harm our business.

•	Activities of customers, their shoppers, and our partners could damage our brand, subject us to liability and harm our business and financial results.

•	We are dependent upon customers’ continued and unimpeded access to the internet, and upon their willingness to use the internet for commerce.

Corporate Information

We were incorporated under the laws of the state of Delaware on January 5, 2021 under the name Software Acquisition Group Inc. III. Upon the closing of the Business Combination, we changed our name to Nogin, Inc. Our principal executive offices are located at 1775 Flight Way STE 400, Tustin, CA 92782, and our telephone number is (949) 864-8136. Our website address is www.nogin.com. The information contained in, or accessible through, our website does not constitute a part of this prospectus. We have included our website address in this prospectus solely as an inactive textual reference.

Implications of Being an Emerging Growth Company

As a company with less than $1.07 billion in revenue during our last fiscal year, we qualify as an “emerging growth company” as defined in the Jumpstart Our Business Startups Act of 2012, as amended (the “JOBS Act”). An “emerging growth company” may take advantage of reduced reporting requirements that are otherwise applicable to public companies. These provisions include, but are not limited to:

•

the option to present only two years of audited financial statements and only two years of related “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in this prospectus;

•	not being required to comply with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act of 2002, as amended (the “Sarbanes-Oxley Act”);

•

not being required to comply with any requirement that may be adopted by the Public Company Accounting Oversight Board regarding mandatory audit firm rotation or a supplement to the auditor’s report providing additional information about the audit and the financial statements (i.e., an auditor discussion and analysis);

•	reduced disclosure obligations regarding executive compensation in our periodic reports, proxy statements and registration statements; and

•

exemptions from the requirements of holding a nonbinding advisory vote of stockholders on executive compensation, stockholder approval of any golden parachute payments not previously approved and having to disclose the ratio of the compensation of our chief executive officer to the median compensation of our employees.

We may take advantage of these provisions until the last day of our fiscal year following the fifth anniversary of the completion of the initial public offering of our securities. However, if (i) our annual gross revenue exceeds $1.07 billion, (ii) we issue more than $1.0 billion of non-convertible debt in any three-year period or (iii) we become a “large accelerated filer” (as defined in Rule 12b-2 under the Exchange Act) prior to the end of such five-year period, we will cease to be an emerging growth company. We will be deemed to be a “large accelerated filer” at such time that we (a) have an aggregate worldwide market value of common equity securities held by non-affiliates of $700.0 million or more as of the last business day of our most recently completed second fiscal quarter, (b) have been required to file annual and quarterly reports under the Exchange Act, for a period of at least 12 months and (c) have filed at least one annual report pursuant to the Exchange Act.

We have elected to take advantage of certain of the reduced disclosure obligations in the registration statement of which this prospectus is a part and may elect to take advantage of other reduced reporting requirements in future filings. As a result, the information that we provide to our stockholders may be different than you might receive from other public reporting companies in which you hold equity interests.

In addition, the JOBS Act provides that an emerging growth company can take advantage of an extended transition period for complying with new or revised accounting standards. We have elected to use the extended transition period for complying with new or revised accounting standards. As a result of this election, our financial statements may not be comparable to companies that comply with public company effective dates.

THE OFFERING

Shares of Common Stock offered by us	21,386,688 shares of Common Stock issuable upon exercise of Warrants.

Shares of Common Stock offered by the Selling Securityholders	76,235,936 shares of Common Stock.

Warrants offered by the Selling Securityholders	9,982,754 Warrants.

Shares of Common Stock outstanding prior to this offering	66,694,295 shares of Common Stock (as of August 26, 2022).

Warrants outstanding prior to this Offering	21,386,688 Warrants (as of August 26, 2022).

Exercise price per Warrant	$11.50.

Use of proceeds	We will not receive any proceeds from the sale of shares of Common Stock or Warrants by the Selling Securityholders pursuant to this prospectus. We will receive up to $262.0 million from the exercise of the Warrants and PIPE Warrants, assuming the exercise in full of all of the Warrants and PIPE Warrants for cash, but not from the sale of the shares of Common Stock issuable upon such exercise. Each Warrant and PIPE Warrant entitles the holder thereof to purchase one share of Common Stock at a price of $11.50 per share. On November 4, 2022, the closing price for our Common Stock was $0.67. If the price of our Common Stock remains below $11.50 per share, we believe warrant holders will be unlikely to cash exercise their Warrants or PIPE Warrants, resulting in little or no cash proceeds to us.

Risk factors	You should carefully read the “Risk Factors” beginning on page 6 and the other information included in this prospectus for a discussion of factors you should consider carefully before deciding to invest in our Common Stock or Warrants.

Nasdaq symbol for our Common Stock	“NOGN”

Nasdaq symbol for our Warrants	“NOGNW”

RISK FACTORS

You should carefully consider the risks and uncertainties described below and the other information in this prospectus before making an investment in our Common Stock or Warrants. Our business, financial condition, results of operations, or prospects could be materially and adversely affected if any of these risks occurs, and as a result, the market price of our Common Stock and Warrants could decline and you could lose all or part of your investment. This prospectus also contains forward-looking statements that involve risks and uncertainties. See “Cautionary Statement Regarding Forward-Looking Statements.” Our actual results could differ materially and adversely from those anticipated in these forward-looking statements as a result of certain factors, including those set forth below.

Risks Related to this Offering by the Selling Securityholders

Sales of a substantial number of our securities in the public market by the Selling Securityholders and/or by our existing securityholders could cause the price of our shares of Common Stock and Warrants to fall.

The Selling Securityholders can sell, under this prospectus, up to (a) 76,235,936 shares of Common Stock constituting approximately 73.7% of our issued and outstanding shares of Common Stock and approximately 176.0% of our issued and outstanding shares of Common Stock held by non-affiliates (in each case, assuming the exercise of all of our Warrants and PIPE Warrants, the conversion of all of the Convertible Notes and the issuance of all of the shares of Common Stock issuable as deferred compensation in connection with the Transactions), which consists of (i) 44,716,915 shares of Common Stock issued in connection with the Business Combination at an equity consideration value of $10.00 per share by certain of the Selling Securityholders named in this prospectus, (ii) up to 5,701,957 shares of Common Stock originally issued to the Sponsor (as defined below) in the form of Founder Shares at a price of approximately $0.004 per share (the “Founder Shares”), (iii) up to 517,079 shares of Common Stock issued in the PIPE Investment at a price of $10.17 per share by certain of the Selling Securityholders named in this prospectus, (iv) up to 11,481,142 shares of Common Stock underlying the Convertible Notes which were purchased at a price of approximately $11.50 per share, calculated based on an initial conversion rate of 86.9565 shares of Common Stock per $1,000 principal amount of Convertible Notes, by certain of the Selling Securityholders named in this prospectus, (v) up to 1,396,419 shares of Common Stock that are issuable upon the exercise of the PIPE Warrants at an exercise price of $11.50 per share by certain of the Selling Securityholders named in this prospectus (such PIPE Warrants, which are not listed on a stock exchange, were issued in connection with the purchase and sale of the Convertible Notes for no separate consideration), (vi) up to 9,982,754 shares of Common Stock that are issuable upon the exercise of the Private Placement Warrants (which were originally issued at a price of $1.00 per Warrant) at an exercise price of $11.50 per share by certain of the Selling Securityholders and (vii) up to 2,439,670 shares of Common Stock issuable as deferred compensation at a price of $5.00 per share in connection with the Transactions by certain of the Selling Securityholders named in this prospectus, and (b) 9,982,754 Warrants constituting approximately 46.7% of our issued and outstanding Warrants, which were originally issued at a price of $1.00 per Warrant.

Sales of a substantial number of our shares of Common Stock and/or Warrants in the public market by the Selling Securityholders and/or by our other existing securityholders, or the perception that those sales might occur, could depress the market price of our shares of Common Stock and Warrants and could impair our ability to raise capital through the sale of additional equity securities. We are unable to predict the effect that such sales may have on the prevailing market price of our shares of Common Stock and Warrants.

The sale of all the securities being offered in this prospectus could result in a significant decline in the public trading price of our securities. Despite such a decline in the public trading price, some of the Selling Securityholders may still experience a positive rate of return on the securities they purchased due to the differences in the purchase prices described elsewhere in this prospectus. Based on the closing price of our Common Stock of $0.67 on November 4, 2022, the Sponsor may experience potential profit of up to $0.666 per share (or approximately $3.8 million in the aggregate based on the Sponsor holding 5,701,967 Founder Shares) based on the Sponsor’s initial purchase price of approximately $0.004 per share. Public securityholders may not be able to experience the same positive rates of return on securities they purchase due to the low price at which the Sponsor purchased the Founder Shares and Private Placement Warrants.

Risks Related to Our Business and Industry

We have a history of operating losses, and we may not be able to generate sufficient revenue to achieve and sustain profitability.

We have not yet achieved profitability. We incurred operating losses of approximately $15.8 million for the six months ended June 30, 2022 and $6.3 million, $2.1 million and $2.3 million for the years ended December 31, 2021, 2020 and 2019, respectively. As of December 31, 2021, we had an accumulated deficit of $16.3 million. While we have experienced significant revenue growth over recent periods, we may not be able to sustain or increase our growth or achieve profitability in the future. We intend to continue to invest heavily in sales and marketing efforts. In addition, we expect to incur significant additional legal, accounting, and other expenses related to our being a public company as compared to when we were a private company. While our revenue has grown in recent years, if our revenue declines or fails to grow at a rate faster than these increases in our operating expenses, we will not be able to achieve and maintain profitability in future periods. As a result, we may continue to generate losses. We cannot assure you that we will achieve profitability in the future or that, if we do become profitable, we will be able to sustain profitability. Additionally, we may encounter unforeseen operating expenses, difficulties, complications, delays, and other unknown factors that may result in losses in future periods. If these losses exceed our expectations or our revenue growth expectations are not met in future periods, our financial performance will be harmed.

We have experienced strong growth in recent periods, and our recent growth rates may not be indicative of our future growth.

We have experienced strong growth in recent years. In future periods, we may not be able to sustain revenue growth consistent with recent history, or at all. We believe our revenue growth depends on a number of factors, including our ability to:

•	attract new customers and retain and increase sales to existing customers;

•	maintain and expand our relationships with our customers;

•	develop our existing CaaS platform and introduce new functionality to our CaaS platform; and

•	expand into new market segments and internationally.

We may not accomplish any of these objectives and, as a result, it is difficult for us to forecast our future revenue or revenue growth. If our assumptions are incorrect or change in reaction to changes in our market, or if we are unable to maintain consistent revenue or revenue growth, our stock price could be volatile, and it may be difficult to achieve and maintain profitability. You should not rely on our revenue for any prior periods as any indication of our future revenue or revenue growth.

Our future revenue and operating results will be harmed if we are unable to acquire new customers, retain existing customers, expand sales to our existing customers, develop new functionality for our CaaS platform that achieves market acceptance, or the increase in ecommerce during the COVID-19 pandemic fails to continue after the pandemic ends.

In order to continue to grow our business, we must continue to acquire new customers to purchase and use our CaaS platform. Our success in adding new customers depends on numerous factors, including our ability to: (1) offer a compelling ecommerce platform, (2) execute our sales and marketing strategy, (3) attract, effectively train and retain new sales, marketing, professional services, and support personnel in the markets we pursue, (4) develop or expand relationships with partners, payment providers, systems integrators, and resellers, (5) expand into new geographies and market segments, and (6) efficiently onboard new customers to our CaaS platform.

Our ability to increase revenue also depends, in part, on our ability to retain existing customers and to sell additional functionality and adjacent services to our existing and new customers. Our customers have no obligation to renew their contracts with our solutions after the expiration of their initial subscription period. In order for us to maintain or improve our results of operations, it is important that our customers renew their contracts with us on the same or more favorable terms to us. Our ability to increase sales to existing customers depends on several factors, including their experience with implementing and using our CaaS platform, their ability to integrate our CaaS platform with other technologies, and our pricing model.

Our ability to generate revenue may be inconsistent across small and midsize businesses, mid-market, and large enterprise customers. If we experience limited or inconsistent growth in any of these customer sets, particularly our large enterprise customers, our business, financial condition, and operating results could be adversely affected.

We may not be able to successfully implement our growth strategy on a timely basis or at all.

Our future growth, profitability and cash flows depend upon our ability to successfully implement our growth strategy, which, in turn, is dependent upon a number of factors, including our ability to:

•	grow our current customer base;

•	acquire new customers;

•	scale our business model;

•	expand our customer location footprint;

•	build on our success in payments and financial solutions;

•	expand our presence within verticals; and

•	selectively pursue strategic and value-enhancing acquisitions.

There can be no assurance that we can successfully achieve any or all of the above initiatives in the manner or time period that we expect. Further, achieving these objectives will require investments which may result in short-term costs without generating any current revenue and therefore may be dilutive to our earnings. We cannot provide any assurance that we will realize, in full or in part, the anticipated benefits we expect our strategy will achieve. The failure to realize those benefits could have a material adverse effect on our business, financial condition and results of operations.

Failure to effectively develop and expand our marketing and sales capabilities could harm our ability to increase our customer base and achieve broader market acceptance of our CaaS platform. If we are not able to generate traffic to our website through digital marketing, our ability to attract new customers may be impaired.

Our ability to increase our customer base and achieve broader market acceptance of our CaaS platform will depend on our ability to expand our marketing and sales operations. We plan to continue increasing the size of our sales force. We also plan to dedicate significant resources to sales and marketing programs, including search engine and other online advertising. The effectiveness of our online advertising may vary due to competition for key search terms, changes in search engine use and changes in search algorithms used by major search engines and other digital marketing platforms. Our business and operating results will be harmed if our sales and marketing efforts do not generate a corresponding increase in revenue. We may not achieve anticipated revenue growth from increasing the size of our sales force if we are unable to hire, develop, and retain talented sales personnel, if our new sales personnel are unable to achieve desired productivity levels in a reasonable period of time, or if our sales and marketing programs are not effective.

If the cost of marketing our CaaS platform over search engines or other digital marketing platforms increases, our business and operating results could be adversely affected. Competitors also may bid on the search terms that we use to drive traffic to our website. Such actions could increase our marketing costs and result in decreased traffic to our website.

Furthermore, search engines and digital marketing platforms may change their advertising policies from time to time. If these policies delay or prevent us from advertising through these channels, it could result in reduced traffic to our website and subscriptions to our CaaS platform. New search engines and other digital marketing platforms may develop, particularly in specific jurisdictions, that reduce traffic on existing search engines and digital marketing platforms. If we are not able to achieve prominence through advertising or otherwise, we may not achieve significant traffic to our website through these new platforms and our business and operating results could be adversely affected.

Given these factors, it is difficult to predict whether and when a sale will be completed, and when revenue from a sale will be recognized. Consequently, a shortfall in demand for our CaaS platform and services or a decline in new or renewed contracts in a given period may not significantly reduce our revenue for that period but could negatively affect our revenue in future periods.

If we fail to maintain or grow our brand recognition, our ability to expand our customer base will be impaired and our financial condition may suffer.

We believe maintaining and growing the Nogin brand is important to supporting continued acceptance of our existing and future solutions, attracting new customers to our CaaS platform, and retaining existing customers. We also believe that the importance of brand recognition will increase as competition in our market increases. Successfully maintaining our brand will depend largely on the effectiveness of our marketing efforts, our ability to provide a reliable and useful CaaS platform to meet the needs of our customers at competitive prices, our ability to maintain our customers’ trust, our ability to continue to develop new functionality and solutions, and our ability to successfully differentiate our CaaS platform. Brand promotion activities may not generate customer awareness or yield increased revenue. Even if they do, any increased revenue may not offset the expenses we incurred in building our brand. If we fail to successfully promote and maintain our brand, we may fail to attract enough new customers or retain our existing customers to realize a sufficient return on our brand-building efforts, and our business could suffer.

If we fail to offer high quality support, our business and reputation could suffer.

Our customers rely on our personnel for support related to our subscription and customer solutions. High-quality support is important for the renewal and expansion of our agreements with existing customers. The importance of high-quality support will increase as we expand our business and pursue new customers, particularly large enterprise customers. If we do not help our customers quickly resolve issues and provide effective ongoing support, our ability to sell new software to existing and new customers could suffer and our reputation with existing or potential customers could be harmed.

If we fail to improve and enhance the functionality, performance, reliability, design, security and scalability of our CaaS platform and innovate and introduce new solutions in a manner that responds to our customers’ evolving needs, our business may be adversely affected.

The markets in which we compete are characterized by constant change and innovation and we expect them to continue to evolve rapidly. Our success has been based on our ability to identify and anticipate the needs of our customers and design platforms that provide them with the breadth of tools they need to operate and grow their businesses. Our ability to attract new customers, retain revenue from existing customers and increase sales to both new and existing customers will depend in large part on our ability to continue to improve and enhance the functionality, performance, reliability, design, security and scalability of our CaaS platform and to innovate and introduce new solutions.

We expect that new services and technologies applicable to the industries in which we operate will continue to emerge and evolve, including developments in POS, eCommerce and payments technology. Other potential changes are on the horizon as well, notably in the payments space, such as developments in real-time payments, blockchain, crypto-currencies and in tokenization, which replaces sensitive data (e.g., payment card information) with symbols (tokens) to keep data safe in the event of a breach. Similarly, there is rapid innovation in the provision of other products and services to businesses, including tailored financial solutions and marketing services. These new services and technologies may be superior to, impair, or render obsolete the products and services we currently offer or the technologies we currently use to provide them. We have in the past, and may experience in the future, difficulties with software development that could delay or prevent the development, introduction or implementation of new solutions and enhancements. Software development involves a significant amount of time for our research and development team, as it can take our developers months to update, code and test new and upgraded solutions and integrate them into our CaaS platform. We must also continually update, test and enhance our software platforms. For example, our design team spends a significant amount of time and resources incorporating various design enhancements, such as customized colors, fonts, content and other features, into our CaaS platform. The continual improvement and enhancement of our CaaS platform requires significant investment and we may not have the resources to make such investment. Our improvements and enhancements may not result in our ability to recoup our investments in a timely manner, or at all. We may make significant investments in new solutions or enhancements that may not achieve expected returns. The success of any enhancement or new solution depends on several factors, including the timely completion and market acceptance of the enhancement or new solution. Our ability to develop new enhancements or solutions may also be inhibited by industry-wide standards, payment card networks, laws and regulations, resistance to change by customers, difficulties relating to integration or compatibility with third-party software or hardware, or third parties’ intellectual property rights.

Any new solution we develop or acquire might not be introduced in a timely or cost-effective manner and might not achieve the broad market acceptance necessary to generate significant revenue. Improving and enhancing the functionality, performance, reliability, design, security and scalability of our CaaS platform is expensive, time-consuming and complex, and to the extent we are not able to do so in a manner that responds to our customers’ evolving needs, our business, operating results and financial condition will be adversely affected.

Payment transactions on our CaaS platform subject us to regulatory requirements, additional fees, and other risks that could be costly and difficult to comply with or that could harm our business.

We are required by our payment processors to comply with payment card network operating rules and we have agreed to reimburse our payment processors for any fees or fines that are assessed by payment card networks as a result of any rule violations by us or our customers. The payment card networks set and interpret the payment card industry rules, certification requirements and rules governing electronic funds transfer, any of which could change or be reinterpreted to make it more difficult for us to comply. We face the risk that one or more payment card networks or other processors may, at any time, assess penalties against us, against our customers, or terminate our ability to accept credit card payments or other forms of online payments from shoppers. This would have an adverse effect on our business, financial condition, and operating results.

If we fail to comply with the payment card network rules, including the Payment Card Industry Data Security Standard (“PCI-DSS”) and those of each of the credit card brands, we would breach our contractual obligations to our payment processors, financial institutions, partners, and customers. Such a failure may subject us to fines, penalties, damages, higher transaction fees, and civil liability. It could prevent us from processing or accepting payment cards or lead to a loss of payment processor partners, even if customer or shopper information has not been compromised.

Activities of customers, their shoppers, and our partners could damage our brand, subject us to liability and harm our business and financial results.

Our terms of service prohibit our customers from using our CaaS platform to engage in illegal activities and our terms of service permit us to take down a customer’s shop if we become aware of illegal use. Customers may nonetheless engage in prohibited or illegal activities or upload store content in violation of applicable laws, which could subject us to liability. Our partners may engage in prohibited or illegal activities, which could subject us to liability. Furthermore, our brand may be negatively impacted by the actions of customers or partners that are deemed to be hostile, offensive, inappropriate, or illegal. We do not proactively monitor or review the appropriateness of the content of our customers’ stores or our partners’ activities. Our safeguards may not be sufficient for us to avoid liability or avoid harm to our brand. Hostile, offensive, inappropriate, or illegal use could adversely affect our business and financial results.

In many jurisdictions, laws relating to the liability of providers of online services for activities of their shoppers and other third parties are being tested by actions based on defamation, invasion of privacy, unfair competition, copyright and trademark infringement, and other theories. Any court ruling or other governmental regulation or action that imposes liability on customers of online services in connection with the activities of their shoppers could harm our business. We could also be subject to liability under applicable law, which may not be fully mitigated by our terms of service. Any liability attributed to us could adversely affect our brand, reputation, ability to expand our subscriber base, and financial results.

We are dependent upon customers’ continued and unimpeded access to the internet, and upon their willingness to use the internet for commerce.

Our success depends upon the general public’s ability to access the internet, including through mobile devices, and its continued willingness to use the internet to pay for purchases, communicate, access social media, research and conduct commercial transactions. The adoption of any laws or regulations that adversely affect the growth, popularity or use of the internet, including changes to laws or regulations impacting internet neutrality, could decrease the demand for our CaaS platform, increase our operating costs, or otherwise adversely affect our business. Given uncertainty around these rules, we could experience discriminatory or anti-competitive practices that could impede both our and our customers’ growth, increase our costs or adversely affect our business. In the future, providers of internet browsers could introduce new features that would make it difficult for customers to use our CaaS platform. In addition, internet browsers for desktop, tablets or mobile devices could introduce new features, or change existing browser specifications, such that they would be incompatible with our CaaS platform. If customers become unable, unwilling or less willing to use the internet for commerce for any reason, including lack of access to high-speed communications equipment, congestion of traffic on the internet, internet outages or delays, disruptions or other damage to customers’ computers, increases in the cost of accessing the internet and security and privacy risks or the perception of such risks, our business could be adversely affected.

The COVID-19 pandemic may continue to materially and adversely affect our business, financial condition and results of operations.

The COVID-19 pandemic, the measures attempting to contain and mitigate the effects of the COVID-19 pandemic, including stay-at-home, business closure, and other restrictive orders, and the resulting changes in consumer behaviors, have disrupted our normal operations and impacted our employees, suppliers, partners, and customers. We expect these disruptions and impacts to continue. In response to the COVID-19 pandemic, we have taken a number of actions that have impacted and continue to impact our business, including transitioning employees across all our offices (including our corporate headquarters) to remote work-from-home arrangements and imposing travel and related restrictions. While we believe these actions were reasonable and necessary as a result of the COVID-19 pandemic, they were disruptive to our business and could adversely impact our results of operations. Given the continued spread of COVID-19 and the resultant personal, economic, and governmental reactions, we may have to take additional actions in the future that could harm our business, financial condition, and results of operations. While we have a distributed workforce and our employees are accustomed to working remotely or working with other remote employees, our workforce has not historically been fully remote. Prior to the COVID-19 pandemic, certain of our employees traveled frequently to establish and maintain relationships with one another and with our customers, partners, and investors. We continue to monitor the situation and may adjust our current policies as more information and guidance become available. Suspending travel and doing business in-person on a long-term basis could negatively impact our marketing efforts, our ability to enter into customer contracts in a timely manner, and our ability to recruit employees across the organization. These changes could negatively impact our sales and marketing in particular, which could have longer-term effects on our sales pipeline, or create operational or other challenges as our workforce remains predominantly remote. Any of these impacts could harm our business. In addition, our management team has spent, and will likely continue to spend, significant time, attention, and resources monitoring the COVID-19 pandemic and associated global economic uncertainty and seeking to manage its effects on our business and workforce. As our offices reopen, planning and risk management for these reopenings will require further additional time from management and other employees, which may further reduce the amount of time available for other initiatives.

The degree to which COVID-19 and related vaccines will affect our business and results of operations will depend on future developments that are highly uncertain and cannot currently be predicted. These developments include, but are not limited to, the duration, extent, and severity of the COVID-19 pandemic, actions taken to contain the COVID-19 pandemic, the impact of the COVID-19 pandemic and related restrictions on economic activity and domestic and international trade, the timing and deployment of any vaccine, and the extent of the impact of these and other factors on our employees, suppliers, partners, and customers. While certain COVID-19 vaccines have recently been approved and have become available for use in the United States and certain other countries, we are unable to predict when those vaccines will become widely available, how widely utilized the vaccines will be, whether they will be effective in preventing the spread of COVID-19, and when or if normal economic activity and business operations will resume. The COVID-19 pandemic and related restrictions could limit our customers’ ability to continue to operate, to obtain inventory, generate sales, or make timely payments to us. It could disrupt or delay the ability of employees to work because they become sick or are required to care for those who become sick, or for dependents for whom external care is not available. It could cause delays or disruptions in services provided by key suppliers and vendors, make us, our partners, and our service providers more vulnerable to security breaches, denial of service attacks or other hacking or phishing attacks, or cause other unpredictable effects.

The COVID-19 pandemic also has caused heightened uncertainty in the global economy. If economic conditions further deteriorate, consumers may not have the financial means to make purchases from our customers and may delay or reduce discretionary purchases, negatively impacting our customers and our results of operations. Uncertainty from the pandemic may cause prospective or existing customers to defer investment in ecommerce. Our SMB customers may be more susceptible to general economic conditions than larger businesses, which may have greater liquidity and access to capital. Uncertain and adverse economic conditions also may lead to increased refunds and chargebacks. Since the impact of COVID-19 is ongoing, the effect of the COVID-19 pandemic and the related impact on the global economy may not be fully reflected in our results of operations until future periods. Volatility in the capital markets has been heightened during recent months and such volatility may continue, which may cause declines in the price of our Common Stock.

To the extent there is a sustained general economic downturn and our software and CaaS platform is perceived by customers and potential customers as costly, or too difficult to deploy or migrate to, our revenue may be disproportionately affected. Our revenue may also be disproportionately affected by delays or reductions in general information technology spending. Competitors, many of whom are larger and more established than we are, may respond to market conditions by lowering prices and attempting to lure away our customers. In addition, the increased pace of consolidation in certain industries may result in reduced overall spending on our subscription offerings and related services. We cannot predict the timing, strength, or duration of any economic slowdown, instability, or recovery, generally or within any particular industry. If the economic conditions of the general economy or markets in which we operate worsen from present levels, our business, results of operations, and financial condition could be materially and adversely affected.

Natural catastrophic events and man-made problems such as power disruptions, computer viruses, global pandemics, data security breaches and terrorism may disrupt our business.

We rely heavily on our network infrastructure and IT systems for our business operations. An online attack, damage as a result of civil unrest, earthquake, fire, terrorist attack, power loss, global pandemics (such as the COVID-19 pandemic), telecommunications failure, or other similar catastrophic event could cause system interruptions, delays in accessing our service, reputational harm, and loss of critical data. Such events could prevent us from providing our CaaS platform to our customers. A catastrophic event that results in the destruction or disruption of our data centers, or our network infrastructure or IT systems, including any errors, defects, or failures in third-party hardware, could affect our ability to conduct normal business operations, and adversely affect our operating results.

In addition, as computer malware, viruses, computer hacking, fraudulent use attempts, and phishing attacks have become more prevalent, we face increased risk from these activities. These activities threaten the performance, reliability, security, and availability of our CaaS platform. Any computer malware, viruses, computer hacking, fraudulent use attempts, phishing attacks, or other data security breaches to our systems could, among other things, harm our reputation and our ability to retain existing customers and attract new customers. Many companies that provide cloud-based services have reported a significant increase in cyberattack activity since the beginning of the COVID-19 pandemic.

If we fail to manage our growth effectively, we may be unable to execute our business plan, maintain high levels of service and customer satisfaction or adequately address competitive challenges.

We may continue to experience rapid growth and organizational change, which may continue to place significant demands on our management and our operational and financial resources. We have also experienced growth in the number of customers, the amount of transactions we process, and the amount of data that our hosting infrastructure supports. Our success will depend in part on our ability to manage this growth effectively. We will require significant capital expenditures and valuable management resources to grow without undermining our culture of innovation, teamwork, and attention to customer success, which has been central to our growth so far. If we fail to manage our anticipated growth and change in a manner that preserves our corporate culture, it could negatively affect our reputation and ability to retain and attract customers and employees.

We intend to expand our international operations in the future. Our expansion will continue to place a significant strain on our managerial, administrative, financial, and other resources. If we are unable to manage our growth successfully, our business and results of operations could suffer.

It is important that we maintain a high level of customer service and satisfaction as we expand our business. As our customer base continues to grow, we will need to expand our account management, customer service, and other personnel. Failure to manage growth could result in difficulty or delays in launching our CaaS platform, declines in quality or customer satisfaction, increases in costs, difficulties in introducing new features, or other operational difficulties. Any of these could adversely impact our business performance and results of operations.

We may acquire or invest in companies, which may divert our management’s attention and result in additional dilution to our stockholders. We may be unable to integrate acquired businesses and technologies successfully or achieve the expected benefits of such acquisitions.

We may evaluate and consider potential strategic transactions, including acquisitions of, or investments in, businesses, technologies, services, products, and other assets in the future. An acquisition, investment or business relationship may result in unforeseen operating difficulties and expenditures. In particular, we may encounter difficulties assimilating or integrating the businesses, technologies, products, personnel, or operations of the acquired companies. Key personnel of the acquired companies may choose not to work for us, their software may not be easily adapted to work with ours, or we may have difficulty retaining the customers of any acquired business due to changes in ownership, management, or otherwise. We may also experience difficulties integrating personnel of the acquired company into our business and culture. Acquisitions may also disrupt our business, divert our resources and require significant management attention that would otherwise be available for development of our existing business. The anticipated benefits of any acquisition, investment, or business relationship may not be realized or we may be exposed to unknown risks or liabilities.

Negotiating these transactions can be time-consuming, difficult, and expensive, and our ability to close these transactions may often be subject to approvals that are beyond our control. Consequently, these transactions, even if undertaken and announced, may not close. For one or more of those transactions, we may:

•	issue additional equity securities that would dilute our stockholders;

•	use cash that we may need in the future to operate our business;

•	incur debt on terms unfavorable to us or that we are unable to repay;

•	incur large charges or substantial liabilities;

•	encounter difficulties retaining key employees of the acquired company or integrating diverse software codes or business cultures; and

•	become subject to adverse tax consequences, substantial depreciation, or deferred compensation charges.

We face intense competition, especially from well-established companies offering solutions and related applications. We may lack sufficient financial or other resources to maintain or improve our competitive position, which may harm our ability to add new customers, retain existing customers, and grow our business.

The market for ecommerce solutions is evolving and highly competitive. We expect competition to increase in the future from established competitors and new market entrants. With the introduction of new technologies and the entry of new companies into the market, we expect competition to persist and intensify in the future. This could harm our ability to increase sales, maintain or increase renewals, and maintain our prices. We face intense competition from other software companies that may offer related ecommerce platform software solutions and services. Our competitors include larger companies that have acquired ecommerce platform solution providers in recent years. We also compete with custom software internally developed within ecommerce businesses. In addition, we face competition from niche companies that offer point products that attempt to address certain of the problems that our CaaS platform solves.

Merger and acquisition activity in the technology industry could increase the likelihood that we compete with other large technology companies. Many of our existing competitors have, and our potential competitors could have, substantial competitive advantages such as greater name recognition, longer operating histories, larger sales and marketing budgets and resources, greater customer support resources, lower labor and development costs, larger and more mature intellectual property portfolios, and substantially greater financial, technical and other resources.

Some of our larger competitors also have substantially broader product lines and market focus and will therefore not be as susceptible to downturns in a particular market. Conditions in our market could change rapidly and significantly as a result of technological advancements, partnering by our competitors, or continuing market consolidation. New start-up companies that innovate, and large companies that are making significant investments in research and development, may invent similar or superior products and technologies that compete with our CaaS platform. In addition, some of our competitors may enter into new alliances with each other or may establish or strengthen cooperative relationships with agency partners, technology and application providers in complementary categories, or other parties. Furthermore, ecommerce on large marketplaces, such as Amazon, could increase as a percentage of all ecommerce activity, thereby reducing customer traffic to individual customer websites. Any such consolidation, acquisition, alliance or cooperative relationship could lead to pricing pressure, a loss of market share, or a smaller addressable share of the market. It could also result in a competitor with greater financial, technical, marketing, service, and other resources, all of which could harm our ability to compete.

We may need to reduce or change our pricing model to remain competitive.

We price our platform, which is provided as a revenue-sharing model, based on a combination of GMV and services. We expect that we may need to change our pricing from time to time. As new or existing competitors introduce products that compete with ours or reduce their prices, we may be unable to attract new customers or retain existing customers. We also must determine the appropriate price to enable us to compete effectively internationally. Large enterprise customers may demand substantial price discounts as part of the negotiation of sales contracts. As a result, we may be required or choose to reduce our prices or otherwise change our pricing model, which could adversely affect our business, operating results, and financial condition.

If we fail to adapt and respond effectively to rapidly changing technology, evolving industry standards, and changing customer needs or preferences, our CaaS platform may become less competitive.

The software industry is subject to rapid technological change, evolving industry standards and practices, and changing customer needs and preferences. The success of our business will depend, in part, on our ability to adapt and respond effectively to these changes on a timely basis. We may introduce significant changes to our CaaS platform or develop and introduce new and unproven services, including using technologies with which we have little or no prior development or operating experience. If we are unable to develop and sell new technology, features, and functionality for our CaaS platform that satisfy our customers and that keep pace with rapid technological and industry change, our revenue and operating results could be adversely affected. If new technologies emerge that deliver competitive solutions at lower prices, more efficiently, more conveniently, or more securely, it could adversely impact our ability to compete.

Our CaaS platform must also integrate with a variety of network, hardware, mobile, and software platforms and technologies. We need to continuously modify and enhance our CaaS platform to adapt to changes and innovation in these technologies. If businesses widely adopt new ecommerce technologies, we would have to develop new functionality for our CaaS platform to work with those new technologies. This development effort may require significant engineering, marketing and sales resources, all of which would affect our business and operating results. Any failure of our CaaS platform to operate effectively with future technologies could reduce the demand for our CaaS platform. If we are unable to respond to these changes in a cost-effective manner, our CaaS platform may become less marketable and less competitive or obsolete, and our operating results may be negatively affected.

We anticipate that our operations will continue to increase in complexity as we grow, which will create management challenges.

Our business has experienced strong growth and is complex. We expect this growth to continue and for our operations to become increasingly complex. To manage this growth, we continue to make substantial investments to improve our operational, financial, and management controls as well as our reporting systems and procedures. We may not be able to implement and scale improvements to our systems and processes in a timely or efficient manner or in a manner that does not negatively affect our operating results. For example, we may not be able to effectively monitor certain extraordinary contract requirements or individually negotiated provisions as the number of transactions continues to grow. Our systems and processes may not prevent or detect all errors, omissions, or fraud. We may have difficulty managing improvements to our systems, processes and controls or in connection with third-party software. This could impair our ability to provide our CaaS platform to our customers, causing us to lose customers, limiting our CaaS platform to less significant updates, or increasing our technical support costs. If we are unable to manage this complexity, our business, operations, operating results and financial condition may suffer.

As our customer base continues to grow, we will need to expand our services and other personnel, and maintain and enhance our partnerships, to provide a high level of customer service. Extended stay-at-home, business closure, and other restrictive orders may impact our ability to identify, hire, and train new personnel. We also will need to manage our sales processes as our sales personnel and partner network continue to grow and become more complex, and as we continue to expand into new geographies and market segments. If we do not effectively manage this increasing complexity, the quality of our CaaS platform and customer service could suffer, and we may not be able to adequately address competitive challenges. These factors could impair our ability to attract and retain customers and expand our customers’ use of our CaaS platform.

We depend on our senior management team and the loss of one or more key employees or an inability to attract and retain highly skilled employees may adversely affect our business.

Our success depends largely upon the continued services of our executive officers, particularly our Co-Chief Executive Officer, Chairman and Co-Founder, Jan Nugent. Mr. Nugent has acted as Nogin’s Chief Executive Officer since its inception, and as such, is deeply involved in all aspects of Nogin’s business. We rely on Mr. Nugent and our leadership team for research and development, marketing, sales, services, and general and administrative functions, and on mission-critical individual contributors. From time to time, our executive management team may change from the hiring or departure of executives, which could disrupt our business. We do not have employment agreements with our executive officers or other key personnel that require them to continue to work for us for any specified period; therefore, they could terminate their employment with us at any time. The loss of one or more of our executive officers or key employees (including any limitation on the performance of their duties or short term or long-term absences as a result of COVID-19) could have a serious adverse effect on our business.

To execute our growth plan, we must attract and retain highly qualified personnel. Competition for these personnel is intense, especially for experienced software engineers and senior sales executives. If we are unable to attract such personnel in cities where we are located, we may need to hire in other locations, which may add to the complexity and costs of our business operations. We expect to continue to experience, difficulty in hiring and retaining employees with appropriate qualifications. Extended stay-at-home, business closure, and other restrictive orders may impact our ability to identify, hire, and train new personnel. Many of the companies with which we compete for experienced personnel have greater resources than we have. If we hire employees from competitors or other companies, their former employers may attempt to assert that these employees or we have breached legal obligations, resulting in a diversion of our time and resources. In addition, job candidates and existing employees often consider the value of the stock awards they receive in connection with their employment. If the perceived value of our stock awards declines, it may adversely affect our ability to recruit and retain highly skilled employees. If we fail to attract new personnel or fail to retain and motivate our current personnel, it could adversely affect our business and future growth prospects.

If we are unable to hire, retain and motivate qualified personnel, our business will suffer.

Our future success depends, in part, on our ability to continue to attract and retain highly skilled personnel. Our ability to identify, hire, develop, motivate and retain qualified personnel will directly affect our ability to maintain and grow our business, and such efforts will require significant time, expense and attention. The inability to attract or retain qualified personnel or delays in hiring required personnel may seriously harm our business, financial condition and operating results. Our ability to continue to attract and retain highly skilled personnel, specifically employees with technical and engineering skills and employees with high levels of experience in designing and developing software and internet-related services, will be critical to our future success. The continued existence of a remote working environment may negatively impact our ability to hire, retain and motivate talent. Competition for highly skilled personnel in the geographic areas in which we operate can be intense due in part to the more limited pool of qualified personnel as compared to other places in the world. In addition, to the extent we hire personnel from competitors, we may be subject to allegations that they have been improperly solicited or have divulged proprietary or other confidential information. While we have in the past and intend to continue to issue options or other equity awards as key components of our overall compensation and employee attraction and retention efforts, we are required under GAAP to recognize compensation expense in our operating results for employee stock-based compensation under our equity grant programs which may increase the pressure to limit stock-based compensation.

If we are unable to maintain our corporate culture as we grow, we could lose the innovation, teamwork, passion and focus on execution that we believe contribute to our success, and our business may be harmed.

We believe a portion of our success has been our corporate culture. We have invested substantial time and resources in building our team. As we grow and develop our infrastructure as a public company, our operations may become increasingly complex. We may find it difficult to maintain these important aspects of our corporate culture. If we are required to maintain work-from-home arrangements for a significant period of time, it may impact our ability to preserve our corporate culture. Any failure to preserve our culture could negatively affect our future success, including our ability to retain and recruit personnel, and to effectively focus on and pursue our corporate objectives.

Mobile devices are increasingly being used to conduct commerce, and if our CaaS platform does not operate as effectively when accessed through these devices, our customers and their shoppers may not be satisfied with our services, which could harm our business.

Ecommerce transacted over mobile devices continues to grow more rapidly than desktop transactions. We are dependent on the interoperability of our CaaS platform with third-party mobile devices and mobile operating systems as well as web browsers that are out of our control. Changes in such devices, systems, or web browsers that degrade the functionality of our CaaS platform or give preferential treatment to competitive services could adversely affect usage of our CaaS platform. Mobile ecommerce is a key element in our strategy and effective mobile functionality is integral to our long-term development and growth strategy. If our customers and their shoppers have difficulty accessing and using our CaaS platform on mobile devices, our business and operating results could be adversely affected.

If our software or hardware contains serious errors or defects, we may lose revenue and market acceptance and may incur costs to defend or settle claims with our customers.

Software such as ours often contains errors, defects, security vulnerabilities or software bugs that are difficult to detect and correct, particularly when first introduced or when new versions or enhancements are released. Despite internal testing, our CaaS platform may contain serious errors or defects, security vulnerabilities or software bugs that we may be unable to successfully correct in a timely manner or at all, which could result in lost revenue, significant expenditures of capital, a delay or loss in market acceptance and damage to our reputation and brand, any of which could have an adverse effect on our business, financial condition and results of operations. Furthermore, our CaaS platform is a multi-tenant cloud-based system that allow us to deploy new versions and enhancements to all of our customers simultaneously. To the extent we deploy new versions or enhancements that contain errors, defects, security vulnerabilities or software bugs to all of our customers of a single platform simultaneously, the consequences would be more severe than if such versions or enhancements were only deployed to a smaller number of our customers. Additionally, our hardware products may have defects in design, manufacture, or associated software. Such defects could exposes us to product liability claims, litigation or regulatory action.

Since our customers use our services for processes that are critical to their businesses, errors, defects, security vulnerabilities, service interruptions or software bugs in our CaaS platform could result in losses to our customers. Our customers may seek significant compensation from us for any losses they suffer or cease conducting business with us altogether. Further, a customer could share information about bad experiences on social media, which could result in damage to our reputation and loss of future sales. There can be no assurance that provisions typically included in our agreements with our customers that attempt to limit our exposure to claims would be enforceable or adequate or would otherwise protect us from liabilities or damages with respect to any particular claim. Even if not successful, a claim brought against us by any of our customers would likely be time-consuming and costly to defend and could seriously damage our reputation and brand, making it harder for us to sell our solutions.

We store personal information of our employees, business partners, our customers and their shoppers or end-users. If the security of this information is compromised or is otherwise accessed without authorization, our reputation may be harmed and we may be exposed to liability and loss of business.

We collect, transmit, use, disclose, process and store personal information and other confidential information of our customers’ shoppers or end-users. Third-party applications available on our CaaS platform and mobile applications may also store personal information, credit card information, and other confidential information. We generally cannot and do not proactively monitor the content that our customers’ shoppers or end-users upload or the information provided to us through the applications integrated with our ecommerce platform; therefore, we do not control the substance of the content on our servers, which may include personal information.

We use third-party service providers and subprocessors to help us deliver services to our customers’ shoppers or end-users. These service providers and subprocessors may also collect, transmit, use, disclose, store and process personal information, credit card information and/or other confidential information. Such information, and the information technology systems that store such information, may be the target of unauthorized access or subject to security breaches and other incidents, including as a result of third-party action, employee or contractor error, nation state malfeasance, malware, phishing, computer hackers, system error, software bugs or defects, process failure or otherwise. Many companies that provide these services have reported a significant increase in cyberattack activity since the beginning of the COVID-19 pandemic. Any of these could (a) result in the loss of information, litigation, indemnity obligations, damage to our reputation and other liability, or (b) have a material adverse effect on our business, financial condition, and results of operations.

Because the techniques used to obtain unauthorized access or sabotage systems change frequently and generally are not identified until they are launched against a target, we may be unable to anticipate these techniques or to implement adequate preventative measures. Even if such a data breach did not arise out of our action or inaction, or if it were to affect one or more of our competitors or our customers’ competitors, rather than us, the resulting concern could negatively affect our customers, our customers’ shoppers or end-users, and our business. Concerns regarding data privacy and security may cause some of our customers or our customers’ shoppers or end-users to stop using our CaaS platform and fail to renew their subscriptions. In addition, failures to meet our customers’ or shoppers’ or end-users’ expectations with respect to security and confidentiality of their data and information could damage our reputation and affect our ability to retain customers, attract new customers, and grow our business.

Our failure to comply with legal, contractual, or standards-based requirements around the security of personal information could lead to significant fines and penalties, as well as claims by our customers, their shoppers or end-users, or other stakeholders. These proceedings or violations could force us to spend money in defense or settlement of these proceedings, result in the imposition of monetary liability or injunctive relief, divert management’s time and attention, increase our costs of doing business, and materially adversely affect our reputation and the demand for our CaaS platform.

Further, our insurance coverage, including coverage for errors and omissions and cyber liability, may not continue to be available on acceptable terms or may not be available in sufficient amounts to cover one or more large claims. Our insurers could deny coverage as to any future claim and our cyber liability coverage may not adequately protect us against any losses, liabilities and costs that we may incur. The successful assertion of one or more large claims against us, or changes in our insurance policies, including premium increases or the imposition of large deductible or co-insurance requirements, could have an adverse effect on our business, financial condition, and results of operations.

We are also subject to federal, state, and foreign laws regarding cybersecurity and the protection of data. Many jurisdictions have enacted laws requiring companies to notify individuals of security breaches involving certain types of personal information. Our agreements with certain customers and partners require us to notify them of certain security incidents. Some jurisdictions and customers require us to safeguard personal information or confidential information using specific measures. If we fail to observe these requirements, our business, operating results, and financial condition could be adversely affected.

A cyberattack, security breach or other unauthorized access or interruption to our information technology systems or those of our third-party service providers could delay or interrupt service to our customers and their customers, harm our reputation or subject us to significant liability.

Cybersecurity threats, privacy breaches, insider threats or other incidents and malicious internet-based activity continue to increase, evolve in nature and become more sophisticated. Information security risks for companies such as ours have significantly increased in recent years in part because of the proliferation of new technologies, the use of internet and telecommunications technologies to conduct financial transactions, and the increased sophistication and activities of organized crime, hackers, terrorists and other external parties, as well as nation-state and nation-state-supported actors.

Many companies that provide services similar to ours have also reported a significant increase in cyberattack activity since the beginning of the COVID-19 pandemic. In addition, in the past, some of our customers have been subject to distributed denial of service attacks (“DDoS”), a technique used by hackers to take an internet service offline by overloading its servers. Our CaaS platform may be subject to similar DDoS attacks in the future. In addition, because we leverage third-party partners and service providers, including cloud, software, data center and other critical technology vendors to deliver our solutions, we rely heavily on the data security practices and policies adopted by these third-party service providers. Our ability to monitor our third-party service providers’ data security is limited. A vulnerability in our third-party service providers’ software or systems, a failure of our third-party service providers’ safeguards, policies or procedures, or a breach of a third-party service provider’s software or systems could result in the compromise of the confidentiality, integrity or availability of our systems or the data housed in our third-party solutions. In addition, we may also become liable in the event our third-party service providers and subprocessors are subject to security breaches, privacy breaches or other cybersecurity threats. We cannot guarantee that any similar incidents may not occur again and adversely affect our operations. We and our third-party service providers and partners may be unable to anticipate or prevent techniques used in the future to obtain unauthorized access or to sabotage systems and cannot guarantee that applicable recovery systems, security protocols, network protection mechanisms and other procedures are or will be adequate to prevent network and service interruption, system failure or data loss. Since techniques used to obtain unauthorized access change frequently and the sophistication and size of DDoS and other cybersecurity attacks is increasing, we may be unable to implement adequate preventative measures or stop the attacks while they are occurring. Any actual or perceived DDoS attack or other security breach or incident could delay or interrupt service to our customers and their customers, could result in loss, compromise, corruption or disclosure of confidential information, intellectual property and sensitive and personal data or data we rely on to provide our solutions, may deter consumers from visiting our customers’ shops, damage our reputation and brand, expose us to a risk of litigation, indemnity obligations and damages for breach of contract, cause us to incur significant liability and financial loss and be subject to regulatory scrutiny, investigations, proceedings and penalties, and require us to expend significant capital and other resources to alleviate problems caused by any such DDoS attack or other security breach or incident and implement additional security measures.

In addition, some jurisdictions, including Brazil and all 50 states in the United States, have enacted laws requiring companies to notify individuals of data security breaches involving certain types of personal data, and our agreements with certain customers require us to notify them in the event of a security incident. Such mandatory disclosures could lead to negative publicity and may cause our customers to lose confidence in the effectiveness of our data security measures. Moreover, if a high-profile security breach occurs with respect to another SaaS provider, customers may lose trust in the security of the SaaS business model generally, which could adversely impact our ability to retain existing customers or attract new ones. In addition, if our security measures fail to protect information adequately, we could be liable to our business partners, our customers, their end-consumers and consumers with whom we have a direct relationship. We could be subject to fines and higher transaction fees, we could face regulatory or other legal action, and our customers could end their relationships with us. The limitations of liability in our contracts may not be enforceable or adequate or would otherwise protect us from any such liabilities or damages with respect to any particular claim.

We currently do maintain cybersecurity insurance, and in the event we were to seek to obtain such insurance coverage, it may not be available on acceptable terms or may not be available in sufficient amounts to cover one or more large claims in connection with cybersecurity liabilities. Insurers could also deny coverage as to any future claim.

We are also subject to federal, state and foreign laws regarding cybersecurity and the protection of data. See the risk factor entitled “—Evolving global laws, regulations and standards, privacy regulations, cross-border data transfer restrictions, and data localization requirements may limit the use and adoption of our services, expose us to liability, or otherwise adversely affect our business.”

We depend on third-party data hosting and transmission services. Increases in cost, interruptions in service, latency, or poor service from our third-party data center providers could impair the delivery of our CaaS platform, which could result in customer or shopper dissatisfaction, damage to our reputation, loss of customers, limited growth, and reduction in revenue.

We currently serve the majority of our CaaS platform functions from third-party data center hosting facilities operated by Amazon Web Services, located in Virginia. Our CaaS platform is deployed to multiple data centers within this geography, with additional geographies available for disaster recovery. Our operations depend, in part, on our third-party providers’ protection of these facilities from natural disasters, power or telecommunications failures, criminal acts, or similar events (such as the COVID-19 pandemic). If any third-party facility’s arrangement is terminated, or its service lapses, we could experience interruptions in our CaaS platform, latency, as well as delays and additional expenses in arranging new facilities and services.

A significant portion of our operating cost is from our third-party data hosting and transmission services. If the costs for such services increase due to vendor consolidation, regulation, contract renegotiation or otherwise, we may not be able to increase the fees for our ecommerce platform or professional services to cover the changes. As a result, our operating results may be significantly worse than forecasted. Our servers may be unable to achieve or maintain data transmission capacity sufficient for timely service of increased traffic or order processing. Our failure to achieve or maintain sufficient and performant data transmission capacity could significantly reduce demand for our CaaS platform.

Our customers often draw many shoppers over short periods of time, including from new product releases, holiday shopping seasons and flash sales. These events significantly increase the traffic on our servers and the volume of transactions processed on our CaaS platform. Despite precautions taken at our data centers, spikes in usage volume, or a natural disaster, an act of terrorism, vandalism or sabotage, closure of a facility without adequate notice, or other unanticipated problems (such as the COVID-19 pandemic) could result in lengthy interruptions or performance degradation of our CaaS platform. Any damage to, or failure of, the systems of our third-party providers could result in interruptions to our CaaS platform. Even with current and planned disaster recovery arrangements, our business could be harmed. If we experience damage or interruption, our insurance policies may not adequately compensate us for or protect us against any losses, liabilities and costs that we may incur. These factors in turn could further reduce our revenue, subject us to liability, cause us to issue credits, or cause customers to terminate their subscriptions, any of which could materially adversely affect our business.

We rely on third-party proprietary and open source software for our CaaS platform. Our inability to obtain third-party licenses for such software, or obtain them on favorable terms, or any errors, bugs, defects or failures caused by such software could adversely affect our business, results of operations and financial condition.

Some of our offerings include software or other intellectual property licensed from third parties. It may be necessary in the future to renew licenses relating to various aspects of these applications or to seek new licenses for existing or new applications. Necessary licenses may not be available on acceptable terms or under open source licenses permitting redistribution in commercial offerings, if at all. Our inability to obtain certain licenses or other rights or to obtain such licenses or rights on favorable terms could result in delays in product releases until equivalent technology can be identified, licensed or developed, if at all, and integrated into our CaaS platform, which therefore may have a material adverse effect on our business, results of operations and financial condition. In addition, third parties may allege that additional licenses are required for our use of their software or intellectual property. We may be unable to obtain such licenses on commercially reasonable terms or at all. The inclusion in our offerings of software or other intellectual property licensed from third parties on a non-exclusive basis could limit our ability to differentiate our offerings from those of our competitors. To the extent that our CaaS platform depends upon the successful operation of third-party software, any undetected errors, bugs, defects or failures in such third-party software could impair the functionality of our CaaS platform, delay new feature introductions, result in a failure of our CaaS platform, which could adversely affect our business, results of operations and financial condition.

Our use of open source software could subject us to possible litigation or cause us to subject our CaaS platform to unwanted open source license conditions that could negatively impact our sales.

A portion of our CaaS platform incorporates open source software, and we expect to incorporate open source software into other offerings or solutions in the future. Such open source software is generally licensed by its authors or other third parties under open source licenses. Little legal precedent governs the interpretation of these licenses; therefore, the potential impact of these terms on our business is unknown and may result in unanticipated obligations regarding our technologies. If a distributor of open source software were to allege that we had not complied with its license, we could be required to incur significant legal expenses. If we combine our proprietary software with open source software or utilize open source software in a certain manner, we could, under certain open source licenses, be required to disclose part or all of the source code of our proprietary software publicly and to allow further modification and redistribution on potentially unfavorable terms or at no cost, or otherwise be limited in the licensing of our services. This could provide an advantage to our competitors or other entrants to the market, allow them to create similar products with lower development effort and time, and ultimately result in a loss of sales for us.

We rely on computer hardware, purchased or leased, and software licensed from and services rendered by third parties in order to run our business.

We rely on computer hardware, purchased or leased, and software licensed from and services rendered by third parties in order to run our business, which we have incorporated into our products. Third-party hardware, software and services may not continue to be available on commercially reasonable terms, or at all. Some of our agreements with our licensors may be terminated by them for convenience, or otherwise provide for a limited term. Any loss of the right to use or any failures of third-party hardware, software or services could result in delays in our ability to run our business until equivalent hardware, software or services are developed by us or, if available, identified, obtained and integrated, which could be costly and time-consuming and may not result in an equivalent solution, any of which could cause an adverse effect on our business and operating results. Further, customers could assert claims against us in connection with service disruptions or cease conducting business with us altogether. Even if not successful, a claim brought against us by any of our customers would likely be time-consuming and costly to defend and could seriously damage our reputation and brand, making it harder for us to sell our solutions.

Our growth depends in part on the success of our strategic relationships with third parties.

We anticipate that the growth of our business will continue to depend on third-party relationships, including strategic partnerships and relationships with our service providers and suppliers, consultants, app developers, theme designers, referral sources, resellers, payments processors, installation partners and other partners. In addition to growing our third-party partner ecosystem, we have entered into agreements with, and intend to pursue additional relationships with, other third parties, such as shipping partners and technology and content providers. Identifying, negotiating and documenting relationships with third parties requires significant time and resources as does integrating third-party technology and content. Some of the third parties that sell our services have direct contractual relationships with the customers, and in these circumstances, we risk the loss of such customers if those third parties fail to perform their contractual obligations, including in the event of any such third party’s business failure. Our agreements with providers of cloud hosting, technology, content and consulting services are typically non-exclusive and do not prohibit such service providers from working with our competitors or from offering competing services. In particular, we have limited providers of cloud hosting services. These third-party providers may choose to terminate their relationship with us or to make material changes to their businesses, products or services in a manner that is adverse to us.

The success of our CaaS platform depends, in part, on our ability to integrate third-party applications, themes and other offerings into our third-party ecosystem. Third-party developers may also change the features of their offering of applications and themes or alter the terms governing the use of their offerings in a manner that is adverse to us. If third-party applications and themes change such that we do not or cannot maintain the compatibility of our CaaS platform with these applications and themes, or if we fail to provide third-party applications and themes that our customers desire to add to their businesses, demand for our CaaS platform could decline. If we are unable to maintain technical interoperation, our customers may not be able to effectively integrate our CaaS platform with other systems and services they use. We may also be unable to maintain our relationships with certain third-party vendors if we are unable to integrate our CaaS platform with their offerings. In addition, third-party developers may refuse to partner with us or limit or restrict our access to their offerings.

Partners may also impose additional restrictions on the ability of third parties like us and our customers to access or use data from their consumers. Such changes could functionally limit or terminate our ability to use these third-party offerings with our CaaS platform, which could negatively impact our solution offerings and harm our business. If we fail to integrate our CaaS platform with new third-party offerings that our customers need for their businesses, or to adapt to the data transfer requirements of such third-party offerings, we may not be able to offer the functionality that our customers and their clients expect, which would negatively impact our offerings and, as a result, harm our business.

Further, our competitors may effectively incentivize third-party developers to favor our competitors’ products or services, which could diminish our prospects for collaborations with third-parties and reduce subscriptions to our CaaS platform. In addition, providers of third-party offerings may not perform as expected under our agreements or under their agreements with our customers, and we or our customers may in the future have disagreements or disputes with such providers. If any such disagreements or disputes cause us to lose access to products or services from a particular supplier, or lead us to experience a significant disruption in the supply of products or services from a current supplier, especially a single-source supplier, they could have an adverse effect on our business and operating results.

We could incur substantial costs in protecting or defending our proprietary rights. Failure to adequately protect our rights could impair our competitive position and we could lose valuable assets, experience reduced revenue, and incur costly litigation.

Our success is dependent, in part, upon protecting our proprietary technology. We rely on our confidentiality, non-compete, non-solicitation and nondisclosure agreements and a combination of trade secret laws, contractual provisions, trademarks, service marks, copyrights, and patents in an effort to establish and protect our proprietary rights. However, the steps we take to protect our intellectual property may be inadequate. We make business decisions about when to seek patent protection for a particular technology and when to rely upon trade secret protection. The approach we select may ultimately prove to be inadequate.

Our patents or patents issued in the future may not provide us with competitive advantages, or may be successfully challenged by third parties. Any of our patents, trademarks, or other intellectual property rights may be challenged or circumvented by others or invalidated through administrative process or litigation. Others may independently develop similar products, duplicate any of our solutions or design around our patents, or adopt similar or identical brands for competing platforms. Legal standards relating to the validity, enforceability, and scope of protection of intellectual property rights are uncertain. Despite our precautions, it may be possible for unauthorized third parties to copy our CaaS platform and use information that we regard as proprietary to create products and services that compete with ours. Some license provisions restricting unauthorized use, copying, transfer, and disclosure of our intellectual property may be unenforceable under the laws of jurisdictions outside the United States.

To the extent we expand our international activities, our exposure to unauthorized copying and use of our CaaS platform and proprietary information may increase. Moreover, effective trademark, copyright, patent, and trade secret protection may not be available or commercially feasible in every country in which we conduct business. Further, intellectual property law, including statutory and case law, particularly in the United States, is constantly developing. Changes in the law could make it harder for us to enforce our rights.

We enter into confidentiality and invention assignment agreements with our employees and consultants to protect our proprietary technologies. We enter into confidentiality agreements with strategic and business partners. As such, these agreements may not be effective in controlling access to and distribution of our proprietary information since they do not prevent our competitors or partners from independently developing technologies that are equivalent or superior to our CaaS platform.

We may be required to spend significant resources to monitor, protect, and enforce our intellectual property rights. Litigation may be necessary in the future to enforce our intellectual property rights and protect our trade secrets. Litigation brought to protect and enforce our intellectual property rights could be costly, time-consuming, and distracting to management. Such litigation could result in the impairment or loss of portions of our intellectual property. Enforcement of our intellectual property rights may be met with defenses, counterclaims, and countersuits attacking the validity and enforceability of our intellectual property. An adverse determination of any litigation proceedings could put our intellectual property at risk of being invalidated or interpreted narrowly. An adverse determination could risk the issuance or cancellation of pending patent and trademark filings. Because of the substantial discovery required in connection with intellectual property litigation, our confidential or sensitive information could be compromised by disclosure in litigation. Litigation could result in public disclosure of results of hearings, motions, or other interim developments. If securities analysts or investors perceive these results to be negative, it could have a substantial adverse effect on the price of our Common Stock.

In addition, our inability to protect our proprietary technology against unauthorized copying or use, as well as any costly litigation or diversion of our management’s attention and resources, could delay further sales or the implementation of our CaaS platform, impair the functionality of our CaaS platform, delay introductions of new functionality to our CaaS platform, result in the substitution of inferior or more costly technologies into our CaaS platform, or injure our reputation. We will not be able to protect our intellectual property if we are unable to enforce our rights or if we do not detect unauthorized use of our intellectual property. Policing unauthorized use of our technologies, trade secrets, and intellectual property may be difficult, expensive, and time-consuming, particularly in foreign countries where the laws may not be as protective of intellectual property rights as those in the United States and where mechanisms for enforcement of intellectual property rights may be weak. If we fail to meaningfully protect our intellectual property and proprietary rights, our business, operating results, and financial condition could be adversely affected.

If we fail to execute invention assignment agreements with our employees and contractors involved in the development of intellectual property or are unable to protect the confidentiality of our trade secrets, the value of our products and our business and competitive position could be harmed.

We generally enter into confidentiality and invention assignment agreements with our employees, consultants and third parties upon their commencement of a relationship with us. However, we may not enter into such agreements with all employees, consultants and third parties who have been involved in the development of our intellectual property. In addition, these agreements may not provide meaningful protection against the unauthorized use or disclosure of our trade secrets or other confidential information, and adequate remedies may not exist if unauthorized use or disclosure were to occur. The exposure of our trade secrets and other proprietary information would impair our competitive advantages and could have a material adverse effect on our business, financial condition and results of operations. In particular, a failure to protect our proprietary rights may allow competitors to copy our technology, which could adversely affect our pricing and market share. Further, other parties may independently develop substantially equivalent know-how and technology.

In addition to contractual measures, we try to protect the confidential nature of our proprietary information using commonly accepted physical and technological security measures. Such measures may not, for example, in the case of misappropriation of a trade secret by an employee or third party with authorized access, provide adequate protection for our proprietary information. Our security measures may not prevent an employee or consultant from misappropriating our trade secrets and providing them to a competitor, and recourse we take against such misconduct may not provide an adequate remedy to protect our interests fully. Unauthorized parties may also attempt to copy or reverse engineer certain aspects of our products that we consider proprietary. Enforcing a claim that a party illegally disclosed or misappropriated a trade secret can be difficult, expensive and time-consuming, and the outcome is unpredictable. Even though we use commonly accepted security measures, trade secret violations are often a matter of state law, and the criteria for protection of trade secrets can vary among different jurisdictions. In addition, trade secrets may be independently developed by others in a manner that could prevent legal recourse by us. We also have agreements with our employees, consultants and third parties that obligate them to assign their inventions to us, however these agreements may not be self-executing, not all employees or consultants may enter into such agreements, or employees or consultants may breach or violate the terms of these agreements, and we may not have adequate remedies for any such breach or violation. If any of our intellectual property or confidential or proprietary information, such as our trade secrets, were to be disclosed or misappropriated, or if any such information was independently developed by a competitor, it could have a material adverse effect on our competitive position, business, financial condition, results of operations and prospects.

Evolving global laws, regulations and standards, privacy regulations, cross-border data transfer restrictions, and data localization requirements may limit the use and adoption of our services, expose us to liability, or otherwise adversely affect our business.

Federal, state, or foreign governmental bodies or agencies have in the past adopted, and may in the future adopt, laws and regulations affecting the use of the internet as a commercial medium. These laws and regulations could impact taxation, internet neutrality, tariffs, content, copyrights, distribution, electronic contracts and other communications, consumer protection, and the characteristics and quality of services. Legislators and regulators may make legal and regulatory changes, or apply existing laws, in ways that require us to incur substantial costs, expose us to unanticipated civil or criminal liability, or cause us to change our business practices. These laws and regulations and resulting increased costs could materially harm our business, results of operations, and financial condition.

Our products and services rely heavily on the collection and use of information, including personal information. Because we store, process, and use data, some of which contains personal information, we are subject to complex and evolving federal, state, and foreign laws and regulations regarding privacy and data protection. Both in the United States and abroad, these laws and regulations governing data privacy are constantly evolving. In the United States, in addition to certain regulations at the federal level, each state has its own statutory approach to privacy regulation, and recently states such as California have been very active in pursuing new regulations that are typically more restrictive than other jurisdictions. The application and interpretation of these laws and regulations are often uncertain, particularly in the new and rapidly evolving industry in which we operate. Continually implementing up-to-date data security tools and procedures and maintaining privacy standards that comply with ever-changing privacy regulations in multiple jurisdictions is challenging. If we are found to have breached any consumer protection laws or regulations in any such market, we may be subject to enforcement actions that require us to change our business practices in a manner which may negatively impact our revenue, as well as expose ourselves to litigation, fines, civil and/or criminal penalties and adverse publicity that could cause our end customers to lose trust in us, negatively impacting our reputation and business in a manner that harms our financial position.

In recent years, there has been an increase in attention to and regulation of data protection and data privacy across the globe, including the Federal Trade Commission (“FTC”)’s increasingly active approach to enforcing data privacy in the United States, as well as the enactment of the European Union’s General Data Protection Regulation (“GDPR”), which took effect in May 2018, the United Kingdom’s transposition of GDPR into its domestic laws following its withdrawal from the European Union, and the California Consumer Privacy Act (“CCPA”), which took effect in January 2020.

In the United States, the CCPA, contains detailed requirements regarding collecting and processing personal information, restrict the use and storage of such information, and govern the effectiveness of consumer consent. Further, the CCPA requires covered companies to provide new disclosures to California consumers, provide such consumers new ways to opt-out of certain sales of personal information, and allow for a new cause of action for data breaches. Such laws could restrict our customers’ ability to run their businesses; for example, by limiting their ability to effectively market to interested shoppers. This could reduce our revenue and the general demand for our services. CCPA provides for civil penalties for violations, as well as a private right of action for data breaches that is expected to increase data breach litigation. The effects of CCPA are potentially significant and may require us to modify our data collection or processing practices and policies and to incur substantial costs and expenses in an effort to comply. Additionally, a new privacy law, the California Privacy Rights Act (the “CPRA”), amending and expanding CCPA, was approved by California voters in the November 3, 2020 election. The CPRA will create additional obligations relating to consumer data beginning on January 1, 2022, with implementing regulations expected on or before July 1, 2022, and enforcement beginning July 1, 2023. These laws and regulations could restrict our ability to store and process personal data (in particular, our ability to use certain data for purposes such as risk or fraud avoidance, marketing or advertising), to control our costs by using certain vendors or service providers, and to offer certain services in certain jurisdictions.

Such laws and regulations are often inconsistent and may be subject to amendment or re-interpretation, which may cause us to incur significant costs and expend significant effort to ensure compliance. For example, the European Court of Justice recently invalidated the U.S.-EU Privacy Shield as a basis for transfers of personal data from the EU to the U.S. and introduced requirements to carry out risk assessments in relation to use of other data transfer mechanisms. This may increase regulatory and compliance burdens and may lead to uncertainty about or interruptions of personal data transfers from Europe to the United States (and beyond). Use of other data transfer mechanisms now involves additional compliance steps and in the event any court blocks personal data transfers to or from a particular jurisdiction on the basis that certain or all such transfer mechanisms are not legally adequate, this could give rise to operational interruption in the performance of services for customers and internal processing of employee information, greater costs to implement alternative data transfer mechanisms that are still permitted, regulatory liabilities, or reputational harm. Our response to these requirements globally may not meet the expectations of individual customers, their shoppers, or other stakeholders, which could reduce the demand for our services. Some customers or other service providers may respond to these evolving laws and regulations by asking us to make certain privacy or data-related contractual commitments that we are unable or unwilling to make. This could lead to the loss of current or prospective customers or other business relationships.

In Europe, the GDPR introduced stringent requirements (which will continue to be interpreted through guidance and decisions over the coming years) and require organizations to erase an individual’s information upon request, implement mandatory data breach notification requirements, additional new obligations on service providers and strict protections on how data may be transferred outside of the European Economic Area (“EEA”). Recent legal developments in Europe have created complexity and uncertainty regarding transfers of personal data from the EEA to the United States. Because our services are accessible worldwide, certain foreign jurisdictions may claim that we are required to comply with such laws even in jurisdictions where we have no local entity, employees or infrastructure. Some of these laws include strict localization provisions that require certain data to be stored within a particular region or jurisdiction. We rely on a globally distributed infrastructure in order to be able to provide our services efficiently, and consequently may not be able to meet the expectations of customers who are located in or otherwise subject to such localization requirements, which may reduce the demand for our services. Further, following the United Kingdom’s withdrawal from the European Union, and the end of the related transition period, as of January 1, 2021, companies may be subject to both GDPR and the United Kingdom GDPR (“UK GDPR”), which, together with the amended UK Data Protection Act 2018, retains the GDPR in UK national law. The UK GDPR mirrors the fines under the GDPR, i.e., fines up to the greater of €20 million (£17.5 million) or 4% of global turnover. The relationship between the United Kingdom and the European Union in relation to certain aspects of data protection law remains unclear, and it is unclear how United Kingdom data protection laws and regulations will develop in the medium to longer term, and how data transfers to and from the United Kingdom will be regulated in the long term. These changes will lead to additional costs and increase our overall risk exposure. Currently there is a four to six-month grace period agreed in the European Union and United Kingdom Trade and Cooperation Agreement, ending June 30, 2021 at the latest, whilst the parties discuss an adequacy decision. The European Commission published a draft adequacy decision on February 19, 2021. If adopted, the decision will enable data transfers from European Union member states to the United Kingdom for a four-year period, subject to subsequent extensions.

Our failure to comply with these and additional laws or regulations could expose us to significant fines and penalties imposed by regulators, as well as legal claims by our customers, or their shoppers, or other relevant stakeholders. Similarly, many of these laws require us to maintain an online privacy policy and terms of service that disclose our practices regarding the collection, processing, and disclosure of personal information. If these disclosures contain any information that a court or regulator finds to be inaccurate or inadequate, we could also be exposed to legal or regulatory liability. Any such proceedings or violations could force us to spend money in defense or settlement, result in the imposition of monetary liability or demanding injunctive relief, divert management’s time and attention, increase our costs of doing business, and materially adversely affect our reputation.

We are subject to governmental export and import controls that could impair our ability to compete in international markets and subject us to liability if we violate the controls.

Our CaaS platform is subject to U.S. export controls, including the Export Administration Regulations and economic sanctions administered by the U.S. Treasury Department’s Office of Foreign Assets Control. We incorporate encryption technology into our CaaS platform. These encryption products and the underlying technology may be exported outside of the United States only with the required export authorizations, including by license, a license exception or other appropriate government authorizations.

Furthermore, our activities are subject to U.S. economic sanctions laws and regulations that prohibit the shipment of certain products and services to countries, governments, and persons targeted by U.S. embargoes or sanctions. The current administration has been critical of existing trade agreements and may impose more stringent export and import controls. Obtaining the necessary export license or other authorization for a particular sale may be time-consuming and may result in the delay or loss of sales opportunities even if the export license ultimately may be granted. While we take precautions to prevent our CaaS platform from being exported in violation of these laws, including obtaining authorizations for our CaaS platform, performing geolocation IP blocking and screenings against U.S. and other lists of restricted and prohibited persons, we cannot guarantee that the precautions we take will prevent violations of export control and sanctions laws. Violations of U.S. sanctions or export control laws can result in significant fines or penalties and possible incarceration for responsible employees and managers could be imposed for criminal violations of these laws.

If our partners fail to obtain appropriate import, export or re-export licenses or permits, we may also be adversely affected, through reputational harm as well as other negative consequences, including government investigations and penalties. We presently incorporate export control compliance requirements into our strategic partner agreements; however, no assurance can be given that our partners will comply with such requirements.

Various countries regulate the import and export of certain encryption and other technology, including import and export licensing requirements. Some countries have enacted laws that could limit our ability to distribute our CaaS platform or could limit our customers’ ability to implement our CaaS platform in those countries. Changes in our CaaS platform or future changes in export and import regulations may create delays in the introduction of our CaaS platform in international markets, prevent our customers with international operations from launching our CaaS platform globally or, in some cases, prevent the export or import of our CaaS platform to certain countries, governments, or persons altogether. Various governmental agencies have proposed additional regulation of encryption technology, including the escrow and government recovery of private encryption keys. Any change in export or import regulations, economic sanctions, or related legislation, or change in the countries, governments, persons, or technologies targeted by such regulations, could limit our ability to export or sell our CaaS platform to existing or potential customers with international operations. Any decreased use of our CaaS platform or limitation on our ability to export or sell our CaaS platform would adversely affect our business, operating results, and prospects.

We are subject to anti-corruption, anti-bribery, anti-money laundering, and similar laws. Non-compliance with such laws can subject us to criminal and/or civil liability and harm our business.

We are subject to the U.S. Foreign Corrupt Practices Act of 1977, as amended (“FCPA”), the U.S. domestic bribery statute contained in 18 U.S.C. § 201, the U.S. Travel Act, the UK Bribery Act of 2010, the UK Proceeds of Crime Act 2002, and other anti-bribery and anti-money laundering laws in the countries in which we conduct activities. Anti-corruption and anti-bribery laws have been enforced aggressively in recent years. These laws are interpreted broadly to prohibit companies and their employees and third-party intermediaries from authorizing, promising, offering, or providing, directly or indirectly, improper payments or anything else of value to recipients in the public or private sector. As we increase our international sales and business and sales to the public sector, we may engage with partners and third-party intermediaries to market our services and to obtain necessary permits, licenses, and other regulatory approvals. In addition, we or our third-party intermediaries may have direct or indirect interactions with officials and employees of government agencies or state-owned or affiliated entities. We can be held liable for corrupt or other illegal activities of these third-party intermediaries, our employees, representatives, contractors, partners, and agents, even if we do not explicitly authorize such activities.

While we have policies and procedures to address compliance with such laws, our employees and agents could violate our policies and applicable law, for which we may be ultimately held responsible. As we increase our international sales and business, our risks under these laws may increase.

Noncompliance with anti-corruption, anti-bribery, or anti-money laundering laws could subject us to whistleblower complaints, investigations, sanctions, settlements, prosecution, other enforcement actions, disgorgement of profits, significant fines, damages, other civil and criminal penalties or injunctions, suspension and/or debarment from contracting with certain persons, the loss of export privileges, reputational harm, adverse media coverage, and other collateral consequences. If any subpoenas or investigations are launched, or governmental or other sanctions are imposed, or if we do not prevail in any possible civil or criminal litigation, our business, results of operations, and financial condition could be materially harmed. Responding to any action will likely result in a materially significant diversion of management’s attention and resources and significant defense costs and other professional fees. Enforcement actions and sanctions could further harm our business, results of operations, and financial condition.

Security breaches, denial of service attacks, or other hacking and phishing attacks on our systems or other security breaches, including internal security failures, could harm our reputation or subject us to significant liability, and adversely affect our business and financial results.

We operate in an industry that is prone to cyber-attacks. Failure to prevent or mitigate security breaches and improper access to or disclosure of our data, customer data, or the data of their consumers, could result in the loss or misuse of such data, which could harm our business and reputation. The security measures we have integrated into our internal networks and platforms, which are designed to prevent or minimize security breaches, may not function as expected or may not be sufficient to protect our internal networks and platforms against certain attacks. In addition, techniques used to sabotage or to obtain unauthorized access to networks in which data is stored or through which data is transmitted change frequently. As a result, we may be unable to anticipate these techniques or implement adequate preventative measures to prevent an electronic intrusion into our networks. While we have established a cyber-attack remediation plan to enable us to assess and respond to such attacks, there can be no assurance that the measures set forth under such plan will be adequate in all circumstances nor that they will be effective in mitigating, or allowing us to recover from, the effects of such attacks. In addition, we have insurance coverage, but this coverage may be insufficient to compensate us for all liabilities that we may incur.

Our customers’ storage and use of data concerning their stores and restaurants and their consumers is essential to their use of our CaaS platform, which stores, transmits and processes our customers’ proprietary information and personal information relating to them and their clients. If a security breach were to occur, as a result of third-party action, employee error, breakdown of our internal security processes and procedures, malfeasance or otherwise, and the confidentiality, integrity or availability of our customers’ data was disrupted, we could incur significant liability to our customers and to individuals whose information was being stored by our customers, and our CaaS platform may be perceived as less desirable, which could negatively affect our business and damage our reputation.

Our CaaS platform and third-party applications available on, or that interface with, our CaaS platform may be subject to DDoS, a technique used by hackers to take an internet service offline by overloading its servers, and we cannot guarantee that applicable recovery systems, security protocols, network protection mechanisms and other procedures are or will be adequate to prevent network and service interruption, system failure or data loss. In addition, computer malware, viruses, and hacking and phishing attacks by third parties are prevalent in our industry. We have experienced such attacks in the past and may experience such attacks in the future. As a result of our increased visibility, we believe that we are increasingly a target for such breaches and attacks.

Moreover, our CaaS platform and third-party applications available on, or that interface with, our CaaS platform could be breached if vulnerabilities in our CaaS platform or third-party applications are exploited by unauthorized third parties or due to employee error, breakdown of our internal security processes and procedures, malfeasance, or otherwise. Further, third parties may attempt to fraudulently induce employees or customers into disclosing sensitive information such as usernames, passwords or other information or otherwise compromise the security of our internal networks, electronic systems and/or physical facilities in order to gain access to our data or our customers’ data. Since techniques used to obtain unauthorized access change frequently and the size and severity of DDoS attacks and security breaches are increasing, we may be unable to implement adequate preventative measures or stop DDoS attacks or security breaches while they are occurring. In addition to our own platforms and applications, some of the third parties we work with may receive information provided by us, by our customers, or by our customers’ clients through web or mobile applications integrated with US. If these third parties fail to adhere to adequate data security practices, or in the event of a breach of their networks, our own and our customers’ data may be improperly accessed, used or disclosed.

Any actual or perceived DDoS attack or security breach could damage our reputation and brand, expose us to a risk of litigation and possible liability and require us to expend significant capital and other resources to respond to and/or alleviate problems caused by the DDoS attack or security breach. Some jurisdictions have enacted laws requiring companies to notify individuals and authorities of data security breaches involving certain types of personal or other data and our agreements with certain customers and partners require us to notify them in the event of a security incident. Similarly, if our suppliers experience data breaches and do not notify us or honor their notification obligations to authorities or users, we could be held liable for the breach. We may not be in a position to assess whether a data breach at one of our suppliers would trigger an obligation or liability on our part. Such mandatory disclosures are costly, could lead to negative publicity, and may cause our customers to lose confidence in the effectiveness of our data security measures. Moreover, if a high-profile security breach occurs with respect to another SaaS provider, customers may lose trust in the security of the SaaS business model generally, which could adversely impact our ability to retain revenue from existing customers or attract new customers. Similarly, if a high-profile security breach occurs with respect to a retailer, commerce as a service or eCommerce platform, customers may lose trust in eCommerce more generally, which could adversely impact our customers’ businesses. Any of these events could harm our reputation or subject us to significant liability, and materially and adversely affect our business and financial results.

We are exposed to fluctuations in currency exchange rates, which could negatively affect our operating results.

Our customer subscription and partner and services contracts are primarily denominated in U.S. dollars, and therefore substantially all of our revenue is not subject to foreign currency risk. However, a strengthening of the U.S. dollar could increase the real cost of our CaaS platform to our customers outside of the United States, which could adversely affect our operating results. In addition, an increasing portion of our operating expenses is incurred and an increasing portion of our assets is held outside the United States. These operating expenses and assets are denominated in foreign currencies and are subject to fluctuations due to changes in foreign currency exchange rates. If we are not able to successfully hedge against the risks associated with currency fluctuations, our operating results could be adversely affected.

Our insurance costs may increase significantly, we may be unable to obtain the same level of insurance coverage and our insurance coverage may not be adequate to cover all possible losses we may suffer.

We generally renew our insurance policies annually. If the cost of coverage becomes too high or if we believe certain coverage becomes inapplicable, we may need to reduce our policy limits, increase retention amounts or agree to certain exclusions from our coverage to reduce the premiums to an acceptable amount or to otherwise reduce coverage for certain occurrences. On the other hand, we may determine that we either do not have certain coverage that would be prudent for our business and the risks associated with our business or that our current coverages are too low to adequately cover such risks. In either event, we may incur additional or higher premiums for such coverage than in prior years.

Among other factors, national security concerns, catastrophic events, pandemics such as the COVID-19 pandemic, or any changes in any applicable statutory requirement binding insurance carriers to offer certain types of coverage could also adversely affect available insurance coverage and result in, among other things, increased premiums on available coverage (which may cause us to elect to reduce our policy limits or not renew our coverage) and additional exclusions from coverage. As cyber incidents and threats continue to evolve, we may be required to expend additional, perhaps significant, resources to continue to update, modify or enhance our protective measures or to investigate and remediate any vulnerability to cyber incidents. Although we maintain and monitor our information technology systems and we have insurance coverage for protecting against cyber security risks, such systems and insurance coverage may not be sufficient to protect against or cover all the losses we may experience as a result of any cyber-attacks.

We may suffer damage due to a casualty loss (such as fire, natural disasters, pandemics and acts of war or terrorism) or other losses, such as those related to labor, professional liability or certain actions or inactions by our management, directors, employees or others, that could severely disrupt its business or subject us to claims by third parties who are injured or harmed. Although we maintain insurance that we believe to be adequate, such insurance may be inadequate or unavailable to cover all the risks to which our business and assets may be exposed, including risks related to certain litigation. Should an uninsured loss (including a loss that is less than the applicable deductible or that is not covered by insurance) or loss in excess of insured limits occur, it could have a significant adverse impact on our business, results of operations or financial condition.

Our ability to use our net operating losses and certain other attributes may be subject to certain limitations.

As of December 31, 2021, we had approximately $17.5 million of U.S. federal and $18.1 million of state net operating losses, respectively. Certain of our U.S. federal and state net operating loss carryforwards may be carried forward indefinitely, while other of these loss carryforwards are subject to expiration (beginning in 2032). It is possible that we will not generate taxable income in time to use these net operating loss carryforwards before their expiration (or that we will not generate taxable income at all). Under legislative changes made in December 2017, as modified by the Coronavirus Aid, Relief, and Economic Security Act (the “CARES Act”) in March 2020, U.S. federal net operating loss carryforwards generated in taxable periods beginning after December 31, 2017, may be carried forward indefinitely, but the deductibility of such net operating loss carryforwards in taxable years beginning after December 31, 2020, is limited to 80% of taxable income. It is uncertain if and to what extent various states will conform to these federal tax laws.

In addition, the federal and state net operating loss carryforwards and certain tax credits may be subject to significant limitations under Section 382 and Section 383 of the Code, respectively, and similar provisions of state law, including limitations that may result from the consummation of the Business Combination. Under those sections of the Internal Revenue Code, if a corporation undergoes an “ownership change,” the corporation’s ability to use its pre-change net operating loss carryforwards and other pre-change attributes, such as research tax credits, to offset its post-change income or tax may be limited. In general, an “ownership change” will occur if there is a cumulative change in our ownership by “5-percent shareholders” that exceeds 50 percentage points over a rolling three-year period. Similar rules may apply under state tax laws. We have not yet determined whether the Business Combination will give rise to an “ownership change” for purposes of Section 382 and Section 383 of the Code. Furthermore, we may have experienced ownership changes in the past and may experience ownership changes in the future as a result of subsequent shifts in our stock ownership (some of which shifts are outside our control). As a result, our ability to use our pre-change federal NOLs and other tax attributes to offset future taxable income and taxes could be subject to limitations. For these reasons, we may be unable to use a material portion of our NOLs and other tax attributes, which could adversely affect our future net income and cash flows.

Changes to applicable tax laws and regulations or exposure to additional income tax liabilities could affect our business and future profitability.

Nogin is a U.S. corporation and thus is subject to U.S. corporate income tax on its worldwide income. Further, since our operations and customers are located throughout the United States, we are subject to various U.S. state and local taxes. U.S. federal, state, local and non-U.S. tax laws, policies, statutes, rules, regulations or ordinances could be interpreted, changed, modified or applied adversely to us and may have an adverse effect on our business and future profitability. For example, several tax proposals have been set forth that would, if enacted, make significant changes to U.S. tax laws. Such proposals include an increase in the U.S. income tax rate applicable to corporations (such as Nogin). Congress may consider, and could include, some or all of these proposals in connection with tax reform that may be undertaken (including with retroactive effect). We are unable to predict whether these or similar changes will be enacted and, if enacted, how soon any such changes could take effect. The passage of any legislation as a result of these proposals and other similar changes in U.S. federal income tax laws could adversely affect our business and future profitability.

We may be subject to additional obligations to collect and remit sales tax and other taxes. We may be subject to tax liability for past sales, which could harm our business.

State, local and foreign jurisdictions have differing rules and regulations governing sales, use, value added, and other taxes, and these rules and regulations are subject to varying interpretations that may change over time. In particular, the applicability of such taxes to our ecommerce platform in various jurisdictions is unclear. These jurisdictions’ rules regarding tax nexus are complex and vary significantly. As a result, jurisdictions in which we have not historically collected or accrued sales, use, value added, or other taxes could assert our liability for such taxes. Our liability for these taxes and associated penalties could exceed our original estimates. This could result in substantial tax liabilities and related penalties for past sales. It could also discourage customers from using our SaaS platform or otherwise harm our business and operating results.

In connection with the Business Combination, we identified a material weakness in our internal control over financial reporting as of September 30, 2021. If we are unable to develop and maintain an effective system of internal control over financial reporting, we may not be able to accurately report our financial results in a timely manner, which may adversely affect investor confidence in us and materially and adversely affect our business and operating results.

In connection with our initial public offering, we accounted for a portion of the proceeds received from the offering as stockholders’ equity. Following the SEC’s guidance on this issue, we identified errors made in our historical financial statements and performed a quantitative assessment under SAB 99, concluding a restatement was required of our financial statements to classify such amount as SWAG Common Stock subject to possible redemption and a material weakness in our internal controls over financial reporting related to the accounting for complex financial instruments.

A material weakness is a deficiency, or a combination of deficiencies, in internal control over financial reporting such that there is a reasonable possibility that a material misstatement of our annual or interim financial statements will not be prevented, or detected and corrected on a timely basis.

Effective internal controls are necessary to provide reliable financial reports and prevent fraud. We continue to evaluate steps to remediate the material weakness. These remediation measures may be time consuming and costly and there is no assurance that these initiatives will ultimately have the intended effects.

If we identify any new material weaknesses in the future, any such newly identified material weakness could limit our ability to prevent or detect a misstatement of our accounts or disclosures that could result in a material misstatement of our annual or interim financial statements. In such case, we may be unable to maintain compliance with securities law requirements regarding timely filing of periodic reports in addition to Nasdaq listing requirements, investors may lose confidence in our financial reporting and our stock price may decline as a result. We cannot assure you that the measures we have taken to date, or any measures we may take in the future, will be sufficient to avoid potential future material weaknesses.

Risks Related to our Common Stock and Warrants

Our issuance of additional shares of Common Stock, warrants or convertible securities may dilute your ownership interest in us and could adversely affect our stock price.

From time to time in the future, we may issue additional shares of our Common Stock, warrants or other securities convertible into Common Stock pursuant to a variety of transactions, including acquisitions. Additional shares of our Common Stock may also be issued upon exercise of outstanding stock options and warrants. The issuance by us of additional shares of our Common Stock, warrants or other securities convertible into our Common Stock would dilute your ownership interest in us and the sale of a significant amount of such shares in the public market could adversely affect prevailing market prices of our Common Stock and warrants. Subject to the satisfaction of vesting conditions and the expiration of our lock-up, shares issuable upon exercise of options will be available for resale immediately in the public market without restriction.

In the future, we expect to obtain financing or to further increase our capital resources by issuing additional shares of our capital stock or offering debt or other equity securities, including senior or subordinated notes, debt securities convertible into equity, or shares of preferred stock. Issuing additional shares of our capital stock, other equity securities, or securities convertible into equity may dilute the economic and voting rights of our existing stockholders, reduce the market price of our Common Stock and warrants, or both. Debt securities convertible into equity could be subject to adjustments in the conversion ratio pursuant to which certain events may increase the number of equity securities issuable upon conversion. Preferred stock, if issued, could have a preference with respect to liquidating distributions or a preference with respect to dividend payments that could limit our ability to pay dividends to the holders of our Common Stock. Our decision to issue securities in any future offering will depend on market conditions and other factors beyond our control, which may adversely affect the amount, timing or nature of our future offerings. As a result, holders of our Common Stock and warrants bear the risk that our future offerings may reduce the market price of our Common Stock and warrants and dilute their percentage ownership.

Future sales, or the perception of future sales, of our Common Stock and warrants by us or our existing securityholders in the public market could cause the market price for our Common Stock and warrants to decline.

The sale of substantial amounts of shares of our Common Stock or warrants in the public market, or the perception that such sales could occur, could harm the prevailing market price of shares of our Common Stock and warrants. These sales, or the possibility that these sales may occur, also might make it more difficult for us to sell equity securities in the future at a time and at a price that we deem appropriate.

In connection with the Business Combination, Nogin Stockholders are subject to certain restrictions on transfer with respect to the shares of Common Stock issued as part of the merger consideration beginning at Closing and ending on February 26, 2023, subject to certain price-based releases.

Upon the expiration or waiver of the lock-up provisions described above, shares held by certain of our stockholders will be eligible for resale, subject to, in the case of certain stockholders, volume, manner of sale and other limitations under Rule 144.

As restrictions on resale end, the market price of shares of our Common Stock and warrants could drop significantly if the holders of these shares or warrants sell them or are perceived by the market as intending to sell them. These factors could also make it more difficult for us to raise additional funds through future offerings of our shares of Common Stock or other securities.

In addition, the shares of our Common Stock reserved for future issuance under the Nogin, Inc. 2022 Incentive Award Plan (the “2022 Incentive Plan”) will become eligible for sale in the public market once those shares are issued, subject to provisions relating to various vesting agreements, lock-up provisions and, in some cases, limitations on volume and manner of sale applicable to affiliates under Rule 144, as applicable. The number of shares reserved for future issuance under the 2022 Incentive Plan is equal to (i) 5,102,948 shares plus (ii) an annual increase for ten years on the first day of each calendar year beginning on January 1, 2023, equal to the lesser of (A) 15% of the aggregate number of shares of our Common Stock outstanding on the final day of the immediately preceding calendar year and (B) such smaller number of shares as is determined by our board of directors. The maximum number of shares of Common Stock that may be issued pursuant to the exercise of incentive stock options to purchase shares of our Common Stock (“ISOs”) granted under the 2022 Incentive Plan is equal to 56,132,428 shares. We expect to file one or more registration statements on Form S-8 under the Securities Act to register shares of our Common Stock or securities convertible into or exchangeable for shares of our Common Stock issued pursuant to our equity incentive plans. Any such Form S-8 registration statements will automatically become effective upon filing. Accordingly, shares registered under such registration statements will be available for sale in the open market.

The requirements of being a public company, including compliance with the reporting requirements of the Exchange Act, the requirements of the Sarbanes-Oxley Act and the requirements of Nasdaq, may strain our resources, increase our costs and distract management, and we may be unable to comply with these requirements in a timely or cost-effective manner.

As a public company, we are subject to laws, regulations and requirements, certain corporate governance provisions of the Sarbanes-Oxley Act, related regulations of the SEC and the requirements of Nasdaq, which we were not required to comply as a private company. As a newly public company, complying with these statutes, regulations and requirements occupies a significant amount of time of our board of directors and management and significantly increases our costs and expenses. For example, we have had to institute a more comprehensive compliance function, comply with rules promulgated by Nasdaq, prepare and distribute periodic public reports in compliance with our obligations under the federal securities laws, establish new internal policies, such as those relating to insider trading. We have also had to retain and rely on outside counsel and accountants to a greater degree in these activities. In addition, being subject to these rules and regulations has made it more expensive for us to obtain director and officer liability insurance, and we may be required to accept reduced policy limits and coverage or incur substantially higher costs to obtain the same or similar coverage. As a result, it may be more difficult for us to attract and retain qualified individuals to serve on our board of directors or as executive officer.

We are an “emerging growth company” and the reduced disclosure requirements applicable to emerging growth companies may make our Common Stock and Warrants less attractive to investors.

We are an “emerging growth company,” as defined in the JOBS Act. As an emerging growth company, we may follow reduced disclosure requirements and do not have to make all of the disclosures that public companies that are not emerging growth companies do. We will remain an emerging growth company until the earlier of (a) the last day of the fiscal year in which we have total annual gross revenues of $1.07 billion or more; (b) the last day of the fiscal year following the fifth anniversary of the date of the completion of the initial public offering of SWAG; (c) the date on which we have issued more than $1.0 billion in nonconvertible debt during the previous three years; or (d) the date on which we are deemed to be a large accelerated filer under the rules of the SEC, which means the market value of our Common Stock that is held by non-affiliates exceeds $700.0 million as of the prior June 30th. For so long as we remain an emerging growth company, we are permitted and intend to rely on exemptions from certain disclosure requirements that are applicable to other public companies that are not emerging growth companies. These exemptions include:

•	not being required to comply with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act;

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not being required to comply with any requirement that may be adopted by the Public Company Accounting Oversight Board regarding mandatory audit firm rotation or a supplement to the auditor’s report providing additional information about the audit and the financial statements (i.e., an auditor discussion and analysis);

•	reduced disclosure obligations regarding executive compensation in our periodic reports, proxy statements and registration statements; and

•

exemptions from the requirements of holding a nonbinding advisory vote of stockholders on executive compensation, stockholder approval of any golden parachute payments not previously approved and having to disclose the ratio of the compensation of our chief executive officer to the median compensation of our employees.

In addition, the JOBS Act provides that an emerging growth company can take advantage of an extended transition period for complying with new or revised accounting standards. This allows an emerging growth company to delay the adoption of certain accounting standards until those standards would otherwise apply to private companies. We have elected to use the extended transition period for complying with new or revised accounting standards; and as a result of this election, our financial statements may not be comparable to companies that comply with public company effective dates.

We may choose to take advantage of some, but not all, of the available exemptions for emerging growth companies. We cannot predict whether investors will find our Common Stock or Warrants less attractive if we rely on these exemptions. If some investors find our Common Stock or Warrants less attractive as a result, there may be a less active trading market for our Common Stock and Warrants and our share and Warrant price may be more volatile.

Anti-takeover provisions in our governing documents and under Delaware law could make an acquisition of us more difficult, limit attempts by our stockholders to replace or remove our current management and limit the market price of our Common Stock.

Our certificate of incorporation, our bylaws and Delaware law each contain provisions that could have the effect of rendering more difficult, delaying, or preventing an acquisition deemed undesirable by our board of directors. Among other things, our certificate of incorporation and/or our bylaws include the following provisions:

•

a staggered board, which means that our board of directors is classified into three classes of directors with staggered three-year terms and directors are only able to be removed from office for cause;

•	limitations on convening special stockholder meetings, which make it difficult for our stockholders to adopt desired governance changes;

•

a prohibition on stockholder action by written consent, which means that our stockholders are only able to take action at a meeting of stockholders and are not able to take action by written consent for any matter;

•	a forum selection clause, which means certain litigation against us can only be brought in Delaware;

•	the authorization of undesignated preferred stock, the terms of which may be established and shares of which may be issued without further action by our stockholders; and

•	advance notice procedures, which apply for stockholders to nominate candidates for election as directors or to bring matters before an annual meeting of stockholders.

These provisions, alone or together, could delay or prevent hostile takeovers and changes in control or changes in our management. As a Delaware corporation, we are also subject to provisions of Delaware law, including Section 203 of the DGCL, which prevents interested stockholders, such as certain stockholders holding more than 15% of our outstanding Common Stock, from engaging in certain business combinations unless (i) prior to the time such stockholder became an interested stockholder, the board of directors approved the transaction that resulted in such stockholder becoming an interested stockholder, (ii) upon consummation of the transaction that resulted in such stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of our Common Stock, or (iii) following board approval, such business combination receives the approval of the holders of at least two-thirds of our outstanding Common Stock not held by such interested stockholder at an annual or special meeting of stockholders.

Any provision of our certificate of incorporation, our bylaws or Delaware law that has the effect of delaying, preventing or deterring a change in control could limit the opportunity for our stockholders to receive a premium for their shares of our Common Stock and could also affect the price that some investors are willing to pay for our Common Stock.

Our certificate of incorporation and our bylaws provide that the Court of Chancery of the State of Delaware is, to the fullest extent permitted by applicable law, the sole and exclusive forum for substantially all disputes between us and our stockholders, which limits our stockholders’ ability to obtain a favorable judicial forum for disputes with us or our directors, officers, or employees.

Our certificate of incorporation and our bylaws provide that, unless we consent in writing to the selection of an alternative forum, the (a) Court of Chancery (the “Chancery Court”) of the State of Delaware (or, in the event that the Chancery Court does not have jurisdiction, the federal district court for the District of Delaware or other state courts of the State of Delaware) shall, to the fullest extent permitted by applicable law, be the sole and exclusive forum for: (i) any derivative action, suit or proceeding brought on our behalf; (ii) any action, suit or proceeding asserting a claim of breach of fiduciary duty owed by any of our directors, officers, or stockholders to us or to our stockholders; (iii) any action, suit or proceeding asserting a claim arising pursuant to the DGCL, our certificate of incorporation or our bylaws; or (iv) any action, suit or proceeding asserting a claim governed by the internal affairs doctrine; and (b) subject to the foregoing, the federal district courts of the United States is the exclusive forum for the resolution of any complaint asserting a cause of action arising under the Securities Act. Notwithstanding the foregoing, such forum selection provisions shall not apply to suits brought to enforce any liability or duty created by the Exchange Act or any other claim for which the federal courts of the United States have exclusive jurisdiction. The choice of forum provision may limit a stockholder’s ability to bring a claim in a judicial forum that it finds favorable for disputes with us or our directors, officers, or other employees, which may discourage such lawsuits against us and our directors, officers, and other employees. Alternatively, if a court were to find the choice of forum provision contained in our certificate of incorporation to be inapplicable or unenforceable in an action, we may incur additional costs associated with resolving such action in other jurisdictions, which could harm our business, results of operations, and financial condition.

Additionally, Section 22 of the Securities Act creates concurrent jurisdiction for federal and state courts over all suits brought to enforce any duty or liability created by the Securities Act or the rules and regulations thereunder. As noted above, our certificate of incorporation and our bylaws provide that the federal district courts of the United States shall have jurisdiction over any action arising under the Securities Act. Accordingly, there is uncertainty as to whether a court would enforce such provision. Our stockholders will not be deemed to have waived our compliance with the federal securities laws and the rules and regulations thereunder.

The market price of our Common Stock and Warrants may be volatile or may decline regardless of our operating performance. You may lose some or all of your investment.

The market price of our Common Stock and Warrants is likely to be volatile. The stock market recently has experienced extreme volatility. This volatility often has been unrelated or disproportionate to the operating performance of particular companies. You may not be able to resell your shares at an attractive price due to a number of factors such as those listed in this section and the following:

•	the impact of the COVID-19 pandemic on our financial condition and the results of operations;

•	our operating and financial performance and prospects;

•	our quarterly or annual earnings or those of other companies in our industry compared to market expectations;

•	conditions that impact demand for our products and/or services;

•	future announcements concerning our business, our clients’ businesses or our competitors’ businesses;

•	the public’s reaction to our press releases, other public announcements and filings with the SEC;

•	the market’s reaction to our reduced disclosure and other requirements as a result of being an “emerging growth company” under the Jumpstart Our Business Startups Act (the “JOBS Act”);

•	the size of our public float;

•	coverage by or changes in financial estimates by securities analysts or failure to meet their expectations;

•	market and industry perception of our success, or lack thereof, in pursuing our growth strategy;

•	strategic actions by us or our competitors, such as acquisitions or restructurings;

•	changes in laws or regulations which adversely affect our industry or us;

•	privacy and data protection laws, privacy or data breaches, or the loss of data;

•	changes in accounting standards, policies, guidance, interpretations or principles;

•	changes in senior management or key personnel;

•	issuances, exchanges or sales, or expected issuances, exchanges or sales of our capital stock;

•	changes in our dividend policy;

•	adverse resolution of new or pending litigation against us; and

•

changes in general market, economic and political conditions in the United States and global economies or financial markets, including those resulting from natural disasters, terrorist attacks, acts of war and responses to such events.

These broad market and industry factors may materially reduce the market price of our Common Stock and Warrants, regardless of our operating performance. In addition, price volatility may be greater if the public float and trading volume of our Common Stock and Warrants is low. As a result, you may suffer a loss on your investment.

In the past, following periods of market volatility, stockholders have instituted securities class action litigation. If we were involved in securities litigation, it could have a substantial cost and divert resources and the attention of management from our business regardless of the outcome of such litigation.

As a public reporting company, we are subject to rules and regulations established from time to time by the SEC regarding our internal control over financial reporting. If we fail to establish and maintain effective internal control over financial reporting and disclosure controls and procedures, we may not be able to accurately report our financial results or report them in a timely manner.

We are subject to the rules and regulations established from time to time by the SEC and Nasdaq. These rules and regulations require, among other things that we establish and periodically evaluate procedures with respect to our internal control over financial reporting. Reporting obligations as a public company are likely to place a considerable strain on our financial and management systems, processes and controls, as well as on our personnel.

In addition, as a public company, we are required to document and test our internal control over financial reporting pursuant to Section 404 of the Sarbanes-Oxley Act so that our management can certify as to the effectiveness of our internal control over financial reporting.

We do not intend to pay dividends on our Common Stock for the foreseeable future.

We have never declared or paid any cash dividends on our capital stock. We currently intend to retain all available funds and future earnings, if any, to fund the development and growth of the business, and therefore, do not anticipate declaring or paying any cash dividends on Common Stock in the foreseeable future. Any future determination related to our dividend policy will be made at the discretion of our board of directors after considering our business prospects, results of operations, financial condition, cash requirements and availability, debt repayment obligations, capital expenditure needs, contractual restrictions, covenants in the agreements governing current and future indebtedness, industry trends, the provisions of Delaware law affecting the payment of dividends and distributions to stockholders and any other factors or considerations the board of directors deems relevant.

If securities analysts do not publish research or reports about us, or if they issue unfavorable commentary about us or our industry or downgrade our Common Stock or Warrants, the price of our Common Stock and Warrants could decline.

The trading market for our Common Stock and Warrants depends, in part, on the research and reports that third-party securities analysts publish about us and the industries in which we operate. We may be unable or slow to attract research coverage, and if one or more analysts cease coverage of us, the price and trading volume of our securities would likely be negatively impacted. If any of the analysts that may cover us change their recommendation regarding our Common Stock or Warrants adversely, or provide more favorable relative recommendations about our competitors, the price of our Common Stock and Warrants would likely decline. If any analyst that may cover us ceases covering us or fails to regularly publish reports on us, we could lose visibility in the financial markets, which could cause the price or trading volume of our Common Stock and Warrants to decline. Moreover, if one or more of the analysts who cover us downgrades our Common Stock or Warrants, or if our reporting results do not meet their expectations, the market price of our Common Stock and Warrants could decline.

Our ability to timely raise capital in the future may be limited, or may be unavailable on acceptable terms, if at all. Our failure to raise capital when needed could harm our business, operating results and financial condition. Debt issued to raise additional capital may reduce the value of our Common Stock.

We have funded our operations since inception primarily through equity financings, debt, and payments by our customers for use of our CaaS platform and related services. We cannot be certain when or if our operations will generate sufficient cash to fund our ongoing operations or the growth of our business.

We intend to continue to make investments to support our business and may require additional funds. Additional financing may not be available on favorable terms, if at all. If adequate funds are not available on acceptable terms, we may be unable to invest in future growth opportunities, which could harm our business, operating results and financial condition. If we incur debt, the debt holders could have rights senior to holders of our Common Stock to make claims on our assets. The terms of any debt could restrict our operations, including our ability to pay dividends on our Common Stock. As a result, our stockholders bear the risk of future issuances of debt securities reducing the value of our Common Stock.

You may only be able to exercise the Public Warrants on a “cashless basis” under certain circumstances, and if you do so, you will receive fewer shares of Common Stock from such exercise than if you were to exercise such Warrants for cash.

The Warrant Agreement provides that in the following circumstances holders of Public Warrants who seek to exercise their Public Warrants will not be permitted to do for cash and will, instead, be required to do so on a cashless basis in accordance with Section 3(a)(9) of the Securities Act: (i) if the shares of Common Stock issuable upon exercise of the Public Warrants are not registered under the Securities Act in accordance with the terms of the Warrant Agreement; and (ii) if we have so elected and we call the Public Warrants for redemption. If you exercise your Public Warrants on a cashless basis, you would pay the applicable warrant exercise price by surrendering the applicable Warrants for that number of shares of Common Stock equal to the quotient obtained by dividing (x) the product of the number of shares of Common Stock underlying the Warrants, multiplied by the difference between the Warrant Price and the “Fair Market Value” (defined below) by (y) the Fair Market Value. The “Fair Market Value” is the volume weighted average price of the Common Stock for the 10 trading days ending on the third trading day prior to the date on which the notice of exercise is received by the applicable Warrant agent or on which the notice of redemption is sent to the holders of Warrants, as applicable. As a result, you would receive fewer shares of Common Stock from such exercise than if you were to exercise such applicable Warrants for cash.

We may amend the terms of the Public Warrants in a manner that may have an adverse effect on holders of Public Warrants with the approval by the holders of at least 50% of the then outstanding Public Warrants. As a result, the exercise price of your Public Warrants could be increased, the exercise period could be shortened and the number of shares of Common Stock purchasable upon exercise of a Public Warrant could be decreased, all without your approval.

Our Public Warrants were issued in registered form under a Warrant Agreement between Continental Stock Transfer & Trust Company, as Warrant agent, and us. The Warrant Agreement provides that the terms of the Public Warrants may be amended without the consent of any holder for the purpose of (i) curing any ambiguity or curing, correcting or supplementing any defective provision or (ii) adding or changing any provisions with respect to matters or questions arising under the Warrant Agreement as the parties to the Warrant Agreement may deem necessary or desirable and that the parties deem to not adversely affect the rights of the registered holders of the Public Warrants, provided that the approval by the holders of at least 50% of the then-outstanding Public Warrants is required to make any change that adversely affects the rights of the registered holders of Public Warrants.

Accordingly, we may amend the terms of the Public Warrants in a manner adverse to a holder of Public Warrants if holders of at least 50% of the then outstanding Public Warrants approve of such amendment. Although our ability to amend the terms of the Public Warrants with the consent of at least 50% of the then outstanding Public Warrants is unlimited, examples of such amendments could be amendments to, among other things, increase the exercise price of the Public Warrants, convert the Public Warrants into cash or shares, shorten the exercise period or decrease the number of shares of Common Stock purchasable upon exercise of a Public Warrant.

Our Warrant Agreement designates the courts of the State of New York or the U.S. District Court for the Southern District of New York as the sole and exclusive forum for certain types of actions and proceedings that may be initiated by holders of the Warrants, which could limit the ability of Warrant holders to obtain a favorable judicial forum for disputes with us.

Our Warrant Agreement provides that, subject to applicable law, (i) any action, proceeding or claim against us arising out of or relating in any way to the Warrant Agreement, including under the Securities Act, will be brought and enforced in the courts of the State of New York or the U.S. District Court for the Southern District of New York, and (ii) that we irrevocably submit to such jurisdiction, which jurisdiction shall be the exclusive forum for any such action, proceeding or claim. We will waive any objection to such exclusive jurisdiction and that such courts represent an inconvenient forum.

Notwithstanding the foregoing, these provisions of the Warrant Agreement will not apply to suits brought to enforce any liability or duty created by the Exchange Act or any other claim for which the federal district courts of the United States are the sole and exclusive forum. Any person or entity purchasing or otherwise acquiring any interest in any of our Public Warrants shall be deemed to have notice of and to have consented to the forum provisions in our Warrant Agreement. If any action, the subject matter of which is within the scope the forum provisions of the Warrant Agreement, is filed in a court other than a court of the State of New York or the U.S. District Court for the Southern District of New York (a “foreign action”) in the name of any holder of our Public Warrants, such holder shall be deemed to have consented to: (x) the personal jurisdiction of the state and federal courts located in the State of New York in connection with any action brought in any such court to enforce the forum provisions (an “enforcement action”), and (y) having service of process made upon such Public Warrant holder in any such enforcement action by service upon such Public Warrant holder’s counsel in the foreign action as agent for such Public Warrant holder.

This choice-of-forum provision may limit a Public Warrant holder’s ability to bring a claim in a judicial forum that it finds favorable for disputes with us, which may discourage such lawsuits. Alternatively, if a court were to find this provision of our Warrant Agreement inapplicable or unenforceable with respect to one or more of the specified types of actions or proceedings, we may incur additional costs associated with resolving such matters in other jurisdictions, which could materially and adversely affect our business, financial condition and results of operations and result in a diversion of the time and resources of our management and board of directors.

We may redeem your unexpired Public Warrants prior to their exercise at a time that is disadvantageous to you, thereby making your Public Warrants worthless.

We have the ability to redeem outstanding Public Warrants at any time after they become exercisable and prior to their expiration, at a price of $0.01 per Warrant, provided that the closing price of our Common Stock for any 20 trading days within a 30 trading-day period ending on the third trading day prior to the date on which we give proper notice of such redemption to the Warrant holders equals or exceeds $18.00 per share (as adjusted for share splits, share dividends, rights issuances, subdivisions, reorganizations, recapitalizations and the like) and provided certain other conditions are met. If and when the Warrants become redeemable by us, we may exercise our redemption right even if we are unable to register or qualify the underlying securities for sale under all applicable state securities laws. Redemption of the outstanding Warrants could force you to (i) exercise your Warrants and pay the exercise price therefor at a time when it may be disadvantageous for you to do so, (ii) sell your Warrants at the then-current market price when you might otherwise wish to hold your Warrants or (iii) accept the nominal redemption price which, at the time the outstanding Warrants are called for redemption, is likely to be substantially less than the market value of your Warrants. None of the Private Placement Warrants will be redeemable by us so long as they are held by Software Acquisition Holdings III LLC (the “Sponsor”) or its permitted transferees.

There is no guarantee that the exercise price of our Warrants or PIPE Warrants will ever be less than the trading price of our Common Stock on Nasdaq, and they may expire worthless. In addition, we may reduce the exercise price of the Warrants and PIPE Warrants in accordance with the provisions of the warrant agreement and PIPE warrant agreement, respectively, and a reduction in exercise price of the Warrants and/or PIPE Warrants would decrease the maximum amount of cash proceeds we could receive upon the exercise in full of the Warrants and the PIPE Warrants for cash.

As of the date of this prospectus, the exercise price for our Warrants and PIPE Warrants is $11.50 per share of Common Stock. On November 4, 2022, the closing price of our Common Stock was $0.67. If the price of our shares of Common Stock remains below $11.50 per share, which is the exercise price of our Warrants and PIPE Warrants, we believe our warrant holders will be unlikely to cash exercise their Warrants or PIPE Warrants, resulting in little or no cash proceeds to us. There is no guarantee that our Warrants or PIPE Warrants will be in the money prior to their expiration and, as such, our Warrants and PIPE Warrants may expire worthless.

In addition, at the current exercise price of $11.50 per share, we will receive up to $262.0 million from the exercise of the Warrants and PIPE Warrants, assuming the exercise in full of all of the Warrants and PIPE Warrants for cash. However, we may lower the exercise price of the Warrants and PIPE Warrants in accordance with Section 9.8 of the warrant agreement and PIPE warrant agreement, respectively. The Company may effect such reduction in exercise price without the consent of warrant holders and such reduction would decrease the maximum amount of cash proceeds we would receive upon the exercise in full of the Warrants and the PIPE Warrants for cash.

USE OF PROCEEDS

We will not receive any proceeds from the sale of shares of Common Stock or Warrants by the Selling Securityholders pursuant to this prospectus. We will receive up to $262.0 million from the exercise of the Warrants and PIPE Warrants, assuming the exercise in full of all of the Warrants and PIPE Warrants for cash, but not from the sale of the shares of Common Stock issuable upon such exercise. Each Warrant and PIPE Warrant entitles the holder thereof to purchase one share of Common Stock at a price of $11.50 per share. On November 4, 2022, the closing price for our Common Stock was $0.67. If the price of our Common Stock remains below $11.50 per share, we believe our warrant holders will be unlikely to cash exercise their Warrants or PIPE Warrants, resulting in little or no cash proceeds to us.

We intend to use the proceeds from the exercise of Warrants and PIPE Warrants for cash for general corporate and working capital purposes. Our management will have broad discretion over the use of proceeds from the exercise of Warrants and PIPE Warrants for cash.

The Selling Securityholders will pay all incremental selling expenses relating to the sale of their shares of Common Stock and Warrants, including underwriters’ or agents’ commissions and discounts, brokerage fees, underwriter marketing costs and all reasonable fees and expenses of any legal counsel representing the Selling Securityholders, except that we will pay the reasonable fees and expenses of one legal counsel for the Selling Securityholders, in the event of an underwritten offering of their securities. We will bear all other costs, fees and expenses incurred in effecting the registration of the securities covered by this prospectus, including, without limitation, all registration and filing fees, printing and delivery fees, Nasdaq listing fees and fees and expenses of our counsel and our accountants.

DETERMINATION OF OFFERING PRICE

We cannot currently determine the price or prices at which shares of Common Stock or Warrants may be sold by the Selling Securityholders under this prospectus.

DIVIDEND POLICY

We have never declared or paid any cash dividends on our capital stock. We currently intend to retain all available funds and future earnings, if any, to fund the development and growth of the business, and therefore, do not anticipate declaring or paying any cash dividends on our Common Stock in the foreseeable future. Any future determination related to our dividend policy will be made at the discretion of our board of directors after considering our business prospects, results of operations, financial condition, cash requirements and availability, debt repayment obligations, capital expenditure needs, contractual restrictions, covenants in the agreements governing current and future indebtedness, industry trends, the provisions of Delaware law affecting the payment of dividends and distributions to stockholders and any other factors or considerations the board of directors deems relevant.

MARKET INFORMATION

Our Common Stock and Warrants are listed on Nasdaq under the symbols “NOGN” and “NOGNW,” respectively. Prior to the consummation of the Business Combination, the Class A common stock, units and warrants were listed on Nasdaq under the symbols “SWAG,” “SWAGU” and “SWAGW,” respectively. As of August 26, 2022, there were 109 holders of record of our Common Stock and one holder of record of our Warrants. The actual number of stockholders of our Common Stock and the actual number of holders of our Warrants is greater than the number of record holders and includes holders of our Common Stock or Warrants whose shares of Common Stock or Warrants are held in street name by brokers and other nominees.

UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS

Introduction:

Nogin Inc. (the “Company”, “Nogin”, f/k/a “SWAG”) is providing the following unaudited pro forma condensed combined financial information prepared in accordance with Article 11 of Regulation S-X as amended by the final rule, Release No. 33-10786 “Amendments to Financial Disclosures about Acquired and Disposed Businesses”. The unaudited pro forma condensed combined financial information presents the pro forma effects related to the following:

•	The automatic conversion of Branded Online, Inc.’s (“Legacy Nogin”) redeemable convertible Series A and Series B preferred stock to Legacy Nogin Common Stock;

•	The net settlement of Legacy Nogin’s outstanding warrants for Legacy Nogin Common Stock via cashless exercise;

•	The repayment of Legacy Nogin debt, including debt issued subsequent to June 30, 2022;

•	The execution of the standby capital support facility agreement (the “Standby Agreement”) between SWAG and a financial institution (the “Financial Institution”);

•	The redemption of 17,021,595 shares of SWAG Class A Common Stock for $173.0 million.

•	The PIPE Subscription Agreements entered into by SWAG with various investors to purchase Convertible Notes and PIPE Warrants for an aggregate purchase price of $65.5 million; and

•

The merger between Legacy Nogin and Merger Sub, a wholly owned subsidiary of SWAG, with Legacy Nogin surviving the merger as a wholly owned subsidiary of Nogin (together, the “Merger”) which was consummated on August 26, 2022 (the “Closing”).

SWAG was a blank check company incorporated as a Delaware corporation and formed for the purpose of effecting a merger, capital stock exchange, asset acquisition, stock purchase, reorganization or similar business combination with one or more businesses. On August 2, 2021, SWAG consummated its initial public offering of its units, with each unit consisting of one share of SWAG Class A Common Stock and one-half of one public warrant, which included the underwriters partially exercising their over-allotment option. Simultaneously with the closing of the initial public offering, SWAG completed the private sale of 9,000,000 private placement warrants at a price of $1.00 per private placement warrant, to the Sponsor generating gross proceeds of $9.0 million. As part of the underwriters’ partial exercise of their over-allotment option, SWAG consummated the sale of an additional 2,807,868 units at $10.00 per unit, and the sale of an additional 982,754 private placement warrants, at $1.00 per private placement warrant, generated gross proceeds of $29.1 million. Following the closing of SWAG’s initial public offering, a total of $231.5 million of the net proceeds from SWAG’s initial public offering, the sale under the underwriters’ over-allotment option and the sale of the private placement warrants were placed into the Trust Account. As of June 30, 2022, funds in the Trust Account totaled $231.8 million.

Legacy Nogin is an e-commerce, technology and platform provider in the apparel and ancillary industry’s multichannel retailing, business-to-consumer and business-to-business domains. Nogin’s commerce-as-a-service platform delivers full-stack enterprise-level capabilities to online retailers enabling them to compete with larger retailers. Nogin provides the technology for these companies to manage complexities related to customer management, order optimization, returns, and fulfillment. In addition, Nogin is an e-commerce technology platform and distribution partner whose products also include website development, photography, content management, customer service, marketing, warehousing, and fulfillment. Nogin’s business model is based on providing a total e-commerce solution to its partners on a revenue-sharing basis.

The unaudited pro forma condensed combined financial information is based upon, and should be read in conjunction with, the historical financial statements and related notes of SWAG and Legacy Nogin for the applicable periods included in the Proxy Statement/Prospectus or filed as Exhibit 99.1 to the Current Report on Form 8-K dated September 1, 2022. The pro forma condensed combined financial information has been presented for informational purposes only and is not necessarily indicative of what the Company’s balance sheet or statement of operations actually would have been had the Merger been completed as of the dates indicated, nor do they purport to project the future financial position or operating results of the Company. The actual financial position and results of operations may differ significantly from the pro forma amounts reflected herein due to a variety of factors. The pro forma financial information is presented for illustrative purposes only and does not reflect the costs of any integration activities or cost savings or synergies that may be achieved as a result of the Merger.

The unaudited pro forma condensed combined balance sheet combines the Legacy Nogin unaudited consolidated balance sheet as of June 30, 2022 and the SWAG unaudited historical consolidated balance sheet as of June 30, 2022, giving effect to the Merger as if it had been consummated on June 30, 2022. The unaudited pro forma condensed combined statements of operations for the six months ended June 30, 2022 and the year ended December 31, 2021 presents the pro forma effect of the Merger as if it had been consummated on January 1, 2021.

The Merger will be accounted for as a reverse recapitalization, with no goodwill or other intangible assets recorded, in accordance with US GAAP. Under this method of accounting, SWAG will be treated as the acquired company for financial reporting purposes. Accordingly, for accounting purposes, the Merger will be treated as the equivalent of Legacy Nogin issuing shares for the net assets of SWAG, accompanied by a recapitalization. The net assets of SWAG will be recorded at carrying value, with no goodwill or other intangible assets recorded.

Legacy Nogin has been determined to be the accounting acquirer based on evaluation of the following facts and circumstances:

•	Legacy Nogin’s stockholders have majority of the voting power of the Company

•	Legacy Nogin’s existing management primarily comprises the management of the Company

•	Legacy Nogin comprises the ongoing operations of the Company

The following summarizes the pro forma ownership of the Company following the Merger (shares are in millions):

	Shares	Ownership %
Legacy Nogin Equity holders	54.3	81.4%
Standby Agreement Financial Institution	0.5	0.8%
Sponsor	5.7	8.5%
Transaction Service Providers	0.4	0.6%
Public Stockholders (1)	5.8	8.7%

Total	66.7	100.0%

(1)	Included in Public Stockholders amount is 5.7 million shares purchased by the Standby Agreement Financial Institution prior to redemption deadline.

The following unaudited pro forma condensed combined balance sheet as of June 30, 2022 and the unaudited pro forma condensed combined statement of operations for the six months ended June 30, 2022 and for the year ended December 31, 2021 are based on the historical financial statements of SWAG and Legacy Nogin. The unaudited pro forma adjustments are based on information currently available and assumptions and estimates underlying the unaudited pro forma adjustments are described in the accompanying notes. Actual results may differ materially from the assumptions used to present the accompanying unaudited pro forma condensed combined financial information.

UNAUDITED PRO FORMA CONDENSED COMBINED BALANCE SHEET

As of June 30, 2022

($ in thousands)

	Historical
	SWAG	Legacy Nogin	Transaction Accounting Adjustments	Notes		Pro Forma Combined
Assets
Current Assets:
Cash	$18	$1,207	$24,136	[A	]	$25,361
Accounts Receivable, Net	—	2,523	—			2,523
Related Party Receivables	5	6,236	—			6,241
Inventory	—	16,385	—			16,385
Prepaid Expenses and Other Current Assets	347	5,225	(2,800)	[F	]	2,772

Total Current Assets	370	31,576	21,336			53,282
Restricted Cash	—	1,500	—			1,500
Property and Equipment—Net	—	1,699	—			1,699
Intangible Assets—Net	—	996	—			996
Investment in Unconsolidated Affiliates	—	11,588	—			11,588
Marketable Securities Held in Trust Account	231,843	—	(231,843)	[B	]	—
Other Non-Current Asset	23	664	42,005	[K	]	42,692

Total Assets	$232,236	$48,023	$(168,502)			$111,757

Liabilities and Stockholders’ Equity (Deficit)
Current Liabilities:
Accounts Payable	—	16,086	(3,000)	[H	]	13,086
Due to Clients	—	4,596	—			4,596
Related Party Payables	—	1,870	9,777	[J	]	11,647
Promissory Notes	—	6,740	(6,740)	[H	]	—
Promissory Notes from Related Parties	400	2,666	(2,666)	[H	]	400
Accrued Expenses and Other Liabilities	2,518	10,823	(4,694)	[G	]	8,647

Total Current Liabilities	2,918	42,781	(7,323)			38,376
Line of Credit	—	4,998	(4,998)	[H	]	—
Long-Term Note Payable	—	19,921	(19,921)	[H	]	—
Convertible Notes	—	—	62,154	[I	]	62,154
Deferred Tax Liabilities	—	1,239	—			1,239
Other Long-Term Liabilities	—	1,244	11,040	[E	]	12,284
Deferred Underwriting Fee Payable	7,983	—	(7,983)	[C	]	—

Total Liabilities	10,901	70,183	32,969			114,053
Commitments and Contingencies
Series A Convertible	—	4,687	(4,687)	[D	]	—
Series B Convertible	—	6,502	(6,502)	[D	]	—
Class A Common Stock Subject to Redemption	231,535	—	(231,535)	[D	]	—
Stockholders’ Equity/(Deficit):
Common Stock	—	1	(1)	[D	]	—
Class A Common Stock	—	—	7	[D	]	7
Class B Common Stock	1	—	(1)	[D	]	—
Additional Paid-In Capital	—	5,157	43,348	[D	]	48,505
Treasury Stock	—	(1,330)	1,330	[D	]	—
Accumulated Deficit	(10,201)	(37,177)	(3,430)	[D	]	(50,808)

Total Stockholders’ Equity (Deficit)	(10,200)	(33,349)	41,253			(2,296)

Total Liabilities and Stockholders’ Equity/ (Deficit)	$232,236	$48,023	$(168,502)			$111,757

UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS

For the Six Months Ending June 30, 2022

($in thousands, except share and per share amounts)

	Historical
	SWAG	Legacy Nogin	Transaction Accounting Adjustments	Notes		Pro Forma Combined
Service Revenue	$—	$17,787	$—			$17,787
Product Revenue	—	20,756	—			20,756
Revenue from Related Parties	—	7,005	—			7,005

Total Revenue	$—	$45,548	$—			$45,548
Operating Costs and Expenses:
Cost of Services	—	11,192	—			11,192
Cost of Product Revenue	—	15,407	—			15,407
Sales & Marketing	—	1,186	—			1,186
Research & Development	—	2,827	—			2,827
General and Administrative	2,067	30,362	—			32,429
Depreciation and Amortization	—	420	—			420

Total Operating Costs and Expenses	2,067	61,394	—			63,461

Operating Loss	(2,067)	(15,846)	—			(17,913)
Interest Expense	—	(2,117)	(1,584)	[D	]	(3,701)
Change in Fair Value of Promissory Notes	—	(2,566)	2,566	[E	]	—
Change in Fair Value of Unconsolidated Affiliates	—	(1,982)	—			(1,982)
Other Income (Loss)	336	1,661	—			1,977

Income (Loss) Before Income Taxes	(1,731)	(20,850)	982			(21,599)
Provision for Income Tax	10	65	—			75

Net Income (Loss)	$(1,741)	$(20,915)	$982			$(21,674)

Pro Forma Loss Per Share
Weighted Average Shares of Class A Outstanding—Basic and Diluted	22,807,868	—	—			66,694,295
Loss Per Share Class A—Basic and Diluted	$(0.06)		—			$(0.32)
Weighted Average Shares of Class B Outstanding—Basic and Diluted	5,701,967	—	—			—
Loss Per Share Class B—Basic and Diluted	$(0.06)		—			—
Weighted Average Common Shares Outstanding—Basic and Diluted	—	9,129,358	—			—
Loss Per Common Share—Basic and Diluted	—	$(2.29)	—			—

UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS

For the Year Ending December 31, 2021

($in thousands, except share and per share amounts)

	Historical
	SWAG (Historical from 1/5/21 through 12/31/21)	Legacy Nogin	Transaction Accounting Adjustments	Notes		Pro Forma Combined
Service Revenue	$—	$41,866	$—			$41,866
Product Revenue	—	51,346	—			51,346
Revenue from Related Parties	—	8,136	—			8,136

Total Revenue	$—	$101,348	$—			$101,348
Operating Costs and Expenses:
Cost of Services	—	24,174	—			24,174
Cost of Product Revenue		20,431	—			20,431
Sales & Marketing	—	1,772	—			1,772
Research & Development	—	5,361	—			5,361
General and Administrative	1,917	55,369	—			57,286
Depreciation and Amortization	—	520	—			520
Transaction Costs	—	—	4,050	[A	]	4,050

Total Operating Costs and Expenses	1,917	107,627	4,050			113,594

Operating Loss	(1,917)	(6,279)	(4,050)			(12,246)
Interest Expense	—	(926)	(6,476)	[C	]	(7,402)
Change in Fair Value of Unconsolidated Affiliates	—	4,937	—			4,937
Other Income (Loss)	(37)	3,378	(13,631)	[B	]	(10,290)

Income (Loss) Before Income Taxes	(1,954)	1,110	(24,157)			(25,001)
Provision for Income Tax	—	1,175	—			1,175

Net Loss	$(1,954)	$(65)	$(24,157)			$(26,176)

Pro Forma Loss Per Share
Weighted Average Shares of Class A Outstanding—Basic and Diluted	10,024,409	—	—			66,694,295
Loss Per Share Class A—Basic and Diluted	$(0.13)		—			$(0.39)
Weighted Average Shares of Class B Outstanding—Basic and Diluted	5,304,936	—	—			—
Loss Per Share Class B—Basic and Diluted	$(0.13)		—			—
Weighted Average Common Shares Outstanding—Basic and Diluted	—	9,129,358	—			—
Loss Per Common Share—Basic and Diluted	—	$(0.01)	—			—

NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

1.	Description of the Business Combination

On August 26, 2022, Legacy Nogin and SWAG consummated the Merger. Pursuant to the Merger Agreement, at Closing, Legacy Nogin Stockholders received an aggregate of $551.0 million in 54.3 million newly issued shares of Class A Common Stock at a price of $10.00 per share and 1.0 million vested SWAG options, and $15.0 million in cash (the “Cash Consideration”) for total aggregate consideration of $566.0 million. In addition, Legacy Nogin’s unvested options were assumed and converted into 0.7 million unvested SWAG options. On August 26, 2022, SWAG, Merger Sub and Legacy Nogin entered into the Amendment No.2 to the Merger Agreement (“MA Amendment No.2”). Pursuant to this amendment the Cash Consideration paid at Closing was $5.2 million. Payment of the remaining $9.8 million in Cash Consideration would be deferred at Closing and payable pursuant to the terms and conditions of MA Amendment No.2 filed as Exhibit 2.3 to the Current Report on Form 8-K dated September 1, 2022. After four years and ninety-one days from Closing, if the deferred Cash Consideration is not fully paid, the remaining amount shall be settled through the issuance of the Company’s Common Stock equal to the quotient of (i) the remaining deferred Cash Consideration divided by (ii) the 10-day volume weighted average trading price of the Company’s Common Stock.

At Closing, Legacy Nogin merged with and into Merger Sub, a wholly owned subsidiary of SWAG with Legacy Nogin as the surviving company and Legacy Nogin became a wholly owned subsidiary of SWAG.

PIPE Convertible Notes

In connection with the PIPE Subscription Agreements, immediately prior to Closing, the Company issued and sold to PIPE investors an aggregate principal of $65.5 million of 7.00% Convertible Senior Notes and 1.4 million PIPE Warrants for aggregate proceeds of $65.5 million.

Standby Agreement

On August 18, 2022, SWAG entered into the Standby Agreement with a Financial Institution whereby the Financial Institution would use commercially reasonable efforts to purchase approximately 6 million shares (as such number may be increased with the mutual consent of SWAG and the Financial Institution, subject to maximum of 9.99% of the post-Merger outstanding common stock) of SWAG’s Class A Common Stock, par value $0.0001 per share (the “Purchased Shares”). Pursuant to the Standby Agreement, the Company would pay the Financial Institution immediately following the Closing an amount equal to approximately 80% of the aggregate price (such aggregate price of Purchased Shares, the “Standby Capital Deposit Amount”) of the Purchased Shares (80% of the Standby Capital Deposit Amount, the “Standby Capital Funding”). The amount of the Standby Capital Deposit Amount less the Standby Capital Funding is referred to as the “Standby Capital Support Amount”, which represents 20% of the Standby Capital Funding. Thereafter, the Financial Institution may sell the Purchased Shares in the four years plus one day following the Closing of the Merger. Following the recoupment of the Standby Capital Support Amount by the Financial Institution, any subsequent sales of the Purchased Shares will be limited to (i) 25% of the daily volume of the shares to the extent the share price is at any time at or above $7.50 per share and (ii) the mutual agreement of the Company and the Financial Institution, to the extent the share price is below $7.50. Following the recoupment of the Standby Capital Support Amount, the Financial Institution will retain from subsequent sales of Purchased Shares approximately 3.5% of the Standby Capital Funding that was paid to the Financial Institution (the “Liquidity Fee”).

While the redemption period for the SWAG Common Stock was outstanding, the Financial Institution purchased 5,676,351 shares of Class A Common Stock from Public Stockholders resulting in a payment of the Standby Capital Funding to the Financial Institution at the Closing of $46.2 million. In addition, after the redemption period, the Financial Institution purchased an additional 517,079 shares of Class A Common Stock of the Company based on the redemption price in effect for the Public Stockholders. The Financial Institution paid to the Company a net amount for such shares representing the Standby Capital Support Amount of $1.1 million.

Details of the Purchased Shares held by the Financial Institution at the Closing based on where such Purchased Shares are included in the pro forma ownership table above are as follows (in millions of $ except for shares):

	Public Stockholders	Standby Agreement Financial Institution	Total
Purchased Shares (in shares)	5,676,351	517,079	6,193,430
Liquidity Fee	$1.6	$0.2	$1.8

Standby Capital Deposit Amount	$57.7	$5.3	$63.0
Less: Standby Capital Funding	(46.2)	(4.2)	(50.4)

Standby Capital Support Amount	$11.5	$1.1	$12.6

For purposes of the pro forma financial information, the Company is presenting the Standby Agreement as Other Assets of $42.0 million on the unaudited pro forma condensed combined balance sheet, which is based on the fair value of the Purchased Shares at Closing, approximating $9.10 per share as of August 26, 2022, less the Standby Capital Support Amount, less the Liquidity Fee.

Transaction Fees

SWAG’s and Legacy Nogin’s contracts with its financial advisors required that at the close of the Merger, a portion of the transaction costs would be paid in cash at Closing, a portion paid in shares of Class A Common Stock at Closing at a presumed price of $10 per share, and a portion deferred. The deferred financial advisory fees at the close of the Merger will be due and payable at the earlier of (a) the maturity of the PIPE convertible notes, (b) the conversion, repurchase or redemption of the PIPE convertible notes or (c) the closing of the sale of $25 million of newly issued equity interests in the Company after consummation of the Merger. As a result, the unpaid banker advisory transaction costs have been classified as non-current on the unaudited pro forma condensed combined balance sheet. Further, each financial advisor has the option to settle the outstanding fees at any point in shares of Class A Common Stock at the fair value of the common stock at the date of settlement. For additional information regarding settlement of the deferred portion see the section titled Certain Engagements in Connection with the Business Combination and Related Transactions in the Proxy Statement/Prospectus. The following details total SWAG transaction costs and total Legacy Nogin transaction costs broken down by the portion paid in cash at Closing, the portion paid in shares of Common Stock at Closing and the portion deferred at Closing as well as the number of shares of Common Stock issued at Closing ($ in thousands):

SWAG Transaction Costs	Total Transaction Costs	Portion Paid in Cash at Close	Portion Paid in Stock at Close	Portion Deferred at Close	Shares Issued at Close
Deferred IPO and Financial Advisory Fees	$10,383	$166	$2,500	$7,717	250,000
PIPE Fees	1,950	303	487	1,160	48,750
Legal Fees	3,340	3,340	—	—	—
Other	669	669	—	—	—

Total SWAG Transaction Costs	$16,342	$4,478	$2,987	$8,877	298,750

Legacy Nogin Transaction Costs	Total Transaction Costs	Portion Paid in Cash at Close	Portion Paid in Stock at Close	Portion Deferred at Close	Shares Issued at Close
Financial Advisory Fees	$4,350	$—	$1,087	$3,263	108,750
Legal Fees	2,750	2,750	—	—	—
Other	393	393	—	—	—

Total Legacy Nogin Transaction Costs	$7,493	$3,143	$1,087	$3,263	108,750

2.	Basis of Presentation

The unaudited pro forma condensed combined financial information has been prepared assuming the Merger is accounted for as a reverse recapitalization with Nogin as the accounting acquirer.

The pro forma adjustments represent management’s estimates based on information available as of the date of the filing of the condensed combined financial information and do not reflect possible adjustments related to restructuring or integration activities that have yet to be determined or transaction or other costs following the Merger that are not expected to have a continuing impact on the statement of operations. Further, one-time transaction-related expenses incurred prior to, or concurrently with the consummation of the Merger, that are not currently presented in the historical condensed combined statements of operations for SWAG and Legacy Nogin, are presented in the unaudited pro forma condensed combined statements of operations as if the Merger was consummated on January 1, 2021.

The unaudited condensed combined pro forma adjustments, which are described in the accompanying notes, may be revised as additional information becomes available and is evaluated. Therefore, it is likely that the actual adjustments will differ from the pro forma adjustments and it is possible the difference may be material. The Company believes that its assumptions and methodologies provide a reasonable basis for presenting all of the significant effects of the Merger based on information available to management at this time and that the pro forma adjustments give appropriate effect to those assumptions and are properly applied in the unaudited pro forma condensed combined financial information.

The unaudited pro forma condensed combined balance sheet as of June 30, 2022 assumes that the Merger occurred on June 30, 2022. The unaudited pro forma condensed combined statements of operations for the six months ended June 30, 2022 and for the year ended December 31, 2021 presents pro forma effects to the Merger as if it had been consummated on January 1, 2021.

3.	Adjustments to Unaudited Pro Forma Condensed Combined Balance Sheet as of June 30, 2022

The pro forma notes and adjustments, based on preliminary estimates that could change materially as additional information is obtained, are as follows:

[A] Represents the pro forma adjustments to cash upon the Closing:

Amount
Reclass of SWAG Cash Held in Trust Account	$231,843
PIPE Investment Proceeds(1)	65,500
Standby Agreement Cash Inflow(1)	1,052
Legacy Nogin Subsequent Event Debt Proceeds(2)	3,000
Legacy Nogin Equity Holders Cash Consideration(1)	(5,223)
Legacy Nogin Transaction Costs(3)	(3,143)
SWAG Transaction Costs(4)	(4,478)
Class A Common Stock Redemptions(1)	(173,033)
Standby Agreement Cash Outflow(1)	(46,252)
Payment of Legacy Nogin Debt(5)	(45,130)

Pro Forma Adjustment to Cash	$24,136

(1)	See Description of Business Combination section above for additional information.
(2)

Subsequent to June 30, 2022, Legacy Nogin issued additional Promissory Notes for $3.0 million in proceeds. Per the terms of the Promissory Note agreements, the Company was required to repay the Promissory Notes at Closing of the Merger. The payment of $4.5 million associated with these Promissory Notes are included in the “Payment of Legacy Nogin Debt” line item above. As a result, the Company has given pro forma effect to the proceeds received from such Promissory Notes subsequent to the June 30, 2022.

(3)

Represents the payment of non-recurring direct and incremental transaction costs incurred by Legacy Nogin in connection with the Merger. Costs include legal, financial advisory, and other professional fees related to the Merger. Payment includes $2.8 million of transaction costs that were accrued as of June 30, 2022. See Description of Business Combination section above for additional information.

(4)

Reflects the payment of non-recurring direct and incremental transaction costs incurred by SWAG in connection with the Merger. Costs include legal, financial advisory, and other professional fees related to the Merger. Payment includes $2.4 million of transaction costs that were accrued as of June 30, 2022. See Description of Business Combination section above for additional information.

(5)

Reflects the payment related to Legacy Nogin’s outstanding notes payable of $21.9 million (inclusive of exit and early termination payments), line of credit of $8.0 million, outstanding Promissory Notes of $10.7 million and Promissory Notes issued subsequent to June 30, 2022 of $4.5 million.

[B] Represents the reclassification of $231.8 million of cash and securities held in Trust Account that became available at Closing, prior to giving effect to actual redemptions.

[C] Reflects the adjustment to deferred underwriters’ fees incurred during the SWAG IPO. See Description of Business Combination section above for additional information on settlement of SWAG transaction costs including deferred underwriters’ fees. At Closing, the Company paid $0.2 million of the deferred underwriting fees and continued to defer the remaining $7.7 million which were reclassed to other long-term liabilities.

[D] The following table summarizes the pro forma adjustments impacting mezzanine equity and shareholders’ equity/(deficit):

	Adjustments to SWAG Equity(1)	Adjustments to Legacy Nogin Equity(2)	Recapitalization Adjustments(3)	Redemptions(4)	Standby Agreement(5)	Other items(6)	Pro forma adjustments
SWAG Class A Redeemable Common Stock	$(231,535)	$—	$—	$—	$—	$—	$(231,535)
Legacy Nogin Preferred Series A	—	(4,687)	—	—	—	—	(4,687)
Legacy Nogin Preferred Series B	—	(6,502)	—	—	—	—	(6,502)
Shareholders’ Equity/(Deficit):
Common Stock	—	—	(1)	—	—	—	(1)
Class A Common Stock	3	—	5	(1)	—	—	7
Class B Common Stock	(1)	—	—	—	—	—	(1)
Additional Paid-In Capital	217,192	10,959	(4)	(173,032)	5,256	(17,023)	43,348
Treasury Stock	—	1,330	—	—	—	—	1,330
Accumulated Deficit	10,201	—	—	—	(8,362)	(5,269)	(3,430)

(1)	Represents the adjustments to SWAG’s mezzanine equity and shareholders’ equity as follows:

•

The reclassification of historical SWAG Class A Common Stock subject to possible redemption from mezzanine equity to permanent equity immediately prior to the consummation of the Merger. Impact of $2 thousand to Class A Common Stock and $231.5 million to additional paid in capital.

•	The conversion of SWAG Class B Common Stock to shares of SWAG Class A Common Stock for $1 thousand immediately prior to the consummation of the Merger.

•

Reflects the reclassification of SWAG historical accumulated deficit of $10.2 million to additional paid in capital in connection with the consummation of the Merger. The reduction to additional paid-in capital of $14.3 million also includes $4.1 million of additional non-recurring incremental transaction costs incurred by SWAG in connection with the Merger.

(2)	Represents the adjustments to Legacy Nogin’s mezzanine equity and shareholders’ equity as follows:

•

The conversion of Legacy Nogin’s redeemable convertible Series A preferred stock and Series B preferred stock to additional paid-in capital for $11.2 million immediately prior to the consummation of the Merger.

•	The cancellation of Legacy Nogin treasury stock of $1.3 million with a corresponding reduction to additional paid in capital.

•	The settlement of Legacy Nogin’s liability classified warrants via cashless exercise resulting in an increase to additional paid-in capital of $1.1 million.

(3)	Represents recapitalization of Legacy Nogin’s equity and issuance of 54.3 million shares of SWAG’s Class A Common Stock to Legacy Nogin Stockholders as consideration for the reverse recapitalization

(4)	Represents the redemption of 17.0 million shares of Class A Common Stock by SWAG Public Stockholders at $10.17 per share for $173.0 million.

(5)

Represents the impact of the Standby Agreement. The increase to additional paid in capital of $5.3 million represents the Standby Capital Deposit Amount for the purchase of the 517,079 Purchased Shares by the Financial Institution directly from the Company. The increase to accumulated deficit relates to the total Liquidity Fee associated with the Standby Agreement of $1.8 million as well as the change in the value recognized of the derivative asset at the Closing of $6.6 million. See Description of Business Combination section above for additional information on the Standby Agreement.

(6)	Other adjustments to additional paid in capital and accumulated deficit are as follows:

•	A reduction to additional paid in capital of $15.0 million related to the Cash Consideration to Legacy Nogin Equityholders that was either paid in cash or deferred at Closing.

•

A net reduction to additional paid in capital of $6.4 million related to Legacy Nogin transaction costs incurred in connection with the Merger that are incremental and non-recurring. The $6.4 million reduction includes capitalized transaction costs of $7.5 million (inclusive of $2.8 million that was deferred as of June 30, 2022 and included in prepaid and other current assets) in connection with the reverse recapitalization offset by $1.1 million of such transaction costs that were settled in shares of Class A Common Stock of the Company. See Description of Business Combination section above for additional information regarding transaction costs.

•

An increase to additional paid in capital of $2.5 million related to the portion of non-PIPE SWAG transaction costs that were settled in shares of Class A Common Stock of the Company at Closing. See Description of Business Combination section above for additional information regarding transaction costs.

•

An increase to additional paid in capital of $1.9 million related to the PIPE Convertible Notes of which $1.4 million relates to PIPE Warrants issued in connection with the PIPE subscription and $0.5 million related to PIPE transaction costs that are settled in shares of Class A Common Stock of the Company. See Description of Business Combination section above for additional information regarding transaction costs.

•	Reflects an increase to accumulated deficit of $5.3 million related to debt extinguishment costs as a result of the payment of Nogin’s outstanding debt at close of the Merger.

[E]	In connection with the Merger, the adjustments to other long-term liabilities are as follows ($ in thousands):

Amount
Settlement of Legacy Nogin liability classified warrants	$(1,100)
Deferred SWAG Transaction Costs	8,877
Deferred Legacy Nogin Transaction Costs	3,263

Total	$11,040

[F]

Adjustment relates to the reversal of Legacy Nogin transaction costs that were deferred as of June 30, 2022 in connection with the Merger that is accounted for as a reverse recapitalization and recorded to additional paid in capital upon consummation of the Merger.

[G]

The reduction to accrued expenses of $4.7 million relates to the payment of Legacy Nogin transaction costs of $2.8 million and SWAG transactions costs of $2.4 million upon consummation of the Merger that were accrued as of June 30, 2022. This is offset by the write-off of $0.5 million of the current portion of the unamortized debt discount and debt issuance costs that are included in Legacy Nogin’s historical accrued expenses and other liabilities as of June 30, 2022 and are written-off as a result of the paydown of Legacy Nogin debt at close of the Merger.

[H]

Reflects the payment of Legacy Nogin outstanding debt upon consummation of the Merger. Includes the payment of $21.5 million of outstanding notes payable (inclusive of exit payments) offset by $1.6 million write-off of unamortized debt discount and issuance costs associated with the Nogin notes payable (additional write-off of $0.5 million of unamortized debt discount and issuance costs is included in accrued expenses and other liabilities adjustment – see note [G]).

Adjustment also includes the payment of $8.0 million related to the Legacy Nogin line of credit of which $5.0 million was included in line of credit and $3.0 million was included in accounts payable as a result of the settlement of a $3.0 million letter of credit associated with the line of credit subsequent to June 30, 2022 for which the related invoices associated with the letter of credit were included in accounts payable as of June 30, 2022.

Finally, adjustment includes the payment of $10.7 million in connection with the Legacy Nogin Promissory Notes accounted for under the fair value option of accounting and for which $9.4 million was outstanding as of June 30, 2022 and included in Promissory Notes and Promissory Notes From Related Parties.

[I]

Represents the gross proceeds from the issuance of the PIPE Convertible Debt of $65.5 million, net of $1.9 million related to the fees associated with the PIPE Convertible Debt and net of $1.4 million related to the PIPE Warrants that were issued for no additional consideration in conjunction with the PIPE Convertible Debt. For purposes of the pro forma financial information, the PIPE Convertible Debt has been accounted for as a single debt instrument that does not have a separable derivative associated with the conversion feature. The PIPE Warrants have similar terms to the Private Placement Warrants in which the fair value was determined based on the $1 per Warrant fair value at which the Private Placement Warrants were issued and are expected to be equity classified. As a result, the 1.4 million PIPE Warrants are being treated as a discount to the PIPE Convertible Notes for $1.4 million with a corresponding increase to additional paid in capital of $1.4 million. None of the fees associated with the PIPE Investment were allocated to the PIPE Warrants as the impact would be de minimis.

[J]

Represents the portion of the Cash Consideration to Legacy Nogin Equityholders deferred at Closing. See Description of Business Combination section above for additional information on the Cash Consideration.

[K]

Represents the value of the derivative asset associated with the Standby Agreement at Closing. See Description of Business Combination section above for additional information of the Standby Agreement and the calculation to determine the value of $42.0 million at Closing.

4.	Adjustments to Unaudited Pro Forma Condensed Combined Statement of Operations for the Six Months Ended June 30, 2022 and the Year Ended December 31, 2021

SWAG and Legacy Nogin did not have any historical relationship prior to the Merger. Accordingly, no pro forma adjustments were required to eliminate activities between the companies. The pro forma notes and adjustments, based on preliminary estimates that could change materially as additional information is obtained, are as follows:

[A]

Reflects SWAG’s additional non-recurring, incremental transaction related costs of $4.1 million in connection with the Merger as if it was consummated on January 1, 2021. Costs include legal, financial advisory, and other professional fees related to the Merger. Adjustment does not include $1.4 million and $1.0 million of SWAG transaction costs that were already incurred and recognized in the SWAG historical statements of operations for the six months ended June 30, 2022 and the year ended December 31, 2021, respectively.

[B]

Reflects the debt extinguishment costs associated with the payment of Legacy Nogin’s debt upon consummation of the Merger of $5.3 million. Also includes the Liquidity Fee associated with the Standby Agreement of $1.8 million and the reduction to the value of the Standby Agreement derivative asset of $6.6 million.

[C]

Reflects the net pro forma adjustment to interest expense for the year ended December 31, 2021 of $6.5 million as if the Merger was consummated on January 1, 2021. Includes $7.4 million of interest expense associated with the Convertible Notes, which is based on, a $4.6 million interest expense for the 7.00% interest on the $65.5 million aggregate principal amount of Convertible Notes, a $2.0 million interest expense related to the annual accretion of principal on the Convertible Notes expected in the first twelve months, and amortization of the debt discount and issuance costs of $0.8 million based on straight line amortization. This is offset by the removal of $0.9 million of historical Legacy Nogin interest expense as a result of the payment of Legacy Nogin’s debt upon consummation of the Merger.

[D]

Reflects the net pro forma adjustment to interest expense for the six months ended June 30, 2022 of $1.6 million as if the Merger was consummated on January 1, 2021. Includes $3.7 million of interest expense associated with the Convertible Notes, which is based on, a $2.3 million interest expense for the 7.00% interest on the $65.5 million aggregate principal amount of Convertible Notes, a $1.0 million interest expense related to the six month accretion of principal on the Convertible Notes and amortization of the debt discount and issuance costs of $0.4 million based on straight line amortization. This is offset by the removal of $2.1 million of historical Legacy Nogin interest expense as a result of the payment of Legacy Nogin’s debt upon consummation of the Merger.

[E]

Reflects the removal for the six months ended June 30, 2022 of the Legacy Nogin change in fair value of promissory notes as if the Merger was consummated as of January 1, 2021 and the promissory notes were paid at close of the Merger.

5.	Pro Forma Loss Per Share Information

As a result of the Merger, the pro forma basic and diluted loss per share is as follows (in thousands of $ except share and per share amounts):

	Year Ended December 31, 2021	Six Months Ended June 30, 2022
Net loss	$(26,176)	$(21,674)
Weighted Average Shares Outstanding—Basic and Diluted	66,694,295	66,694,295
Loss Per Share—Basic and Diluted	$(0.39)	$(0.32)

The pro forma weighted average shares outstanding for the six months ended June 30, 2022 and the year ended December 31, 2021 was calculated as if the Merger was consummated on January 1, 2021 and the shares issued were outstanding for the entire period presented. The weighted average shares outstanding for the six months ended June 30, 2022 and the year ended December 31, 2021 includes 54,281,476 shares of Class A Common Stock issued to Legacy Nogin Equityholders, 5,701,967 shares of Class A Common Stock issued to Sponsor, 6,193,430 shares of Class A Common Stock issued to the Standby Agreement Financial Institution, 407,500 shares of Class A Common Stock issued to SWAG and Legacy Nogin service providers and 109,922 shares of Class A Common Stock issued to the remaining Public Stockholders.

Loss per share for the six months ended June 30, 2022 and the year ended December 31, 2021 excludes convertible notes, warrants and options that would be anti-dilutive to pro forma earnings per share, including (1) 1,782,953 options to Legacy Nogin option holders, (2) 21,386,688 SWAG warrants, (3) 1,396,419 PIPE Warrants (4) 5,695,651 shares of Class A Common Stock upon conversion of the Convertible Notes and (5) 1,333,962 shares of Class A Common Stock issuable upon exercise of the option by certain transaction service providers to settle deferred transaction costs in shares of Class A Common Stock.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF

FINANCIAL CONDITION AND RESULTS OF OPERATIONS

You should read the following discussion and analysis of financial condition and results of operations together with the consolidated financial statements and the related notes and other financial information of Nogin included elsewhere in this prospectus. Some of the information contained in this discussion and analysis contains forward-looking statements that involve risks and uncertainties. As a result of many factors, such as those set forth in the section of the prospectus captioned “Risk Factors” and elsewhere in this prospectus, actual results may differ materially from those anticipated in these forward-looking statements.

Company Overview

Nogin is an e-commerce, technology platform provider in the apparel and ancillary industry’s multichannel retailing, business-to-consumer and business-to-business domains. Nogin’s Commerce-as-a-Service (“CaaS”) platform delivers full-stack enterprise-level capabilities to our clients enabling them to compete with large retailers. As brands grow their GMV, they require additional capabilities beyond a simple online storefront. We provide the technology for these growing brands to manage complexities related to customer management, order optimization, returns, and fulfillment. The platform’s tools provide clients with capabilities around website development, photography, content management, customer service, marketing, warehousing, and fulfillment. The Company’s business model is based on providing a total e-commerce software solution to its partners on a revenue-sharing basis. The Company’s platform is used by online businesses whose needs are too complex for low cost SaaS ecommerce platforms, yet require more flexibility and economic viability than provided by enterprise solutions.

Our platform helps brands develop relationships directly with their customers leading to accelerated GMV growth, improved customer engagement, and reduced costs related to re-platforming and third-party integrations.

The Company’s headquarters and principal place of business are in Tustin, California.

Recent Developments

Closing of the Transactions

On February 14, 2022, the Company entered into the Merger Agreement with Merger Sub and Legacy Nogin, pursuant to which Merger Sub would merge with and into Legacy Nogin, with Legacy Nogin surviving the merger as a wholly owned subsidiary of the Company.

On April 19, 2022, the Company, the Notes Guarantors and the Subscribers entered into the PIPE Subscription Agreements pursuant to which the Company agreed to issue and sell to the Subscribers immediately prior to the closing of the Business Combination (i) up to an aggregate principal amount of $75.0 million of Convertible Notes at the par value of the notes and (ii) up to an aggregate of 1.5 million PIPE Warrants with each whole PIPE Warrant entitling the holder thereof to purchase one share of Common Stock.

On August 26, 2022, the Company and the Equity Subscriber entered into the Equity PIPE Subscription Agreement pursuant to which the Company agreed to issue and sell to the Equity Subscriber, immediately prior to the closing of the Business Combination, 517,079 PIPE Shares at a price per PIPE Share equal to $10.17.

On August 26, 2022, immediately prior to the Closing, the Company issued (i) 517,079 shares of Common Stock to the Equity Subscriber in accordance with the terms of the Equity PIPE Subscription Agreement, (ii) $65.5 million aggregate principal amount of Convertible Notes to the Subscribers in accordance with the terms of the PIPE Subscription Agreements and (iii) 1,396,419 PIPE Warrants to the Subscribers in accordance with the terms of the PIPE Subscription Agreements.

On August 26, 2022, pursuant to the Merger Agreement, Merger Sub merged with and into Legacy Nogin, with Legacy Nogin surviving the merger as a wholly owned subsidiary of the Company.

In connection with Closing, we changed our name to Nogin, Inc. While we are the legal acquirer of Legacy Nogin in the Business Combination, Legacy Nogin is deemed to be the accounting acquirer, and the historical financial statements of Legacy Nogin became the historical financial statements of the Company upon the Closing of the Transactions.

Formation of Joint Ventures

On April 6, 2021, the Company and Tiger Capital Group, LLC (“Tiger Capital”) formed a joint venture, Modcloth LLC (“ModCloth”). The Company and Tiger Capital each contributed $1.5 million into ModCloth andNogin owns 50% of the outstanding membership units. Tiger Capital provides the financing for the inventory, while Nogin entered into a Master Services Agreement (“MSA”) with ModCloth to provide the Intelligent Commerce Platform and eCommerce services. The Company accounts for its investment in ModCloth under the fair value option of accounting. As of December 31, 2021, the investment balance related to ModCloth was $6.4 million and was included in investment in unconsolidated affiliates on the consolidated balance sheets. For the year ended December 31, 2021, the Company recorded a fair value adjustment related to its ModCloth investment of $4.9 million included in changes in fair value of unconsolidated affiliates on the consolidated statements of operations.

On December 31, 2021, the Company and CFL Delaware, Inc. (“CFL”) formed a joint venture, IPCO Holdings, LLC (“IPCO”), whereby the Company contributed certain assets acquired from the BTB (ABC), LLC (“Betabrand”) acquisition and entered into a MSA with IPCO to provide certain eCommerce services, marketing, photography, customer service and merchant credit card monitor fraud services; and CFL entered into a Master Supply Agreement with IPCO and agreed to procure the supply of inventory to IPCO, provide manufacturing, fulfillment, logistics and warehousing services for the inventory. The Company accounts for its investment in IPCO under the fair value option of accounting. As of December 31, 2021, the investment balance related to IPCO was $7.1 million and was included in investment in unconsolidated affiliates on the consolidated balance sheets.

The Company has determined that it does not have the ability to direct the most significant activities of the joint ventures. The Company’s maximum exposure to loss as a result of its investments in the joint ventures is equal to its carrying value of the investment. The Company has recorded its 50% equity interest in the joint ventures as investments in unconsolidated affiliates under the fair value option of accounting. Changes in the fair value of the joint ventures, which are inclusive of equity in income, are recorded as changes in fair value of unconsolidated affiliates in the consolidated statements of operations during the periods such changes occur.

Impact of COVID-19 pandemic

In March 2020, the World Health Organization declared the COVID-19 outbreak a pandemic. The worldwide spread of COVID-19 has resulted, and is expected to continue to result, in a global slowdown of economic activity which is likely to decrease demand for a broad variety of goods and services, including those provided by our clients, while also disrupting sales channels and advertising and marketing activities for an unknown period until the virus is contained, or economic activity normalizes. Our revenue growth and results of operations have been resilient despite the headwinds created by the COVID-19 pandemic. The extent to which ongoing and future developments related to the global impact of the COVID-19 pandemic and related vaccination measures designed to curb its spread continue to impact our business, financial condition, and results of operations, all of which cannot be predicted with certainty. Many of these ongoing and future developments are beyond our control, including the speed of contagion, the development, distribution and implementation of effective preventative or treatment measures, including vaccines (and vaccination rates), the scope of governmental and other restrictions on travel, discretionary services and other activity, and the public reactions and receptiveness to these developments. See the section entitled “Risk Factors” for further discussion of the adverse impacts of the COVID-19 pandemic on our business.

At the onset of COVID-19, the Company anticipated an impact to the business, its financial conditions and results of operations. The Company applied for and was granted a Paycheck Protection Plan (“PPP”) loan. In addition, the Company has taken a number of actions to mitigate the impacts of the COVID-19 pandemic on its business. The Company witnessed a large shift in consumer spending from retail stores to online stores, and as a result, there were no significant declines in the periods presented. However, the impacts of the COVID-19 pandemic will depend on future developments, including the duration and spread of the pandemic. These developments and the impacts of the COVID-19 pandemic on the financial markets and overall economy are highly uncertain and cannot be predicted.

In 2020, due to COVID-19, the Company implemented a pay reduction of 20% for the majority of our salaried employees. Once the PPP loan was received, the Company removed the pay reduction for the employees who were affected by the pay reduction.

Components of Our Results of Operations

Revenue

The Company generates revenue primarily from its “Commerce-as-a-Service” revenue stream which generates commission fees derived from contractually committed gross revenue processed by customers on the Company’s e-commerce platform. Consideration for online sales is collected directly from the shopper by the Company and amounts not owed to the Company are remitted to the client. Revenue is recognized on a net basis from maintaining e-commerce platforms and online orders, as the Company is engaged in an agency relationship with its customers and earns defined amounts based on the individual contractual terms for the customer and the Company does not take possession of the customers’ inventory or any credit risks relating to the products sold. Other than its “Commerce-as-a-Service” revenue stream, the Company also earns revenue from the following:

•

Product revenue—Beginning in fiscal 2021, under one of the Company’s Master Services Agreements, the Company is the owner of inventory and reseller of record. As a result, the Company is the principal in sales to end customers and records these revenues on a gross basis at a point in time.

•

Fulfillment service revenue—Revenue for business-to-business (“B2B”) fulfillment services is recognized on a gross basis either at a point in time or over a point in time. For example, inbound and outbound services are recognized when the service is complete, while monthly storage services are recognized over the service period.

•

Marketing service revenue—Revenue for marketing services is recognized on a gross basis as marketing services are complete. Performance obligations include providing marketing and program management such as procurement and implementation.

•

Shipping service revenue—Revenue for shipping services is recognized on a gross basis as shipments are completed and products are shipped to end customers. This historical source of revenue is separate from the Smart Ship offering. Smart Ship is an offering that provides order storage and fulfillment solutions, designed for small to mid-size companies to manage the fulfillment of their orders and would be included as Fulfillment service revenue.

•

Other service revenue—Revenue for other services such as photography, business to customer (“B2C”) fulfillment, customer service, development and web design are reimbursable costs and recognized on the gross basis, and are services rendered as part of the performance obligations to clients for which an online platform and online orders are managed. All reimbursable costs are the responsibility of the Company as the Company uses such services to fulfill its performance obligations.

•

Set up and implementation service revenue—The Company provides set up and implementation services for new clients. The revenue is recognized on a gross basis at the completion of the service, with the unearned amounts received for incomplete services recorded as deferred revenue, if any.

Operating Expenses

We classify our operating expenses into the following categories:

•

Cost of services. Cost of services reflects costs directly related to providing services under the master service agreements with customers, which primarily includes service provider costs directly related to processing revenue transactions, marketing expenses and shipping and handling expenses which correspond to marketing and shipping revenues, as well as credit card merchant fees. Cost of services is exclusive of depreciation and amortization and general salaries and related expenses.

•

Cost of product revenue. Cost of product revenue reflects costs directly related to selling inventory acquired from select clients, which primarily includes product cost, warehousing costs, fulfillment costs, credit card merchant fees and third-party royalty costs. Cost of product revenue is exclusive of depreciation and amortization and general salaries and related expenses.

•	Sales and marketing. Sales and marketing expense consists primarily of salaries associated with selling across all our revenue streams.

•	Research and development. Research and development expense consists primarily of salaries and contractors’ costs associated with research and development of the Company’s technology platform.

•

General, and administrative. General and administrative expense consists primarily of lease expense, materials and equipment, dues and subscriptions, professional services, and acquisition costs incurred.

•

Depreciation and amortization. Depreciation and amortization expenses are primarily attributable to our capital investment and consist of fixed asset depreciation and amortization of intangibles considered to have finite lives.

Interest Expense

Interest expense primarily consists of interest incurred under our line of credit and promissory notes.

Change in Fair Value of Unconsolidated Affiliates

Change in fair value of unconsolidated affiliates represents the fair value adjustments associated with the Company’s ModCloth and IPCO investments for which the Company elected to use the fair value option of accounting.

Other Income (Expense)

Other income (expense) is mainly related to sublease rental income (expense) derived from the sublease of property by the Company as well as gain from legal settlements.

Provision (Benefit) for Income Taxes

The provision (benefit) for income taxes consist primarily of U.S. federal, state, and foreign income taxes. Deferred tax assets and liabilities are recognized with respect to the tax consequences attributable to differences between the financial statement carrying values and tax basis of assets and liabilities. Deferred tax assets and liabilities are measured using tax rates expected to apply to taxable income in the years in which these temporary differences are expected to be recovered or settled. A valuation allowance is established, when necessary, to reduce deferred tax assets if it is more likely than not that some portion or all the deferred tax assets will not be realized.

Realization of our deferred tax assets is dependent primarily on the generation of future taxable income. In considering the need for a valuation allowance, we consider our historical, as well as future, projected taxable income along with other objectively verifiable evidence. Objectively verifiable evidence includes our realization of tax attributes, assessment of tax credits and utilization of net operating loss carryforwards during the year.

Results of Operations for the Six Months Ended June 30, 2022 and 2021

The following tables set forth our consolidated results of operations and out consolidated results of operations as a percentage of revenue for the periods presented (in thousands):

	For the Six Months Ended June 30,
	2022	2021
Net service revenue	$17,787	$22,171
Net product revenue	20,756	4,515
Net revenue from related parties	7,005	1,588

Total net revenue	45,548	28,274
Operating costs and expenses:
Cost of services(1)	11,192	11,471
Cost of product sales(1)	15,407	1,908
Sales and marketing	1,186	677
Research and development	2,827	2,424
General and administrative	30,362	14,642
Depreciation and amortization	420	240

Total operating costs and expenses	61,394	31,362

Operating loss	(15,846)	(3,088)

Interest expense	(2,117)	(120)
Change in fair value of promissory notes	(2,566)	—
Change in fair value of unconsolidated affiliates	(1,982)	4,937
Other income	1,661	312

(Loss) income before income taxes	(20,850)	2,041
Provision (benefit) for income taxes	65	(284)

Net (loss) income	$(20,915)	$2,325

(1)	Exclusive of depreciation and amortization shown separately.

	For the Six Months Ended June 30,
(as a percentage of revenue*)	2022	2021
Net service revenue	39.0%	78.4%
Net product revenue	45.6	16.0
Net revenue from related parties	15.4	5.6

Total net revenue	100.0	100.0
Operating costs and expenses:
Cost of services(1)	24.6	40.6
Cost of product revenue(1)	33.8	6.7
Sales and marketing	2.6	2.4
Research and development	6.2	8.6
General and administrative	66.7	51.8
Depreciation and amortization	0.9	0.8

Total operating costs and expenses	134.8	110.9

Operating loss	(34.8)	(10.9)

	For the Six Months Ended June 30,
(as a percentage of revenue*)	2022	2021
Interest expense	(4.6)	(0.4)
Change in fair value of promissory notes	(5.6)	—
Change in fair value of unconsolidated affiliate	(4.4)	17.5
Other income	3.6	1.1

(Loss) income before income taxes	(45.8)	7.2
Provision (benefit) for income taxes	0.1	(1.0)

Net (loss) income	(45.9)%	8.2%

*	Percentages may not sum due to rounding
(1)	Exclusive of depreciation and amortization shown separately.

Comparison of the Six Months Ended June 30, 2022 and 2021

Net service revenue

	For the Six Months Ended June 30,
	2022	2021	$ Change	% Change
	(in thousands, except percentages)
Net service revenue	$17,787	$22,171	$(4,384)	19.8%

Net service revenue decreased by $4.4 million, or 19.8%, for the six months ended June 30, 2022 as compared to the six months ended June 30, 2021. The Company historically recognizes net revenue as a percentage of service sales. The decrease is primarily due to a client for whom the Company recognized service revenue in 2021 until the Company purchased inventory from the client, and as a result, the Company began recognizing product revenue instead of service revenue starting in the third quarter of 2021. See below for further discussion on product revenue.

Net product revenue

	For the Six Months Ended June 30,
	2022	2021	$ Change	% Change
	(in thousands, except percentages)
Net product revenue	$20,756	$4,515	$16,241	359.7%

Net product revenue increased by $16.2 million, or 359.7%, for the six months ended June 30, 2022 as compared to the six months ended June 30, 2021. The Company historically recognizes net revenue as a percentage of service sales. Starting in the second quarter of 2021, the Company added product revenue, which was generated from purchased inventory from select clients, to assist those clients with managing inventory through the pandemic in order to continue marketing and selling their particular brand of products. The Company sourced the products from vendors approved by licensees, and the products were received into the Company’s leased distribution centers and orders from end-customers were then fulfilled. As a result, the Company recognized the gross revenue for the sale of the inventory-owned products, and the corresponding cost of product revenue in the period the order was fulfilled. The practice of purchasing inventory was unique to 2021 and 2022, and the Company does not anticipate continuing after finding a buyer to distribute the inventory.

Net revenue from related parties

	For the Six Months Ended June 30,
	2022	2021	$ Change	% Change
	(in thousands, except percentages)
Net revenue from related parties	$7,005	$1,588	$5,417	341.1%

Net revenue from related parties increased by $5.4 million, or 341.1%, for the six months ended June 30, 2022 as compared to the six months ended June 30, 2021. Net revenue from related parties is driven by revenue generated from the Company’s joint ventures, Modcloth, which was formed in April 2021, and IPCO, which was formed in December 2021.

Cost of services

	For the Six Months Ended June 30,
	2022	2021	$ Change	% Change
	(in thousands, except percentages)
Cost of Services	$11,192	$11,471	$(279)	(2.4)%
Percent of revenue	24.6%	40.6%

Cost of services decreased by $0.3 million, or 2.4%, for the six months ended June 30, 2022 as compared to the six months ended June 30, 2021. The decrease in cost of services in 2022 was related to select clients transitioning from service clients to product sales clients; and therefore, the related cost was recorded in cost of product revenue instead of cost of services. Cost of services as a percentage of revenue was 24.6% for the six months ended June 30, 2022 compared to 40.6% for the six months ended June 30, 2021.

Cost of product revenue

	For the Six Months Ended June 30,
	2022	2021	$ Change	% Change
	(in thousands, except percentages)
Cost of product revenue	$15,407	1,908	$13,499	707.5%
Percent of revenue	33.8%	6.7%

Cost of product revenue increased by $13.5 million, or 707.5%, for the six months ended June 30, 2022 as compared to the six months ended June 30, 2021. The increase was related to the acquisition of inventory starting in the second quarter of 2021 in order to support select clients during the pandemic. The practice of purchasing inventory was unique to 2021 and 2022, and the Company does not anticipate continuing after finding a buyer to distribute the inventory.

Sales and Marketing

	For the Six Months Ended June 30,
	2022	2021	$ Change	% Change

	(in thousands, except percentages)
Sales and marketing	$1,186	$677	$509	75.2%
Percent of revenue	2.6%	2.4%

Sales and marketing expense increased by $0.5 million, or 75.2%, for the six months ended June 30, 2022 as compared to the six months ended June 30, 2021. The increase in sales and marketing expense in 2022 was primarily due to rebuilding of the sales team after a reduction as a result of the COVID-19 pandemic.

Research and development

	For the Six Months Ended June 30,
	2022	2021	$ Change	% Change
	(in thousands, except percentages)
Research and development	$2,827	$2,424	$403	16.6%
Percent of revenue	6.2%	8.6%

Research and development expense increased by $0.4 million, or 16.6%, for the six months ended June 30, 2022 as compared to the six months ended June 30, 2021. The increase in research and development expense in 2022 was primarily due to general growth in the Company as a result of the economic recovery from the COVID-19 pandemic, along with additional cost investments related to new product launches.

General and administrative

	For the Six Months Ended June 30,
	2022	2021	$ Change	% Change

	(in thousands, except percentages)
General and administrative	$30,362	$14,642	$15,720	107.4%
Percent of revenue	66.7%	51.8%

General and administrative expense increased by $15.7 million, or 107.4%, for the six months ended June 30, 2022 as compared to the six months ended June 30, 2021. The increase in general and administrative expense in 2022 was primarily due to a new distribution center in Pennsylvania, along with additional headcount and operating expense to support the growth in the Company’s revenue, strategic initiatives and the closing of the Business Combination.

Depreciation and amortization

	For the Six Months Ended June 30,
	2022	2021	$ Change	% Change
	(in thousands, except percentages)
Depreciation and amortization	$420	$240	$180	75.0%
Percent of revenue	0.9%	0.8%

Depreciation and amortization expense increased by $0.2 million, or 75.0%, for the six months ended June 30, 2022 as compared to the six months ended June 30, 2021. The increase in depreciation and amortization in 2022 was primarily due to the purchase of new hardware and equipment during the year ended December 31, 2021 and additional capitalized software in 2022.

Interest expense

	For the Six Months Ended June 30,
	2022	2021	$ Change	% Change
	(in thousands, except percentages)
Interest expense	$2,117	$120	$1,997	1,664.2%
Percent of revenue	4.6%	0.4%

Interest expense increased by $2.0 million, or 1,664.2%, for the six months ended June 30, 2022 as compared to the six months ended June 30, 2021. The increase in interest expense in 2022 was primarily due to interest on the Company’s notes payables issued in August 2021.

Change in fair value of promissory notes

	For the Six Months Ended June 30,
	2022	2021	$ Change	% Change
	(in thousands, except percentages)
Change in fair value of promissory notes	$(2,566)	$—	$(2,566)	100%
Percent of revenue	(5.6)%	—%

The Company recognized a loss of $2.6 million for the promissory notes issued in the second quarter of 2022, which was based on the estimated cash payment needed to repay the promissory notes at the close of the Business Combination.

Change in fair value of unconsolidated affiliates

	For the Six Months Ended June 30,
	2022	2021	$ Change	% Change
	(in thousands, except percentages)
Change in fair value of unconsolidated affiliates	$(1,982)	$4,937	$(6,919)	(140.1)%
Percent of revenue	(4.4)%	17.5%

Change in fair value of unconsolidated affiliate decreased by $6.9 million for the six months ended June 30, 2022 as compared to the six months ended June 30, 2021. The decrease is attributable to the Company’s investment in ModCloth, which was formed in April 2021, and IPCO, which was formed in December 2021. The Company elected to apply the fair value option of accounting to the joint ventures. The Company engaged a third-party valuation specialist to assist with the fair value assessments. As a result, the Company recorded fair value adjustments for the investment in connection with its 50% interest during the year ended December 31, 2021 and the six months June 30, 2022. The adjustment in 2022 was primarily driven by changes in forecast due to unexpected supply chain issues.

Other income

	For the Six Months Ended June 30,
	2022	2021	$ Change	% Change
	(in thousands, except percentages)
Other income	$1,661	$312	$1,349	432.4%
Percent of revenue	3.6%	1.1%

Other income increased by $1.3 million, or 432.4%, for the six months ended June 30, 2022 as compared to the six months ended June 30, 2021. The increase in other income was primarily related to the settlement of deferred revenue of $1.6 million related to sale of finished inventory to IPCO in the first quarter of 2022.

Provision (benefit) for income tax

	For the Six Months Ended June 30,
	2022	2021	$ Change	% Change
	(in thousands, except percentages)
Provision (benefit) for income tax	$65	$(284)	$349	122.9%
Percent of revenue	0.1%	(1.0)%

The provision for income tax expense increased $0.3 million, or 122.9%, during the six months ended June 30, 2022 as compared to the six months ended June 30, 2021. The increase was primarily due to full valuation allowances for differences related to GAAP and tax book income related to the Company’s joint ventures due to election of accounting for the joint ventures using the equity method fair value option.

Results of Operations for the Years Ended December 31, 2021 and 2020

The following tables set forth our consolidated results of operations and out consolidated results of operations as a percentage of revenue for the periods presented (in thousands):

	For the Years Ended December 31,
	2021	2020
Net service revenue	$41,866	$45,517
Net product revenue	51,346	—
Net service revenue from related parties	8,136	—

Total net revenue	101,348	45,517
Operating costs and expenses:
Cost of services	24,174	17,997
Cost of product sales	20,431	—
Sales and marketing	1,772	1,094
Research and development	5,361	4,289
General and administrative	55,369	23,865
Depreciation and amortization	520	415

Total operating costs and expenses	107,627	47,660

Operating loss	(6,279)	(2,143)

Interest expense	(926)	(225)
Change in fair value of unconsolidated affiliate	4,937	—
Other income	3,378	1,418

Income (loss) before income taxes	1,110	(950)
Provision for income taxes	1,175	190

Net loss	$(65)	$(1,140)

	For the Years Ended December 31,
(as a percentage of revenue*)	2021	2020
Net service revenue	41.3%	100.0%
Net product revenue	50.7	—
Net service revenue from related parties	8.0	—

Total net revenue	100.0	100.0
Operating costs and expenses:
Cost of services	23.9	39.5
Cost of product revenue	20.2	—
Sales and marketing	1.7	2.4
Research and development	5.3	9.4
General and administrative	54.6	52.4
Depreciation and amortization	0.5	0.9

Total operating costs and expenses	106.2	104.7

Operating loss	(6.2)	(4.7)

Interest expense	(0.9)	(0.5)
Change in fair value of unconsolidated affiliate	4.9	—
Other income	3.3	3.1

Income (loss) before income taxes	1.1	(2.1)
Provision for income taxes	1.2	0.4

Net income (loss)	(0.1)%	(2.5)%

*	Percentages may not sum due to rounding

Comparison of the Years Ended December 31, 2021 and 2020

Net revenue

	For the Years Ended December 31,
	2021	2020	$ Change	% Change
	(in thousands, except percentages)
Net revenue	$101,348	$45,517	$55,831	122.7%

Revenue increased by $55.8 million or 122.7% for the year ended December 31, 2021 as compared to the year ended December 31, 2020. The Company historically recognizes net revenue as a percentage of service sales. In 2021, the Company added product revenue, which was generated from purchased inventory from select clients to assist those clients with managing inventory through the pandemic in order to continue marketing and selling the particular brand of products. The Company sources the products from vendors approved from licensees, which are received into the Company’s leased distribution centers, and fulfilled based on orders from end-customers. As a result, the Company recognized the gross revenue for the sale of the inventory-owned products, and the corresponding cost of product revenue in the period the order is fulfilled. The inventory purchase was a unique situation in 2021 which the Company does not anticipate continuing after finding a buyer to distribute the inventory.

In addition, in 2021 the economy began to recover from the slow-down effects of the COVID-19 pandemic, resulting in general growth of our business in 2021 compared to 2020.

Cost of services

	For the Years Ended December 31,
	2021	2020	$ Change	% Change
	(in thousands, except percentages)
Cost of Services	$24,174	$17,997	$6,177	34.3%
Percent of revenue	23.9%	39.5%

Cost of services increased by $6.2 million or 34.3% for the year ended December 31, 2021 as compared to the year ended December 31, 2020. The increase in cost of services in 2021 was primarily due to support of growth in our revenue and changes in revenue structure for certain customers. Cost of services as a percentage of revenue was 23.9% for the year ended December 31, 2021 compared to 39.5% for the year December 31, 2020.

Cost of product revenue

	For the Year Ended December 31,
	2021	2020	$ Change	% Change
	(in thousands, except percentages)
Cost of product revenue	$20,431	$—	$20,431	100.0%
Percent of revenue	20.2%	—%

Cost of product revenue increased by $20.4 million or 100.0% for the year ended December 31, 2021 as compared to the year ended December 31, 2020. The increase is related to acquisition of inventory in 2021 in order to support select clients during the pandemic. The inventory purchase was a unique situation in 2021 which we do not anticipate continuing after we find a buyer to distribute the inventory.

Sales and Marketing

	For the Years Ended December 31,
	2021	2020	$ Change	% Change
	(in thousands, except percentages)
Sales and marketing	$1,772	$1,094	$678	62.0%
Percent of revenue	1.7%	2.4%

Sales and marketing expense increased by $0.7 million or 62.0% for the year ended December 31, 2021 as compared to the year ended December 31, 2020. In 2020, the Company reduced the size of our sales team as a result of the COVID-19 pandemic. The increase in sales and marketing expense in 2021 was primarily due to rebuilding of the sales team.

Research and development

	For the Years Ended December 31,
	2021	2020	$ Change	% Change
	(in thousands, except percentages)
Research and development	$5,361	$4,289	$1,072	25.0%
Percent of revenue	5.3%	9.4%

Research and development expense increased by $1.1 million or 25.0% for the year ended December 31, 2021 as compared to the year ended December 31, 2020. The increase in research and development expense in 2021 was primarily due to general growth in the Company as a result of the economic recovery from the COVID-19 pandemic, along with additional cost investments related to new product launches.

General and administrative

	For the Years Ended December 31,
	2021	2020	$ Change	% Change
	(in thousands, except percentages)
General and administrative	$55,369	$23,865	$31,497	132.0%
Percent of revenue	54.6%	52.4%

General and administrative expense increased by $31.5 million or 132.0% for the year ended December 31, 2021 as compared to the year ended December 31, 2020. The increase in general and administrative expense in 2021 was primarily due to additional headcount and operating expense to support the growth in revenue.

Depreciation and amortization

	For the Years Ended December 31,
	2021	2020	$ Change	% Change
	(in thousands, except percentages)
Depreciation and amortization	$520	$415	$105	25.3%
Percent of revenue	0.5%	0.9%

Depreciation and amortization expense increased by $0.1 million or 25.3% for the year ended December 31, 2021 as compared to the year ended December 31, 2020. The increase in depreciation and amortization in 2021 was primarily due to the purchase of new hardware and equipment during the year ended December 31, 2021.

Interest expense

	For the Years Ended December 31,
	2021	2020	$ Change	% Change
	(in thousands, except percentages)
Interest expense	$926	$225	$701	311.6%
Percent of revenue	0.9%	0.5%

Interest expense increased by $0.7 million or 311.6% for the year ended December 31, 2021 as compared to the year ended December 31, 2020. The increase in interest expense in 2021 was primarily due to interest on the Company’s new promissory notes entered in to in August 2021.

Change in fair value of unconsolidated affiliate

	For the Years Ended December 31,
	2021	2020	$ Change	% Change
	(in thousands, except percentages)
Change in fair value of unconsolidated affiliate	$4,937	$—	$4,937	100.0%
Percent of revenue	4.9%	—%

Change in fair value of unconsolidated affiliate increased by $4.9 million for the year ended December 31, 2021 as compared to the year ended December 31, 2020. The increase is attributable to the Company’s investment in ModCloth which was formed in April 2021 with an initial investment of $1.5 million. The Company elected to apply the fair value option of accounting to the joint venture and engaged a third-party valuation specialist to assist with the fair value assessment, the methodology of which is discussed in the notes to the audited consolidated financial statements included elsewhere in this prospectus/registration statement. As of December 31, 2021, the fair value was determined to be $6.4 million, which is included in investment in unconsolidated affiliates on the Company’s consolidated balance sheet. As such, for the year ended December 31, 2021, the Company recorded a fair value adjustment related to its ModCloth investment of $4.9 million, included in changes in fair value of unconsolidated affiliates on the Company’s consolidated statements of operations in connection with its 50% interest in ModCloth during the year ended December 31, 2021. ModCloth was a business in financial distress, but with strong potential and projected revenue growth. These factors, along with the Company’s expertise in comprehensive e-commerce platform and specialized marketing, web design and brand management teams, the value of ModCloth was significantly higher from our initial cash investment.

Other income

	For the Years Ended December 31,
	2021	2020	$ Change	% Change
	(in thousands, except percentages)
Other income	$3,378	$1,418	$1,960	138.2%
Percent of revenue	3.3%	3.1%

Other income increased by $2.0 million or 138.2% for the year ended December 31, 2021 as compared to the year ended December 31, 2020. The increase in other income in 2021 was primarily due to the gain on forgiveness of the Company’s Paycheck Protection Program loan for approximately $2.3 million.

Provision for income tax

	For the Years Ended December 31,
	2021	2020	$ Change	% Change
	(in thousands, except percentages)
Provision for income tax	$1,175	$190	$985	518.4%
Percent of revenue	1.2%	0.4%

The provision for income tax expense increased $1.0 million or 518.4% during the year ended December 31, 2021 as compared to the year ended December 31, 2020. The increase was primarily due to full valuation allowances for differences related to GAAP and tax book income related to the Company’s joint ventures due to election of accounting for the joint ventures using the equity method fair value option.

Non-GAAP Financial Measures

We prepare and present our consolidated financial statements in accordance with U.S. GAAP. However, management believes that Adjusted EBITDA, a non-GAAP financial measure, provides investors with additional useful information in evaluating our performance, as these measures are regularly used by security analysts, institutional investors and other interested parties in analyzing operating performance and prospects. This non-GAAP measure is not intended to be a substitute for any U.S. GAAP financial measure and, as calculated, may not be comparable to other similarly titled measures of performance of other companies in other industries or within the same industry.

We calculate and define Adjusted EBITDA as net loss, adjusted to exclude: (1) interest expense, (2) income tax expense and (3) depreciation and amortization.

Adjusted EBITDA is a financial measure that is not required by or presented in accordance with U.S. GAAP. We believe that Adjusted EBITDA, when taken together with our financial results presented in accordance with U.S. GAAP, provides meaningful supplemental information regarding our operating performance and facilitates internal comparisons of our historical operating performance on a more consistent basis by excluding certain items that may not be indicative of our business, results of operations, or outlook. In particular, we believe that the use of Adjusted EBITDA is helpful to our investors as it is a measure used by management in assessing the health of our business and evaluating our operating performance, as well as for internal planning and forecasting purposes.

Adjusted EBITDA is presented for supplemental informational purposes only, has limitations as an analytical tool and should not be considered in isolation or as a substitute for financial information presented in accordance with U.S. GAAP. Some of the limitations of Adjusted EBITDA include that (1) it does not reflect capital commitments to be paid in the future, (2) although depreciation and amortization are non-cash charges, the underlying assets may need to be replaced and adjusted EBITDA does not reflect these capital expenditures, (3) it does not reflect tax payments that may represent a reduction in cash available to us and (4) does not include certain non-recurring cash expenses that we do not believe are representative of our business on a steady-state basis. In addition, our use of Adjusted EBITDA may not be comparable to similarly titled measures of other companies because they may not calculate Adjusted EBITDA in the same manner, limiting its usefulness as a comparative measure. Because of these limitations, when evaluating our performance, you should consider Adjusted EBITDA alongside other financial measures, including our net loss and other results stated in accordance with U.S. GAAP.

The following table presents a reconciliation of net loss, the most directly comparable financial measure stated in accordance with U.S. GAAP, to Adjusted EBITDA, for each of the periods presented (in thousands):

	Years ended December 31,		Six Months ended June 30,
	2021	2020	2022	2021
Net loss	$(65)	$(1,140)	$(20,915)	$2,325
Interest expense	926	225	2,117	120
Provision (benefit) for income taxes	1,175	190	65	(284)
Depreciation and amortization	520	415	420	240

Adjusted EBITDA	$2,556	$(310)	$(18,313)	$1,681

The Adjusted EBITDA presented above in 2021 includes revenue and cost from product revenue, which the Company began during the second quarter in the prior year. In 2021, the Company purchased inventory from select clients to assist those clients with managing inventory through the pandemic in order to continue marketing and selling the particular brand of product. The inventory purchase was a unique situation in 2021 which we do not anticipate continuing after we find a buyer to distribute the inventory.

For the six months ended June 30, 2022, the decrease in Adjusted EBITDA was primarily due to the Company experiencing supply chain issues related to the shifting economy, which resulted in a delay in receiving product for several clients as well as a delay in inventory owned by the Company. As such, the Company sold the inventory at lower prices and realized lower gross margins in the first and second quarter of 2022. In addition, the Company anticipated the closing of the Business Combination in the second quarter of 2022, which would have allowed for investment into the business in areas such as sales and marketing to drive increases in revenue. As a result of these factors, the Company reported lower Adjusted EBITDA (and higher net loss) for the six months ended June 30, 2022.

Other Key Performance Indicators

We review the following indicators to measure our performance, identify trends affecting our business, formulate business plans, and make strategic decisions. Increases or decreases in our key performance indicators may not correspond with increases or decreases in our revenue.

•

Gross Merchandise Value (GMV). We derive the substantial part of our revenue from fees we charge for the use of our CaaS platform. These fees are generally correlated with the total value of transactions processed through our platform. We assess the growth in transaction volume using a metric we refer to as GMV which is defined as the combined amount we collect from the shopper of a given transaction, including products, duties and taxes and shipping. This includes the full value collected from shoppers prior to any value being remitted back to our clients. GMV does not represent revenue earned by us; however, the GMV processed through our platform is an indicator of the volume of transactions processed through our CaaS platform.

•

Net Dollar Retention Rate. We assess our performance in retaining and expanding relationships with our existing client base using a metric we refer to as Net Dollar Retention Rate, which compares our Revenue from the same set of clients across comparable periods. We calculate Net Dollar Retention Rate for a given period as the revenue in that period divided by the revenue in the comparable period in the prior year. Our Net Dollar Retention Rate therefore includes the effect on revenue of any merchant renewals, expansion, contraction and churn but excludes the effect of revenue from clients that contributed to our revenue in the current period but not in the earlier period. A Net Dollar Retention Rate greater than 100% for a given period implies overall growth in revenue from clients that were already generating revenue on our CaaS platform prior to that period.

Liquidity and Capital Resources

As of June 30, 2022, we had cash of $1.2 million, which consists of amounts held as bank deposits.

To date, the Company’s available liquidity and operations have been financed through equity contributions, line of credit, promissory notes and cash flow from operations. With the close of the Business Combination, the Company believes its existing cash and restricted cash will be sufficient to support working capital and capital expenditure requirements for at least the next twelve months. The Company believes it has the ability to continue as a going concern.

In addition, the Company will receive up to $262.0 million from the exercise of the Warrants and PIPE Warrants, assuming the exercise in full of all of the Warrants and PIPE Warrants for cash. On November 4, 2022, the closing price for our Common Stock was $0.67. If the price of our Common Stock remains below $11.50 per share, we believe our warrant holders will be unlikely to cash exercise their Warrants or PIPE Warrants, resulting in little or no cash proceeds to us. We expect to use any such proceeds for general corporate and working capital purposes, which would increase our liquidity, but we do not believe we need such proceeds in order to support working capital and capital expenditure requirements for the next twelve months.

Debt

Line of credit

Effective January 14, 2015, the Company entered into a Revolving Credit Agreement with a financial institution that provided maximum borrowing under a revolving loan commitment of up to $2.0 million bearing an interest rate of 2% plus prime rate as published by the Wall Street Journal. Effective July 3, 2020, the Company renewed the line of credit with the financial institution through May 31, 2021 that provided maximum borrowing under a revolving loan commitment of up to $5.0 million. In May 2021, the maturity date was extended to June 30, 2021 and then further extended to July 31, 2021. The line was then renewed on July 21, 2021 with an expanded credit limit of $8.0 million, a new maturity date of June 30, 2023 and an amended per annum interest rate of the greater of 2.25% plus prime rate as published by the Wall Street Journal and 5.50%. As of June 30, 2022, the Company had $5.0 million due on its line of credit with a $3.0 million letter of credit issued against the line of credit. The line of credit contained covenants regarding certain financial statement amounts and ratios of the Company. The Company received a waiver for its financial statement covenants for the period ended June 30, 2022. In July 2022, the Company amended the financial covenants in the Revolving Credit Agreement to account for updated projections of the financial performance of the Company.

In connection with the closing of the Business Combination, the Company repaid all amounts outstanding under the line of credit and terminated the Revolving Credit Agreement.

Paycheck Protection Program Loan

On April 14, 2020, the Company received loan proceeds of $2.3 million, maturing on April 22, 2022 with an annual interest rate of 1% pursuant to the Paycheck Protection Program (the “PPP Loan”) under the Coronavirus Aid, Relief, and Economic Security Act (“CARES Act”) and administered by the U.S. Small Business Administration (“SBA”). The balance as of December 31, 2020 of $2.3 million is included in Paycheck Protection Program loan payable on the condensed consolidated balance sheets. On September 17, 2021, the PPP Loan was forgiven in full including accrued interest thereon. As such, the Company recorded a gain on loan forgiveness during the year ended December 31, 2021 of $2.3 million included in other income in the consolidated statement of operations.

Notes Payable

On August 11, 2021, the Company entered into a loan and security agreement (“Note Agreement”) with a financial institution that provided for a borrowing commitment of $15.0 million in the form of promissory notes. In August 2021, the Company borrowed $10.0 million under the first tranche (“First Tranche Notes”). The Note Agreement had a commitment for additional second tranche borrowings of $5.0 million through June 30, 2022. In October 2021, the Company borrowed the remaining $5.0 million committed under the Note Agreement. The borrowings under the Note Agreement were secured by substantially all assets of the Company.

The First and Second Tranche Notes mature on September 1, 2026 and November 1, 2026, respectively, and bear an interest at a rate per annum of 6.25% plus the greater of 3.25% or the prime rate as published by the Wall Street Journal. The Company is required to make interest only payments on the first of each month beginning October 1, 2021 and December 1, 2021, respectively. Beginning October 1, 2023 and December 1, 2023, respectively, the Company is required to make principal payments of $278,000 and $139,000, respectively, plus accrued interest on the first of each month through maturity. Upon payment in full of the First and Second Tranche Notes, the Company is required to pay exit fees (“Exit Fee”) of $600,000 and $300,000, respectively.

In December 2021 the Company borrowed an additional $6 million from the same financial institution, of which $1 million was repaid in full on December 31, 2021, and the remaining $5 million (“Third Tranche Notes”) bear an interest at a rate per annum of 6.25% plus the greater of 3.25% or the prime rate as published by the Wall Street Journal. The Company is required to make interest only payments on the first of each month beginning February 1, 2022, with the full principal amount due on July 1, 2023. Upon payment in full, the Company is required to pay exit fees of $50,000.

In connection with the Note Agreement, the Company issued warrants to purchase up to 33,357 shares of common stock of the Company (the “Note Warrants”) at an exercise price of $0.01 per share. See below for further discussion of the Note Warrants. On the date of issuance, the Company recorded the fair value of the Note Warrants as a discount to the First Tranche Notes which is being amortized into interest expense over the term of the First Tranche Notes using the effective interest method.

The issuance costs are deferred over the repayment term of the debt. Deferred issuance costs relate to the Company’s debt instruments, the short-term and long-term portions are reflected as a deduction from the carrying amount of the related debt.

In July 2022, the Company borrowed an additional $3 million (“Fourth Tranche Notes”) from the financial institution party to the Note Agreement with the Company (Note 6) that bears interest at a rate per annum of 7.75% plus the greater of 3.5% or the prime rate as published by the Wall Street Journal. The Company is required to make interest only payments on the first of each month beginning August 1, 2022, with the full principal amount due on December 31, 2022. In connection with the Fourth Tranche Notes, the Company issued Note Warrants to purchase up to 13,343 shares of common stock of the Company at an exercise price of $0.01 per share with similar terms to previously issued Note Warrants to the same financial institution (Note 7).

Prior to the closing of the Business Combination, the Note Warrants converted into a number of shares of Nogin common stock in accordance with the applicable warrant agreement. In connection with the closing of the Business Combination, the Company repaid all amounts outstanding under the Note Agreement.

Cash Flows

The following table summarizes our cash flows for the periods presented:

	Years ended December 31,		Six Months Ended June 30,
	2021	2020	2022	2021
Cash flow used in operating activities	$(21,373)	$1,579	$(13,193)	$(11,400)
Cash flow used in investing activities	(10,422)	(1,578)	(226)	(1,949)
Cash flow provided by financing activities	20,198	2,266	11,555	5,000

Operating Activities

Our cash flows from operating activities are primarily driven by the activities associated with our Consumer as a Service revenue stream, offset by the cash costs of operations, and are significantly influenced by the timing of and fluctuations in receipts from buyers and related payments to our clients. We typically receive cash from the end users of products sold prior to remitting back to our clients. Our collection and payment cycles can vary from period to period. In addition, seasonality may impact cash flows from operating activities on a sequential quarterly basis during the year.

During the six months ended June 30, 2022, net cash used in operating activities was $13.2 million, compared to net cash used in operating activities of $11.4 million during the six months ended June 30, 2021. The primary driver of the change was the increase in net loss and the purchase of inventory.

During the year ended December 31, 2021, net cash used in operating activities was $21.4 million, compared to net cash provided by operating activities of $1.6 million during the year ended December 31, 2020. The primary driver of the change was a result of the timing of payments due to our clients and purchase of inventory in 2021.

Investing Activities

Our primary investing activities have consisted of purchases of property and equipment and software.

During the six months ended June 30, 2022, net cash used in investing activities was $0.2 million compared to net cash used in investing activities of $1.9 million during the six months ended June 30, 2021. In the second quarter of 2021, the Company made a $1.5 million investment into ModCloth.

During the year ended December 31, 2021, net cash used in investing activities was $10.4 million compared to net cash used in investing activities of $1.6 million during the year ended December 31, 2020. The increase in cash used in investing activities is primarily related to the equity contribution as part of the formation of joint ventures in 2021.

Financing Activities

Our financing activities consisted primarily of borrowings and repayments of debt as well as repurchases of outstanding common stock.

During the six months ended June 30, 2022, net cash provided by financing activities was $11.6 million compared to net cash provided by financing activities of $5.0 million for the six months ended June 30, 2021. The change was primarily due to the addition of promissory notes and increase in use of line of credit.

During the year ended December 31, 2021, net cash provided by financing activities was $20.2 million compared to net cash provided by financing activities of $2.3 million for the year ended December 31, 2020. The change was primarily driven by the Company’s borrowing of $20 million under its Note Agreement during the year ended December 31, 2021, which was offset by borrowings of $2.3 million under the PPP Loan during the year ended December 31, 2020.

Off-Balance Sheet Arrangements

We do not have any relationships with other entities or financial partnerships, such as entities often referred to as structured finance or special purpose entities that have been established for the purpose of facilitating off-balance sheet arrangements or other contractually narrow or limited purposes. We did not have any other off-balance sheet arrangements during the periods presented other than the indemnification agreements.

Contractual Obligations and Known Future Cash Requirements

Our principal commitments consist of operating lease for the offices and warehouse located in California and Pennsylvania. Our five monthly lease commitment payments range from approximately $36 thousand to approximately $124 thousand. Each of our five lease commitments expire at various times through November 2028. Some of the leases contain renewal options. Minimum rent payments under all operating leases are recognized on a straight-line basis over the term of the lease including any periods of free rent.

Rent expense for the six months ended June 30, 2022 and 2021 was approximately $2.7 million and $1.6 million, respectively, and is included in general and administrative expenses in the consolidated statements of operations.

In addition, we anticipate to have future cash requirements related to investment in new products, technology, sales and marketing. Our budgeted expenditure is approximately $3.7 million for the year ended December 31, 2022.

As of June 30, 2022, the expected future obligations of the Company are as follows:

Contractual obligations	Total	2022	2023	2024	2025	2026	Thereafter
Operating lease obligations	$7,178	$1,353	$1,272	$873	$900	$927	$1,853

Critical Accounting Policies and Estimates

Management’s Discussion and Analysis of our financial condition and results of operations are based upon our consolidated financial statements, which have been prepared in accordance with accounting principles generally accepted in the U.S. (“GAAP”). The preparation of these financial statements requires us to make estimates and assumptions that affect the reported amounts of assets, liabilities, revenue, and expenses as well as the disclosure of contingent assets and liabilities. We regularly review our estimates and assumptions. These estimates and assumptions, which are based upon historical experience and on various other factors believed to be reasonable under the circumstances, form the basis for making judgments about the carrying values of assets and liabilities that are not readily apparent from other sources. Reported amounts and disclosures may have been different had management used different estimates and assumptions or if different conditions had occurred in the periods presented. Below is a discussion of the policies that we believe may involve a high degree of judgment and complexity.

We believe that the accounting policies disclosed below include estimates and assumptions critical to our business and their application could have a material impact on our consolidated financial statements. In addition to these critical policies, our significant accounting policies are included within Note 2 of our “Notes to Consolidated Financial Statements” included elsewhere in this prospectus.

Accounts Receivable and Allowance for Doubtful Accounts

Accounts receivable are recorded at the invoiced amount, do not bear interest, and primarily represent receivables from consumers and credit card receivables from merchant processors, after performance obligations have been fulfilled. Amounts collected on accounts receivable are included in operating activities in the statements of cash flows.

The Company maintains an allowance for credit losses, as deemed necessary, for estimated losses inherent in its accounts receivable portfolio. In estimating this reserve, management considers historical losses adjusted to take into account current market conditions and customers’ financial condition, the amount of receivables in dispute, and the current receivables aging and current payment patterns. Account balances are charged off against the allowance after all means of collection have been exhausted and the potential for recovery is considered remote. The Company does not have any customers with off-balance-sheet credit exposure. The Company writes off accounts receivable balances once the receivables are no longer deemed collectible.

Joint Ventures

The Company accounts for joint ventures in accordance with ASC 810-10, “Consolidations,” ASC 323-10, “Investments-Equity Method and Joint Ventures” and ASC 825-10, “Finance Instruments,” under which the Company’s joint ventures meet the criteria to be accounted for as an equity method investment using the fair value method. As such, the difference between fair value and cash contribution is recorded as a gain to other income in the Company’s consolidated statement of operations. The joint ventures are subject to fair value assessment each reporting period and the changes in fair value is booked to the Company’s consolidated statement of operations. In valuing joint venture investments, we utilized the valuation from an independent third-party specialist, with input from management, which used a combination of net income and market approaches, with 50% weight to the discounted cash flow method and 25% weigh to each of the guideline public company and transaction methods. Changes in these estimates and assumptions or the relationship between those assumptions impact our valuation as of the valuation date and may have a material impact on the valuation.

Warrants

The Company accounts for warrants in accordance with Accounting Standards Codification (“ASC”) 815-40, “Derivatives and Hedging-Contracts in Entity’s Own Equity” (“ASC 815”), under which the warrants do not meet the criteria for equity classification and must be recorded as liabilities. As the warrants meet the definition of a derivative as contemplated in ASC 815, the warrants are measured at fair value at issuance and at each reporting date in accordance with ASC 820, Fair Value Measurement, with changes in fair value recognized in the Statement of Operations in the period of change.

The Company utilizes the Black-Scholes-Merton (“Black-Scholes”) model to determine the fair value of the Warrants at each reporting date. In addition, the Company utilizes the probability weighted expected return method (“PWERM”) to value the Company’s common stock. The Company’s common stock fair value per share under the PWERM was determined by applying a probability weighting to a stay-private scenario and a sale scenario. The probability weighted common stock fair value was applied to an estimated blended discount for lack of marketability to arrive at the concluded common stock fair value included in the Black-Scholes model.

Common Stock Valuations

In the absence of a public trading market, the fair value of our common stock was determined by our most recent valuation from an independent third-party valuation specialist, with input from our board of directors and management. The valuations of our common stock were determined in accordance with the guidelines outlined in the American Institute of Certified Public Accountants Practice Aid, Valuation of Privately-Held-Company Equity Securities Issued as Compensation. The assumptions we use in the valuation models were based on future expectations combined with management judgment, and considered numerous objective and subjective factors to determine the fair value of our common stock as of the date of each option grant, including but not limited to the following factors:

•	relevant precedent transactions involving our capital stock;

•	contemporaneous valuations performed at periodic intervals by unrelated third-party specialists;

•	the liquidation preferences, rights, preferences, and privileges of our redeemable convertible preferred stock relative to the common stock;

•	our actual operating and financial performance;

•	current business conditions and projections;

•	the likelihood and timing of achieving a liquidity event for the shares of common stock underlying the stock options, such as an initial public offering, given prevailing market conditions;

•	any adjustment necessary to recognize a lack of marketability of the common stock underlying the granted options;

•	the market performance of comparable publicly-traded companies; and

•	the U.S. and global capital market conditions.

In valuing our common stock, the valuation from an independent third-party specialist, with input from management, determined the equity value of our business using various valuation methods including combinations of income and market approaches. Application of these approaches involves the use of estimates, judgment, and assumptions that are highly complex and subjective, such as those regarding our expected future revenue, expenses, and future cash flows, discount rates, market multiples, the selection of comparable companies, and the probability of possible future events. Changes in any or all of these estimates and assumptions or the relationships between those assumptions impact our valuations as of each valuation date and may have a material impact on the valuation of our common stock. Future expense amounts for any particular period could be affected by changes in our assumptions or market conditions.

Redeemable Preferred Stock

We account for our preferred stock subject to possible conversion in accordance with the guidance in Accounting Standards Codification (“ASC”) Topic 480 “Distinguishing Liabilities from Equity.” Our preferred stock features certain redemption rights that are considered to be outside of our control and subject to occurrence of uncertain future events. Accordingly, preferred stock subject to possible redemption is presented at redemption value as temporary equity, outside of the stockholders’ equity section of our condensed balance sheets. We recognize changes in the redemption value immediately as they occur and adjust the carrying amount to equal the redemption value at the end of each reporting period, which is 1.5 times the original issuance price plus an amount equal to any declared but unpaid dividends thereon, as defined in the Company’s amended and restated certificate of incorporation.

Revenue

Revenue is accounted for using Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”) Topic 606, Revenue from Contracts with Customers.

In accordance with ASC Topic 606, the Company recognizes revenue when control of the promised goods or services is transferred to the Company’s customers, in an amount that reflects the consideration it expects to be entitled to in exchange for those goods or services. The Company determines revenue recognition through the following steps:

•	Identification of a contract with a customer,

•	Identification of the performance obligations in the contract,

•	Determination of the transaction price,

•	Allocation of the transaction price to the performance obligations in the contract, and

•	Recognition of revenue when or as the performance obligations are satisfied.

A performance obligation is a promise in a contract to transfer a distinct product. Performance obligations promised in a contract are identified based on the goods that will be transferred that are both capable of being distinct and are distinct in the context of the contract, whereby the transfer of the goods is separately identifiable from other promises in the contract. Performance obligations include establishing and maintaining customer online stores, providing access to the Company’s e-commerce platform, customer service support, photography services, warehousing, and fulfillment. The Company has concluded the sale of goods and related shipping and handling on behalf of our customers are accounted for as a single performance obligation, while the expenses incurred for actual shipping charges are included in cost of sales.

The Company’s revenue is mainly commission fees derived from contractually committed gross revenue processed by customers on the Company’s e-commerce platform. Customers do not have the contractual right to take possession of the Company’s software. Revenue is recognized in an amount that reflects the consideration that the Company expects to ultimately receive in exchange for those promised goods, net of expected discounts for sales promotions and customary allowances.

Commerce-as-a-Service Revenue is recognized on a net basis from maintaining e-commerce platforms and online orders, as the Company is engaged primarily in an agency relationship with its customers and earns defined amounts based on the individual contractual terms for the customer and the Company does not take possession of the customers’ inventory or any credit risks relating to the products sold.

Variable consideration is included in revenue for potential product returns. The Company uses a reserve to constrain revenue for the expected variable consideration at each period end. The Company reviews and updates its estimates and related accruals of variable consideration each period based on the terms of the agreements, historical experience, and expected levels of returns. Any uncertainties in the ultimate resolution of variable consideration due to factors outside of the Company’s influence are typically resolved within a short timeframe therefore not requiring any additional constraint on the variable consideration.

Payment terms and conditions are generally consistent for customers, including credit terms to customers ranging from seven days to 60 days, and the Company’s contracts do not include any significant financing component. The Company performs credit evaluations of customers and evaluates the need for allowances for potential credit losses based on historical experience, as well as current and expected general economic conditions.

Sales taxes collected from customers and remitted to governmental authorities are accounted for on a net basis and, therefore, are excluded from net sales in the statements of operations.

Commerce-as-a-Service

The Company’s main revenue stream is “Commerce-as-a-Service” revenue in which they receive commission fees derived from contractually committed gross revenue processed by customers on the Company’s e-commerce platform. Consideration for online sales is collected directly from the shopper by the Company and amounts not owed to the Company are remitted to the client. Revenue is recognized on a net basis from maintaining e-commerce platforms and online orders, as the Company is engaged in an agency relationship with its customers and earns defined amounts based on the individual contractual terms for the customer and the Company does not take possession of the customers’ inventory or any credit risks relating to the products sold.

Product revenue

Under one of the Company’s Master Services Agreements, the Company is the owner of inventory and reseller of record. As a result, the Company is the principal in sales to end customers and records these revenues on a gross basis a point in time.

Fulfillment

Revenue for business-to-business (“B2B”) fulfillment services is recognized on a gross basis either at a point in time or over a point in time. For example, inbound and outbound services are recognized when the service is complete, while monthly storage services are recognized over the service period.

Marketing

Revenue for marketing services is recognized on a gross basis as marketing services are complete. Performance obligations include providing marketing and program management such as procurement and implementation.

Shipping

Revenue for shipping services is recognized on a gross basis as shipments are completed and products are shipped to end customers.

Other services

Revenue for other services such as photography, business to customer (“B2C”) fulfillment, customer service, development and web design are reimbursable costs and recognized on the gross basis, and are services rendered as part of the performance obligations to clients for which an online platform and online orders are managed. All reimbursable costs are the responsibility of the Company as the Company uses such services to fulfill its performance obligations.

Set up and implementation

The Company provides set up and implementation services for new clients. The revenue is recognized on a gross basis at the completion of the service, with the unearned amounts received for incomplete services recorded as deferred revenue, if any.

Sales taxes collected from customers and remitted to governmental authorities are accounted for on a net basis and, therefore, are excluded from net sales in the statements of operations.

Promissory Notes

The Company elected to account for the Promissory Notes under the fair value option of accounting in accordance with ASC 825 Financial Instruments wherein the financial instrument is initially measured at its fair value upon issuance and then subsequently re-measured at its estimated fair value on a recurring basis at each reporting period with the change in fair value recognized in earnings. The portion of the fair value adjustment attributed to a change in the instrument-specific credit risk, if any, is recognized as a component of other comprehensive income or loss.

Recently Issued Accounting Pronouncements

We discuss the potential impact of recent accounting pronouncements in Note 2 to our unaudited condensed consolidated financial statements included elsewhere in this prospectus.

Quantitative and Qualitative Disclosure about Market Risk

Our market risk disclosures involve forward-looking statements. Actual results could differ materially from those projected in such forward-looking statements. We are exposed to market risk related to changes in inflation, interest rates and credit risk.

Inflation

We do not believe that inflation has had a material effect on our business, financial condition, or results of operations. If our costs were to become subject to significant inflationary pressures, we might not be able to fully offset such higher costs through price increases. Our inability or failure to do so could harm our business, financial condition, and results of operations.

Interest Rate Risk

We are exposed to market risk from changes in interest rates on our line of credit, which accrues interest at a variable rate. We have not used any derivative financial instruments to manage our interest rate risk exposure. Based upon the outstanding line of credit balance of $5 million and $348 thousand as of June 30, 2022 and December 31, 2021, respectively, a hypothetical one percentage point increase or decrease in the interest rate would result in a corresponding increase or decrease in interest expense of approximately $50,000 and $3,000 annually, respectively. Our PPP Loan, which incurred an annual 1.0% interest rate, was fully forgiven including accrued interest thereon in fiscal year 2021.

Credit Risk

Financial instruments that potentially subject the Company to concentration of credit risk consist primarily of cash and cash equivalents, restricted cash, and accounts relievable. The Company deposits cash and cash equivalents with high-quality financial institutions. Accounts receivable are typically unsecured. Credit risk is concentrated in two customers who accounted for 84% of accounts receivable as of June 30, 2022 and 88% of the accounts receivable as of December 31, 2021. The Company has historically experienced insignificant credit losses. The Company maintains an allowance for estimated credits losses based on the Company’s assessment of the likelihood of collection.

BUSINESS

Company Overview

Our purpose-built platform has been developed to offer full-stack enterprise-level capabilities to online retailers. Using our Intelligent Commerce Platform, we enable brands in this market to build direct relationships with their end customers, in competition with big retailers.

As brands sell more online and therefore grow in the amount of gross merchandise value (“GMV”) generated through their business, they soon realize that they need more than just a simple online storefront and encounter complexities in terms of customer management, order optimization, returns, and fulfillment that need to be managed and coordinated. There are now a large number of brands that need to utilize an extended set of capabilities—Nogin provides this technology. In addition, there are established brands that have traditionally sold through retailers that now see an opportunity to go direct to the end customer and establish the direct customer relationship using Nogin’s software solution.

The Nogin platform provides a full suite of capabilities including storefront, order management, catalog maintenance, fulfillment, returns management, customer data analytics and marketing optimization tailored for online brands and all consolidated within a single software solution. Furthermore, our clients utilize Nogin’s technology to help accelerate the growth of their GMV, improve their customer engagement and reduce costs.

We cater to a market that is currently underserved and growing fast. We are mission-critical to helping our clients manage their front-to-back-end operations while driving increased revenue and profitability. Our platform integrates seamlessly into point-of-sale (“POS”) or inventory software systems on the back end and offers simple tools for creative website development and content management on the front end. Nogin enables brands and retailers to focus on their core strengths of product development and branding by reducing the complexity associated with scaling an online business. Our software solution delivers best-in-class commerce experiences for our clients that they may not have the time, budget, or expertise to deliver on their own. We make commerce simple and easy to operate.

As digital channels grow in significance in relation to consumer spending behavior, we help brands and retailers optimize their digital commerce presence. According to eMarketer Inc., worldwide e-commerce sales are projected to reach $6.4 trillion by 2024 with the e-commerce software market expected to expand from $6.1 billion in 2021 to $20.4 billion in 2028.

The sophistication of our Intelligent Commerce Platform, which currently includes Intelligent Commerce, Smart Marketer and Smart Ship in the market today and includes Smart Pay currently under development, means we have a data lake of over 1 billion consumer interactions which our software leverages to create smart algorithms around discounts and mark downs, free shipping, traffic and conversions, payment processing, media, fulfilment and returns, freight, and customer service that our brands can use across their entire ecosystem, driving ROI outside of the online storefront. By testing, tracking and tagging, our software can determine the impact of implementing new strategies for our clients. This allows clients to gain insights into what is impacting margins and uncover areas of focus to improve on.

The success of the brands who utilize our platform is our success, and we develop relationships as such that we become their trusted partner for growth. The more GMV our brands are able to efficiently drive to their online store, the greater our own revenue, growth, and profitability. We believe this alignment of interests with our clients is a core tenant to our sustainable, long-term success. This is evidenced by our net revenue retention rate, which has been 105% in 2020 and 2021 and consistently over 100% in the preceding years. These retention rates demonstrate both the strong retention we achieve from our existing brands and their strong growth in GMV by using the Nogin platform.

Since launching our platform in 2013, our business has experienced rapid growth. Our revenues were $41.0 million, $45.5 million and $101.3 million in the years ended December 31, 2019, 2020 and 2021, respectively, representing increases of 11% and 123%, respectively. We were breakeven in 2019 and our net losses were $1.1 million and $0.1 million in the years ended December 31, 2020 and December 31, 2021, respectively, representing an increase of 94% from 2020 to 2021. Our GMV amounted to $182.5 million, $280.2 million and $277.6 million in 2019, 2020 and 2021, respectively, representing an increase of 54% from 2019 to 2020, and a decrease of 1% from 2020 to 2021. In 2021, we began acquiring inventory to assist our clients supply chain issues through the pandemic. As such, we had product revenue in 2021 that we do not anticipate continuing after 2022.

Our revenues were $28.3 million and $45.5 million in the six months ended June 30, 2021 and 2022, respectively, representing an increase of approximately 61.1%. Net (loss) income were $2.3 million and $(20.9) million in the six months ended June 30, 2021 and 2022, respectively. Our GMV amounted to $124.8 million and $175.2 million for the six months ended June 30, 2021 and 2022, respectively, representing an increase of 40.4%.

Key Trends in E-Commerce

Accelerating shift towards e-commerce with online sales growth higher than traditional retail sales

In 2021, US consumers are expected to spend $933.0 billion on e-commerce, representing 15.3% of total retail sales, and by 2025, US consumers are projected to spend $1.64 trillion on e-commerce representing 23.6% of total retail sales1. The growth in e-commerce sales as a proportion of total retail sales has been accelerated by brands selling directly to consumers, increased use of social media for both marketing and as a method for transacting, growing number of and reach of e-commerce platforms that allow retailers to situate themselves online, and larger number of digital marketplaces directly connecting sellers and consumers.

Increased emphasis by retailers on direct-to-consumer sales channels and community building

Retailers are increasingly utilizing data to segment customers, understand their purchasing behaviors, and create a more personalized shopping experience for each shopper. Audience data is also being used to generate and provide ads that are more relevant online by targeting specific consumers with content that is most likely to entice them into taking further purchasing action.

Growing focus and investments in digital transformation and IT within the retail sector

Digital brands and retailers are now prioritizing providing customers with a unified retail experience, which includes the combination of emerging technologies, merchandise planning and execution, digital workplace experiences, and unified commerce execution. International Data Corporation (“IDC”) predicts that by 2023, digital transformation and innovation will account for more than 50% of all IT spending, as compared to 36% of IT spending in 2018. As retailers’ IT functions continue to play a larger role from a strategic standpoint, companies are committed to investing and developing resources that help expand their digital footprint within their respective target markets. While increased IT spending can help with marketing and outreach, investments in IT also serve to facilitate more efficient supply chain processes and unique customer experiences.

Shifting consumer sentiment related to online and offline shopping methods and preferences

Brands and retailers are offering different methods for consumers to buy and receive items through their stores. Click-and-collect, where a consumer orders online and picks up the item at a physical store is expected to continue gaining popularity with spending projected to grow from $72.5 billion in 2020 to $141.0 billion in 2024.2

Mobile purchases are also taking on more significance across the retail industry with 67% of consumers making a purchase on their mobile device at least once a month.3

Consumers rapidly changing how they shop across online and offline channels

With the vast amount of product information available online and continuous engagement through social channels, consumers have gained increasing amounts of leverage in terms of buying power. Retailers must now react to keep up with changing preferences of consumers, of which 30-40% will switch brands or retailers in order to support companies who provide greater value, are purpose-driven, and provide strong product quality.4

Due to the impact of COVID-19, more consumers have been working from home with few opportunities to spend time outside of the home to make purchases. This has resulted in additional spending through online channels and is a trend expected to continue in the medium term. Consumers have turned to searching for products online with 42% searching for items on online marketplaces and 40.5% making purchases directly through retailers’ websites.5

Growth of direct-to-consumer, digitally native brands

Digital native brands offer their products directly to consumers and therefore, must focus their efforts both on product development as well as distribution. The growth of these brands often hinges on their ability to develop communities through branding and consumer awareness. These vertically integrated companies often need support across a spectrum of capabilities including online storefronts, fulfillment and distribution, marketing and analytics, and payments.

Brand Challenges

E-commerce brands today face the expectation that they will deliver e-commerce experiences similar to large retailers. In order to that, they face these challenges:

Implementing an e-commerce solution requires significant initial investment

Retailers face the decision of which e-commerce platform to utilize, typically deciding between a basic storefront application and an enterprise SaaS solution. Despite their basic functionality, storefront applications can take between 4—6 months to implement with initial setup costs ranging between $80K—450K while enterprise SaaS applications take between 12—24 months to ramp up with costs in the $500K—$5M range. We have a proven track record of implementing our software within 1—3 months with a zero-cost implementation fee.

Fixed resources limit scale and constrain growth

When transitioning to online retail, brands traditionally have had to decide whether to manage their e-commerce operations in-house or to outsource them. Managing in-house can be costly as retailers need to hire experts to run the storefront website, understand analytics related to marketing spend and channels, and coordinate fulfillment and delivery operations. We offer a software solution that consolidates a retailer’s entire/e-commerce operational workflow into one platform, encouraging growth and increased GMV rather than limiting it.

Capacity requirement reduces margins

Because of retailers’ need to stay updated with technology, marketing tactics, and trends within the industry in which they operate, they often are stretched in terms of budget and experience lower profitability. Our company takes on the responsibility of keeping up with the latest technologies and any R&D burden allowing our clients to focus on their core business and staying profitable.

Difficulty in providing competitive shipping / marketing offerings

Clients can take advantage of discounted shipping and marketing rates from vendors due to the high volume of spend that our platform funnels to them. Our clients benefit from the lower costs as well as the convenience of being relatively hands-off in processes that they may not have the time or expertise to focus on.

Management of many different agencies and vendors

Basic storefront applications typically offer a SaaS solution with a limited number of features. Additional capabilities including network and third-party application integrations need to be added separately. In addition to increased and unforeseen costs, retailers often are unaware of which applications would best complement their business and current e-commerce infrastructure. Traditional enterprise SaaS solutions are often not customizable and undergo a limited number of updates. Additionally, they can be difficult to integrate third-party applications with, leading to a limited ability for the retailer to add further functionality. We provide a single solution to help clients manage their entire e-commerce operations allowing them to focus their time and efforts on product development and branding.

Upgrades are required and costly, results do not justify the investment

Retailers utilizing a basic storefront application must integrate with third party applications if they want to add additional functionality to their e-commerce operations. Traditional enterprise SaaS solutions typically offer a limited amount of innovation beyond their baseline software, and even if they do, the costs are often too high for an online brand to upgrade. Our clients’ storefronts and marketing budgets are continuously optimized using AI and machine learning, ensuring that they have the best and most up-to-date infrastructure powering their e-commerce store.

Brands can’t afford R&D to compete in today’s market

Typical e-commerce software vendors do not offer R&D capabilities to their clients, which can range between 12%—20% of a retailer’s total GMV. The expenses related to constantly experimenting and updating a retailer’s online store can be prohibitive to the company’s ability to invest in new products and marketing, leading to diminished growth. We employ software and data analytics experts who continuously work on optimizing clients’ engagement and conversion rates and can push out updates automatically to improve a store’s metrics. Our R&D capabilities are highly scalable as we can optimize a single client’s storefront and push the optimization out to all of our clients’ storefronts at one time, reducing the need to increase our analytics headcount as we expand our client base.

The Nogin Solution

Our clients often engage us as a result of the constraints and difficulties of their existing online platform. Those platforms often limit scale and restrict future growth, in part because companies cannot afford the research and development expenditures and the costs of upgrades that are required to compete in today’s online marketplace. Those capacity limitations, in turn, reduce the margins companies may realize through online sales. Furthermore, the platforms often create administrative burdens on company management as they require the supervision of numerous agencies and vendors providing additional services for the platform.

We provide a solution that transforms consumer behavior by applying AI, making technology and innovation accessible to all brands and retailers. Our full-stack, Intelligent Commerce Platform creates differentiated benefits for both shoppers and retailers. Our platform increases traffic and conversions for brands by removing much of the complexity associated with optimized enterprise commerce. The Nogin platform also facilitates increased margins and decreased shipping and return costs by leveraging proprietary AI and optimization capabilities to deliver targeted customer experiences.

As shopper demands evolve, Nogin delivers a full stack platform that bundles AI, optimization, R&D, and social commerce to enable brands and retailers to be best-of-breed without having to maintain the budgets and resources for those capabilities in-house. Brands can then focus on their customers, products, and branding while we provide the technology that they need.

Nogin is an enterprise software solution used by brands and retailers from a wide variety of industry verticals to operate and scale their ecommerce business initiatives. We have pioneered a new operating model called Commerce-as-a-Service (“CaaS”) that provides retail clients with a technology platform that helps improve key aspects of their ecommerce business.

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Comprehensive CaaS Model. Our platform includes all updates, front and backend optimizations, and research and development (“R&D”) implemented within clients’ storefronts, effectively absorbing all R&D costs for our customers. We offer a single point of contact, significant cost savings, demonstrated increases in sales performance, a data lake of over one billion consumer interactions, and scale, expertise, and innovation benefits.

•	ROI Enablement Outside of Storefront. Our smart algorithms help clients achieve greater returns from promotions, free shipping, fulfillment, marketing, conversions, and returns.

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Predictive Analytics. Over the past 12 years, we have developed buyer behavior data lakes from more than 50 million end customers, which serve as the foundation for our software’s AI infrastructure, helping identify trends, opportunities, and best practices to drive customer retention, acquisitions, and conversions. Our platform utilizes an algorithmic trigger-based architecture to help clients act on customer trends leading to higher marketing ROAS, lower shipping costs, and increased margins while enhancing conversion rates and other relevant KPI’s.

•	Unified Customer Architecture. We maintain the ability to automatically optimize and update all client stores at once to improve platform features, payments, algorithms, promotions, and R&D.

•	Low-Cost and Efficient Setup. Our implementation process takes between 1—3 months and is free of cost for clients while still offering full stack, enterprise-level capabilities.

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Cross-channel Selling. Our platform can support cross-channel selling via native and third-party integrations with leading marketplaces, social networks, support engines, content management systems, and point-of-sale platforms.

•	B2C and B2B Support. We are both a full-featured B2C platform and supportive of a wide variety of B2B use cases either natively or in conjunction with third-party B2B extensions.

•	GMV Growth. Our business model ensures our client’s interests are prioritized resulting in cumulative GMV growth.

•	Global Capability. Our platform can be used by shoppers around the world, with front-end support for a shopper’s preferred language, as well as back-end control panel language options.

Competition

We consider the following categories of services and solutions to be our primary and direct competition:

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In-House Direct-to-Consumer E-Commerce. Some brands and retailers prefer to manage their portfolio of e-commerce operations internally. However, maintaining an employee base can be cost-prohibitive when taking into account the required resources such as employees to manage the brand’s storefront, marketing strategy, shipping, fulfillment, order management, and returns not to mention the added costs of any necessary technological or operational upgrades to maintain pace with competitors. Our platform allows retailers to consolidate the full spectrum of their e-commerce operations in one place providing necessary convenience and reliability for a predictable cost while facilitating the brand’s growth.

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Alternative E-Commerce Platforms. Brands may decide to contract one of our competitors who may offer a simple storefront application or an enterprise SaaS solution. Storefront applications offer limited functionality and require in-house talent to maintain. Additionally, the company needs to integrate with a number of third-party applications that the brand may not have the resources or expertise to undertake. While enterprise SaaS solutions may offer enhanced functionality, they are often limited in the amount of innovation or upgrades they can provide and any such offerings can be expensive especially for an online brand. Both storefront applications and enterprise solutions also require a longer ramp-up time of anywhere between 4—24 months with estimated implementation costs of between $80K—$5M while our platform typically takes between 1—3 months to implement at no cost.

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Legacy Players, Local Distributors, and Brick-and-Mortar Retailers. Some retailers may choose to operate primarily out of a brick-and-mortar storefront while providing the brand’s digital rights to a licensee. This allows the retailer to manage the face-to-face interactions and relationships with their customers; however, this greatly limits the selection the brand can provide and its ability to scale. Retailers can also be locked into long-term licensing agreements with distributors for items that may low-margin or not representative of the brand after a certain period of time. Our platforms helps retailers efficiently manage all of their inventory in place and scale their operations and distribution as needed to fulfill customer demand.

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Online Marketplaces and Other Non-Direct-to-Consumer Channels. Online marketplaces allow retailers to sell their products under a marketplace’s brand. While this model can help consumers find brands’ products and provide a form of credibility, it can be expensive for brands to pay a portion of their revenue to the marketplace. Additionally, operating through a marketplace limits the brand’s ownership of consumer interactions and relationships. We help brands connect directly with their audiences leading to increased conversions and reduced returns while also providing in-depth analytics on customer trends.

Our Competitive Advantages

As a comprehensive provider of a technology platform, we deliver a market-leading combination of effective and unique functionality, scalability, and ease-of-use to facilitate the growth of clients’ digital commerce businesses.

A large, growing addressable market. Our clients comprise well-known retailers and brands globally. We provide a curated platform that offers functionality that surpasses that of self-service e-commerce storefront platforms while maintaining a level of continuous innovation, customizability, and ease-of-use that differentiates our platform from typical enterprise-level digital commerce platforms.

Market-leading efficiency with quick, low-cost implementations. We provide a world-class platform with pre-built ecommerce capabilities and pre-integrated third parties, best practice implementation strategies, data pumps and other migration technology capabilities. All ecommerce storefronts require the addition of numerous software applications and add-ons, while we provide the entire stack out of the box. This reduces launch timelines to months vs. years.

Reduced need for re-platforming. Because we provide an always up-to-date e-commerce platform, our customers do not need to re-platform; customers are always on the latest version. Strategies and tactics are constantly tested and deployed to our customer base.

Unified customer architecture for simultaneous optimization. The ability to optimize and test tactics that can be deployed across all clients provides significant scale. Many smaller clients can take advantage of our larger statistical sample size to get benefits much more quickly. In addition, our software leverages machine learning models to assess customer profiles and develop personas with marketing strategies to optimize lifetime customer value, revenue and overall return on spend investments.

Our Growth Strategy

We are excited to expand our footprint, and we plan to implement the following strategies to accelerate our growth.

Offer additional products and solutions to existing clients. Existing clients benefit from our unified customer architecture. As new features are developed and tested on various clients, those capabilities can be deployed to all of our clients simultaneously. Our features are highly configurable and can be turned on and off at our discretion. The storefront tools within intelligent commerce allows clients to have a unique brand experience while still maintaining features and functions that drive revenue and maintain margin and profitability. Our machine learning models and algorithms are similarly built and tested on certain clients and then deployed to all of our clients simultaneously.

Expand our product line. Our roadmap includes productizing technology that is already in use. These new products include: Smart Marketer, Smart Ship, and the Smart Pay. We continue to build and innovate new features into our intelligent commerce suite of products. These include such things as new machine learning models, new smart algorithms, and advancements to storefront capabilities.

Engage in strategic M&A activity to acquire certain technological capabilities and expand our customer base. Our platform includes a number of pre-integrated third parties, some of whom might make a good addition to our technology stack. There are also complementary technologies that can provide an incremental client base for us to expand into by upselling our CaaS products and capabilities.

Continue to pursue customers in already established verticals such as apparel, accessories and Consumer Packaged Goods (CPG) and expand across additional verticals. The Ideal Customer Profile (“ICP”) are brands that have evolved to reach more than $5 million in GMV. We intend to pursue online brands in the fashion, apparel, and accessories, health, beauty, wellness, and CPG verticals while expanding into new verticals such as electronics.

Expand geographically. We plan to expand into Europe as we already support shipments throughout Europe from warehouses in the UK and the Netherlands. We are integrated into a worldwide fulfillment network that gives us scale and access to many markets beyond North America.

Representative Industry and Client Relationships

Our platform is built to perform across a range of industry verticals in apparel, accessories, consumer goods, and beauty / wellness, which make up a significant portion of online sales. These verticals all utilize the same core capabilities of the platform, delivering a high-quality, high-touch experience to the end-customer. We enable customers to sell on a global basis taking into account all the complexities of cross border sales.

Client Case Studies

Client A (Footwear)—This footwear retailer had incurred significantly higher costs as a result of contracting multiple agencies/vendors to operate their e-commerce site. They were in need of digital marketing tools and a centralized and experienced team to integrate them. Our platform coordinated capabilities across technology, marketing, strategy, and planning teams to drive greater efficiencies and dramatically improve our client’s e-commerce site metrics (some of which are listed below). Additionally, our software helped to revamp the client’s shopping funnel from all sources including optimizing its storefront for every device and was instrumental in helping the client launch a new SMS and loyalty program to reach and retain a larger number of customers.

Results:

Client B (Apparel)—An apparel retailer engaged us after closing all of their retail locations and making the strategic decision to be a strictly direct-to-consumer brand. We implemented our full-stack solution which provided a new storefront within 60 days, full integrating with their legacy system. We also utilized AI/ML to maximize the company’s return on stacked promotions and free shipping offers, leading to improved margins. Additionally, the client utilized our loyalty program platform functionality to boost their customer lifetime value (LTV).

Results:

Client C (Diversified)—Nogin was hired to implement our Intelligent Commerce Platform across the client’s e-commerce workflow which consisted of a multilingual/multi-currency platform. Our platform improved their holiday revenues and overall YoY revenue growth by syndicating the client’s entire multi-brand catalogue to ten (10) different marketplaces, enabling real-time responses to improve drop-shipping operations, and consolidating all of the client’s e-commerce data under a single architecture to propagate actionable insights to the company’s regional stores.

Results:

Marketing

The Nogin brand was launched in early 2021, having previously operated as Branded Online. Historically, the company has relied on relationships, industry connections, and reputation as its primary growth engines to attract new brands to the platform. Significant investments were made throughout 2021 under the new Nogin brand to increase our sales and marketing resources to establish a more effective pipeline moving forward into the next calendar year.

Traditionally, we have relied heavily on our public relations agency, thought-leadership articles, awards, and new customer acquisitions to attract potential customers into our in-bound sales pipeline. We are working to expand those efforts with an effective, paid lead-generation in-bound program. In addition, we will be expanding our content production model to include new opportunities for thought-leadership, video usage, industry articles, podcasts, and other content suitable for an aggressive social media outreach program.

Our sales and marketing teams are also working to establish identifiers and segmentation for an ongoing effective out-bound sales program. We have hired additional support to further supplement the internal sales team specifically for new business acquisition. Our marketing team will be supporting this out-bound effort and integrating content, ads, and outreach while working hand in hand with our sales team to achieve measurable results.

Our goal is to continue to have Nogin recognized in the e-commerce industry as a trusted, reliable, and experienced CaaS brand. Our marketing is primarily focused on inbound activities while supporting the outbound efforts of the sales team. Our marketing team uses advanced marketing techniques and digital technologies, and creates original and engaging content to keep the brand top of mind with prospects, customers, and the media. These tools include marketing automation, remarketing and a selection of social media tools. Activities vary from development of educational and promotional material in the form of blogs, webinars, whitepapers, eBooks, datasheets and sales support tools. These materials educate, engage, and guide prospects as they move along the purchasing funnel converting them into customers and brand loyalists.

Sales

Prior to 2019 our new customer acquisition came from direct sales efforts (51%), trade show/event marketing (28%) and business development and merger and acquisition efforts (21%). Since 2019, our new customer acquisition has come from direct sales efforts (64%), trade show/event marketing (29%) and business development and merger and acquisition efforts (7%).

We implemented a direct B2B enterprise solution sales model staffed with experienced industry and e-commerce savvy sales executives. Our sales executives research brands to identify the best potential prospects that fit our ICP. Each sale engages with ICP prospects in an initial meeting with a goal to identify whether the company has any of the three critical business issues that Nogin Intelligent Commerce confidently solves with speed to market that leverages experienced global e-commerce technology, processes, and people.

Historically, enterprise sales executives have generated opportunities by leveraging their existing industry relationships, industry referrals, and direct prospecting and sales engagement with brands and retailers. Marketing investments supported new account-based lead generation efforts at fashion and apparel industry-centric account-based events. These events have been an effective forum for allowing sales executives to establish themselves as industry experts brands and retailers can trust with e-commerce and fashion knowledge.

We have launched a scalable demand generation strategy to rapidly move our coordinated outbound and inbound marketing and sales programs forward. Efforts include building out a demand generation engine with a small inside sales team to qualify inbound leads and make outbound appointment setting sales calls. Key to our success will be an accelerated and continued investment and focus on delivering content that maps across Nogin’s B2B marketing funnel:

•	Awareness (Top of Funnel: Website home page, Blog posts, Infographics, Video, Podcasts, Social Media Posts )

•	Consideration (Middle of Funnel: Customer Profiles, eBooks, One Sheet Overviews, Website Features Page, Video)

•	Decision (Bottom of Funnel: Research Reports, Solution Guides, Check Lists, Competitive Analysis, Customer Case Studies, Website FAQ content, Website Pricing Page, Sales Support Materials)

•	Retention (Customer Loyalty, Keep them informed)

We are a trusted e-commerce partner to some of the world’s leading lifestyle brands in the apparel, wellness, electronics and CPG industry verticals. In 2021, we expanded our strategic industry focus to include online brands in the following industry groups: Home & Garden, Outdoors, Sports, Household, Cleaning Supplies, Housewares, Toys, Kids & Baby, Beauty, Health, Personal Care, and Pet Supplies. Our sales and marketing focus is on identifying potential brands and retailers that are good fit prospects for our offerings.

The ICP for our Intelligent Commerce Platform includes brands selling finished products to consumers via a multi-channel (webstore/DTC, Marketplaces, company-owned physical stores or other retailers/wholesale) and selling on their company owned online store for more than two years with annual GMV greater than $5 million (unless well-funded). Prospective clients must own the intellectual property and trademarks for their products. Prospective clients will have a strong brand focus with a premium buyer experience (i.e. not discounted brands) and (delete: all must) be challenged to compete with Big Retail’s (Amazon, Wayfair, Walmart, eBay, Target, and others) sales tactics such as free shipping and returns as well as R&D investments.

Platform and Products

Platform

We provide a sophisticated technology platform that empowers brand success. Our Nogin Intelligent Commerce Platform, enterprise CaaS platform includes:

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Products such as Intelligent Commerce (site management), Smart Marketer (digital marketing and predictive analytics), Smart Ship (fulfillment and WMS) and Smart Pay (payments, subscriptions and merchant services);

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Intelligence commerce architecture, such as orders, returns and warehouse management, channel partner integrations, customer management, catalog management, content and site management, and security, privacy and data protection grouped into a single software solution; and

•	Foundational elements, including our data asset, CDP and AI, and flexible API.

Products

•	Intelligent Commerce Platform

•	Orders, Returns, and Warehouse Management

•	Channel Partner Integrations

•	Customer Management

•	Catalog Management

•	Content & Site Management

•	Security, Privacy, & Data Protection

•	Foundational Elements

•	Data Asset

•	CDP and AI

•	Flexible API

(1)    AI that supercharges growth. Nogin AI processes hundreds of millions of interactions and analyzes across clients’ entire operational workflow, acting on it real-time to unlock growth and identify sources of lost revenue.

(2)    Benchmarks, Best Practices, and Behavioral Data. Our platform utilizes data from all of our brands simultaneously to identify trends, opportunities, and best practices to drive improvements in customer acquisition and retention.

(3)    Flexible, Intelligent Platform. We continuously pursue additional R&D opportunities with dedicated developers tweaking the platform to generate value and performance. With Nogin, clients’ ecommerce platform is always updated eliminating the need for manual updates or re-platforming.

(4)    CDP. Nogin’s proprietary customer data platform. It is a unified customer data architecture where data is pulled from multiple sources (marketing, web, call center, loyalty, reviews, returns, etc...), cleaned and combined to create a single customer profile. Customer profiles are then segmented in cohorts with personas using machine learning models. These models can be client specific or be applied to all clients. Marketers can then use the data to target various activations for the available marketing channels (such as Facebook, email and SMS) or target the customer user journey by delivering a personalized web experience.

Statistics:

•	5TB Data Processed

•	3B Emails and SMS Messages Sent

•	50M+ Customers

We have three products that are in the market today, Intelligent Commerce, Smart Marketer and Smart Ship; and we have one product currently being developed, Smart Pay.

(1)    Intelligent Commerce—A proprietary open-source enterprise class end to end headless e-commerce platform that includes research and development, a customer data platform and an artificial intelligence data pool across all endpoints for superior customer knowledge and future predictive commerce.

(2)    Smart Marketer—The world’s first multi-channel marketing automation tool designed to create the most effective paid search and paid social campaigns. Smart Marketer combines real-time and historical inventory, sales, and traffic data to craft advertising campaigns that maximize sales and customer acquisition.

(3)    Smart Ship—Provides comprehensive ecommerce order storage and fulfillment solutions that seamlessly integrate with the user’s storefront. Users spend less time worrying about the complicated process of order fulfillment allowing them to focus on sales, marketing, and growing their business. Smart Ship is a separate source of revenue from our existing shipping service revenue and will be included in our fulfillment service revenue moving forward.

(4)    Smart Pay—This is our Payment and Merchant Solutions Product. It uses machine learning and other tactics to better manage fraud and chargebacks. It includes payment management to help facilitate the various vendor and app payouts simplifying finance functions for brands. It also includes standard payment processing functions, as well as management of subscriptions.

Technology, Infrastructure, and Operations

We have designed our platform with high levels of functionality and customizability, convenience, and scalability as top priorities. Core contributors to our strengths in these areas include:

•

Scalable Infrastructure. We operate a proprietary platform that targets online brands and can be scaled to support retailers as they grow in GMV with increased customer count. We also integrate our platform with third-party storefronts and applications as needed to provide a full-stack solution.

•	Uptime. Our platform maintains market-leading service levels as we guarantee 99.5% uptime to our customers.

•	Quick and Low-Cost Implementation. Our implementation process typically lasts between 1—3 months and is free of implementation cost for clients while still offering enterprise-level capabilities.

•

Security. Our platform has built-in enterprise-grade security, speed, uptime, and hosting. We offer native security protection, payments, information applications, and external threat protection along with complying with GDPR and other regulatory agencies.

Research and Development

We have invested a significant amount of time and expense into R&D to develop our Intelligent Commerce Platform. In addition, we are productizing a tech-enabled solution for shipping and fulfillment called Smart Ship and productizing the machine learning tools and best practices we use for our digital marketing solution, Smart Marketer. Smart Ship is a separate source of revenue from our existing shipping service revenue and will be included in our fulfillment service revenue moving forward. Our R&D activities are largely conducted at our headquarters in Tustin, California. As of December 31, 2021, we had approximately 83 full-time or equivalent employees engaged in R&D activities.

Intellectual Property

Our business depends, in part, on our ability to develop and maintain the proprietary aspects of its core technology. We rely on trademarks to protect our intellectual property.

We have been issued a federal registration for its “Face Off Fashion” trademark and have three published but pending trademarks, including “NOGIN”, as well as multiple pending trademarks. We also hold various domain names and are currently pursuing a number of patents.

Regulatory

We are subject to various laws and regulations in the United States and internationally, which may expose us to liability, increase costs or have other adverse effects that could harm our business. These laws and regulations include but are not limited to data privacy and data localization, copyright or similar laws, anti-spam, consumer protection, employment, and taxation. Compliance with such laws can require changes to our business practices and significant management time and effort. Additionally, as we continue to develop and improve consumer-facing products and services, and as those offerings grow in popularity, the risk that additional laws and regulations will impact our business will continue to increase.

Data protection and privacy

All states have adopted laws requiring notice to consumers of a security breach involving their personal information. In the event of a security breach, these laws may subject us to incident response, notice and remediation costs. Failure to safeguard data adequately or to destroy data securely could subject us to regulatory investigations or enforcement actions under federal or state data security, unfair practices, or consumer protection laws. The scope and interpretation of these laws could change, and the associated burdens and compliance costs could increase in the future.

Privacy laws and regulations, cross-border data transfer restrictions, data localization requirements, and other domestic or foreign laws or regulations may expose us to liability, or otherwise adversely affect our business. Laws and regulations related to data privacy and the collection, processing, and disclosure of consumer personal information are constantly evolving. Two laws that have significant implications are the European Union’s General Data Protection Regulation (“GDPR”) the California Consumer Privacy Act (“CCPA”) and contain detailed requirements regarding collecting and processing personal information and impose certain limitations on how such information may be used, the length for which it may be stored, with whom it may be shared, and the effectiveness of consumer consent. Such laws and regulations could restrict our ability to store and process personal data (in particular, our ability to use certain data for purposes such as risk or fraud avoidance, marketing, or advertising), to control our costs by using certain vendors or service providers in certain jurisdictions and could limit our ability to effectively market or advertise to interested buyers and, in general, increase the resources required to operate our business. Additionally, such laws and regulations are often inconsistent and may be subject to amendment or reinterpretation, which may cause us to incur significant costs and expend significant effort to ensure compliance.

Our failure to comply with these privacy laws or regulations could expose us to significant fines and penalties imposed by regulators and has in the past and could in the future expose us to legal claims by buyers, or other relevant stakeholders. Some of these laws, such as the CCPA, permit individual or class action claims for certain alleged violations, increasing the likelihood of such legal claims. Similarly, many of these laws require us to maintain an online privacy policy, terms of service, and other informational pages that disclose our practices regarding the collection, processing, and disclosure of personal information. If these disclosures contain any information that a court or regulator finds to be inaccurate, we could also be exposed to legal or regulatory liability. Any such proceedings or violations could force us to spend money in defense or settlement of these proceedings, result in the imposition of monetary liability or demanding injunctive relief, divert management’s time and attention, increase our costs of doing business, and materially adversely affect our reputation.

Anti-corruption and sanctions

We are subject to the U.S. Foreign Corrupt Practices Act of 1977, as amended (“FCPA”). The FCPA prohibits corporations and individuals from engaging in improper activities to obtain or retain business or to influence a person working in an official capacity. It prohibits, among other things, providing, directly or indirectly, anything of value to any foreign government official, or any political party or official thereof, or candidate for political office to improperly influence such person. Similar laws exist in other countries, such as the UK, that restrict improper payments to persons in the public or private sector. Many countries have laws prohibiting these types of payments within the respective country. Historically, technology companies have been the target of FCPA and other anti-corruption investigations and penalties.

In addition, we are subject to U.S. and foreign laws and regulations that restrict our activities in certain countries and with certain persons. These include the economic sanctions regulations administered by the U.S. Treasury Department’s Office of Foreign Assets Control and the export control laws administered by the U.S. Commerce Department’s Bureau of Industry and Security.

Facilities

Our corporate headquarters are located in Tustin, California. The headquarters cover 89,468 square feet pursuant to an operating lease that expires in 2029. We believe our current facility is suitable and adequate to meet our current needs. We intend to add new facilities or expand existing facilities as we add employees, and we believe suitable additional or substitute space will be available as needed to accommodate any such expansion of our operations.

We lease four warehouse facilities, two in Fontana, California, one in Rancho Dominguez, California and one in Pittsburgh, Pennsylvania. The two warehouses in Fontana are a combined 162,100 square feet and leases for both facilities expire in 2022. The Rancho Dominguez warehouse is 115,814 square feet and its lease expires in 2023. The Pittsburgh, Pennsylvania warehouse is 253,478 square feet and its lease expires in 2027.

Employees

Our culture is driven by the following corporate values:

•	We Love Data.

•	Be Simple But Think Analytically.

•	Take Ownership.

•	Life’s Too Short Not To Go Big.

•	Be Authentic, Humble and Remarkable.

Together, our values and culture creates an environment that allows us to successfully recruit and retain team members that are passionate and talented. As of June 30, 2022, we had approximately 256 full-time employees, all of whom are based in the United States.

We have won awards related to our workplace culture including Comparably’s Best Places to Work and Best Company Perks and Benefits in Los Angeles 2021 based on anonymous rankings submitted by then-current employees. Employers who won these awards were assessed based on nearly 20 different categories that included compensation, leadership, professional development opportunities, perks and benefits.

Legal Proceedings

We are not currently a party to any material legal proceedings. However, in the ordinary course of business we face various claims brought by third parties, and we may, from time to time, make claims or take legal actions to assert our rights, including intellectual property rights as well as claims relating to employment matters and the safety or efficacy of our products. Any of these claims could subject us to costly litigation, and, while we generally believe that we have adequate insurance to cover many different types of liabilities, our insurance carriers may deny coverage, may be inadequately capitalized to pay on valid claims, or our policy limits may be inadequate to fully satisfy any damage awards or settlements. If this were to happen, the payment of any such awards could have a material adverse effect on our business, financial condition and results of operations. Additionally, any such claims, whether or not successful, could damage our reputation and business.

MANAGEMENT

Management and Board of Directors

The following sets forth certain information, as of August 26, 2022, concerning the persons who serve as our executive officers and directors.

Name	Age	Position
Executive Officers
Jan-Christopher Nugent	51	Co-Chief Executive Officer and Director
Jonathan S. Huberman	56	Co-Chief Executive Officer, President and Director
Geoffrey Van Haeren	51	Chief Technology Officer and Director
Shahriyar Rahmati	45	Chief Financial Officer and Chief Operating Officer
Directors
Wilhelmina Fader	59	Director
Eileen Moore Johnson	50	Director
Hussain Baig	50	Director
Deborah Weinswig	52	Director

Directors

Jan-Christopher Nugent, Co-Chief Executive Officer and Chairman of the Board of Directors

Jan-Christopher Nugent is our Co-Chief Executive Officer and has over 20 years of experience in eCommerce. Mr. Nugent co-founded Nogin in 2010 has been the Chief Executive Officer of Nogin since July 2010. Prior to founding Nogin, Mr. Nugent was the Chief Executive Officer of Gunnar Optiks from January 2007 to July 2008. Mr. Nugent served as the SVP of Sales and Marketing for Digital River and from December 2005 to January 2007 and as the Executive Vice President of Sales and Marketing for BUYNOW/Commerce 5 from April 2002 to December 2005. Prior to Commerce5, Mr. Nugent was VP of North American Sales for The Fantastic Corporation, which went public via initial public offering in October of 1999. Mr. Nugent holds a Bachelor of Science of Business Finance from Chapman University. We believe that Mr. Nugent is qualified to serve on our board of directors due to his significant experience building and scaling e-commerce software as Nogin’s Chief Executive Officer since its inception and because, as a founder of Nogin, he is essential to the long-term vision of Company.

Jonathan S. Huberman, Co-Chief Executive Officer, President and Director

Jonathan S. Huberman is our Co-Chief Executive Officer and President and has over 25 years of high-tech business leadership experience. He was the Chairman, Chief Executive Officer and Chief Financial Officer of SWAG, a blank check company that raised an aggregate of approximately $231.5 million in its initial public offering (including partial exercise of the over-allotment option) in August 2021, and announced in February 2022 that it had entered into a definitive agreement with respect to its initial business combination with Nogin. From 2020 through August 2021, he was the Chairman, Chief Executive Officer and Chief Financial Officer of Software Acquisition Group Inc. II (Nasdaq: SAII), a blank check company that raised an aggregate of $172.5 million in its initial public offering (including exercise of the over-allotment option) in September 2020, and that closed its initial business combination with Otonomo Technologies Ltd., a cloud-based software provider that captures and anonymizes vehicle data, in the third quarter of 2021. He was previously the Chairman, Chief Executive Officer and Chief Financial Officer of Software Acquisition Group Inc. (Nasdaq: SAQN), a blank check company that raised an aggregate of $149.5 million in its initial public offering (including exercise of the over-allotment option) in November 2019, and that closed its initial business combination with CuriosityStream, Inc., or CuriosityStream, a global streaming media service that provides factual content on demand, in the fourth quarter of 2020. From 2017 to 2019, Mr. Huberman was Chief Executive Officer of Ooyala, a provider of media workflow automation, delivery and monetization solutions, which he and Mike Nikzad, SWAG’s former Vice President of Acquisitions and Director, acquired from Telstra in 2018. Together with Mr. Nikzad, they turned around an underperforming company and sold Ooyala’s three core business units to Invidi Technologies, Brightcove (Nasdaq: BCOV) and Dalet (EPA: DLT), major players in the same sector. Previously, Mr. Huberman served as the Chief Executive Officer of Syncplicity, a SaaS enterprise data management company, which he sourced and acquired from EMC and engineered an exit to Axway (EPA: AXW). Prior to this, from 2013 to 2015, Mr. Huberman was the Chief Executive Officer of Tiburon, an enterprise software company serving the public safety sector, which he sold to Tritech Systems, and before that he was the Chief Executive Officer at Iomega Corporation (NYSE: IOM), a consumer and distributed enterprise storage solutions provider. After Iomega was acquired by EMC Corporation in 2008, Mr. Huberman served as President of the Consumer and Small Business Division of EMC. In addition to his experience leading turnarounds and exits at five technology companies, Mr. Huberman spent nine years as an investor for the Bass Family interests where he led investments in private and public companies. He also had senior roles leading the operations of the technology investments of the Gores Group and Skyview Capital. In the last five years he has served as a director of Aculon, Inc., a privately held provider of easy-to-apply nanotech surface-modification technologies, as well as Venture Corporation Limited (SGX: V03) a high-tech design and manufacture firm based in Singapore. Mr. Huberman holds a Bachelor of Arts in Computer Science from Princeton University and an MBA from The Wharton School at the University of Pennsylvania. We believe that Mr. Huberman is qualified to serve on our board of directors due to his extensive experience serving on boards of directors and his significant executive leadership, business and investment experience.

Geoffrey Van Haeren, Chief Technology Officer and Director

Geoffrey Van Haeren has served as our Chief Technology Officer since 2010 and has over 22 years of experience in eCommerce. Mr. Van Haeren co-founded Nogin 2010 and served as Nogin’s President from October 2020 until closing of the Business Combination. Prior to joining Nogin, he served as the Chief Technology Officer for CAbi Clothing where he worked with the executive team to develop and deliver a next generation SAAS based MLM platform. From January 2006 to August 2009, Mr. VanHaeren served as the Vice President of Technology for Digital River. Prior to his tenure at Digital River, Mr. VanHaeren served as the Chief Technology Officer of Commerce5, where he co-founded the company. We believe Mr. Van Haeren is qualified to serve on the Board due to his significant experience building and scaling e-commerce software as Nogin’s Chief Technology Officer and because, as a founder of Nogin, he is essential to the long-term vision of the Company.

Wilhelmina Fader, Director

Wilhelmina Fader has served on our board of directors since August 2022. Ms. Fader has served as the Managing Director of the Baker Retailing Center at The Wharton School at the University of Pennsylvania since March 2017. She previously served as the chief financial officer for several organizations, including INTECH construction from June 2004 to June 2009, Chestnut Hill Academy from July 2009 to July 2011 and the Germantown Friends School from July 2011 to June 2016. Ms. Fader was previously the Associate Vice President of the Facilities and Real Estate Services Division at the University of Pennsylvania from April 1998 to June 2004. Ms. Fader holds a Bachelor of Science in Chemical Engineering from the Massachusetts Institute of Technology and an MBA from The Wharton School at the University of Pennsylvania. We believe Ms. Fader is qualified to serve on our board of directors due to her retail expertise and her significant experience serving as the chief financial officer of numerous companies.

Eileen Moore Johnson, Director

Eileen Moore Johnson has served on our board of directors since August 2022. Ms. Moore Johnson is the former Executive Vice President and Chief Human Resources Officer of Light & Wonder, a position she held since June 2020. Ms. Moore Johnson was previously the Regional President of The Cromwell, Flamingo, Harrah’s and The LINQ casino resorts for Caesars Entertainment from August 2013 to June 2020. During her tenure of over twenty years at Caesars Entertainment, she also served as Regional President and General Manager of the Horseshoe Casino and Hotel Southern Indiana from November 2009 to August 2013, as Assistant

General Manager of Harrah’s New Orleans from April 2007 to October 2009 and served on the Corporate Gaming Team from December 2003 to April 2007. She also served as Executive Assistant to the chief executive officer, chief financial officer and chief operating officer of Caesars Entertainment from October 2002 to December 2003. Ms. Moore Johnson currently serves on the Dean’s Advisory Board for the College of Hospitality at the University of Nevada, Las Vegas and is a founding Board Member of Global Gaming Women. She holds a Bachelor of Science from Cornell University and an MBA from the Kellogg School of Business at Northwestern University. We believe Ms. Moore Johnson is qualified to serve on our board of directors due to her extensive experience in executive leadership and business.

Hussain Baig, Director

Hussain Baig has served on our board of directors since August 2022 and has over 25 years’ experience in technology and operations. Mr. Baig has served a Senior Advisor to Navigate Ventures since January 2022. He previously served as the Global COO and CIO of Enterprise Technology of HSBC from February 2016 to October 2021. From August 2013 to January 2016, Mr. Baig served as the Global Chief Operating Officer for Risk at Barclays. Prior to joining Barclays, Mr. Baig served in several capacities at Lloyds Banking Group from March 2007 to August 2013, including Chief Operating Officer for Technology and CEO Global Services. Mr. Baig holds a Bachelor of Engineering from Imperial College London and an MBA from Manchester University. We believe Mr. Baig is qualified to serve on our board of directors due to his extensive experience as a technology executive and leadership experience in the operations of global, complex organizations.

Deborah Weinswig, Director

Deborah Weinswig has served on our board of directors since August 2022. Ms. Weinswig is the founder and CEO of Coresight Research, a provider of research and advisory services to brands and investors, where she has served since February 2018. From 2014 until February 2018, she served as Managing Director for Fung Global Retail and Technology (“FGRT”), the think tank for the Fung Group. Prior to leading FGRT, Ms. Weinswig served as Chief Customer Officer for Profitect Inc., a predictive analytics and big data software provider, and in a number of roles with Citigroup Inc., most recently as Managing Director and Head of the Global Staples and Consumer Discretionary team at Citi Research. She currently serves on the board of directors for Xcel Brands, Inc., a publicly traded consumer products company (where she also serves on its audit committee), CHW Acquisition Corporation, a publicly traded special purpose acquisition company that recently announced a pending merger with Wag Labs, Inc., a pet services marketplace company (where she also serves on its audit committee), Guess?, Inc., a publicly traded apparel and accessories company, and Primaris REIT, a publicly traded real estate company which owns and manages retail properties. In addition, Ms. Weinswig serves on the board for Kiabi, a private French retail company specializing in ready-to-wear apparel, on the advisory board for a number of accelerators and on the board for a number of philanthropic organizations including Goodwill Industries New York/New Jersey, Street Soccer USA and Retailers United. Ms. Weinswig is a Certified Public Accountant and holds an MBA from the University of Chicago. We believe Ms. Weinswig is qualified to serve on our board of directors due to her experience and expertise in retail innovation, especially as it relates to data and technology, as well as her knowledge of the global retail landscape and prior service on boards of directors.

Executive Officers

Jan-Christopher Nugent, Co-Chief Executive Officer and Chairman of the Board of Directors

See biographical information above in the Directors section.

Jonathan S. Huberman, Co-Chief Executive Officer and Director

See biographical information above in the Directors section.

Geoffrey Van Haeren, Chief Technology Officer and Director

See biographical information above in the Directors section.

Shahriyar Rahmati, Chief Financial Officer and Chief Operating Officer

Shahriyar Rahmati has served as our Chief Financial Officer and Chief Operating Officer since August 2022 and has over twenty years of experience in various executive-level roles across several industries. From September 2020 until August 2022, Mr. Rahmati served as Principal of RSM US LLP. Previously, he served as Chief Operating Officer of RugsUSA from December 2018 to March 2020 and as Managing Director and Head of Portfolio Operations for Comvest Partners from July 2016 to December 2018. Prior to that, Mr. Rahmati was a Principal at the Gores Group and an Operating Partner at Graham Partners. He holds an MBA from Massachusetts Institute of Technology and a B.A. in Economics from New York University.

Corporate Governance

We structure our corporate governance in a manner we believe closely aligns our interests with those of our stockholders. Notable features of this corporate governance include:

•

we have independent director representation on our audit, compensation and nominating committees, and our independent directors meet regularly in executive sessions without the presence of our corporate officers or non-independent directors;

•	at least one of our directors qualifies as an “audit committee financial expert” as defined by the SEC; and

•	we have begun to and will continue to implement a range of other corporate governance best practices, including implementing a robust director education program.

Independence of the Board of Directors

Nasdaq listing standards require that a majority of our board of directors be independent. An “independent director” is defined generally as a person other than an officer or employee of the company or its subsidiaries or any other individual having a relationship which, in the opinion of the company’s board of directors, would interfere with the director’s exercise of independent judgment in carrying out the responsibilities of a director. Our board of directors has determined that Mses. Fader, Johnson and Weinswig, and Mr. Baig are “independent directors” as defined in the Nasdaq listing standards and applicable SEC rules. Our independent directors will have regularly scheduled meetings at which only independent directors are present.

Composition of the Board of Directors

Our business and affairs are managed under the direction of our board of directors. Our board of directors is staggered in three classes, with two directors in Class I (Ms. Weinswig and Mr. Baig), three directors in Class II (Ms. Johnson and Ms. Fader and Mr. Van Haeren), and two directors in Class III (Mr. Huberman and Mr. Nugent).

Board Committees

Our board of directors directs the management of our business and affairs, as provided by Delaware law, and conducts its business through meetings of the board of directors and standing committees. We have a standing audit committee, nominating committee and compensation committee. In addition, from time to time, special committees may be established under the direction of the board of directors when necessary to address specific issues.

Audit Committee

Our audit committee is responsible for, among other things:

•	appointing, compensating, retaining, evaluating, terminating and overseeing our independent registered public accounting firm;

•	discussing with our independent registered public accounting firm their independence from management;

•	reviewing, with our independent registered public accounting firm, the scope and results of their audit;

•	approving all audit and permissible non-audit services to be performed by our independent registered public accounting firm;

•	overseeing the financial reporting process and discussing with management and our independent registered public accounting firm the quarterly and annual financial statements that we file with the SEC;

•	overseeing our financial and accounting controls and compliance with legal and regulatory requirements;

•	reviewing our policies on risk assessment and risk management;

•	reviewing related person transactions; and

•	establishing procedures for the confidential anonymous submission of concerns regarding questionable accounting, internal controls or auditing matters.

Our audit committee consists of Wilhelmina Fader, Eileen Moore Johnson and Hussain Baig, with Wilhelmina Fader serving as chair. Rule 10A-3 of the Exchange Act and Nasdaq rules require that our audit committee must be composed entirely of independent members. Our board of directors has affirmatively determined that Wilhelmina Fader, Eileen Moore Johnson and Hussain Baig each meet the definition of “independent director” for purposes of serving on the audit committee under Rule 10A-3 of the Exchange Act and Nasdaq rules. Each member of our audit committee also meets the financial literacy requirements of Nasdaq listing standards. In addition, our board of directors has determined that Wilhelmina Fader and Eileen Moore Johnson will each qualify as an “audit committee financial expert,” as such term is defined in Item 407(d)(5) of Regulation S-K. Our board of directors adopted a written charter for the audit committee, which is available on our corporate website at www.nogin.com. The information on any of our websites is deemed not to be incorporated in this prospectus or to be part of this prospectus.

Compensation Committee

Our compensation committee is responsible for, among other things:

•

reviewing and approving the corporate goals and objectives, evaluating the performance of and reviewing and approving, (either alone or, if directed by the board of directors, in conjunction with a majority of the independent members of the board of directors) the compensation of our Chief Executive Officer;

•	overseeing an evaluation of the performance of and reviewing and setting or making recommendations to our board of directors regarding the compensation of our other executive officers;

•	reviewing and approving or making recommendations to our board of directors regarding our incentive compensation and equity-based plans, policies and programs;

•	reviewing and approving all employment agreement and severance arrangements for our executive officers;

•	making recommendations to our board of directors regarding the compensation of our directors; and

•	retaining and overseeing any compensation consultants.

Our compensation committee consists of Eileen Moore Johnson, Wilhelmina Fader and Hussain Baig, with Eileen Moore Johnson serving as chair. Our board of directors has affirmatively determined that Eileen Moore Johnson, Wilhelmina Fader and Hussain Baig each meet the definition of “independent director” for purposes of serving on the compensation committee under Nasdaq rules, and are “non-employee directors” as defined in Rule 16b-3 of the Exchange Act. Our board of directors adopted a written charter for the compensation committee, which is available on our corporate website at www.nogin.com. The information on any of our websites is deemed not to be incorporated in this prospectus or to be part of this prospectus.

Nominating Committee

Our nominating committee is responsible for, among other things:

•	identifying individuals qualified to become members of our board of directors, consistent with criteria approved by our board of directors;

•	overseeing succession planning for our Chief Executive Officer and other executive officers;

•	periodically reviewing our board of directors’ leadership structure and recommending any proposed changes to our board of directors;

•	overseeing an annual evaluation of the effectiveness of our board of directors and its committees; and

•	developing and recommending to our board of directors a set of corporate governance guidelines.

Our nominating committee consists of Deborah Weinswig, Hussain Baig and Eileen Moore Johnson, with Deborah Weinswig serving as chair. Our board of directors has affirmatively determined that Deborah Weinswig, Hussain Baig and Eileen Moore Johnson each meet the definition of “independent director” under Nasdaq rules. Our board of directors adopted a written charter for the nominating committee, which is available on our corporate website at www.nogin.com. The information on any of our websites is deemed not to be incorporated in this prospectus or to be part of this prospectus.

Risk Oversight

Our board of directors is responsible for overseeing our risk management process. Our board of directors focuses on our general risk management strategy, the most significant risks facing us, and oversees the implementation of risk mitigation strategies by management. Our audit committee is also responsible for discussing our policies with respect to risk assessment and risk management. Our board of directors believes its administration of its risk oversight function has not negatively affected our board of directors’ leadership structure.

Compensation Committee Interlocks and Insider Participation

None of our executive officers serves as a member of the board of directors or compensation committee (or other committee performing equivalent functions) of any entity that has one or more executive officers serving on our board of directors or compensation committee.

Code of Business Conduct and Ethics

We adopted a written code of business conduct and ethics that applies to our directors, officers and employees, including our principal executive officer, principal financial officer, principal accounting officer or controller, or persons performing similar functions. A copy of the code is posted on our corporate website at www.nogin.com. In addition, we intend to post on our website all disclosures that are required by law or Nasdaq listing standards concerning any amendments to, or waivers from, any provision of the code. The information on any of our websites is deemed not to be incorporated in this prospectus or to be part of this prospectus.

EXECUTIVE AND DIRECTOR COMPENSATION

Overview

In 2021, our “named executive officers” and their positions were as follows:

•	Jan-Christopher Nugent, Founder and Chief Executive Officer;

•	Geoff Van Haeren, our President; and

•	Jay Ku, our Chief Commerce Officer.

2021 Summary Compensation Table

The following table sets forth information concerning the compensation of Nogin’s named executive officers for the year ended December 31, 2021.

Name and Principal Position	Year	Salary ($)	Bonus ($)(1)	Non-Equity Incentive Plan Compensation ($)(2)	Total
Jan-Christopher Nugent
Chief Executive Officer	2021	480,000	120,000	657,928	1,257,928

Geoff Van Haeren
President	2021	420,000	100,000	433,080	953,080

Jay Ku
Chief Commerce Officer	2021	262,500	—	125,000	387,500

(1)	Amounts shown represent the guaranteed portion of the annual bonus payable to Mr. Nugent and Mr. Van Haeren for 2021.
(2)	Amounts shown represent the annual cash bonuses awarded to each of the named executive officers for 2021 performance.
(3)

Mr. Ku commenced employment with Nogin on March 22, 2021 at an annual base salary rate of $350,000. The amount shown reflects his prorated annual salary and annual bonus for the portion of the year in which he was employed by Nogin.

Narrative Disclosure to Summary Compensation Table

Elements of Compensation

Base Salary

Base salaries are intended to provide a level of compensation sufficient to attract and retain an effective management team, when considered in combination with the other components of Nogin’s executive compensation program. The relative levels of base salary for Nogin’s named executive officers are designed to reflect each named executive officer’s scope of responsibility and accountability to Nogin.

The base salary amounts shown above in the 2021 Summary Compensation Table reflect the actual amounts earned by Nogin’s named executive officers in 2021. In addition, Mr. Ku commenced employment with Nogin on March 22, 2021, and his base salary was prorated for the portion of the year in which he was employed by Nogin.

Nogin’s named executive officers’ current base salaries are as follows:

Name	Current Annual Base Salary ($)
Jan-Christopher Nugent	480,000
Geoff Van Haeren	420,000
Jay Ku	350,000

Annual Bonus

Nogin provides annual bonuses to its named executive officers based on performance for the fiscal year primarily measured based on criteria relating to company financial and operational performance and individual performance considerations. For 2021, the target bonus opportunities for our named executive officers were as follows: Mr. Nugent: $350,000 (up to $500,000); Mr. Van Haeren: $300,000 (up to $400,000); and Mr. Ku: $75,000 (up to $200,000). Bonuses for Mr. Nugent and Mr. Van Haeren based on financial performance measures were paid quarterly as a percentage of Bookings and EBITDA, respectively and were paid at above-target levels for 2022 based on actual results following completion of each quarter.

Under our 2021 annual bonus program, each named executive officer’s target bonus was based on the attainment of the following performance metrics:

Name	Performance Goal	Target Payout(1)
Jan Nugent	Bookings	$300,000
	EBITDA	$20,000
	Strategic milestones	$40,000

Geoff Van Haeren	Bookings	$200,000
	EBITDA	$10,000
	Operational milestones	$25,000
	Milestone product achievement	$25,000

Jay Ku	Base revenue achievement	$75,000
	Additional revenue achievement	$50,000
	EBITDA	$25,000
	Milestone product achievement	$50,000

(1)

Does not include guaranteed quarterly bonuses paid to Mr. Nugent and Mr. Van Haeren during 2021. The aggregate amount of guaranteed quarterly bonuses paid to Messrs. Nugent and Van Haeren in 2021 were $120,000 and $100,000, respectively, as set forth above in the 2021 Summary Compensation Table in the column titled “Bonus.” Mr. Ku’s annual bonus was prorated for the portion of the year in which he was employed by Nogin.

The actual annual cash bonuses awarded to each of Nogin’s named executive officers for 2021 performance are set forth above in the 2021 Summary Compensation Table in the column titled “Non-Equity Incentive Plan Compensation.”

Equity-based compensation

Nogin has historically granted equity awards in the form of stock options to its executives (other than Mr. Nugent and Mr. Van Haeren) as the long-term incentive component of its compensation program. Stock options historically were granted pursuant to the Prior Plan, and generally vested over 4 years, with 25% of the award vesting after one year from the vesting commencement date and the remainder vesting monthly thereafter.

Mr. Ku commenced employment with Nogin in 2021 and did not receive a grant of stock options prior to December 31, 2021. In addition, Mr. Nugent and Mr. Van Haeren have not historically participated in Nogin’s stock option programs. As a result, none of Nogin’s named executive officers were granted stock option awards in 2021 or held outstanding stock option awards as of December 31, 2021.

Retirement Plans

Nogin currently maintains a 401(k) retirement savings plan for its employees, including its named executive officers, who satisfy certain eligibility requirements. Nogin’s named executive officers are eligible to participate in the 401(k) plan on the same terms as other full-time employees. The Internal Revenue Code allows eligible employees to defer a portion of their compensation, within prescribed limits, through contributions to the 401(k) plan. Nogin believes that providing a vehicle for tax-deferred retirement savings though its 401(k) plan adds to the overall desirability of its executive compensation package and further incentivizes its employees, including its named executive officers, in accordance with our compensation policies.

Employee Benefits and Perquisites

Nogin’s named executive officers are eligible to participate in Nogin’s employee benefit plans and programs, including medical and dental benefits and life insurance, to the same extent as Nogin’s other full-time employees, subject to the terms and eligibility requirements of those plans. Nogin does not typically provide any perquisites or special personal benefits to its named executive officers.

Outstanding Equity Awards as of December 31, 2021

None of Nogin’s named executive officers held outstanding equity awards as of December 31, 2021.

Executive Compensation Arrangements

Nogin is a party to an employment agreement or offer letter with each of its named executive officers. These agreements provide for at-will employment and generally include the named executive officer’s initial base salary, standard benefit plan eligibility and other terms and conditions of employment with Nogin. The agreements also provide for payments in the event of certain terminations of employment.

Nogin entered into employment agreements with Mr. Nugent and Mr. Van Haeren, each of which became effective May 13, 2014. Under the terms of each of these employment agreements, if the executive is terminated without cause or resigns for good reason, and timely executes a release of claims against Nogin, he will receive six months of continued base salary and accelerated vesting of his unvested stock options (if any). The employment agreement also includes a mutual non-disparagement covenant, and non-competition and non-solicitation covenants in favor of Nogin for a period of one year after the executive’s termination of employment.

Nogin entered into an offer letter with Mr. Ku on February 24, 2021. Under the offer letter, Nogin agreed to grant Mr. Ku an award of stock options under the Prior Plan, which award was granted in February 2022. Mr. Ku’s offer letter provides that in the event of a change in control, 50% of his unvested options will immediately vest. In addition, the offer letter provides that if Mr. Ku is terminated without cause, and subject to his execution of a release of claims against Nogin, he will be entitled to receive a cash payment equal to four months of base salary and bonus potential and four months of continued coverage under Nogin’s group health plans.

Branded Online, Inc.’s 2013 Stock Incentive Plan

In January 2013, Legacy Nogin adopted the Branded Online, Inc. 2013 Stock Incentive Plan (the “Prior Plan”), which authorized the grant of incentive stock options, within the meaning of Section 422 of the Code, to

Legacy Nogin’s employees and employees of any parent or subsidiary corporations, and for the grant of nonqualified stock options, stock appreciation rights and restricted stock to employees, directors and consultants. Legacy Nogin had granted incentive stock options and nonqualified stock options under the Prior Plan (“Legacy Nogin Options”). Upon the Closing of the Business Combination, all outstanding Legacy Nogin Options under the Prior Plan were automatically converted into an option to purchase shares of Common Stock (the “Converted Options”). The Converted Options have an exercise price and cover a number of shares of Common Stock that results in the Converted Options having the same (subject to rounding) intrinsic value as the outstanding Legacy Nogin Options and generally have the same terms and conditions as the corresponding Legacy Nogin Options. The Legacy Nogin Options are administered by the compensation committee of our board of directors or a subcommittee of the compensation committee to which it has properly delegated power, or if no such committee or subcommittee exists, our board of directors.

From and after the effectiveness of the 2022 Incentive Plan (as defined below), no awards will be made under the Prior Plan.

Nogin, Inc. 2022 Incentive Plan

The purpose of the 2022 Incentive Plan is to enhance our ability to attract, retain and motivate persons who make (or are expected to make) important contributions by providing these individuals with equity ownership opportunities and/or equity-linked compensatory opportunities. Equity awards and equity-linked compensatory opportunities are intended to motivate high levels of performance and align the interests of directors, employees and consultants with those of stockholders by giving directors, employees and consultants the perspective of an owner with an equity or equity-linked stake in our company and providing a means of recognizing their contributions to our success. The following summarizes the material terms of the 2022 Incentive Plan adopted in connection with the Business Combination as the long-term incentive compensation plan.

Eligibility and Administration

Our employees, consultants and directors, and employees and consultants of our subsidiaries, may be eligible to receive awards under the 2022 Incentive Plan. We have approximately 256 employees, four non-employee directors and no other individual service providers who are eligible to receive awards under the 2022 Incentive Plan.

The 2022 Incentive Plan provides that it is administered by our board of directors, which may delegate its duties and responsibilities to one or more committees of our directors and/or officers (collectively, the “plan administrator”), subject to the limitations imposed under the 2022 Incentive Plan, Section 16 of the Exchange Act, stock exchange rules and other applicable laws. Following the closing of the Business Combination, we expect the compensation committee of the our board of directors to be appointed by our board to administer the 2022 Incentive Plan.

The plan administrator has the authority to take all actions and make all determinations under the 2022 Incentive Plan, to interpret the 2022 Incentive Plan and award agreements and to adopt, amend and repeal rules for the administration of the 2022 Incentive Plan as it deems advisable. The plan administrator also has the authority to determine which eligible service providers receive awards, grant awards and set the terms and conditions of all awards under the 2022 Incentive Plan, including any vesting and vesting acceleration provisions, subject to the conditions and limitations in the 2022 Incentive Plan.

Shares Available for Awards

The aggregate number of shares of Common Stock that are available for issuance under the 2022 Incentive Plan is equal to (i) 5,102,948 shares and (ii) an annual increase for ten years on the first day of each calendar year beginning January 1, 2023, equal to the lesser of (A) 15% of the aggregate number of shares outstanding on the final day of the immediately preceding calendar year and (B) such smaller number of shares as is determined by the Board. The maximum number of shares of Common Stock that may be issued pursuant to the exercise of incentive stock options (“ISOs”) granted under the 2022 Incentive Plan is equal to 56,132,428 shares.

If an award under the 2022 Incentive Plan or the Prior Plan is forfeited, expires or is settled for cash, any shares subject to such award may, to the extent of such forfeiture, expiration or cash settlement, be used again for new grants under the 2022 Incentive Plan. The payment of dividend equivalents in cash in conjunction with any awards under the 2022 Incentive Plan or the Prior Plan will not reduce the shares available for grant under the 2022 Incentive Plan. Furthermore, shares purchased on the open market with the cash proceeds from the exercise of options, and shares tendered or withheld to satisfy the exercise price or tax withholding obligation for any award will again be available for awards under the 2022 Incentive Plan.

Awards granted under the 2022 Incentive Plan upon the assumption of, or in substitution for, awards authorized or outstanding under a qualifying equity plan maintained by an entity with which we enter into a merger or similar corporate transaction will not reduce the shares available for grant under the 2022 Incentive Plan but will count against the maximum number of shares that may be issued upon the exercise of ISOs.

The 2022 Incentive Plan provides that the sum of any cash compensation and the aggregate grant date fair value (determined as of the date of the grant under Financial Accounting Standards Board Accounting Standards Codification Topic 718, or any successor thereto) of all awards granted to a non-employee director as compensation for services as a non-employee director during any fiscal year, or director limit, may not exceed the amount equal to $750,000, increased to $1,000,000 for fiscal year 2023 or in the fiscal year of a non-employee director’s initial service as a non-employee director. The plan administrator may make exceptions to this limit for individual non-employee directors in extraordinary circumstances, as the plan administrator may determine in its discretion, provided that the non-employee director receiving such additional compensation may not participate in the decision to award such compensation or in other contemporaneous compensation decisions involving non-employee directors.

Awards

The 2022 Incentive Plan provides for the grant of stock options, including ISOs and nonqualified stock options (“NSOs”), stock appreciation rights (“SARs”), restricted stock, dividend equivalents, restricted stock units (“RSUs”) and other stock or cash-based awards. Certain awards under the 2022 Incentive Plan may constitute or provide for payment of “nonqualified deferred compensation” under Section 409A of the Internal Revenue Code (the “Code”), which may impose additional requirements on the terms and conditions of such awards. All awards under the 2022 Incentive Plan will be evidenced by award agreements, which will detail the terms and conditions of awards, including any applicable vesting and payment terms and post-termination exercise limitations. Awards other than cash awards generally will be settled in shares of Common Stock, but the applicable award agreement may provide for cash settlement of any award. A brief description of each award type follows.

•

Stock Options and SARs. Stock options provide for the purchase of shares of Common Stock in the future at an exercise price set on the grant date. ISOs, in contrast to NSOs, may provide tax deferral beyond exercise and favorable capital gains tax treatment to their holders if certain holding period and other requirements of the Code are satisfied. SARs entitle their holder, upon exercise, to receive from us an amount equal to the appreciation of the shares subject to the award between the grant date and the exercise date. Unless otherwise determined by the plan administrator, the exercise price of a stock option or SAR may not be less than 100% of the fair market value of the underlying share on the grant date (or 110% in the case of ISOs granted to certain significant stockholders), except with respect to certain substitute awards granted in connection with a corporate transaction. Unless otherwise determined by the plan administrator, the term of a stock option or SAR may not be longer than ten years (or five years in the case of ISOs granted to certain significant stockholders).

•	Restricted Stock. Restricted stock is an award of non-transferable shares of Common Stock that are subject to certain vesting conditions and other restrictions.

•

RSUs. RSUs are contractual promises to deliver shares of Common Stock in the future or an equivalent in cash and other consideration determined by the plan administrator, which may also remain forfeitable unless and until specified conditions are met and may be accompanied by the right to receive the equivalent value of dividends paid on shares of Common Stock prior to the delivery of the underlying shares (i.e., dividend equivalent rights). The plan administrator may provide that the delivery of the shares (or payment in cash) underlying RSUs will be deferred on a mandatory basis or at the election of the participant. The terms and conditions applicable to RSUs will be determined by the plan administrator, subject to the conditions and limitations contained in the 2022 Incentive Plan.

•

Other Stock or Cash Based Awards. Other stock or cash-based awards are awards of cash, fully vested shares of Common Stock and other awards valued wholly or partially by referring to, or otherwise based on, shares of Common Stock. Other stock or cash-based awards may be granted to participants and may also be available as a payment form in the settlement of other awards, as standalone payments and as payment in lieu of compensation to which a participant is otherwise entitled.

•

Dividend Equivalents. Dividend equivalents represent the right to receive the equivalent value of dividends paid on shares of Common Stock and may be granted alone or in tandem with awards other than stock options or SARs. Dividend equivalents are credited as of the dividend record dates during the period between the date an award is granted and the date such award vests, is exercised, is distributed or expires, as determined by the plan administrator.

Certain Transactions

The plan administrator has broad discretion to take action under the 2022 Incentive Plan, as well as make adjustments to the terms and conditions of existing and future awards, to prevent the dilution or enlargement of intended benefits and facilitate necessary or desirable changes in the event of certain transactions and events affecting our Common Stock, such as stock dividends (other than ordinary cash dividends), stock splits, mergers, acquisitions, consolidations and other corporate transactions. In addition, in the event of certain non-reciprocal transactions with our stockholders known as “equity restructurings,” the plan administrator will make equitable adjustments to the 2022 Incentive Plan and outstanding awards.

No Repricing

Except in connection with certain changes in our capital structure, stockholder approval will be required for any amendment that reduces the exercise price of any stock option or SAR, or cancels any stock option or SAR that has an exercise price that is greater than the then-current fair market value of our Common Stock in exchange for cash, other awards or stock options or SARs with an exercise price per share that is less than the exercise price per share of the original stock options or SARs.

Plan Amendment and Termination

Our board of directors may amend or terminate the 2022 Incentive Plan at any time; however, no amendment, other than an amendment that increases the number of shares available under the 2022 Incentive Plan, may materially and adversely affect an award outstanding under the 2022 Incentive Plan without the consent of the affected participant, and stockholder approval will be obtained for any amendment to the extent necessary to comply with applicable laws or to increase the director limit. The 2022 Incentive Plan will remain in effect until the tenth anniversary of the earlier of the date of the adoption of the 2022 Incentive Plan or the date of the approval of the 2022 Incentive Plan by the stockholders, unless earlier terminated. No awards may be granted under the 2022 Incentive Plan after its termination.

Foreign Participants, Claw-Back Provisions, Transferability and Participant Payments

The plan administrator may modify award terms, establish subplans and/or adjust other terms and conditions of awards, subject to the share limits described above, in order to facilitate grants of awards subject to the laws and/or stock exchange rules of countries outside of the United States. All awards will be subject to any company claw-back policy as set forth in such claw-back policy or the applicable award agreement. Awards under the 2022 Incentive Plan are generally non-transferrable, except by will or the laws of descent and distribution, or, subject to the plan administrator’s consent, pursuant to a domestic relations order, and are generally exercisable only by the participant. With regard to tax withholding, exercise price and purchase price obligations arising in connection with awards under the 2022 Incentive Plan, the plan administrator may, in its discretion, accept cash or check, shares of Common Stock that meet specified conditions, a “market sell order” or such other consideration as it deems suitable.

Material U.S. Federal Income Tax Consequences

The following is a general summary under current law of the principal U.S. federal income tax consequences related to awards under the 2022 Incentive Plan. This summary deals with the general federal income tax principles that apply and is provided only for general information. Some kinds of taxes, such as state, local and foreign income taxes and federal employment taxes, are not discussed. This summary is not intended as tax advice to participants, who should consult their own tax advisors.

•

Non-Qualified Stock Options. If an optionee is granted an NSO under the 2022 Incentive Plan, the optionee should not have taxable income on the grant of the option. Generally, the optionee should recognize ordinary income at the time of exercise in an amount equal to the fair market value of the shares acquired on the date of exercise, less the exercise price paid for the shares. The optionee’s basis in our Common Stock for purposes of determining gain or loss on a subsequent sale or disposition of such shares generally will be the fair market value of our Common Stock on the date the optionee exercises such option. Any subsequent gain or loss will be taxable as a long-term or short-term capital gain or loss. We or our subsidiaries or affiliates generally should be entitled to a federal income tax deduction at the time and for the same amount as the optionee recognizes.

•

Incentive Stock Options. A participant receiving ISOs should not recognize taxable income upon grant. Additionally, if applicable holding period requirements are met, the participant should not recognize taxable income at the time of exercise. However, the excess of the fair market value of the shares of Common Stock received over the option exercise price is an item of tax preference income potentially subject to the alternative minimum tax. If stock acquired upon exercise of an ISO is held for a minimum of two years from the date of grant and one year from the date of exercise and otherwise satisfies the ISO requirements, the gain or loss (in an amount equal to the difference between the fair market value on the date of disposition and the exercise price) upon disposition of the stock will be treated as a capital gain or loss, and we will not be entitled to any deduction. If the holding period requirements are not met, the ISO will be treated as one that does not meet the requirements of the Internal Revenue Code for ISOs and the participant will recognize ordinary income at the time of the disposition equal to the excess of the amount realized over the exercise price, but not more than the excess of the fair market value of the shares on the date the ISO is exercised over the exercise price, with any remaining gain or loss being treated as capital gain or capital loss. The Company or its subsidiaries or affiliates generally are not entitled to a federal income tax deduction upon either the exercise of an ISO or upon disposition of the shares acquired pursuant to such exercise, except to the extent that the participant recognizes ordinary income on disposition of the shares.

•

Other Awards. The current federal income tax consequences of other awards authorized under the 2022 Incentive Plan generally follow certain basic patterns: SARs are taxed and deductible in substantially the same manner as NSOs; non-transferable restricted stock subject to a substantial risk of forfeiture results in income recognition equal to the excess of the fair market value over the price paid, if any, only at the time the restrictions lapse (unless the recipient elects to accelerate recognition as of the date of grant through a Section 83(b) election); RSUs, dividend equivalents and other stock or cash based awards are generally subject to tax at the time of payment. We or our subsidiaries or affiliates generally should be entitled to a federal income tax deduction at the time and for the same amount as the optionee recognizes ordinary income.

Section 409A of the Code

Certain types of awards under the 2022 Incentive Plan may constitute, or provide for, a deferral of compensation subject to Section 409A of the Code. Unless certain requirements set forth in Section 409A of the Code are complied with, holders of such awards may be taxed earlier than would otherwise be the case (e.g., at the time of vesting instead of the time of payment) and may be subject to an additional 20% penalty tax (and, potentially, certain interest, penalties and additional state taxes). To the extent applicable, the 2022 Incentive Plan and awards granted under the 2022 Incentive Plan are intended to be structured and interpreted in a manner intended to either comply with or be exempt from Section 409A of the Code and the Department of Treasury regulations and other interpretive guidance that may be issued under Section 409A of the Code. To the extent determined necessary or appropriate by the plan administrator, the 2022 Incentive Plan and applicable award agreements may be amended to further comply with Section 409A of the Code or to exempt the applicable awards from Section 409A of the Code.

Director Compensation

Director Compensation

Following the closing of the Business Combination, our non-employee director compensation program consists of an annual retainer of $100,000 per year as well as additional fees of $10,000 for each committee of which a non-employee director is a member and $20,000 for each chairmanship of a committee. All such fees are expected to be paid 50% in cash and 50% in RSU awards issued pursuant to the 2022 Incentive Plan. We also intend to reimburse the non-employee directors for expenses arising from their board membership.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

In addition to the compensation arrangements with directors and executive officers described under “Executive Compensation” and “Management”, the following is a description of each transaction since January 1, 2019 and each currently proposed transaction in which:

•	we have been or are to be a participant;

•	the amount involved exceeds or will exceed $120,000; and

•

any of our directors, executive officers or beneficial holders of more than 5% of our capital stock, or any immediate family member of, or person sharing the household with, any of these individuals (other than tenants or employees), had or will have a direct or indirect material interest.

Registration Rights Agreement

In connection with the execution of the Merger Agreement, we and certain stockholders of Legacy Nogin and SWAG entered into a registration rights agreement (the “Registration Rights Agreement”), pursuant to which we agreed to file a shelf registration statement with respect to the registrable securities under the Registration Rights Agreement within 15 business days of the closing of the Business Combination. Certain Legacy Nogin stockholders and SWAG stockholders may each request to sell all or any portion of their registrable securities in an underwritten offering up to four times total and up to twice in any 12-month period, so long as the total offering price is reasonably expected to exceed $35.0 million. We also agreed to provide customary “piggyback” registration rights. The Registration Rights Agreement also provides that we will pay certain expenses relating to such registrations and indemnify the stockholders against certain liabilities.

Procedures with Respect to Review and Approval of Related Person Transactions

Our board of directors recognizes the fact that transactions with related persons present a heightened risk of conflicts of interests (or the perception of such conflicts of interest). We have adopted a written policy on transactions with related persons that is in conformity with the requirements for issuers having publicly held common stock that is listed on Nasdaq. Under the policy, our legal department is primarily responsible for developing and implementing processes and procedures to obtain information regarding related persons with respect to potential related person transactions and then determining, based on the facts and circumstances, whether such potential related person transactions do, in fact, constitute related person transactions requiring compliance with the policy. If the head of our legal department determines that a transaction or relationship is a related person transaction requiring compliance with the policy, the head of our legal department will be required to present to the audit committee all relevant facts and circumstances relating to the related person transaction. The audit committee will be required to review the relevant facts and circumstances of each related person transaction, including if the transaction is on terms comparable to those that could be obtained in arm’s length dealings with an unrelated third party and the extent of the related person’s interest in the transaction, take into account the conflicts of interest and corporate opportunity provisions of the our code of business conduct and ethics, and either approve or disapprove the related person transaction. If advance audit committee approval of a related person transaction requiring the audit committee’s approval is not feasible, then the transaction may be preliminarily entered into by management upon prior approval of the transaction by the chair of the audit committee, subject to ratification of the transaction by the audit committee at the audit committee’s next regularly scheduled meeting; provided, that if ratification is not forthcoming, management will make all reasonable efforts to cancel or annul the transaction. If a transaction was not initially recognized as a related person transaction, then, upon such recognition, the transaction will be presented to the audit committee for ratification at the audit committee’s next regularly scheduled meeting; provided, that if ratification is not forthcoming, management will make all reasonable efforts to cancel or annul the transaction. Our management will update the audit committee as to any material changes to any approved or ratified related person transaction and will provide a status report at least annually of all then-current related person transactions. No director will be permitted to participate in approval of a related person transaction for which he or she is a related person.

Director and Officer Indemnification

Our certificate of incorporation and our bylaws provide for indemnification and advancement of expenses for our directors and officers to the fullest extent permitted by the DGCL, subject to certain limited exceptions. We have entered into indemnification agreements with each member of our board of directors and several of our officers.

Investment in Unconsolidated subsidiaries

The Company owns fifty percent interest in two joint ventures, Modcloth and IPCO. The Company provides eCommerce services to its joint ventures, ModCloth and IPCO under Master Services agreements, which were entered into on April 25, 2021 and December 31, 2021, respectively. Revenue related to ModCloth and IPCO represent 8% and 0%, respectively, of total revenue in 2021 and the Company expects revenue from related parties to represent less than 5% in future years, which the Company does not believe to be significant to its financials.

The Company accounts for its investments in the joint ventures under the fair value option of accounting. Changes in the fair value of the joint ventures, which are inclusive of equity in income, are recorded as changes in fair value of unconsolidated affiliates in the consolidated statements of operations during the periods such changes occur.

The joint ventures were determined to be variable interest entities as the equity investment at risk is not sufficient to permit the joint ventures to finance its activities without additional subordinated financial support. The Company has determined that it is not the primary beneficiary as the Company does not have the ability to direct the most significant activities of the joint ventures. The Company’s maximum exposure to loss as a result of its investments in the joint ventures is equal to its carrying value of the investment.

Certain Relationships and Related Party Transactions—Legacy Nogin

Investors’ Rights Agreement

Legacy Nogin was party to the Amended and Restated Investors’ Rights Agreement, dated as of June 2, 2017, which provided, among other things, that certain holders of its capital stock had the right to demand that Legacy Nogin file a registration statement or request that their shares of Legacy Nogin capital stock be covered by a registration statement that Legacy Nogin is otherwise filing. This agreement was terminated upon completion of the Business Combination.

Right of First Refusal

Legacy Nogin was party to the Amended and Restated Right of First Refusal and Co-Sale Agreement, dated as of June 2, 2017 (the “ROFR Agreement”), which provided, among other things, that Legacy Nogin or its assignees had the right to purchase shares of Legacy Nogin capital stock that stockholders proposed to sell to other parties. Certain holders of Legacy Nogin capital stock had rights of first refusal and co-sale under the ROFR Agreement. The ROFR Agreement was terminated upon completion of the Business Combination.

Voting Agreement

Legacy Nogin was a party to the Amended and Restated Voting Agreement, dated as of June 2, 2017, pursuant to which certain holders of its capital stock agreed to vote their shares of our capital stock on certain matters, including with respect to the election of directors. This agreement was terminated upon completion of the Business Combination.

Promissory Notes

Legacy Nogin entered into certain promissory notes during the second quarter of 2022 to certain principal owners and members of management of Legacy Nogin that have been identified as related parties. The promissory notes matured on the earlier of one year from issuance or close of the Business Combination and bore per annum interest at the rate of 7.75% plus the greater of 3.50% or the prime rate as published by the Wall Street Journal. In connection with the related party promissory notes, Legacy Nogin issued warrants (“Promissory Note Warrants”) to purchase up to 8,785 shares of common stock of Legacy Nogin at an exercise price of $0.01 per share. From such related parties, Legacy Nogin received proceeds of approximately $2.0 million at issuance, of which approximately $0.2 million was allocated to Promissory Note Warrants. The fair value of the promissory notes with related parties as of June 30, 2022 was $2.7 million. Prior to the closing of the Business Combination, the Promissory Note Warrants converted into a number of shares of Legacy Nogin common stock in accordance with the applicable warrant agreement. The promissory notes were fully repaid in connection with the closing of the Business Combination. The following table summarizes purchases of promissory notes and Promissory Note Warrants by related persons in transactions involving amounts greater than $120,000:

Name	Aggregate Principal Amount of Promissory Notes	Promissory Note Warrants	Purchase Price
Stephen Choi(1)	$1,500,000	6,672	$1,500,000
Jonathan S. Huberman(2)	$1,250,000	5,560	$1,250,000

(1)	Stephen Choi was a member of the board of directors of Legacy Nogin.
(2)	Jonathan S. Huberman was Chairman, Chief Executive Officer and Chief Financial Officer of SWAG and is Co-Chief Executive Officer and President of Nogin.

Certain Relationships and Related Party Transactions—SWAG

Founder Shares

On January 2021, the Sponsor purchased 5,750,000 founder shares (48,033 shares of which were forfeited after the underwriters’ partial exercise of its over-allotment option). The number of founder shares issued was determined based on the expectation that such founder shares would represent 20% of the outstanding shares upon completion of this offering. If we increase or decrease the size of the offering we will effect a stock dividend or a share contribution back to capital or other appropriate mechanism, as applicable, with respect to our Class B Common Stock immediately prior to the consummation of the offering in such amount as to maintain the ownership of our initial stockholders at 20% of the issued and outstanding shares of our common stock upon the consummation of this offering.

Private Placement Warrants

The Sponsor purchased an aggregate of 9,982,754 private placement warrants for a purchase price of $1.00 per warrant in a private placement that occurred simultaneously with the closing of the SWAG IPO. As such, the Sponsor’s interest in this transaction is valued at between $9,982,754. Each private placement warrant entitles the holder thereof to purchase one share of our Class A Common Stock at a price of $11.50 per share. The private placement warrants (including the Class A Common Stock issuable upon exercise thereof) may not, subject to certain limited exceptions, be transferred, assigned or sold by the holder.

Administrative Services Agreement

Commencing on July 28, 2021, SWAG agreed to pay an affiliate of our sponsor a total of $15,000 per month for office space, utilities and secretarial and administrative support. Upon completion of the initial business combination or liquidation, SWAG ceased paying these monthly fees.

Related Party Loans

Prior to the closing of the SWAG IPO, the Sponsor agreed to loan SWAG up to an aggregate of $300,000 to be used for a portion of the expenses of the SWAG IPO. The note was non-interest bearing and, as amended effective May 28, 2021, payable on the earlier of (i) December 31, 2021 and (ii) the consummation of the SWAG IPO. The outstanding balance under the note of $174,060 was repaid at the closing of the SWAG IPO on August 2, 2021.

On February 9, 2022, SWAG issued an unsecured promissory note in the principal amount of $300,000 to the Sponsor. On May 31, 2022, SWAG issued an unsecured promissory note in the principal amount of $100,000 to the Sponsor. The notes were repaid upon consummation of the Business Combination.

PRINCIPAL STOCKHOLDERS

The following table sets forth information known to us regarding the beneficial ownership of our Common Stock immediately following consummation of the Transactions by:

•	each person who is the beneficial owner of more than 5% of the outstanding shares of our Common Stock;

•	each of our named executive officers and directors; and

•	all of our executive officers and directors as a group.

Beneficial ownership is determined according to the rules of the SEC, which generally provide that a person has beneficial ownership of a security if he, she or it possesses sole or shared voting or investment power over that security, including options and warrants that are currently exercisable or exercisable within 60 days. Except as described in the footnotes below and subject to applicable community property laws and similar laws, we believe that each person listed above has sole voting and investment power with respect to such shares. Unless otherwise noted, the address of each beneficial owner is c/o Nogin, Inc., 1775 Flight Way STE 400, Tustin, CA 92782.

The beneficial ownership of our Common Stock is based on 66,694,295 shares of Common Stock issued and outstanding immediately following consummation of the Transactions.

Name of Beneficial Owners	Number of Shares of Common Stock Beneficially Owned	Percentage of Outstanding Common Stock
5% Stockholders:
Geoffrey Van Haeren(1)	5,659,493	8.5%
Iron Gate Branded Online LLC(2)	12,100,447	18.1%
Jan-Christopher Nugent	11,152,498	16.7%
Software Acquisition Holdings III, LLC(3)	15,684,721	20.5%
Stephen Choi(4)	15,373,485	23.1%
Directors and Named Executive Officers:
Jan-Christopher Nugent	11,152,498	16.7%
Jonathan S. Huberman(5)	15,762,395	20.5%
Shahriyar Rahmati	—	—
Geoffrey Van Haeren(1)	5,659,493	8.5%
Wilhelmina Fader	—	—
Eileen Moore Johnson	—	—
Deborah Weinswig	—	—
Hussain Baig	—	—
Directors and executive officers as a group (8 individuals)	32,574,386	37.5%

*	Less than one percent.
(1)

Consists of (a) 5,475,041 shares of Common Stock held directly by Mr. Van Haeren and (b) 184,452 shares of Common Stock held by members of Mr. Van Haeren’s immediate family for which he may be deemed to have beneficial ownership. Mr. Van Haeren disclaims any beneficial ownership of the shares held by such family members except to the extent of his indirect pecuniary interest in such shares.

(2)

Iron Gate Management, LLC, a Colorado limited liability company (“Iron Gate Management”), is the sole Manager of Iron Gate Branded Online LLC. Ryan Pollock and Doug Fahoury are the managing members of Iron Gate Management and, therefore, may be deemed to have beneficial ownership of the shares held by Iron Gate Branded Online LLC. The address of Iron Gate Management, LLC, Ryan Pollock and Doug Fahoury is 842 W. South Boulder Rd, Suite 200 Louisville, CO 80027.

(3)

Consists of (a) 5,701,957 shares of Common Stock and (b) 9,982,754 shares of Common Stock underlying warrants exercisable within 60 days of August 26, 2022. The Sponsor is the record holder of such securities. The Sponsor is controlled by a board of managers which consists of Jonathan Huberman, Mike Nikzad and Andrew Nikou. As such, they have voting and investment discretion with respect to the securities held of record by the Sponsor and may be deemed to have shared beneficial ownership of the securities held directly by the Sponsor. The address for each of the foregoing is 1980 Festival Plaza Drive, Ste. 300, Las Vegas, Nevada 89135.

(4)	The address of Stephen Choi is 300 Meters South Mall Santa Ana, Puerto De Hierro #5, Santa Ana San Jose, CA 10903.
(5)

Consists of (a) 5,701,957 shares of Common Stock held by the Sponsor, (b) 9,982,754 shares of Common Stock underlying warrants exercisable within 60 days of August 26, 2022 held by the Sponsor, (c) 23,482 shares of Common Stock held directly by Mr. Huberman, (d) 10,714 shares of Common Stock underlying PIPE Warrants exercisable within 60 days of August 26, 2022 and (e) 43,478 shares of Common Stock underlying Convertible Notes exercisable within 60 days of August 26, 2022.

SELLING SECURITYHOLDERS

The Selling Securityholders listed in the table below may from time to time offer and sell any or all of the shares of Common Stock and Warrants set forth below pursuant to this prospectus. When we refer to the “Selling Securityholders” in this prospectus, we refer to the persons listed in the table below, and the pledgees, donees, transferees, assignees, successors and other permitted transferees that hold any of the Selling Securityholders’ interest in the shares of Common Stock and Warrants after the date of this prospectus.

The following table sets forth certain information provided by or on behalf of the Selling Securityholders concerning the Common Stock and Warrants that may be offered from time to time by each Selling Securityholder pursuant to this prospectus. The Selling Securityholders identified below may have sold, transferred or otherwise disposed of all or a portion of their securities after the date on which they provided us with information regarding their securities. Any changed or new information given to us by the Selling Securityholders, including regarding the identity of, and the securities held by, each Selling Securityholder, will be set forth in a prospectus supplement or amendments to the registration statement of which this prospectus is a part, if and when necessary. Each Selling Securityholder may sell all, some or none of such securities in this offering. See “Plan of Distribution.”

Unless otherwise noted, the address of each Selling Securityholder is c/o Nogin, Inc., 1775 Flight Way STE 400, Tustin, CA 92782. Percentage ownership is based on 66,694,295 shares of Common Stock and 21,386,688 Warrants outstanding as of August 26, 2022.

	Securities Beneficially Owned prior to this Offering		Securities to be Offered in this Offering		Securities Beneficially Owned after this Offering
Names and Addresses	Shares of Common Stock	Warrants	Shares of Common Stock(1)	Warrants(2)	Shares of Common Stock	Percentages	Warrants	Percentage
Aequim Arbitrage Master Fund L.P.(3)	379,348	—	688,496	—	—	—	—	—
Alto Opportunity Master Fund, SPC – Segregated Master Portfolio B(4)	270,962	—	491,782	—	—	—	—	—
CVI Investments, Inc.(5)	534,783	—	976,423	—	—	—	—	—
Difesa Master Fund, LP(6)	162,577	—	295,069	—	—	—	—	—
Eisler Capital Multi Strategy Master Fund Ltd(7)	325,155	—	590,139	—	—	—	—	—
HB Sub Fund II LLC(8)	936,446	—	1,699,601	—	—	—	—	—
Hudson Bay Capital Structure Opportunities Master Fund Ltd.(9)	147,403	—	267,529	—	—	—	—	—
IMAP Cayman i3 LP(10)	218,612	—	396,770	—	—	—	—	—
Jonathan Huberman(11)	77,674	—	121,838	—	—	—	—	—
LMR CCSA Master Fund Limited(12)	541,925	—	983,565	—	—	—	—	—
LMR Master Fund Limited(13)	541,925	—	983,565	—	—	—	—	—
New Holland Tactical Alpha Fund LP(14)	32,190	—	58,423	—	—	—	—	—
Steven L. Lutzker(15)	108,385	—	196,713	—	—	—	—	—
Tenor Metric Co-Invest Fund LP(16)	1,625,776	—	2,950,697	—	—	—	—	—
Tenor Opportunity Master Fund Ltd.(17)	812,888	—	1,475,349	—	—	—	—	—
III Absolute Return Fund LLC(18)	275,081	—	499,258	—	—	—	—	—
III Select Credit Hub Fund Ltd.(19)	20,159	—	36,588	—	—	—	—	—
1907 III Fund Ltd.(20)	104,266	—	189,238	—	—	—	—	—
Jan-Christopher Nugent(21)	11,152,498	—	11,152,498	—	—	—	—	—

	Securities Beneficially Owned prior to this Offering		Securities to be Offered in this Offering		Securities Beneficially Owned after this Offering
Names and Addresses	Shares of Common Stock	Warrants	Shares of Common Stock(1)	Warrants(2)	Shares of Common Stock	Percentages	Warrants	Percentage
Software Acquisition Holdings III LLC(22)	15,684,721	9,982,754	15,684,721	9,982,754	—	—	—	—
Geoffrey Van Haeren(23)	5,659,493	—	5,659,493	—	—	—	—	—
Stephen Choi(24)	15,373,485	—	15,373,485	—	—	—	—	—
Iron Gate Branded Online LLC(25)	12,100,447	—	12,100,447	—	—	—	—	—
Stifel Nicolaus & Company(26)	837,085	—	837,085	—	—	—	—	—
Jefferies LLC(27)	1,793,934	—	1,793,934	—	—	—	—	—
J. Wood Capital Advisors LLC(28)	216,151	—	216,151	—	—	—	—	—
B. Riley Financial Inc.(29)	3,066,308	—	517,079	—	2,549,229	3.8%	—	—

(1)

The amounts set forth in this column are the number of shares of Common Stock that may be offered by such Selling Stockholder using this prospectus. These amounts do not represent any other shares of our Common Stock that the Selling Stockholder may own beneficially or otherwise.

(2)

The amounts set forth in this column are the number of warrants that may be offered by such Selling Stockholder using this prospectus. These amounts do not represent any other warrants that the Selling Stockholder may own beneficially or otherwise.

(3)

Securities offered pursuant to this prospectus consist of 688,496 shares of Common Stock, including: (i) 613,496 shares of Common Stock upon conversion of the $3,500,000 principal amount of Convertible Notes, consisting of 304,348 shares issuable upon the conversion (at the option of the selling securityholder) at the current conversion rate of 86.9565 shares of Common Stock per $1,000 principal amount of Convertible Notes, plus up to 309,148 shares of Common Stock, which is the greater of the number of shares of Common Stock issuable (x) in connection with certain qualifying fundamental changes and (y) as Interest Make-Whole Payments (as defined in the Indenture) in connection with certain conversions of the Convertible Notes and (ii) 75,000 shares of Common Stock issuable upon the exercise of the PIPE Warrants. For purposes of this registration statement, the number of shares issuable pursuant to Interest Make-Whole Payments was calculated using the arithmetic average Daily VWAP (as defined in the Indenture) for the five trading days prior to September 15, 2022, which was $1.5850. The shares of Common Stock underlying the Convertible Notes and PIPE Warrants are being registered for resale in accordance with the terms of a Convertible Note Subscription Agreement, dated as of April 19, 2022, by and between the Company and the selling securityholder. David Goldstein and Franklin Parlamis have the discretionary authority vote and dispose of the shares held by the selling securityholder. The address of each of the foregoing persons is 495 Miller Ave Suite 301, Mill Valley, CA 94941.

(4)

Securities offered pursuant to this prospectus consist of 491,782 shares of Common Stock, including: (i) 438,211 shares of Common Stock upon conversion of the $2,500,000 principal amount of Convertible Notes, consisting of 217,391 shares issuable upon the conversion (at the option of the selling securityholder) at the current conversion rate of 86.9565 shares of Common Stock per $1,000 principal amount of Convertible Notes, plus up to 220,820 shares of Common Stock, which is the greater of the number of shares of Common Stock issuable (x) in connection with certain qualifying fundamental changes and (y) as Interest Make-Whole Payments (as defined in the Indenture) in connection with certain conversions of the Convertible Notes and (ii) 53,571 shares of Common Stock issuable upon the exercise of the PIPE Warrants. For purposes of this registration statement, the number of shares issuable pursuant to Interest Make-Whole Payments was calculated using the arithmetic average Daily VWAP (as defined in the Indenture) for the five trading days prior to September 15, 2022, which was $1.5850. The shares of Common Stock underlying the Convertible Notes and PIPE Warrants are being registered for resale in accordance with the terms of a Convertible Note Subscription Agreement, dated as of April 19, 2022, by and between the Company and the selling securityholder. Ayrton Capital LLC, the investment manager to Alto Opportunity Master Fund, SPC—Segregated Master Portfolio B, has the discretionary authority to vote and dispose of the shares held by Alto Opportunity Master Fund, SPC—Segregated Master Portfolio B and

may be deemed to be the beneficial owner of these shares. Waqas Khatri, in his capacity as Managing Member of Ayrton Capital LLC, may also be deemed to have investment discretion and voting power over the shares held by Alto Opportunity Master Fund, SPC—Segregated Master Portfolio B. Ayrton Capital LLC and Mr. Khatri each disclaim any beneficial ownership of these shares. The address of Ayrton Capital is 55 Post Rd West, 2nd Floor, Westport, CT 06880.
(5)

Securities offered pursuant to this prospectus consist of 976,423 shares of Common Stock, including: (i) 876,423 shares of Common Stock upon conversion of the $5,000,000 principal amount of Convertible Notes, consisting of 434,783 shares issuable upon the conversion (at the option of the selling securityholder) at the current conversion rate of 86.9565 shares of Common Stock per $1,000 principal amount of Convertible Notes, plus up to 441,640 shares of Common Stock, which is the greater of the number of shares of Common Stock issuable (x) in connection with certain qualifying fundamental changes and (y) as Interest Make-Whole Payments (as defined in the Indenture) in connection with certain conversions of the Convertible Notes and (ii) 100,000 shares of Common Stock issuable upon the exercise of the PIPE Warrants. For purposes of this registration statement, the number of shares issuable pursuant to Interest Make-Whole Payments was calculated using the arithmetic average Daily VWAP (as defined in the Indenture) for the five trading days prior to September 15, 2022, which was $1.5850. The shares of Common Stock underlying the Convertible Notes and PIPE Warrants are being registered in accordance with the terms of a Convertible Note Subscription Agreement, dated as of April 19, 2022, by and between the Company and the selling securityholder. Heights Capital Management, Inc., the authorized agent of CVI Investments, Inc. (“CVI”), has discretionary authority to vote and dispose of the shares held by CVI and may be deemed to be the beneficial owner of these shares. Martin Kobinger, in his capacity as Investment Manager of Heights Capital Management, Inc., may also be deemed to have investment discretion and voting power over the shares held by CVI. Mr. Kobinger disclaims any such beneficial ownership of the shares. The principal business address of CVI is c/o Heights Capital Management, Inc., 101 California Street, Suite 3250, San Francisco, California 94111.

(6)

Securities offered pursuant to this prospectus consist of 295,069 shares of Common Stock, including: (i) 262,927 shares of Common Stock upon conversion of the $1,500,000 principal amount of Convertible Notes, consisting of 130,435 shares issuable upon the conversion (at the option of the selling securityholder) at the current conversion rate of 86.9565 shares of Common Stock per $1,000 principal amount of Convertible Notes, plus up to 132,492 shares of Common Stock, which is the greater of the number of shares of Common Stock issuable (x) in connection with certain qualifying fundamental changes and (y) as Interest Make-Whole Payments (as defined in the Indenture) in connection with certain conversions of the Convertible Notes and (ii) 32,142 shares of Common Stock issuable upon the exercise of the PIPE Warrants. For purposes of this registration statement, the number of shares issuable pursuant to Interest Make-Whole Payments was calculated using the arithmetic average Daily VWAP (as defined in the Indenture) for the five trading days prior to September 15, 2022, which was $1.5850. The shares of Common Stock underlying the Convertible Notes and PIPE Warrants are being registered in accordance with the terms of a Convertible Note Subscription Agreement, dated as of April 19, 2022, by and between the Company and the selling securityholder. Andrew Cohen, in his capacity as Chief Investment Officer of the Selling Securityholder, may be deemed to have investment discretion and voting power over the shares held by the Selling Securityholder. Mr. Cohen disclaims any beneficial ownership of these securities. The address of each of the foregoing persons is 40 West 57th Street, Suite 2020, New York, NY 10019.

(7)

Securities offered pursuant to this prospectus consist of 590,139 shares of Common Stock, including: (i) 525,854 shares of Common Stock upon conversion of the $3,000,000 principal amount of Convertible Notes, consisting of 260,870 shares issuable upon the conversion (at the option of the selling securityholder) at the current conversion rate of 86.9565 shares of Common Stock per $1,000 principal amount of Convertible Notes, plus up to 264,984 shares of Common Stock, which is the greater of the number of shares of Common Stock issuable (x) in connection with certain qualifying fundamental changes and (y) as Interest Make-Whole Payments (as defined in the Indenture) in connection with certain conversions of the Convertible Notes and (ii) 64,285 shares of Common Stock issuable upon the exercise of the PIPE Warrants. For purposes of this registration statement, the number of shares issuable pursuant to Interest Make-Whole Payments was calculated using the arithmetic average Daily VWAP (as defined in the

Indenture) for the five trading days prior to September 15, 2022, which was $1.5850. The shares of Common Stock underlying the Convertible Notes and PIPE Warrants are being registered in accordance with the terms of a Convertible Note Subscription Agreement, dated as of April 19, 2022, by and between the Company and the selling securityholder. Dawn Howe, Chris Milner and Geoff Ruddick, in their capacities as Directors of the Selling Securityholders, may be deemed to have investment discretion and voting power over the securities held by the Selling Securityholder. The address of each of the foregoing persons is 16 St. James’s Street, London, United Kingdom, SW1A 1ER.
(8)

Securities offered pursuant to this prospectus consist of 1,699,601 shares of Common Stock, including: (i) 1,514,459 shares of Common Stock upon conversion of the $8,640,000 principal amount of Convertible Notes, consisting of 751,304 shares issuable upon the conversion (at the option of the selling securityholder) at the current conversion rate of 86.9565 shares of Common Stock per $1,000 principal amount of Convertible Notes, plus up to 763,155 shares of Common Stock, which is the greater of the number of shares of Common Stock issuable (x) in connection with certain qualifying fundamental changes and (y) as Interest Make-Whole Payments (as defined in the Indenture) in connection with certain conversions of the Convertible Notes and (ii) 185,142 shares of Common Stock issuable upon the exercise of the PIPE Warrants. For purposes of this registration statement, the number of shares issuable pursuant to Interest Make-Whole Payments was calculated using the arithmetic average Daily VWAP (as defined in the Indenture) for the five trading days prior to September 15, 2022, which was $1.5850. The shares of Common Stock underlying the Convertible Notes and PIPE Warrants are being registered in accordance with the terms of a Convertible Note Subscription Agreement, dated as of April 19, 2022, by and between the Company and the selling securityholder. Hudson Bay Capital Management LP, the investment manager of HB Sub Fund II LLC, has voting and investment power over these securities. Sander Gerber is the managing member of Hudson Bay Capital GP LLC, which is the general partner of Hudson Bay Capital Management LP. Each of HB Sub Fund II LLC and Sander Gerber disclaims beneficial ownership of these securities. The address of HB Sub Fund II LLC is c/o Hudson Bay Capital Management LP, 28 Havemeyer Pl, 2nd Floor, Greenwich, CT 06830.

(9)

Securities offered pursuant to this prospectus consist of 267,529 shares of Common Stock, including: (i) 238,387 shares of Common Stock upon conversion of the $1,360,000 principal amount of Convertible Notes, consisting of 118,261 shares issuable upon the conversion (at the option of the selling securityholder) at the current conversion rate of 86.9565 shares of Common Stock per $1,000 principal amount of Convertible Notes, plus up to 120,126 shares of Common Stock, which is the greater of the number of shares of Common Stock issuable (x) in connection with certain qualifying fundamental changes and (y) as Interest Make-Whole Payments (as defined in the Indenture) in connection with certain conversions of the Convertible Notes and (ii) 29,142 shares of Common Stock issuable upon the exercise of the PIPE Warrants. For purposes of this registration statement, the number of shares issuable pursuant to Interest Make-Whole Payments was calculated using the arithmetic average Daily VWAP (as defined in the Indenture) for the five trading days prior to September 15, 2022, which was $1.5850. The shares of Common Stock underlying the Convertible Notes and PIPE Warrants are being registered in accordance with the terms of a Convertible Note Subscription Agreement, dated as of April 19, 2022, by and between the Company and the selling securityholder. Hudson Bay Capital Management LP, the investment manager of Hudson Bay Capital Structure Opportunities Master Fund Ltd., has voting and investment power over these securities. Sander Gerber is the managing member of Hudson Bay Capital GP LLC, which is the general partner of Hudson Bay Capital Management LP. Each of Hudson Bay Capital Structure Opportunities Master Fund Ltd. and Sander Gerber disclaims beneficial ownership of these securities. The address of Hudson Bay Capital Structure Opportunities Master Fund Ltd. is c/o Hudson Bay Capital Management LP, 28 Havemeyer Pl, 2nd Floor, Greenwich, CT 06830.

(10)

Securities offered pursuant to this prospectus consist of 396,770 shares of Common Stock, including: (i) 353,549 shares of Common Stock upon conversion of the $2,017,000 principal amount of Convertible Notes, consisting of 175,391 shares issuable upon the conversion (at the option of the selling securityholder) at the current conversion rate of 86.9565 shares of Common Stock per $1,000 principal amount of Convertible Notes, plus up to 178,158 shares of Common Stock, which is the greater of the number of shares of Common Stock issuable (x) in connection with certain qualifying fundamental changes and (y) as Interest Make-Whole Payments (as defined in the Indenture) in connection with certain conversions of the Convertible Notes and (ii) 43,221 shares of Common Stock issuable upon the exercise of the PIPE Warrants. For purposes of this registration statement, the number of shares issuable pursuant to Interest Make-Whole Payments was calculated using the arithmetic average Daily VWAP (as defined in the Indenture) for the five trading days prior to September 15, 2022, which was $1.5850. The shares of Common Stock underlying the Convertible Notes and PIPE Warrants are being registered in accordance with the terms of a Convertible Note Subscription Agreement, dated as of April 19, 2022, by and between the Company and the selling securityholder. III Capital Management, the investment manager of IMAP CAYMAN i3 LP, has voting and investment power over these securities. Scott Wyler is the Chief Executive Officer of III Capital Management. Each of III Capital Management and Scott Wyler disclaims beneficial ownership of these securities. The address of IMAP CAYMAN i3 LP is c/o III Capital Management, 777 Yamato Road, Suite 300, Boca Raton, FL 33431.
(11)

Securities offered pursuant to this prospectus consist of 121,838 shares of Common Stock, including: (i) 87,642 shares of Common Stock upon conversion of the $500,000 principal amount of Convertible Notes, consisting of 43,478 shares issuable upon the conversion (at the option of the selling securityholder) at the current conversion rate of 86.9565 shares of Common Stock per $1,000 principal amount of Convertible Notes, plus up to 44,164 shares of Common Stock, which is the greater of the number of shares of Common Stock issuable (x) in connection with certain qualifying fundamental changes and (y) as Interest Make-Whole Payments (as defined in the Indenture) in connection with certain conversions of the Convertible Notes, (ii) 10,714 shares of Common Stock issuable upon the exercise of the PIPE Warrants and (iii) 23,482 shares of Common Stock held directly by the Selling Securityholder. For purposes of this registration statement, the number of shares issuable pursuant to Interest Make-Whole Payments was calculated using the arithmetic average Daily VWAP (as defined in the Indenture) for the five trading days prior to September 15, 2022, which was $1.5850. The shares of Common Stock underlying the Convertible Notes and PIPE Warrants are being registered in accordance with the terms of a Convertible Note Subscription Agreement, dated as of April 19, 2022, by and between the Company and the selling securityholder. The shares of Common Stock held directly by the Selling Securityholder are being registered in accordance with the terms of the Registration Rights Agreement. Mr. Huberman is the Co-Chief Executive Officer and President of the Company.

(12)

Securities offered pursuant to this prospectus consist of 983,565 shares of Common Stock, including: (i) 876,423 shares of Common Stock upon conversion of the $5,000,000 principal amount of Convertible Notes, consisting of 434,783 shares issuable upon the conversion (at the option of the selling securityholder) at the current conversion rate of 86.9565 shares of Common Stock per $1,000 principal amount of Convertible Notes, plus up to 441,640 shares of Common Stock, which is the greater of the number of shares of Common Stock issuable (x) in connection with certain qualifying fundamental changes and (y) as Interest Make-Whole Payments (as defined in the Indenture) in connection with certain conversions of the Convertible Notes and (ii) 107,142 shares of Common Stock issuable upon the exercise of the PIPE Warrants. For purposes of this registration statement, the number of shares issuable pursuant to Interest Make-Whole Payments was calculated using the arithmetic average Daily VWAP (as defined in the Indenture) for the five trading days prior to September 15, 2022, which was $1.5850. The shares of Common Stock underlying the Convertible Notes and PIPE Warrants are being registered in accordance with the terms of a Convertible Note Subscription Agreement, dated as of April 19, 2022, by and between the Company and the selling securityholder. LMR Partners LLP and LMR Partners LLC (the “LMR IMs”) are the investment managers of LMR CCSA Master Fund Limited and LMR Master Fund Limited (together, the “LMR Securityholders”). The directors of the LMR Securityholders, the LMR IMs and the direct and indirect beneficial owners of the LMR IMs, including Ben Levine, as principal of the LMR IMs and, which such owners/principal may be deemed to control the LMR IMs (collectively, the “Directors and Principals”) have shared voting and dispositive power of the shares held by the LMR Securityholders. The Directors and Principals disclaim beneficial ownership of securities held by the LMR Securityholders. The address of LMR CCSA Master Fund Limited is c/o LMR Partners LLC, 412 West 15th Street, 9th Floor, New York, NY 10011.

(13)

Securities offered pursuant to this prospectus consist of 983,565 shares of Common Stock, including: (i) 876,423 shares of Common Stock upon conversion of the $5,000,000 principal amount of Convertible Notes, consisting of 434,783 shares issuable upon the conversion (at the option of the selling securityholder) at the current conversion rate of 86.9565 shares of Common Stock per $1,000 principal amount of Convertible Notes, plus up to 441,640 shares of Common Stock, which is the greater of the number of shares of Common Stock issuable (x) in connection with certain qualifying fundamental changes and (y) as Interest Make-Whole Payments

(as defined in the Indenture) in connection with certain conversions of the Convertible Notes and (ii) 107,142 shares of Common Stock issuable upon the exercise of the PIPE Warrants. For purposes of this registration statement, the number of shares issuable pursuant to Interest Make-Whole Payments was calculated using the arithmetic average Daily VWAP (as defined in the Indenture) for the five trading days prior to September 15, 2022, which was $1.5850. The shares of Common Stock underlying the Convertible Notes and PIPE Warrants are being registered in accordance with the terms of a Convertible Note Subscription Agreement, dated as of April 19, 2022, by and between the Company and the selling securityholder. LMR Partners LLP and LMR Partners LLC (the “LMR IMs”) are the investment managers of LMR CCSA Master Fund Limited and LMR Master Fund Limited (together, the “LMR Securityholders”). The directors of the LMR Securityholders, the LMR IMs and the direct and indirect beneficial owners of the LMR IMs, including Ben Levine, as principal of the LMR IMs and, which such owners/principal may be deemed to control the LMR IMs (collectively, the “Directors and Principals”) have shared voting and dispositive power of the shares held by the LMR Securityholders. The Directors and Principals disclaim beneficial ownership of securities held by the LMR Securityholders. The address of LMR CCSA Master Fund Limited is c/o LMR Partners LLC, 412 West 15th Street, 9th Floor, New York, NY 10011.
(14)

Securities offered pursuant to this prospectus consist of 58,423 shares of Common Stock, including: (i) 52,059 shares of Common Stock upon conversion of the $297,000 principal amount of Convertible Notes, consisting of 25,826 shares issuable upon the conversion (at the option of the selling securityholder) at the current conversion rate of 86.9565 shares of Common Stock per $1,000 principal amount of Convertible Notes, plus up to 26,233 shares of Common Stock, which is the greater of the number of shares of Common Stock issuable (x) in connection with certain qualifying fundamental changes and (y) as Interest Make-Whole Payments (as defined in the Indenture) in connection with certain conversions of the Convertible Notes and (ii) 6,364 shares of Common Stock issuable upon the exercise of the PIPE Warrants. For purposes of this registration statement, the number of shares issuable pursuant to Interest Make-Whole Payments was calculated using the arithmetic average Daily VWAP (as defined in the Indenture) for the five trading days prior to September 15, 2022, which was $1.5850. The shares of Common Stock underlying the Convertible Notes and PIPE Warrants are being registered in accordance with the terms of a Convertible Note Subscription Agreement, dated as of April 19, 2022, by and between the Company and the selling securityholder. III Capital Management, the investment manager of New Holland Tactical Alpha Fund LP, has voting and investment power over these securities. Scott Wyler is the Chief Executive Officer of III Capital Management. Each of III Capital Management and Scott Wyler disclaims beneficial ownership of these securities. The address of New Holland Tactical Alpha Fund LP is c/o III Capital Management, 777 Yamato Road, Suite 300, Boca Raton, FL 33431.

(15)

Securities offered pursuant to this prospectus consist of 196,713 shares of Common Stock, including: (i) 175,285 shares of Common Stock upon conversion of the $1,000,000 principal amount of Convertible Notes, consisting of 86,957 shares issuable upon the conversion (at the option of the selling securityholder) at the current conversion rate of 86.9565 shares of Common Stock per $1,000 principal amount of Convertible Notes, plus up to 88,328 shares of Common Stock, which is the greater of the number of shares of Common Stock issuable (x) in connection with certain qualifying fundamental changes and (y) as Interest Make-Whole Payments (as defined in the Indenture) in connection with certain conversions of the Convertible Notes and (ii) 21,428 shares of Common Stock issuable upon the exercise of the PIPE Warrants. For purposes of this registration statement, the number of shares issuable pursuant to Interest Make-Whole Payments was calculated using the arithmetic average Daily VWAP (as defined in the Indenture) for the five trading days prior to September 15, 2022, which was $1.5850. The shares of Common Stock underlying the Convertible Notes and PIPE Warrants are being registered in accordance with the terms of a Convertible Note Subscription Agreement, dated as of April 19, 2022 (as amended by that certain Amendment No. 1 to Convertible Note Subscription Agreement on August 22, 2022), by and between the Company and the selling securityholder. The address of the selling securityholder is 15702 Oleta Lane, Sugar Land, TX 77498.

(16)

Securities offered pursuant to this prospectus consist of 2,950,697 shares of Common Stock, including: (i) 2,629,269 shares of Common Stock upon conversion of the $15,000,000 principal amount of Convertible Notes, consisting of 1,304,348 shares issuable upon the conversion (at the option of the selling securityholder) at the current conversion rate of 86.9565 shares of Common Stock per $1,000 principal amount of Convertible Notes, plus up to 1,324,921 shares of Common Stock, which is the greater of the number of shares of Common Stock issuable (x) in connection with certain qualifying fundamental changes and (y) as Interest Make-Whole

Payments (as defined in the Indenture) in connection with certain conversions of the Convertible Notes and (ii) 321,428 shares of Common Stock issuable upon the exercise of the PIPE Warrants. For purposes of this registration statement, the number of shares issuable pursuant to Interest Make-Whole Payments was calculated using the arithmetic average Daily VWAP (as defined in the Indenture) for the five trading days prior to September 15, 2022, which was $1.5850. The shares of Common Stock underlying the Convertible Notes and PIPE Warrants are being registered in accordance with the terms of a Convertible Note Subscription Agreement, dated as of April 19, 2022, by and between the Company and A&Q Metric SPC—Global Opportunistic II SP (“Assignor”) and an Assignment and Assumption Agreement, dated as of August 15, 2022, by and between the Assignor and the selling securityholder. Tenor Capital Management Company, L.P. serves as the investment adviser for Tenor Metric Co-Invest Fund, LP and therefore may be deemed to share voting and investment power with respect to these shares in such capacity. Tenor Management GP, LLC is the general partner of Tenor Capital Management Company, L.P. and Robin R. Shah is the sole managing member of Tenor Management GP, LLC. As such, Mr. Shah may be deemed to have beneficial ownership over the shares. The address of Tenor Metric Co-Invest Fund, LP is c/o Tenor Capital Management, 810 7th Avenue, Suite 1905, New York, NY 10019.
(17)

Securities offered pursuant to this prospectus consist of 1,475,349 shares of Common Stock, including: (i) 1,314,635 shares of Common Stock upon conversion of the $7,500,000 principal amount of Convertible Notes, consisting of 652,174 shares issuable upon the conversion (at the option of the selling securityholder) at the current conversion rate of 86.9565 shares of Common Stock per $1,000 principal amount of Convertible Notes, plus up to 662,461 shares of Common Stock, which is the greater of the number of shares of Common Stock issuable (x) in connection with certain qualifying fundamental changes and (y) as Interest Make-Whole Payments (as defined in the Indenture) in connection with certain conversions of the Convertible Notes and (ii) 160,714 shares of Common Stock issuable upon the exercise of the PIPE Warrants. For purposes of this registration statement, the number of shares issuable pursuant to Interest Make-Whole Payments was calculated using the arithmetic average Daily VWAP (as defined in the Indenture) for the five trading days prior to September 15, 2022, which was $1.5850. The shares of Common Stock underlying the Convertible Notes and PIPE Warrants are being registered in accordance with the terms of a Convertible Note Subscription Agreement, dated as of April 19, 2022, by and between the Company and the selling securityholder. Tenor Capital Management Company, L.P. serves as the investment adviser for Tenor Opportunity Master Fund, Ltd. and therefore may be deemed to share voting and investment power with respect to these shares in such capacity. Tenor Management GP, LLC is the general partner of Tenor Capital Management Company, L.P. and Robin R. Shah is the sole managing member of Tenor Management GP, LLC. As such, Mr. Shah may be deemed to have beneficial ownership over the shares. The address of Tenor Opportunity Master Fund, Ltd. is c/o Tenor Capital Management, 810 7th Avenue, Suite 1905, New York, NY 10019.

(18)

Securities offered pursuant to this prospectus consist of 499,258 shares of Common Stock, including: (i) 444,873 shares of Common Stock upon conversion of the $2,538,000 principal amount of Convertible Notes, consisting of 220,696 shares issuable upon the conversion (at the option of the selling securityholder) at the current conversion rate of 86.9565 shares of Common Stock per $1,000 principal amount of Convertible Notes, plus up to 224,177 shares of Common Stock, which is the greater of the number of shares of Common Stock issuable (x) in connection with certain qualifying fundamental changes and (y) as Interest Make-Whole Payments (as defined in the Indenture) in connection with certain conversions of the Convertible Notes and (ii) 54,385 shares of Common Stock issuable upon the exercise of the PIPE Warrants. For purposes of this registration statement, the number of shares issuable pursuant to Interest Make-Whole Payments was calculated using the arithmetic average Daily VWAP (as defined in the Indenture) for the five trading days prior to September 15, 2022, which was $1.5850. The shares of Common Stock underlying the Convertible Notes and PIPE Warrants are being registered in accordance with the terms of a Convertible Note Subscription Agreement, dated as of April 19, 2022, by and between the Company and the selling securityholder. III Capital Management, the investment manager of III Absolute Return Fund LLC, has voting and investment power over these securities. Scott Wyler is the Chief Executive Officer of III Capital Management, which is the managing member of III Absolute Return Fund LLC. Each of III Capital Management and Scott Wyler disclaims beneficial ownership of these securities. The address of III Absolute Return Fund LLC is c/o III Capital Management, 777 Yamato Road, Suite 300, Boca Raton, FL 33431.

(19)

Securities offered pursuant to this prospectus consist of 36,588 shares of Common Stock, including: (i) 32,603 shares of Common Stock upon conversion of the $186,000 principal amount of Convertible Notes, consisting of 16,174 shares issuable upon the conversion (at the option of the selling securityholder) at the current conversion rate of 86.9565 shares of Common Stock per $1,000 principal amount of Convertible Notes, plus up to 16,429 shares of Common Stock, which is the greater of the number of shares of Common Stock issuable (x) in connection with certain qualifying fundamental changes and (y) as Interest Make-Whole Payments (as defined in the Indenture) in connection with certain conversions of the Convertible Notes and (ii) 3,985 shares of Common Stock issuable upon the exercise of the PIPE Warrants. For purposes of this registration statement, the number of shares issuable pursuant to Interest Make-Whole Payments was calculated using the arithmetic average Daily VWAP (as defined in the Indenture) for the five trading days prior to September 15, 2022, which was $1.5850. The shares of Common Stock underlying the Convertible Notes and PIPE Warrants are being registered in accordance with the terms of a Convertible Note Subscription Agreement, dated as of April 19, 2022, by and between the Company and the selling securityholder. III Capital Management, the investment manager of III Select Credit Hub Fund Ltd., has voting and investment power over these securities. Scott Wyler is the Chief Executive Officer of III Capital Management. Each of III Capital Management and Scott Wyler disclaims beneficial ownership of these securities. The address of III Select Credit Hub Fund Ltd. is c/o III Capital Management, 777 Yamato Road, Suite 300, Boca Raton, FL 33431.

(20)

Securities offered pursuant to this prospectus consist of 189,238 shares of Common Stock, including: (i) 168,624 shares of Common Stock upon conversion of the $962,000 principal amount of Convertible Notes, consisting of 83,652 shares issuable upon the conversion (at the option of the selling securityholder) at the current conversion rate of 86.9565 shares of Common Stock per $1,000 principal amount of Convertible Notes, plus up to 84,972 shares of Common Stock, which is the greater of the number of shares of Common Stock issuable (x) in connection with certain qualifying fundamental changes and (y) as Interest Make-Whole Payments (as defined in the Indenture) in connection with certain conversions of the Convertible Notes and (ii) 20,614 shares of Common Stock issuable upon the exercise of the PIPE Warrants. For purposes of this registration statement, the number of shares issuable pursuant to Interest Make-Whole Payments was calculated using the arithmetic average Daily VWAP (as defined in the Indenture) for the five trading days prior to September 15, 2022, which was $1.5850. The shares of Common Stock underlying the Convertible Notes and PIPE Warrants are being registered in accordance with the terms of a Convertible Note Subscription Agreement, dated as of April 19, 2022, by and between the Company and the selling securityholder. III Capital Management, the investment manager of 1907 III Fund Ltd., has voting and investment power over these securities. Scott Wyler is the Chief Executive Officer of III Capital Management. Each of III Capital Management and Scott Wyler disclaims beneficial ownership of these securities. The address of 1907 III Fund Ltd. is c/o III Capital Management, 777 Yamato Road, Suite 300, Boca Raton, FL 33431.

(21)

Jan-Christopher Nugent is the Co-Chief Executive Officer and Chairman of the Company. The shares of Common Stock are being registered for resale in accordance with the terms of the Registration Rights Agreement.

(22)

Securities offered pursuant to this prospectus consist of (i) 127,503 shares of Common Stock, including: (a) 5,701,967 shares of Common Stock held directly by the selling securityholder and (b) 9,982,754 shares of Common Stock issuable upon the exercise of Warrants and (c) 9,982,754 Warrants. The securities are being registered for resale in accordance with the terms of the Registration Rights Agreement. Jonathan S. Huberman is the managing member of the Sponsor and maintains ultimate voting and investment discretion with respect to the securities held by the Sponsor. As a result, Mr. Huberman may be deemed to share beneficial ownership of the securities held by the Sponsor, but disclaims beneficial ownership therein. The address of the selling securityholder is 1980 Festival Plaza Drive, Ste. 300, Las Vegas, Nevada 89135.

(23)

Geoffrey Van Haeren is the Chief Technology Officer and a Director of the Company. Securities offered pursuant to this prospectus consist of (i) 5,475,041 shares of Common Stock held directly by Mr. Van Haeren and (ii) 184,452 shares of Common Stock held by members of Mr. Van Haeren’s immediate family for which he may be deemed to have beneficial ownership. Mr. Van Haeren disclaims any beneficial ownership of the shares held by such family members except to the extent of his indirect pecuniary interest in such shares. The shares of Common Stock are being registered for resale in accordance with the terms of the Registration Rights Agreement.

(24)

Stephen Choi was a member of the board of directors of Legacy Nogin. The shares of Common Stock are being registered for resale in accordance with the terms of the Registration Rights Agreement. The address of Stephen Choi is 300 Meters South Mall Santa Ana, Puerto De Hierro #5, Santa Ana San Jose, CA 10903.

(25)

The shares of Common Stock are being registered for resale in accordance with the terms of the Registration Rights Agreement. Iron Gate Management, LLC, a Colorado limited liability company (“Iron Gate Management”), is the sole Manager of Iron Gate Branded Online LLC. Ryan Pollock and Doug Fahoury are the managing members of Iron Gate Management and, therefore, may be deemed to have beneficial ownership of the shares held by Iron Gate Branded Online LLC. The address of Iron Gate Management, LLC, Ryan Pollock and Doug Fahoury is 842 W. South Boulder Rd, Suite 200 Louisville, CO 80027.

(26)

Stifel Nicolaus & Company acted as a financial advisor in connection with the Transactions. Securities offered pursuant to this prospectus consist of 837,085 shares of Common Stock, including: (i) 125,000 shares of Common Stock issued in connection with consummation of the Business Combination and (ii) 712,085 shares issuable (at the option of the selling securityholder) as deferred compensation (at the maximum conversion price of $5.00 per share) in satisfaction of the selling securityholder’s transaction fees for acting as a financial advisor and PIPE placement agent in connection with the Transactions. The address of the selling securityholder is 501 N Broadway, St. Louis, MO 63102.

(27)

Jefferies LLC (“Jefferies”) was the sole bookrunner in connection with the SWAG IPO and acted as the exclusive financial advisor and capital markets advisor to SWAG in connection with the Transactions. Jefferies also acted as one of the PIPE placement agents in connection with the Transactions. Securities offered pursuant to this prospectus consist of 1,793,934 shares of Common Stock, including: (i) 250,000 shares of Common Stock issued in connection with consummation of the Business Combination and (ii) 1,543,934 shares issuable (at the option of the selling securityholder) as deferred compensation (at the maximum conversion price of $5.00 per share) in satisfaction of the selling securityholder’s transaction fees for acting as a financial advisor and PIPE placement agent in connection with the Transactions. The business address of Jefferies is 520 Madison Avenue, 10th Floor, New York, NY 10022.

(28)

J. Wood Capital Advisors LLC acted as a financial advisor in connection with the Transactions. Securities offered pursuant to this prospectus consist of 216,151 shares of Common Stock, including: (i) 32,500 shares of Common Stock issued in connection with consummation of the Business Combination and (ii) 183,651 shares issuable (at the option of the selling securityholder) as deferred compensation (at the maximum conversion price of $5.00 per share) in satisfaction of the selling securityholder’s transaction fees for acting as a PIPE placement agent in connection with the Transactions. The address of the selling securityholder is 1820 Calistoga Rd, Santa Rosa, CA 95404.

(29)

The shares of Common Stock are being registered for resale in accordance with the terms of the Equity PIPE Subscription Agreement. ABJ5, LLC, a Delaware limited liability company (“ABJ5”), is a wholly-owned subsidiary of B. Riley Principal Investments, LLC, a Delaware limited liability company (“BRPI”). As a result, BRPI may be deemed to indirectly beneficially own the securities of the Company held of record by ABJ5. B. Riley Financial, Inc., a Delaware corporation (“BRF”), is the parent company of BRPI and B. Riley Securities, Inc., a Delaware corporation (“BRS”). As a result, BRF may be deemed to indirectly beneficially own the securities of the Company held of record by ABJ5, BRPI and BRS. Bryant R. Riley is the Co-Chief Executive Officer and Chairman of the Board of Directors of BRF. As a result, Bryant R. Riley may be deemed to indirectly beneficially own the securities of the Issuer held of record by ABJ5, BRPI and BRS. Each of BRF, BRPI, ABJ5, BRS, and Bryant R. Riley expressly disclaims beneficial ownership of the securities of the Company included herein held indirectly except to the extent of his pecuniary interest therein. BRS has been engaged as capital markets advisor of the Company since August 2022. The address of each of the foregoing is 11100 Santa Monica Boulevard, Suite 800, Los Angeles, CA 90025.

DESCRIPTION OF CAPITAL STOCK

General

The following description summarizes some of the terms of our certificate of incorporation and bylaws and the DGCL. This description is summarized from, and qualified in its entirety by reference to, our certificate of incorporation and bylaws, each of which has been publicly filed with the SEC, as well as the relevant provisions of the DGCL.

Our purpose is to engage in any lawful act or activity for which corporations may now or hereafter be organized under the DGCL. Our authorized capital stock consists of 500,000,000 shares of Common Stock, par value $0.0001 per share, and 50,000,000 shares of preferred stock, par value $0.0001 per share. No shares of preferred stock are issued or outstanding. Unless our board of directors determines otherwise, we will issue all shares of our capital stock in uncertificated form.

Common Stock

Holders of shares of our Common Stock are entitled to one vote for each share held of record on all matters submitted to a vote of stockholders. The holders of Common Stock do not have cumulative voting rights in the election of directors.

Upon our liquidation, dissolution or winding up and after payment in full of all amounts required to be paid to creditors and to any future holders of preferred stock having liquidation preferences, if any, the holders of Common Stock will be entitled to receive pro rata our remaining assets available for distribution. Holders of our Common Stock do not have preemptive, subscription, redemption or conversion rights. There are no redemption provisions or sinking fund provisions applicable to the Common Stock. All shares of our Common Stock that are outstanding are fully paid and non-assessable. The rights, powers, preferences and privileges of holders of the Common Stock are subject to those of the holders of any shares of our preferred stock that the board of directors may authorize and issue in the future.

Preferred Stock

Under the terms of the certificate of incorporation, our board of directors is authorized to direct us to issue shares of preferred stock in one or more series without stockholder approval. The board of directors has the discretion to determine the rights, powers, preferences, privileges and restrictions, including voting rights, dividend rights, conversion rights, redemption privileges and liquidation preferences, of each series of preferred stock.

The purpose of authorizing our board of directors to issue preferred stock and determine its rights and preferences is to eliminate delays associated with a stockholder vote on specific issuances. The issuance of preferred stock, while providing flexibility in connection with possible acquisitions, future financings and other corporate purposes, could have the effect of making it more difficult for a third party to acquire, or could discourage a third party from seeking to acquire, a majority of the outstanding voting stock. Additionally, the issuance of preferred stock may adversely affect the holders of Common Stock by restricting dividends on the Common Stock, diluting the voting power of the Common Stock or subordinating the liquidation rights of the Common Stock. As a result of these or other factors, the issuance of preferred stock could have an adverse impact on the market price of the Common Stock.

Dividends

Declaration and payment of any dividend is subject to the discretion of our board of directors. The time and amount of dividends will be dependent upon, among other things, our business prospects, results of operations, financial condition, cash requirements and availability, debt repayment obligations, capital expenditure needs, contractual restrictions, covenants in the agreements governing current and future indebtedness, industry trends, the provisions of Delaware law affecting the payment of dividends and distributions to stockholders and any other factors or considerations our board of directors may regard as relevant.

We currently intend to retain all available funds and any future earnings to fund the development and growth of the business, and therefore we do not anticipate declaring or paying any cash dividends on Common Stock in the foreseeable future.

Anti-Takeover Provisions

Our certificate of incorporation and bylaws contain provisions that may delay, defer or discourage another party from acquiring control of us. We expect that these provisions, which are summarized below, discourage coercive takeover practices or inadequate takeover bids. These provisions are also designed to encourage persons seeking to acquire control of us to first negotiate with our board of directors, which may result in an improvement of the terms of any such acquisition in favor of our stockholders. However, they also give our board of directors the power to discourage acquisitions that some stockholders may favor.

Authorized but Unissued Shares

The authorized but unissued shares of our Common Stock and preferred stock are available for future issuance without stockholder approval, subject to any limitations imposed by the listing standards of Nasdaq. These additional shares may be used for a variety of corporate finance transactions, acquisitions and employee benefit plans. The existence of authorized but unissued and unreserved Common Stock and preferred stock could make more difficult or discourage an attempt to obtain control of us by means of a proxy contest, tender offer, merger or otherwise.

Classified Board of Directors

Our certificate of incorporation provides that our board of directors is divided into three classes of directors, with the classes to be as nearly equal in number as possible, and with each director serving a three-year term. As a result, approximately one-third of our board of directors will be elected each year. The classification of directors has the effect of making it more difficult for stockholders to change the composition of our board of directors.

Stockholder Action; Special Meetings of Stockholders

Our certificate of incorporation provides that stockholders may not take action by written consent, but may only take action at annual or special meetings of stockholders. As a result, a holder controlling a majority of our capital stock is not able to amend our bylaws or remove directors without holding a meeting of stockholders called in accordance with our bylaws. Further, our certificate of incorporation provides that only the chairperson of our board of directors, a majority of the board of directors, our Chief Executive Officer or our President may call special meetings of stockholders, thus prohibiting a stockholder from calling a special meeting. These provisions might delay the ability of stockholders to force consideration of a proposal or for stockholders controlling a majority of our capital stock to take any action, including the removal of directors.

Advance Notice Requirements for Stockholder Proposals and Director Nominations

Our bylaws establish an advance notice procedure for stockholder proposals to be brought before an annual meeting or a special meeting of stockholders. Generally, in order for any matter to be “properly brought” before a meeting, the matter must be (a) specified in a notice of meeting given by or at the direction of our board of directors, (b) if not specified in a notice of meeting, otherwise brought before the meeting by the board of directors or the chairperson of the meeting, or (c) otherwise properly brought before the meeting by a stockholder present in person who (1) was a stockholder both at the time of giving the notice and at the time of the meeting, (2) is entitled to vote at the meeting, and (3) has complied with the advance notice procedures specified in our bylaws or properly made such proposal in accordance with Rule 14a-8 under the Exchange Act and the rules and regulations thereunder, which proposal has been included in the proxy statement for the annual meeting. Further, for business to be properly brought before an annual meeting by a stockholder, the stockholder must (a) provide Timely Notice (as defined below) thereof in writing and in proper form to the secretary and (b) provide any updates or supplements to such notice at the times and in the forms required by our bylaws. To be timely, a stockholder’s notice must be delivered to, or mailed and received at, our principal executive offices not less than 90 days nor more than 120 days prior to the one-year anniversary of the preceding year’s annual meeting; provided, however, that if the date of the annual meeting is more than 30 days before or more than 60 days after such anniversary date, notice by the stockholder to be timely must be so delivered, or mailed and received, not later than the 90th day prior to such annual meeting or, if later, the 10th day following the day on which public disclosure of the date of such annual meeting was first made (such notice within such time periods, “Timely Notice”).

Stockholders at an annual meeting or special meeting may only consider proposals or nominations specified in the notice of meeting or brought before the meeting by or at the direction of our board of directors or by a qualified stockholder of record on the record date for the meeting, who is entitled to vote at the meeting and who has delivered timely written notice in proper form to our secretary of the stockholder’s intention to bring such business before the meeting. These provisions could have the effect of delaying stockholder actions that are favored by the holders of a majority of the outstanding voting securities until the next stockholder meeting.

Amendment of Charter or Bylaws

Our bylaws may be amended or repealed by a majority vote of our board of directors or by the holders of at least sixty-six and two-thirds percent (66 2/3%) of the voting power of all of the then-outstanding shares entitled to vote generally in the election of directors, voting together as a single class. The affirmative vote of a majority of our board of directors and at least sixty-six and two-thirds percent (66 2/3%) in voting power of the outstanding shares entitled to vote thereon would be required to amend certain provisions of our certificate of incorporation.

Limitations on Liability and Indemnification of Officers and Directors

Our certificate of incorporation and bylaws provide indemnification and advancement of expenses for our directors and officers to the fullest extent permitted by the DGCL, subject to certain limited exceptions. We have entered into indemnification agreements with each of our directors and officers. In some cases, the provisions of those indemnification agreements may be broader than the specific indemnification provisions contained under Delaware law. In addition, as permitted by Delaware law, our certificate of incorporation and bylaws include provisions that eliminate the personal liability of directors for monetary damages resulting from breaches of certain fiduciary duties as a director. The effect of this provision is to restrict our rights and the rights of our stockholders in derivative suits to recover monetary damages against a director for breach of fiduciary duties as a director.

These provisions may be held not to be enforceable for violations of the federal securities laws of the United States.

Transfer Restrictions

Our bylaws provide that holders (the “Lock-Up Holders”) of (a) shares of Common Stock issued as merger consideration, (b) the Nogin Equity Award Shares (as defined in our bylaws) and (c) the Nogin Warrant Shares (as defined in our bylaws) are subject to certain restrictions on the transfer of the Nogin Equity Award Shares, the Nogin Warrant Shares and eighty percent (80%) of the shares of Common Stock, in each case, held by Lock-Up Holders (the “Lock-Up Shares”), subject to certain transfers permitted by our bylaws.

For all Lock-Up Holders other than Jan-Christopher Nugent, Geoffrey Van Haeren and Jay Ku (the “Management Holders”), such restrictions began at Closing and end on the date that is the earlier of (A) February 26, 2023 and (B) the date on which the Company completes a liquidation, merger, capital stock exchange or other similar transaction that results in all of the Company’s stockholders having the right to exchange their shares of common stock for cash, securities or other property. For all Management Holders, such restrictions began at Closing and end on the date that is the earlier of (A) August 26, 2023, (B) the date on which the last reported sale price of Common Stock equals or exceeds $12.00 per share (as adjusted for stock splits, stock dividends, reorganizations, recapitalizations and the like) for any 20 trading days within any 30-trading day period commencing at least 150 days after the Business Combination and (C) the date on which the Company completes a liquidation, merger, capital stock exchange or other similar transaction that results in all of the Company’s stockholders having the right to exchange their shares of common stock for cash, securities or other property.

In addition, Sponsor and certain legacy stockholders of SWAG are subject to certain restrictions on transfer with respect to shares of Common Stock owned prior to the Business Combination. Such restrictions began at Closing and end on the date that is the earliest of (A) August 26, 2023, (B) the date on which the last reported sale price of the Common Stock equals or exceeds $12.00 per share (as adjusted for stock splits, stock dividends, reorganizations, recapitalizations and the like) for any 20 trading days within any 30 trading day period commencing at least 150 days after the Closing Date and (C) the date on which the Company completes a liquidation, merger, capital stock exchange, reorganization or other similar transaction that results in all of the Company’s stockholders having the right to exchange their shares of Common Stock for cash, securities or other property.

Dissenters’ Rights of Appraisal and Payment

Under the DGCL, with certain exceptions, our stockholders have appraisal rights in connection with a merger or consolidation of the Company. Pursuant to Section 262 of the DGCL, stockholders who properly demand and perfect appraisal rights in connection with such merger or consolidation will have the right to receive payment of the fair value of their shares as determined by the Delaware Court of Chancery.

Stockholders’ Derivative Actions

Under the DGCL, any of our stockholders may bring an action in the Company’s name to procure a judgment in its favor, also known as a derivative action, provided that the stockholder bringing the action is a holder of our shares at the time of the transaction to which the action relates.

Forum Selection

Our certificate of incorporation provides that unless we consent in writing to the selection of an alternative forum, the Court of Chancery of the State of Delaware is, to the fullest extent permitted by applicable law, the sole and exclusive forum for: (i) any derivative action brought by a stockholder on behalf of the Company, (ii) any claim of breach of a fiduciary duty owed by any of our directors, officers, stockholders or employees, (iii) any claim against us arising under our certificate of incorporation, bylaws or the DGCL or (iv) any claim against us governed by the internal affairs doctrine. Our certificate of incorporation designates the federal district courts of the United States as the exclusive forum for the resolution of any complaint asserting a cause of action arising under the Securities Act.

Transfer Agent and Registrar

The transfer agent and registrar for our Common Stock is Continental Stock Transfer & Trust Company.

Trading Symbols and Market

Our Common Stock is listed on Nasdaq under the symbol “NOGN,” and our Warrants are listed on Nasdaq under the symbol “NOGNW.”

Warrants

Public Stockholders’ Warrants

Each whole Warrant entitles the registered holder to purchase one share of Common Stock at a price of $11.50 per share, subject to adjustment as discussed below, at any time commencing September 25, 2022. However, no Warrants will be exercisable for cash unless we have an effective and current registration statement covering the shares of Common Stock issuable upon exercise of the Warrants and a current prospectus relating to such shares of Common Stock. Notwithstanding the foregoing, if a registration statement covering the shares of Common Stock issuable upon exercise of the public Warrants is not effective within a specified period following the Closing, warrant holders may, until such time as there is an effective registration statement and during any period when we shall have failed to maintain an effective registration statement, exercise Warrants on a cashless basis pursuant to the exemption provided by Section 3(a)(9) of the Securities Act, provided that such exemption is available. If that exemption, or another exemption, is not available, holders will not be able to exercise their Warrants on a cashless basis. In the event of such cashless exercise, each holder would pay the exercise price by surrendering the Warrants for that number of shares of Common Stock equal to the quotient obtained by dividing (x) the product of the number of shares of Common Stock underlying the Warrants, multiplied by the difference between the exercise price of the Warrants and the “fair market value” (defined below) by (y) the fair market value. The “fair market value” for this purpose will mean the average reported last sale price of the shares of Common Stock for the 10 trading days ending on the third trading day prior to the date on which the notice of exercise is sent to the warrant agent. The Warrants will expire August 26, 2027 at 5:00 p.m., New York City time, or earlier upon redemption or liquidation.

The Company may call the Warrants for redemption, in whole and not in part, at a price of $0.01 per warrant:

•	at any time after the Warrants become exercisable,

•	upon not less than 30 days’ prior written notice of redemption to each warrant holder,

•

if, and only if, the reported last sale price of the shares of Common Stock equals or exceeds $18.00 per share (as adjusted for stock splits, stock dividends, reorganizations and recapitalizations), for any 20 trading days within a 30 trading day period commencing at any time after the Warrants become exercisable and ending on the third business day prior to the notice of redemption to warrant holders; and

•	if, and only if, there is a current registration statement in effect with respect to the shares of Common Stock underlying such Warrants.

The right to exercise will be forfeited unless the Warrants are exercised prior to the date specified in the notice of redemption. On and after the redemption date, a record holder of a Warrant will have no further rights except to receive the redemption price for such holder’s Warrant upon surrender of such Warrant.

The redemption criteria for our Warrants have been established at a price which is intended to provide warrant holders a reasonable premium to the initial exercise price and provide a sufficient differential between the then-prevailing share price and the Warrant exercise price so that if the share price declines as a result of our redemption call, the redemption will not cause the share price to drop below the exercise price of the Warrants.

If we call the Warrants for redemption as described above, our management will have the option to require all holders that wish to exercise Warrants to do so on a “cashless basis.” In such event, each holder would pay the exercise price by surrendering the Warrants for that number of shares of Common Stock equal to the quotient obtained by dividing (x) the product of the number of shares of Common Stock underlying the Warrants, multiplied by the difference between the exercise price of the Warrants and the “fair market value” (defined below) by (y) the fair market value. The “fair market value” for this purpose shall mean the average reported last sale price of the shares of Common Stock for the 10 trading days immediately following the date on which the notice of redemption is sent to the holders of Warrants.

The Warrants were issued in registered form under a warrant agreement between Continental Stock Transfer & Trust Company, as warrant agent, and the Company. The warrant agreement provides that the terms of the Warrants may be amended without the consent of any holder (i) to cure any ambiguity or correct any mistake, including to conform the provisions of the warrant agreement to the description of the terms of the warrants and the warrant agreement set forth in the SWAG IPO prospectus, or to cure, correct or supplement any defective provision, or (ii) to add or change any other provisions with respect to matters or questions arising under the warrant agreement as the parties to the warrant agreement may deem necessary or desirable and that the parties deem to not adversely affect the interests of the registered holders of the warrants. The warrant agreement requires the approval, by written consent or vote, of the holders of at least 50% of the then outstanding public Warrants in order to make any change that adversely affects the interests of the registered holders.

The exercise price and number of shares of Common Stock issuable on exercise of the Warrants may be adjusted in certain circumstances including in the event of a stock dividend, extraordinary dividend or our recapitalization, reorganization, merger or consolidation. However, except as described below, the Warrants will not be adjusted for issuances of shares of Common Stock at a price below their respective exercise prices.

The Warrants may be exercised upon surrender of the warrant certificate on or prior to the expiration date at the offices of the warrant agent, with the exercise form on the reverse side of the warrant certificate completed and executed as indicated, accompanied by full payment of the exercise price, by certified or official bank check payable to us, for the number of Warrants being exercised. The warrant holders do not have the rights or privileges of holders of shares of Common Stock and any voting rights until they exercise their Warrants and receive shares of Common Stock. After the issuance of shares of Common Stock upon exercise of the Warrants, each holder will be entitled to one vote for each share held of record on all matters to be voted on by stockholders.

Warrant holders may elect to be subject to a restriction on the exercise of their Warrants such that an electing warrant holder would not be able to exercise their Warrants to the extent that, after giving effect to such exercise, such holder would beneficially own in excess of 9.8% of the shares of Common Stock outstanding.

No fractional shares will be issued upon exercise of the Warrants. If, upon exercise of the Warrants, a holder would be entitled to receive a fractional interest in a share, we will, upon exercise, round up to the nearest whole number the number of shares of Common Stock to be issued to the warrant holder.

We have agreed that, subject to applicable law, any action, proceeding or claim against us arising out of or relating in any way to the warrant agreement, including under the Securities Act, will be brought and enforced in the courts of the State of New York or the United States District Court for the Southern District of New York, and we irrevocably submit to such jurisdiction, which jurisdiction will be the exclusive forum for any such action, proceeding or claim. This exclusive forum provision shall not apply to suits brought to enforce a duty or liability created by the Exchange Act, any other claim for which the federal district courts of the United States of America are the sole and exclusive forum.

Private Placement Warrants

The Private Placement Warrants (including the Common Stock issuable upon exercise of the Private Placement Warrants) will not be transferable, assignable or salable until September 25, 2022 (except, among other limited exceptions, to our officers and directors and other persons or entities affiliated with the Sponsor) and they will not be redeemable by us. Except as described below, the Private Placement Warrants have terms and provisions that are identical to those of the Public Warrants, including as to exercise price, exercisability and exercise period.

If holders of the Private Placement Warrants elect to exercise them on a cashless basis, they would pay the exercise price by surrendering their Warrants for that number of shares of Common Stock equal to the quotient obtained by dividing (x) the product of the number of shares of Common Stock underlying the Warrants multiplied by the excess of the “fair market value” (defined below) over the exercise price of the Warrants by (y) the fair market value. The “fair market value” means the average reported closing price of the Common Stock for the 10 trading days ending on the third trading day prior to the date on which the notice of warrant exercise is sent to the warrant agent.

PIPE Warrants

The PIPE Warrants (including the Common Stock issuable upon exercise of the PIPE Warrants) will not be transferable, assignable or salable until September 25, 2022 (except, among other limited exceptions, to our officers and directors and other persons) and they will not be redeemable by us. Except as described below, the PIPE Warrants have terms and provisions that are identical to those of the Public Warrants, including as to exercise price, exercisability and exercise period.

If holders of the PIPE Warrants elect to exercise them on a cashless basis, they would pay the exercise price by surrendering their Warrants for that number of shares of Common Stock equal to the quotient obtained by dividing (x) the product of the number of shares of Common Stock underlying the Warrants multiplied by the excess of the “fair market value” (defined below) over the exercise price of the Warrants by (y) the fair market value. The “fair market value” means the average reported closing price of the Common Stock for the 10 trading days ending on the third trading day prior to the date on which the notice of warrant exercise is sent to the warrant agent.

Convertible Notes

On August 26, 2022, immediately prior to Closing, the Company issued $65.5 million aggregate principal amount of Convertible Notes and, as contemplated by the PIPE Subscription Agreements, the Company, the Note Guarantors and U.S. Bank Trust Company, National Association, as trustee, entered into an Indenture governing the Convertible Notes. The Convertible Notes were offered in a private placement under the Securities Act, pursuant to the PIPE Subscription Agreements.

The Convertible Notes will mature on September 1, 2026 (the “Maturity Date”), unless earlier repurchased, redeemed or converted in accordance with their terms, and will accrue interest at a rate of 7.00% per annum, payable in cash.

The Convertible Notes may be converted at any time (in whole or in part) into shares of Common Stock, at the option of the holder of such Convertible Note, based on the applicable conversion rate at such time. The initial conversion price is approximately $11.50 per share of Common Stock, based on an initial conversion rate of 86.9565 shares of Common Stock per $1,000 principal amount of Convertible Notes. For conversions with a conversion date on or after the first anniversary of the closing of the Transactions and prior to the regular record date immediately preceding the Maturity Date, the conversion consideration will also include an interest make-whole payment equal to the remaining scheduled payments of interest on the Convertible Note being converted through the Maturity Date. The Company will be able to elect to make such interest make-whole payment in cash or in Common Stock, subject to certain conditions. The conversion rate is subject to adjustments set forth in the Indenture, including conversion rate resets (x) on August 27, 2023, September 26, 2023 and September 26, 2024 and (y) following the consummation of certain equity and equity-linked offerings by the Company and sales of certain equity and equity-linked securities by certain stockholders of the Company.

Each holder of a Convertible Note have the right to cause the Company to repurchase for cash all or a portion of the Convertible Notes held by such holder upon the occurrence of a “Fundamental Change” (as defined in the Indenture) at a price equal to (i) on or before September 26, 2023, 100% of the original principal amount of such Convertible Note, and (ii) from and after September 26, 2023, 100% of the accreted principal amount applicable at such time pursuant to the terms of the Indenture, in each case, plus accrued and unpaid interest. In the event of a conversion in connection with a Fundamental Change, the Conversion Rate will be adjusted in accordance with the terms of the Indenture (subject to the converting holder’s ability to instead receive the interest make-whole payment described above, if so elected).

The Indenture includes restrictive covenants that, among other things, require the Company to maintain a minimum level of liquidity on a consolidated basis and limit the ability of the Company and its subsidiaries to incur indebtedness above certain thresholds or to issue preferred stock, to make certain restricted payments, to dispose of certain material assets and engage in other asset sales, subject to reinvestment rights, to pay certain advisory fees in connection to the Transactions and the transactions contemplated by the PIPE Subscription Agreements above a certain threshold, and other customary covenants with respect to the collateral securing the obligations created by the Convertible Notes and the Indenture, including the entry into security documents (in each case, subject to certain exceptions set forth in the Indenture); provided that the covenants with respect to (i) the making of restricted payments, (ii) the incurrence of indebtedness, (iii) the disposition of certain material assets and asset sales, (iv) liquidity, (v) the payment of advisory fees and (vi) the collateral securing the obligations created by the Convertible Notes and the Indenture shall terminate once less than 15% of the aggregate principal amount of the Convertible Notes are outstanding. The liquidity covenant would terminate if the Company achieves $175 million in consolidated revenue in the preceding four fiscal quarters.

Certain of the Company’s subsidiaries will serve as Notes Guarantors that jointly and severally, fully and unconditionally guarantee the obligations under the Convertible Notes and the Indenture. The Indenture also requires certain future subsidiaries of the Company, if any, to become Notes Guarantors. This covenant will terminate once less than 15% of the aggregate principal amount of the Convertible Notes are outstanding.

The Indenture also includes customary events of default and related provisions for potential acceleration of the Convertible Notes.

SECURITIES ACT RESTRICTIONS ON RESALE OF OUR SECURITIES

Pursuant to Rule 144 under the Securities Act (“Rule 144”), a person who has beneficially owned restricted shares of our Common Stock or Warrants for at least six months would be entitled to sell their securities provided that (i) such person is not deemed to have been an affiliate of Nogin at the time of, or at any time during the three months preceding, a sale and (ii) Nogin is subject to the Exchange Act periodic reporting requirements for at least three months before the sale and have filed all required reports under Section 13 or 15(d) of the Exchange Act during the 12 months (or such shorter period as Nogin was required to file reports) preceding the sale.

Persons who have beneficially owned restricted shares of Common Stock or Warrants for at least six months but who are affiliates of Nogin at the time of, or at any time during the three months preceding, a sale, would be subject to additional restrictions, by which such person would be entitled to sell within any three-month period only a number of securities that does not exceed the greater of:

•	1% of the total number of shares of Common Stock then outstanding; or

•	the average weekly reported trading volume of our Common Stock during the four calendar weeks preceding the filing of a notice on Form 144 with respect to the sale.

Sales by affiliates of Nogin under Rule 144 are also limited by manner of sale provisions and notice requirements and to the availability of current public information about Nogin.

Restrictions on the Use of Rule 144 by Shell Companies or Former Shell Companies

Rule 144 is not available for the resale of securities initially issued by shell companies (other than business combination related shell companies) or issuers that have been at any time previously a shell company. However, Rule 144 also includes an important exception to this prohibition if the following conditions are met:

•	the issuer of the securities that was formerly a shell company has ceased to be a shell company;

•	the issuer of the securities is subject to the reporting requirements of Section 13 or 15(d) of the Exchange Act;

•

the issuer of the securities has filed all Exchange Act reports and material required to be filed, as applicable, during the preceding 12 months (or such shorter period that the issuer was required to file such reports and materials), other than Form 8-K reports; and

•	at least one year has elapsed from the time that the issuer filed current Form 10 type information with the SEC reflecting its status as an entity that is not a shell company.

As a result of the consummation of the Business Combination, we are no longer a shell company, and so, once the conditions set forth in the exceptions listed above are satisfied, Rule 144 will become available for the resale of the above noted restricted securities.

PLAN OF DISTRIBUTION (CONFLICT OF INTEREST)

We are registering (i) the offer and resale of 76,235,936 shares of Common Stock and 9,982,754 Warrants by the Selling Securityholders from time to time and (ii) the issuance of 21,386,688 shares of Common Stock that are issuable upon the exercise of the Warrants.

The Selling Securityholders will pay all incremental selling expenses relating to the sale of their shares of Common Stock and Warrants, including underwriters’ or agents’ commissions and discounts, brokerage fees, underwriter marketing costs and all reasonable fees and expenses of any legal counsel representing the Selling Securityholders, except that we will pay the reasonable fees and expenses of one legal counsel for the Selling Securityholders, in the event of an underwritten offering of their shares of Common Stock or Warrants. We will bear all other costs, fees and expenses incurred in effecting the registration of the shares of Common Stock and Warrants covered by this prospectus, including, without limitation, all registration and filing fees, printing and delivery fees, Nasdaq listing fees and fees and expenses of our counsel and our accountants.

The shares of Common Stock and Warrants beneficially owned by the Selling Securityholders covered by this prospectus may be offered and sold from time to time by the Selling Securityholders. The term “Selling Securityholders” includes donees, pledgees, transferees or other successors in interest selling securities received after the date of this prospectus from a Selling Securityholder as a gift, pledge, partnership distribution or other transfer. The Selling Securityholders will act independently of us in making decisions with respect to the timing, manner and size of each sale. Such sales may be made on one or more exchanges or in the over-the-counter market or otherwise, at prices and under terms then prevailing or at prices related to the then-current market price or in negotiated transactions. The Selling Securityholders may sell their shares of Common Stock and Warrants by one or more of, or a combination of, the following methods:

•	purchases by a broker-dealer as principal and resale by such broker-dealer for its own account pursuant to this prospectus;

•	ordinary brokerage transactions and transactions in which the broker solicits purchasers;

•	block trades in which the broker-dealer so engaged will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

•	an over-the-counter distribution in accordance with the rules of Nasdaq;

•

through trading plans entered into by a Selling Securityholder pursuant to Rule 10b5-1 under the Exchange Act, that are in place at the time of an offering pursuant to this prospectus and any applicable prospectus supplement hereto that provide for periodic sales of their securities on the basis of parameters described in such trading plans;

•	to or through underwriters or broker-dealers;

•

in “at the market” offerings, as defined in Rule 415 under the Securities Act, at negotiated prices, at prices prevailing at the time of sale or at prices related to such prevailing market prices, including sales made directly on a national securities exchange or sales made through a market maker other than on an exchange or other similar offerings through sales agents;

•	in privately negotiated transactions;

•	in options transactions;

•	through a combination of any of the above methods of sale; or

•	any other method permitted pursuant to applicable law.

In addition, any shares that qualify for sale pursuant to Rule 144 may be sold under Rule 144 rather than pursuant to this prospectus.

A Selling Securityholder that is an entity may elect to make an in-kind distribution of Common Stock to its members, partners, stockholders or other equityholders pursuant to the registration statement of which this prospectus forms a part by delivering a prospectus. To the extent that such members, partners, stockholders or other equityholders are not affiliates of ours, such members, partners, stockholders or other equityholders would thereby receive freely tradable shares of Common Stock pursuant to a distribution pursuant to the registration statement of which this prospectus forms a part.

To the extent required, this prospectus may be amended or supplemented from time to time to describe a specific plan of distribution. In connection with distributions of the shares or otherwise, the Selling Securityholders may enter into hedging transactions with broker-dealers or other financial institutions. In connection with such transactions, broker-dealers or other financial institutions may engage in short sales of shares of Common Stock in the course of hedging the positions they assume with Selling Securityholders. The Selling Securityholders may also sell shares of Common Stock short and redeliver the shares to close out such short positions. The Selling Securityholders may also enter into option or other transactions with broker-dealers or other financial institutions that require the delivery to such broker-dealer or other financial institution of shares offered by this prospectus, which shares such broker-dealer or other financial institution may resell pursuant to this prospectus (as supplemented or amended to reflect such transaction). The Selling Securityholders may also pledge shares to a broker-dealer or other financial institution, and, upon a default, such broker-dealer or other financial institution, may effect sales of the pledged shares pursuant to this prospectus (as supplemented or amended to reflect such transaction).

Selling Securityholders may enter into derivative transactions with third parties, or sell securities not covered by this prospectus to third parties in privately negotiated transactions. If the applicable prospectus supplement indicates, in connection with those derivatives, the third parties may sell securities covered by this prospectus and the applicable prospectus supplement, including in short sale transactions. If so, the third party may use securities pledged by any Selling Securityholder or borrowed from any Selling Securityholder or others to settle those sales or to close out any related open borrowings of stock, and may use securities received from any Selling Securityholder in settlement of those derivatives to close out any related open borrowings of stock. The third party in such sale transactions will be an underwriter and will be identified in the applicable prospectus supplement (or a post-effective amendment). In addition, any Selling Securityholder may otherwise loan or pledge securities to a financial institution or other third party that in turn may sell the securities short using this prospectus. Such financial institution or other third party may transfer its economic short position to investors in our securities or in connection with a concurrent offering of other securities.

In effecting sales, broker-dealers or agents engaged by the Selling Securityholders may arrange for other broker-dealers to participate. Broker-dealers or agents may receive commissions, discounts or concessions from the Selling Securityholders in amounts to be negotiated immediately prior to the sale.

In offering the securities covered by this prospectus, the Selling Securityholders and any broker-dealers who execute sales for the Selling Securityholders may be deemed to be “underwriters” within the meaning of the Securities Act in connection with such sales. Any profits realized by the Selling Securityholders and the compensation of any broker-dealer may be deemed to be underwriting discounts and commissions.

In order to comply with the securities laws of certain states, if applicable, the securities must be sold in such jurisdictions only through registered or licensed brokers or dealers. In addition, in certain states the securities may not be sold unless they have been registered or qualified for sale in the applicable state or an exemption from the registration or qualification requirement is available and is complied with.

We have advised the Selling Securityholders that the anti-manipulation rules of Regulation M under the Exchange Act may apply to sales of securities in the market and to the activities of the Selling Securityholders and their respective affiliates. In addition, we will make copies of this prospectus available to the Selling Securityholders for the purpose of satisfying the prospectus delivery requirements of the Securities Act. The Selling Securityholders may indemnify any broker-dealer that participates in transactions involving the sale of the securities against certain liabilities, including liabilities arising under the Securities Act.

At the time a particular offer of securities is made, if required, a prospectus supplement will be distributed that will set forth the number of securities being offered and the terms of the offering, including the name of any underwriter, dealer or agent, the purchase price paid by any underwriter, any discount, commission and other item constituting compensation, any discount, commission or concession allowed or reallowed or paid to any dealer, and the proposed selling price to the public.

Under the Registration Rights Agreement and the PIPE Subscription Agreements, we have agreed to indemnify the Selling Securityholders party thereto against certain liabilities that they may incur in connection with the sale of the securities registered hereunder, including liabilities under the Securities Act, and to contribute to payments that the Selling Securityholders may be required to make with respect thereto. In addition, we and the Selling Securityholders have agreed to indemnify any underwriter against certain liabilities related to the selling of the securities, including liabilities arising under the Securities Act. We have agreed to maintain the effectiveness of this registration statement until all such securities have been sold under this registration statement or Rule 144 under the Securities Act or are no longer outstanding.

LEGAL MATTERS

The validity of the shares of Common Stock and Warrants offered hereby will be passed upon for us by Latham & Watkins LLP, Houston, Texas.

EXPERTS

The financial statements of Software Acquisition Group Inc. III as of December 31, 2021 and for the period from January 5, 2021 (inception) through December 31, 2021 have been audited by Marcum LLP, independent registered public accounting firm, as set forth in their report thereon (which contains an explanatory paragraph relating to substantial doubt about the ability of Software Acquisition Group Inc. III to continue as a going concern as described in Note 1 to the financial statements), appearing elsewhere in this prospectus, and are included in reliance on the report of such firm given upon their authority as experts in accounting and auditing.

The audited financial statements of Branded Online, Inc. and its subsidiaries as of and for the years ended December 31, 2021 and 2020 included in this prospectus and elsewhere in the registration statement have been so included in reliance on the report of Grant Thornton LLP, independent registered public accountants, upon the authority of said firm as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and current reports, proxy statements and other information with the SEC. We have also filed a registration statement on Form S-1, including exhibits, under the Securities Act with respect to the shares of Common Stock and Warrants offered by this prospectus. This prospectus is part of the registration statement, but does not contain all of the information included in the registration statement or the exhibits. Our SEC filings are available to the public on the internet at a website maintained by the SEC located at http://www.sec.gov. Those filings are also available to the public on, or accessible through, our website under the heading “Investors Relations” at www.nogin.com. The information on our web site, however, is not, and should not be deemed to be, a part of this prospectus.

FINANCIAL STATEMENTS AND

SUPPLEMENTARY DATA INDEX TO FINANCIAL STATEMENTS

Page
Audited Financial Statements of Nogin, Inc. (formerly known as Software Acquisition Group Inc. III)
Report of Independent Registered Public Accounting Firm	F-2
Consolidated financial statements:
Consolidated Balance Sheet as of December 31, 2021	F-3
Consolidated Statement of Operations for the Period from January 5, 2021 (inception) through December 31, 2021	F-4
Consolidated Statement of Changes in Stockholders’ Deficit for the Period from January 5, 2021 (inception) through December 31, 2021	F-5
Consolidated Statement of Cash Flows for the Period from January 5, 2021 (inception) through December 31, 2021	F-6
Notes to Financial Statements	F-7

Unaudited Financial Statements of Nogin, Inc. (formerly known as Software Acquisition Group Inc. III)
Consolidated financial statements:
Condensed Consolidated Balance Sheets as of June 30, 2022 (Unaudited) and December 31, 2021	F-25

Condensed Consolidated Statements of Operations for the three months ended June 30, 2022 and 2021, for the six months ended June 30, 2022 and for the period from January 5, 2021 (inception) through June 30, 2021 (Unaudited)

F-26

Condensed Consolidated Statements of Changes in Stockholders’ (Deficit) Equity for the three months ended June 30, 2022 and 2021, for the six months ended June 30, 2022 and for the period from January 5, 2021 (inception) through June 30, 2021 (Unaudited)

F-27
Condensed Consolidated Statements of Cash Flows for the six months ended June 30, 2022 and for the period from January 5, 2021 (inception) through June 30, 2021 (Unaudited)	F-28
Notes to Condensed Unaudited Consolidated Financial Statements	F-29

Audited Financial Statements of Branded Online, Inc. and Subsidiaries dba Nogin:
Report of Independent Registered Public Accounting Firm	F-50
Consolidated Balance Sheets as of December 31, 2021 and 2020	F-51
Consolidated Statements of Operations for the years ended December 31, 2021, 2020 and 2019	F-52
Consolidated Statements of Redeemable Convertible Preferred Stock and Stockholders’ Deficit for the years ended December 31, 2021, 2020 and 2019	F-53
Consolidated Statements of Cash Flows for the years ended December 31, 2021, 2020 and 2019	F-54
Notes to Financial Statements	F-55

Unaudited Financial Statements of Branded Online, Inc. and Subsidiaries dba Nogin:
Consolidated financial statements:
Condensed Consolidated Balance Sheets as of June 30, 2022 (unaudited) and December 31, 2021	F-80
Unaudited Condensed Consolidated Statements of Operations for the Six Months ended June 30, 2022 and June 30, 2021	F-81
Unaudited Condensed Consolidated Statements of Convertible Redeemable Preferred Stock and Stockholders’ Deficit for the Six Months ended June 30, 2022 and June 30, 2021	F-82
Unaudited Condensed Consolidated Statements of Cash Flows for the Six Months ended June 30, 2022 and June 30, 2021	F-83
Notes to Unaudited Condensed Consolidated Financial Statements	F-84

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Stockholders and Board of Directors of

Software Acquisition Group Inc. III

Opinion on the Consolidated Financial Statements

We have audited the accompanying consolidated balance sheet of Software Acquisition Group Inc. III (the “Company”) as of December 31, 2021, the related consolidated statement of operations, changes in stockholders’ deficit and cash flows for the period from January 5, 2021 (inception) through December 31, 2021, and the related notes (collectively referred to as the “financial statements”). In our opinion, the consolidated financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2021, and the results of its operations and its cash flows for the period from January 5, 2021 (inception) through December 31, 2021, in conformity with accounting principles generally accepted in the United States of America.

Explanatory Paragraph – Going Concern

The accompanying consolidated financial statements have been prepared assuming that the Company will continue as a going concern. As more fully described in Note 1 to the financial statements, the Company’s business plan is dependent on the completion of a business combination and the Company’s cash and working capital as of December 31, 2021 are not sufficient to complete its planned activities. These conditions and date for mandatory liquidation and subsequent dissolution, should a business combination not occur prior to February 2, 2023, raise substantial doubt about the Company’s ability to continue as a going concern. Management’s plans in regards to these matters are described in Note 1. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

Basis for Opinion

These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s consolidated financial statements based on our audit. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (“PCAOB”) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audit in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audit we are required to obtain an understanding of internal control over financial reporting but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.

Our audit included performing procedures to assess the risks of material misstatement of the consolidated financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audit also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audit provides a reasonable basis for our opinion.

/s/ Marcum LLP

Marcum LLP

We have served as the Company’s auditor since 2021.

Boston, MA

March 29, 2022

SOFTWARE ACQUISITION GROUP INC. III

CONSOLIDATED BALANCE SHEET

DECEMBER 31, 2021

ASSETS
Current assets
Cash	$288,108
Prepaid expenses and other current assets	570,528

Total Current Assets	858,636
Marketable securities held in Trust Account	231,506,662

TOTAL ASSETS	$232,365,298

LIABILITIES AND STOCKHOLDERS’ DEFICIT
Current liabilities
Accrued expenses	$1,306,281

Total Current Liabilities	1,306,281
Deferred underwriting fee payable	7,982,754

Total Liabilities	9,289,035

Commitments and Contingencies (See Note 6)
Class A common stock subject to possible redemption, 22,807,868 shares at redemption value	231,499,860
Stockholders’ Deficit
Preferred stock, $0.0001 par value; 1,000,000 shares authorized; none issued or outstanding	—
Class A common stock, $0.0001 par value; 100,000,000 shares authorized; none shares issued and outstanding, and 22,807,868 subject to possible redemption	—
Class B common stock, $0.0001 par value; 10,000,000 shares authorized; 5,701,967 shares issued and outstanding	570
Additional paid-in capital	—
Accumulated deficit	(8,424,167)

Total Stockholders’ Deficit	(8,423,597)

TOTAL LIABILITIES AND STOCKHOLDERS’ DEFICIT	$232,365,298

The accompanying notes are an integral part of the consolidated financial statements.

SOFTWARE ACQUISITION GROUP INC. III

CONSOLIDATED STATEMENT OF OPERATIONS

FOR THE PERIOD FROM JANUARY 5, 2021 (INCEPTION) THROUGH DECEMBER 31, 2021

Operating and formation costs	$1,917,009

Loss from operations	(1,917,009)
Other income/(loss):
Interest earned on marketable securities held in Trust Account	6,802
Interest income - bank	24
Change in fair value of over-allotment option liability	(61,353)
Fair value of forfeited over-allotment option	17,445

Total other loss, net	(37,082)

Net loss	$(1,954,091)

Basic and diluted weighted average shares outstanding, Class A common stock	10,024,409

Basic and diluted net loss per share, Class A	$(0.13)

Basic and diluted weighted average shares outstanding, Class B common stock	5,304,936

Basic and diluted net loss per share, Class B	$(0.13)

The accompanying notes are an integral part of the consolidated financial statements.

SOFTWARE ACQUISITION GROUP INC. III

CONSOLIDATED STATEMENT OF CHANGES IN STOCKHOLDERS’ DEFICIT

FOR THE PERIOD FROM JANUARY 5, 2021 (INCEPTION) THROUGH DECEMBER 31, 2021

	Class A Common Stock		Class B Common Stock		Additional Paid-in Capital	Accumulated Deficit	Total Stockholders’ Equity (Deficit)
	Shares	Amount	Shares	Amount
Balance – January 5, 2021 (inception)	—	$—	—	$—	$—	$—	$—
Issuance of Class B common stock to Sponsor	—	—	5,750,000	575	24,425	—	25,000
Net loss	—	—	—	—	—	(1,000)	(1,000)

Balance – March 31, 2021	—	$—	5,750,000	$575	$24,425	$(1,000)	$24,000
Net loss	—	—	—	—	—	1	1

Balance – June 30, 2021	—	$—	5,750,000	$575	$24,425	$(999)	$24,001
Sale of 20,000,000 Units, net of underwriting discounts and offering expenses	—	—	—	—	—	—	—
Proceed allocated to Public Warrants	—	—	—	—	12,492,109	—	12,492,109
Allocated value of transaction costs to warrants	—	—	—	—	(737,120)	—	(737,120)
Adjustment of carrying value to initial redemption value	—	—	—	—	(21,762,173)	(6,470,076)	(28,232,249)
Sale of 9,000,000 Private Placement Warrants	—	—	—	—	9,982,754	—	9,982,754
Forfeiture of Founder Shares	—	—	(48,033)	(5)	5	—	—
Net loss	—	—	—	—	—	(690,854)	(690,854)

Balance – September 30, 2021	—	$—	5,701,967	$570	$—	$(7,161,929)	$(7,161,359)
Net Loss	—	—	—	—	—	(1,262,238)	(1,262,238)

Balance – December 31, 2021	—	$—	5,701,967	$570	$—	$(8,424,167)	$(8,423,597)

The accompanying notes are an integral part of the consolidated financial statements.

SOFTWARE ACQUISITION GROUP INC. III

CONSOLIDATED STATEMENT OF CASH FLOWS

FOR THE PERIOD FROM JANUARY 5, 2021 (INCEPTION) THROUGH DECEMBER 31, 2021

Cash Flows from Operating Activities:
Net loss	$(1,954,091)
Adjustments to reconcile net loss to net cash used in operating activities:
Interest earned on marketable securities held in Trust Account	(6,802)
Change in fair value of over-allotment liability	61,353
Fair value of forfeited over-allotment option	(17,445)
Changes in operating assets and liabilities:
Prepaid expenses and other current assets	(570,528)
Accrued expenses	1,306,281

Net cash used in operating activities	(1,181,232)

Cash Flows from Investing Activities:
Investment of cash in Trust Account	(231,499,860)

Net cash used in investing activities	(231,499,860)

Cash Flows from Financing Activities:
Proceeds from issuance of Class B common stock to Sponsor	25,000
Proceeds from sale of Units, net of underwriting discounts paid	223,517,106
Proceeds from sale of Private Placements Warrants	9,982,754
Proceeds from promissory note – related party	174,060
Repayment of promissory note – related party	(174,060)
Payment of offering costs	(555,660)

Net cash provided by financing activities	232,969,200

Net Change in Cash	288,108
Cash – Beginning of period	—

Cash – End of period	$288,108

Non-Cash investing and financing activities:
Initial value of over-allotment option liability	$211,034

Elimination of over-allotment option liability	$(254,942)

Adjustment of carrying value to initial redemption value	$28,232,249

Deferred underwriting fee payable	$7,982,754

Forfeiture of Founder Shares	$(5)

The accompanying notes are an integral part of the consolidated financial statements.

NOTE 1. DESCRIPTION OF ORGANIZATION AND BUSINESS OPERATIONS

Software Acquisition Group Inc. III (the “Company”) is a blank check company incorporated in Delaware on January 5, 2021. The Company was formed for the purpose of effecting a merger, capital stock exchange, asset acquisition, share purchase, reorganization or similar business combination with one or more businesses or entities (a “Business Combination”).

The Company has one wholly owned subsidiary which was formed on December 20, 2021, Nuevo Merger Sub Inc. (the “Merger Sub”), a Delaware corporation.

The Company is not limited to a particular industry or sector for purposes of consummating a Business Combination. The Company is an early stage and emerging growth company and, as such, the Company is subject to all of the risks associated with early stage and emerging growth companies.

As of December 31, 2021, the Company had not commenced any operations. All activity from January 5, 2021 (inception) through December 31, 2021 relates to the Company’s formation and the initial public offering (the “Initial Public Offering”), which is described below, and subsequent to the Initial Public Offering, identifying a target company for a Business Combination. The Company will not generate any operating revenues until after the completion of a Business Combination, at the earliest. The Company generates non-operating income in the form of interest income from the proceeds derived from the Initial Public Offering.

The registration statement for the Company’s Initial Public Offering was declared effective on July 28, 2021. On August 2, 2021, the Company consummated the Initial Public Offering of 20,000,000 Units (the “Units” and, with respect to the shares of Class A common stock included in the Units sold, the “Public Shares”) at $10.00 per Unit, generating gross proceeds of $200,000,000 which is described in Note 3.

Simultaneously with the closing of the Initial Public Offering, the Company consummated the sale of 9,000,000 warrants (the “Private Placement Warrants”) at a price of $1.00 per Private Placement Warrant in a private placement to Software Acquisition Holdings III, LLC (the “Sponsor”), generating gross proceeds of $9,000,000, which is described in Note 4.

Following the closing of the Initial Public Offering on August 2, 2021 and the close of the over-allotment on August 4, 2021, an amount of $231,499,860 ($10.15 per Unit) from the net proceeds of the sale of the Units in the Initial Public Offering and the sale of the Private Placement Warrants was placed in a trust account (the “Trust Account”) which will be invested in U.S. government securities, within the meaning set forth in Section 2(a)(16) of the Investment Company Act of 1940, as amended (the “Investment Company Act”), with a maturity of 180 days or less or in any open-ended investment company that holds itself out as a money market fund meeting the conditions of Rule 2a-7 of the Investment Company Act, as determined by the Company, until the earlier of: (i) the completion of a Business Combination or (ii) the distribution of the funds in the Trust Account to the Company’s stockholders, as described below.

On August 2, 2021, the underwriters notified the Company of their intention to partially exercise their over-allotment option. As such, on August 4, 2021, the Company consummated the sale of an additional 2,807,868 Units, at $10.00 per Unit, and the sale of an additional 982,754 Private Placement Warrants, at $1.00 per Private Warrant, generating total gross proceeds of $29,061,434. A total of $28,499,860 was deposited into the Trust Account, bringing the aggregate proceeds held in the Trust Account to $231,499,860.

Transaction costs amounted to $13,056,080, consisting of $4,561,574 of underwriting fees, $7,982,754 of deferred underwriting fees and $511,752 of other offering costs.

The Company’s management has broad discretion with respect to the specific application of the net proceeds of the Initial Public Offering and the sale of the Private Placement Warrants, although substantially all of the net proceeds are intended to be applied generally toward consummating a Business Combination. NASDAQ rules provide that the Business Combination must be with one or more target businesses that together have a fair market value equal to at least 80% of the balance in the Trust Account (net of amounts disbursed to management for working capital, if permitted, and excluding the amount of any deferred underwriting commissions) at the time of the signing a definitive agreement to enter a Business Combination. The Company will only complete a Business Combination if the post-Business Combination company owns or acquires 50% or more of the outstanding voting securities of the target or otherwise acquires a controlling interest in the target sufficient for it not to be required to register as an investment company under the Investment Company Act. There is no assurance that the Company will be able to successfully effect a Business Combination.

The Company will provide its holders of the outstanding Public Shares (the “public stockholders”) with the opportunity to redeem all or a portion of their Public Shares upon the completion of a Business Combination either (i) in connection with a stockholder meeting called to approve the Business Combination or (ii) by means of a tender offer. In connection with a proposed Business Combination, the Company may seek stockholder approval of a Business Combination at a meeting called for such purpose at which stockholders may seek to redeem their shares, regardless of whether they vote for or against a Business Combination. The Company will proceed with a Business Combination only if the Company has net tangible assets of at least $5,000,001 either immediately prior to or upon such consummation of a Business Combination and, if the Company seeks stockholder approval, a majority of the outstanding shares voted are voted in favor of the Business Combination.

If the Company seeks stockholder approval of a Business Combination and it does not conduct redemptions pursuant to the tender offer rules, the Company’s Amended and Restated Certificate of Incorporation provides that, a public stockholder, together with any affiliate of such stockholder or any other person with whom such stockholder is acting in concert or as a “group” (as defined under Section 13 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)), will be restricted from seeking redemption rights with respect to 15% or more of the Public Shares without the Company’s prior written consent.

The public stockholders will be entitled to redeem their shares for a pro rata portion of the amount then in the Trust Account (initially $10.15 per share, plus any pro rata interest earned on the funds held in the Trust Account and not previously released to the Company to pay its tax obligations). The per-share amount to be distributed to stockholders who redeem their shares will not be reduced by the deferred underwriting commissions the Company will pay to the underwriter (as discussed in Note 6). There will be no redemption rights upon the completion of a Business Combination with respect to the Company’s warrants.

If a stockholder vote is not required and the Company does not decide to hold a stockholder vote for business or other legal reasons, the Company will, pursuant to its Amended and Restated Certificate of Incorporation, offer such redemption pursuant to the tender offer rules of the Securities and Exchange Commission (the “SEC”), and file tender offer documents containing substantially the same information as would be included in a proxy statement with the SEC prior to completing a Business Combination.

The Company’s Sponsor has agreed (a) to vote its Founder Shares (as defined in Note 5), the Private Shares and any Public Shares purchased during or after the Initial Public Offering in favor of a Business Combination, (b) not to propose an amendment to the Company’s Amended and Restated Certificate of Incorporation with respect to the Company’s pre-Business Combination activities prior to the consummation of a Business Combination unless the Company provides dissenting public stockholders with the opportunity to redeem their Public Shares in conjunction with any such amendment; (c) not to redeem any shares (including the Founder Shares) and Private Placement Warrants (including underlying securities) into the right to receive cash from the Trust Account in connection with a stockholder vote to approve a Business Combination (or to sell any shares in a tender offer in connection with a Business Combination if the Company does not seek stockholder approval in connection therewith) or a vote to amend the provisions of the Amended and Restated Certificate of Incorporation relating to stockholders’ rights of pre-Business Combination activity and (d) that the Founder Shares and Private Placement Warrants (including underlying securities) shall not participate in any liquidating distributions upon winding up if a Business Combination is not consummated. However, the Sponsor will be entitled to liquidating distributions from the Trust Account with respect to any Public Shares purchased during or after the Initial Public Offering if the Company fails to complete its Business Combination.

If the Company is unable to complete a Business Combination by February 2, 2023 (the “Combination Period”), the Company will (i) cease all operations except for the purpose of winding up, (ii) as promptly as reasonably possible but no more than ten business days thereafter, redeem the public shares, at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account, including interest earned on the funds held in the Trust Account and not previously released to us to pay taxes (less up to $100,000 of interest to pay dissolution expenses), divided by the number of then outstanding public shares, which redemption will completely extinguish public stockholders’ rights as stockholders (including the right to receive further liquidation distributions, if any), subject to applicable law, and (iii) as promptly as reasonably possible following such redemption, subject to the approval of the remaining stockholders and the Company’s board of directors, proceed to commence a voluntary liquidation and thereby a formal dissolution of the Company, subject in each case to its obligations under Delaware law to provide for claims of creditors and the requirements of applicable law. The underwriter has agreed to waive its rights to the deferred underwriting commission held in the Trust Account in the event the Company does not complete a Business Combination within the Combination Period and, in such event, such amounts will be included with the funds held in the Trust Account that will be available to fund the redemption of the Public Shares. In the event of such distribution, it is possible that the per share value of the assets remaining available for distribution will be less than the Initial Public Offering price per Unit ($10.00).

The Sponsor has agreed that it will be liable to the Company if and to the extent any claims by a third party for services rendered or products sold to the Company, or a prospective target business with which the Company has entered into a written letter of intent, confidentiality or similar agreement or Business Combination agreement, reduce the amount of funds in the Trust Account to below the lesser of (i) $10.15 per Public Share and (ii) the actual amount per Public Share held in the Trust Account as of the day of liquidation of the Trust Account, if less than $10.15 per share due to reductions in the value of the trust assets, less taxes payable, provided that such liability will not apply to any claims by a third party or prospective target business who executed a waiver of any and all rights to monies held in the Trust Account (whether or not such waiver is enforceable) nor will it apply to any claims under the Company’s indemnity of the underwriter of Proposed Offering against certain liabilities, including liabilities under the Securities Act of 1933, as amended (the “Securities Act”). However, the Company has not asked the Sponsor to reserve for such indemnification obligations, nor has the Company independently verified whether the Sponsor has sufficient funds to satisfy its indemnity obligations and believe that the Sponsor’s only assets are securities of the Company. Therefore, the Company cannot assure its stockholders that the Sponsor would be able to satisfy those obligations. None of the Company’s officers or directors will indemnify the Company for claims by third parties including, without limitation, claims by vendors and prospective target businesses. The Company will seek to reduce the possibility that the Sponsor will have to indemnify the Trust Account due to claims of creditors by endeavoring to have all vendors, service providers, prospective target businesses or other entities with which the Company does business, execute agreements with the Company waiving any right, title, interest or claim of any kind in or to monies held in the Trust Account.

Liquidity and Capital Resources

As of December 31, 2021, the Company had $288,108 in its operating bank accounts, $231,506,662 in securities held in the Trust Account to be used for a Business Combination or to repurchase or redeem its common stock in connection therewith and working capital deficit of $440,843. As of December 31, 2021, approximately $6,802 of the amount on deposit in the Trust Account represented interest income, which is available to pay the Company’s tax obligations.

Until the consummation of a Business Combination, the Company will be using the funds not held in the Trust Account for identifying and evaluating prospective acquisition candidates, performing due diligence on prospective target businesses, paying for travel expenditures, selecting the target business to acquire, and structuring, negotiating and consummating the Business Combination.

The Company will need to raise additional capital through loans or additional investments from its Sponsor, stockholders, officers, directors, or third parties. The Company’s officers, directors and Sponsor may, but are not obligated to, loan the Company funds, from time to time or at any time, in whatever amount they deem reasonable in their sole discretion, to meet the Company’s working capital needs. Accordingly, the Company may not be able to obtain additional financing. If the Company is unable to raise additional capital, it may be required to take additional measures to conserve liquidity, which could include, but not necessarily be limited to, curtailing operations, suspending the pursuit of a potential transaction, and reducing overhead expenses. The Company cannot provide any assurance that new financing will be available to it on commercially acceptable terms, if at all.

Going Concern

In connection with the Company’s assessment of going concern considerations in accordance with Financial Accounting Standard Board’s Accounting Standards Update (“ASU”) 2014-15, “Disclosures of Uncertainties about an Entity’s Ability to Continue as a Going Concern,” management has determined that if the Company is unable to complete a Business Combination by February 2, 2023, then the Company will cease all operations except for the purpose of liquidating. The liquidity condition and date for mandatory liquidation and subsequent dissolution raise substantial doubt about the Company’s ability to continue as a going concern. No adjustments have been made to the carrying amounts of assets or liabilities should the Company be required to liquidate after February 2, 2023.

Risks and Uncertainties

Management continues to evaluate the impact of the COVID-19 pandemic and has concluded that while it is reasonably possible that the virus could have a negative effect on the Company’s financial position, results of operations and/or search for a target business, the specific impact is not readily determinable as of the date of these consolidated financial statements. The consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty.

NOTE 2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Basis of Presentation

The accompanying consolidated financial statements is presented in conformity with accounting principles generally accepted in the United States of America (“GAAP”) and pursuant to the rules and regulations of the SEC.

Principles of Consolidation

The accompanying consolidated financial statements include the accounts of the Company and its wholly owned subsidiary. All significant intercompany balances and transactions have been eliminated in consolidation.

Emerging Growth Company

The Company is an “emerging growth company,” as defined in Section 2(a) of the Securities Act, as modified by the Jumpstart Our Business Startups Act of 2012 (the “JOBS Act”), and it may take advantage of certain exemptions from various reporting requirements that are applicable to other public companies that are not emerging growth companies including, but not limited to, not being required to comply with the independent registered public accounting firm attestation requirements of Section 404 of the Sarbanes-Oxley Act, reduced disclosure obligations regarding executive compensation in its periodic reports and proxy statements, and exemptions from the requirements of holding a nonbinding advisory vote on executive compensation and stockholder approval of any golden parachute payments not previously approved.

Further, Section 102(b)(1) of the JOBS Act exempts emerging growth companies from being required to comply with new or revised financial accounting standards until private companies (that is, those that have not had a Securities Act registration statement declared effective or do not have a class of securities registered under the Exchange Act) are required to comply with the new or revised financial accounting standards. The JOBS Act provides that a company can elect to opt out of the extended transition period and comply with the requirements that apply to non-emerging growth companies but any such election to opt out is irrevocable. The Company has elected not to opt out of such extended transition period which means that when a standard is issued or revised and it has different application dates for public or private companies, the Company, as an emerging growth company, can adopt the new or revised standard at the time private companies adopt the new or revised standard. This may make comparison of the Company’s consolidated financial statements with another public company which is neither an emerging growth company nor an emerging growth company which has opted out of using the extended transition period difficult or impossible because of the potential differences in accounting standards used.

Use of Estimates

The preparation of the consolidated financial statements in conformity with GAAP requires the Company’s management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the consolidated financial statements and the reported amounts of revenues and expenses during the reporting period.

Making estimates requires management to exercise significant judgment. It is at least reasonably possible that the estimate of the effect of a condition, situation or set of circumstances that existed at the date of the consolidated financial statements, which management considered in formulating its estimate, could change in the near term due to one or more future confirming events. One of the more significant accounting estimates included in these consolidated financial statements is the determination of the fair value of the warrant liabilities. Such estimates may be subject to change as more current information becomes available and, accordingly, the actual results could differ significantly from those estimates.

Cash and Cash Equivalents

The Company considers all short-term investments with an original maturity of three months or less when purchased to be cash equivalents. The Company did not have any cash equivalents at December 31, 2021.

Marketable Securities Held in Trust Account

At December 31, 2021, substantially all of the assets held in the Trust Account were held in money market funds, which are invested primarily in U.S. Treasury securities. All of the Company’s investments held in the Trust Account are classified as trading securities. Trading securities are presented on the balance sheet at fair value at the end of each reporting period. Gains and losses resulting from the change in fair value of investments held in Trust Account are included in interest earned on marketable securities held in Trust Account in the accompanying consolidated statements of operations. The estimated fair values of investments held in Trust Account are determined using available market information.

Class A Common Stock Subject to Possible Redemption

The Company accounts for its Class A common stock subject to possible redemption in accordance with the guidance in Accounting Standards Codification (“ASC”) Topic 480 “Distinguishing Liabilities from Equity.” Shares of Class A common stock subject to mandatory redemption is classified as a liability instrument and is measured at fair value. Conditionally redeemable common stock (including common stock that features redemption rights that is either within the control of the holder or subject to redemption upon the occurrence of uncertain events not solely within the Company’s control) is classified as temporary equity. At all other times, common stock is classified as stockholders’ equity. The Company’s Class A common stock features certain redemption rights that are considered to be outside of the Company’s control and subject to occurrence of uncertain future events. Accordingly, at December 31, 2021, Class A common stock subject to possible redemption is presented at redemption value as temporary equity, outside of the stockholders’ deficit section of the Company’s balance sheet.

The Company recognizes changes in redemption value immediately as they occur and adjusts the carrying value of redeemable common stock to equal the redemption value at the end of each reporting period. Increases or decreases in the carrying amount of redeemable common stock are affected by charges against additional paid in capital and accumulated deficit.

At December 31, 2021, the Class A common stock reflected in the balance sheets are reconciled in the following table:

Gross proceeds	$228,078,680
Less:
Proceeds Allocated to Public Warrants	(12,492,109)
Class A common stock issuance costs	(12,318,960)
Add:
Adjustment of carrying value to initial redemption value	28,232,249

Class A common stock subject to possible redemption	$231,499,860

Derivative Liabilities

The Company accounts for derivative instruments as either equity-classified or liability-classified instruments based on an assessment of the instruments’ specific terms and applicable authoritative guidance in Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”) 480, Distinguishing Liabilities from Equity (“ASC 480”) and ASC 815, Derivatives and Hedging (“ASC 815”). The assessment considers whether the instruments are freestanding financial instruments pursuant to ASC 480, meet the definition of a liability pursuant to ASC 480, and whether the derivative instruments meet all of the requirements for equity classification under ASC 815, including whether they are indexed to the Company’s own common stock, among other conditions for equity classification. This assessment, which requires the use of professional judgment, is conducted at the time of issuance and as of each subsequent quarterly period end date while the instruments are outstanding.

For issued or modified warrants that meet all of the criteria for equity classification, the warrants are required to be recorded as a component of additional paid-in capital at the time of issuance. For issued or modified warrants that do not meet all the criteria for equity classification, the warrants are required to be recorded at their initial fair value on the date of issuance, and each balance sheet date thereafter. Changes in the estimated fair value of the warrants are recognized as a non-cash gain or loss on the consolidated statement of operations. The Company’s has analyzed the Public Warrants and Private Placement Warrants and determined they are considered to be freestanding instruments and do not exhibit any of the characteristics in ASC 480 and therefore are not classified as liabilities under ASC 480. (see Note 8)

The Company granted the underwriters a 45-day option at the Initial Public Offering date to purchase up to 3,000,000 additional Units to cover over-allotments. The over-allotment option was evaluated under ASC 480 “Distinguishing Liabilities from Equity.” The Company concluded that the underlying transaction (Units which include redeemable shares and warrants) of the over-allotment option embodies an obligation to repurchase the issuer’s equity shares. Accordingly, the option was fair valued and recorded as a liability at issuance date and applied to the offering cost of the Class A redeemable shares. On August 4, 2021, the underwriters partially exercised their over-allotment option to purchase an additional 2,807,868 Units at $10.00 per Unit and forfeited the remaining over-allotment option. (see Note 8)

Offering Costs

Deferred offering costs consist of underwriting, legal, accounting and other expenses incurred through the balance sheet date that are directly related to the Initial Public Offering. Offering costs are allocated to the separable financial instruments issued in the Initial Public Offering based on a relative fair value basis, compared to total proceeds received. Offering costs allocated to the Public Shares were charged to stockholders’ equity upon the completion of the Initial Public Offering. Offering costs amounted to $13,056,080, which were charged to stockholders’ deficit upon the completion of the Initial Public Offering. $12,318,960 were allocated to public shares and charged to temporary equity, and $737,120 was allocated to warrants and accounted for as equity.

Income Taxes

The Company follows the asset and liability method of accounting for income taxes under ASC 740, “Income Taxes.” Deferred tax assets and liabilities are recognized for the estimated future tax consequences attributable to differences between the consolidated financial statement’s carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that included the enactment date. Valuation allowances are established, when necessary, to reduce deferred tax assets to the amount expected to be realized.

ASC Topic 740 prescribes a recognition threshold and a measurement attribute for the consolidated financial statement recognition and measurement of tax positions taken or expected to be taken in a tax return. For those benefits to be recognized, a tax position must be more-likely-than-not to be sustained upon examination by taxing authorities. The Company recognizes accrued interest and penalties related to unrecognized tax benefits as income tax expense. There were no unrecognized tax benefits and no amounts accrued for interest and penalties as of December 31, 2021. The Company is currently not aware of any issues under review that could result in significant payments, accruals or material deviation from its position. The Company is subject to income tax examinations by major taxing authorities since inception.

Net Loss per Common Share

The Company complies with accounting and disclosure requirements of FASB ASC Topic 260, “Earnings Per Share”. Net loss per common share is computed by dividing net loss by the weighted average number of common shares outstanding for the period. Accretion associated with the redeemable shares of Class A common shares is excluded from net loss per share as the redemption value approximates fair value.

The following table reflects the calculation of basic and diluted net income (loss) per ordinary share (in dollars, except per share amounts):

	For the Period from January 5, 2021 (Inception) Through December 31, 2021
	Class A	Class B
Basic and diluted net loss per common share
Numerator:
Allocation of net loss, as adjusted	$(1,277,850)	$(676,241)
Denominator:
Basic and diluted weighted average shares outstanding	10,024,409	5,304,936

Basic and diluted net loss per ordinary share	$(0.13)	$(0.13)

Concentration of Credit Risk

Financial instruments that potentially subject the Company to concentrations of credit risk consist of cash accounts in a financial institution, which, at times may exceed the Federal Depository Insurance Corporation coverage limit of $250,000. The Company has not experienced losses on these accounts and management believes the Company is not exposed to significant risks on such account.

Fair value of Financial Instruments

The fair value of the Company’s assets and liabilities, which qualify as financial instruments under ASC Topic 820, “Fair Value Measurement,” approximates the carrying amounts represented in the accompanying balance sheet, primarily due to their short-term nature.

Recent Accounting Standards

In August 2020, the FASB issued ASU No. 2020-06, “Debt—Debt with Conversion and Other Options (Subtopic 470-20) and Derivatives and Hedging—Contracts in Entity’s Own Equity (Subtopic 815-40): Accounting for Convertible Instruments and Contracts in an Entity’s Own Equity” (“ASU 2020-06”), which simplifies accounting for convertible instruments by removing major separation models required under current GAAP. ASU 2020-06 removes certain settlement conditions that are required for equity contracts to qualify for the derivative scope exception and it also simplifies the diluted earnings per share calculation in certain areas. ASU 2020-06 is effective for fiscal years beginning after December 15, 2023, including interim periods within those fiscal years, with early adoption permitted. The Company is currently assessing the impact, if any, that ASU 2020-06 would have on its financial position, results of operations or cash flows.

Management does not believe that any other recently issued, but not yet effective, accounting standards, if currently adopted, would have a material effect on the Company’s consolidated financial statements.

NOTE 3. INITIAL PUBLIC OFFERING

Pursuant to the Initial Public Offering, the Company sold 20,000,000 Units at a purchase price of $10.00 per Unit. Each Unit consists of one share of Class A common stock and one-half of one redeemable warrant (“Public Warrant”). Each whole Public Warrant entitles the holder to purchase one share of Class A common stock at an exercise price of $11.50, subject to adjustment (see Note 7).

On August 2, 2021, the underwriters notified the Company of their intention to partially exercise their over-allotment option. As such, on August 4, 2021, the Company consummated the sale of an additional 2,807,868 Units, at $10.00 per Unit, and the sale of an additional 982,754 Private Placement Warrants, at $1.00 per Private Warrant.

NOTE 4. PRIVATE PLACEMENT

Simultaneously with the closing of the Initial Public Offering, the Sponsor purchased an aggregate of 9,000,000 Private Placement Warrants at a price of $1.00 per Private Placement Warrant, for an aggregate purchase price of $9,000,000, in a private placement. Each Private Placement Warrant is exercisable to purchase one Class A common stock at a price of $11.50. A portion of the proceeds from the Private Placement Warrants were added to the proceeds from the Initial Public Offering held in the Trust Account. If the Company does not complete a Business Combination within the Combination Period, the proceeds from the sale of the Private Placement Warrants will be used to fund the redemption of the Public Shares (subject to the requirements of applicable law) and the Private Placement Warrants will expire worthless.

On August 2, 2021, the underwriters notified the Company of their intention to partially exercise their over-allotment option. As such, on August 4, 2021, the Company consummated the sale of an additional 2,807,868 Units, at $10.00 per Unit, and the sale of an additional 982,754 Private Placement Warrants, at $1.00 per Private Warrant.

NOTE 5. RELATED PARTY TRANSACTIONS

Founder Shares

On January 22, 2021, the Sponsor purchased 5,750,000 shares (the “Founder Shares”) of the Company’s Class B common stock for an aggregate price of $25,000. The Founder Shares include an aggregate of up to 750,000 shares subject to forfeiture by the Sponsor to the extent that the underwriters’ over-allotment is not exercised in full or in part, so that the Sponsor will collectively own, on an as-converted basis, 20% of the Company’s issued and outstanding shares after the Initial Public Offering (assuming the Sponsor does not purchase any Public Shares in the Initial Public Offering). On August 2, 2021, the underwriters notified the Company of their intention to partially exercise their over-allotment option. As such, on August 4, 2021, the Company consummated the sale of an additional 2,807,868 Units. As a result of the underwriters’ election to partially exercise their over-allotment option and the forfeiture of the remaining over-allotment option, 48,033 Founder Shares were forfeited, and 701,967 Founder Shares are no longer subject to forfeiture resulting in an aggregate of 5,701,967 Founder Shares outstanding at August 4, 2021.

The Sponsor has agreed not to transfer, assign or sell any of its Founder Shares until the earlier to occur of: (A) one year after the completion of a Business Combination or (B) the date on which the Company completes a liquidation, merger, capital stock exchange or similar transaction that results in the Company’s stockholders having the right to exchange their shares of common stock for cash, securities or other property. Notwithstanding the foregoing, if the last sale price of the Company’s Class A common stock equals or exceeds $12.00 per share (as adjusted for stock splits, stock dividends, reorganizations, recapitalizations and the like) for any 20 trading days within any 30-trading day period commencing at least 150 days after the Business Combination, the Founder Shares will be released from the lock-up.

Other Receivable – Related Party

On August 23, 2021, the Company paid a charge in the amount of $5,541 on behalf of an affiliated entity. This amount is included in other receivable – related party. The Company was subsequently reimbursed in full subsequent to December 31, 2021, prior to the issuance of these consolidated financial statements.

Administrative Support Agreement

The Company agreed, commencing on July 28, 2021, through the earlier of the Company’s consummation of a Business Combination and its liquidation, to pay an affiliate of the Sponsor or its designee a total of up to $15,000 per month for office space, administrative and shared personnel support. For the period from January 5, 2021 (inception) through December 31, 2021, the Company incurred $60,000 and paid $105,000 in fees for these services, of which $45,000 is included in prepaid expenses and other assets in the accompanying consolidated balance sheet.

Promissory Note — Related Party

On January 22, 2021, the Sponsor issued an unsecured promissory note to the Company (the “Promissory Note”), pursuant to which the Company could borrow up to an aggregate principal amount of $300,000. The Promissory Note was non-interest bearing and, as amended effective May 28, 2021, payable on the earlier of (i) December 31, 2021 and (ii) the consummation of the Initial Public Offering. The outstanding balance under the Promissory Note of $174,060 was repaid at the closing of the Initial Public Offering on August 2, 2021.

Related Party Loans

In order to finance transaction costs in connection with a Business Combination, the Sponsor or an affiliate of the Sponsor or certain of the Company’s directors and officers may, but are not obligated to, loan the Company funds as may be required (“Working Capital Loans”). If the Company completes a Business Combination, the Company would repay the Working Capital Loans out of the proceeds of the Trust Account released to the Company. Otherwise, the Working Capital Loans would be repaid only out of funds held outside the Trust Account. In the event that a Business Combination does not close, the Company may use a portion of proceeds held outside the Trust Account to repay the Working Capital Loans, but no proceeds held in the Trust Account would be used to repay the Working Capital Loans. The Working Capital Loans would either be repaid upon consummation of a Business Combination, without interest, or, at the lender’s discretion, up to $1,500,000 of such Working Capital Loans may be convertible into warrants of the post-Business Combination entity at a price of $1.00 per warrant. The warrants would be identical to the Private Placement Warrants. As of December 31, 2021, there were no amounts outstanding under the Working Capital Loans.

Health Insurance — Related Party

The Company reimbursed the Sponsor $86,549 of health insurance and other benefits for its officers and administrative staff.

NOTE 6. COMMITMENTS AND CONTINGENCIES

On September 15, 2021, the Company entered into an agreement with a vendor for financial advisement services related to the Business Combination. The agreement calls for the vendor to receive a contingent fee at Business Combination in the amount of $3,000,000. If, following or in connection with the termination, abandonment or failure to occur of any proposed Business Combination in respect of which the Company entered into an agreement during the term of this Agreement or during the 12-month period following the effective date of termination of this Agreement, the Company or any affiliate is entitled to receive a break-up, termination, “topping,” expense reimbursement, earnest money payment or similar fee or payment (each and together, “Termination Payments”), the vendor shall be entitled to a cash fee (the “Break-Up Fee”), payable upon the Company’s or such affiliate’s receipt of such amount, equal to the lesser of (x) 25% of the aggregate amount of all Termination Payments paid to the Company or such affiliate or (y) $750,000. In addition, the agreement contains an additional contingent fee provision of 4% of the gross proceeds of any equity or equity-linked securities sold in connection with the Business Combination. In addition to any fees that may be payable to the vendor, the Company will reimburse the vendor for all reasonable expenses in connection with the agreement.

On October 11, 2021, the Company entered into an agreement with a vendor for financial advisement services related to the Business Combination. The agreement calls for the vendor to receive a contingent fee at Business Combination in the amount equal to (i) the aggregate principal amount of securities issued at the closing of such transaction, multiplied by (ii) 4%, multiplied by (iii) 50%. In addition to any fees that may be payable to the vendor, the Company will reimburse the vendor for all reasonable expenses in connection with the agreement.

Registration Rights

Pursuant to a registration rights agreement entered into on July 28, 2021, the holders of the Founder Shares, Private Placement Units (including securities contained therein) and units (including securities contained therein) that may be issued upon conversion of Working Capital Loans, and any shares of Class A common stock issuable upon the exercise of the Private Placement Warrants and any shares of Class A common stock and warrants (and underlying Class A common stock) are entitled to registration rights, requiring the Company to register such securities for resale (in the case of the Founder Shares, only after conversion to Class A common stock). The holders of the majority of these securities are entitled to make up to three demands, excluding short form demands, that the Company register such securities. In addition, the holders have certain “piggy-back” registration rights with respect to registration statements filed subsequent to the completion of a Business Combination and rights to require the Company to register for resale such securities pursuant to Rule 415 under the Securities Act. However, the registration rights agreement provides that the Company will not permit any registration statement filed under the Securities Act to become effective until termination of the applicable lock-up period. The registration rights agreement does not contain liquidated damages or other cash settlement provisions resulting from delays in registering the Company’s securities. The Company will bear the expenses incurred in connection with the filing of any such registration statements. This agreement has been subsequently amended and restated. (see Note 11)

Underwriting Agreement

The Company granted the underwriters a 45-day option from the date of the Initial Public Offering to purchase up to 3,000,000 additional Units to cover over-allotments, if any, at the Initial Public Offering price less the underwriting discounts and commissions. On August 2, 2021, the underwriters notified the Company of their intention to partially exercise their over-allotment option. As such, on August 4, 2021, the Company consummated the sale of an additional 2,807,868 Units.

The underwriters were paid a cash fee of $0.20 per Unit, or $4,561,574 in the aggregate. In addition, the underwriters are entitled to a deferred fee of $7,982,754 in the aggregate. The deferred fee will become payable to the underwriters from the amounts held in the Trust Account solely in the event that the Company completes a Business Combination, subject to the terms of the underwriting agreement.

The Company entered into several other agreements subsequent to year end. (See Note 11)

NOTE 7. CLASS A COMMON STOCK SUBJECT TO POSSIBLE REDEMPTION

Class A Common Stock — The Company is authorized to issue 100,000,000 shares of Class A common stock with a par value of $0.0001 per share. Holders of Class A common stock are entitled to one vote for each share. At December 31, 2021, there were 22,807,868 shares of Class A common stock issued and outstanding, including Class A common stock subject to possible redemption which are presented as temporary equity.

Holders of Class A common stock and holders of Class B common stock will vote together as a single class on all other matters submitted to a vote of our stockholders except as otherwise required by law.

The shares of Class B common stock will automatically convert into shares of Class A common stock at the time of a Business Combination on a one-for-one basis, subject to adjustment. In the case that additional shares of Class A common stock, or equity-linked securities, are issued or deemed issued in excess of the amounts issued in the Initial Public Offering and related to the closing of a Business Combination, the ratio at which the shares of Class B common stock will convert into shares of Class A common stock will be adjusted (unless the holders of a majority of the issued and outstanding shares of our Class B common stock agree to waive such anti-dilution adjustment with respect to any such issuance or deemed issuance) so that the number of shares of Class A common stock issuable upon conversion of all shares of Class B common stock will equal, in the aggregate, on an as-converted basis, 20% of the sum of all shares of common stock issued and outstanding upon the completion of the Initial Public Offering, plus all shares of our Class A common stock and equity-linked securities issued or deemed issued in connection with a Business Combination, excluding any shares or equity-linked securities issued, or to be issued, to any seller in our Business Combination.

NOTE 8. STOCKHOLDERS’ DEFICIT

Preferred Stock — The Company is authorized to issue 1,000,000 shares of preferred stock with a par value of $0.0001 per share with such designations, voting and other rights and preferences as may be determined from time to time by the Company’s board of directors. At December 31, 2021, there were no shares of preferred stock issued or outstanding.

Class B Common Stock — The Company is authorized to issue 10,000,000 shares of Class B common stock with a par value of $0.0001 per share. Holders of Class B common stock are entitled to one vote for each share. At December 31, 2021, there were 5,750,000 shares of Class B common stock issued and outstanding, of which an aggregate of up to 750,000 shares of Class B common stock are subject to forfeiture to the extent that the underwriters’ over-allotment option is not exercised in full or in part, so that the number of shares of Class B common stock will equal 20% of the Company’s issued and outstanding common stock after the Initial Public Offering. As a result of the underwriters’ election to partially exercise their over-allotment option and the forfeiture of the remaining over-allotment option, 48,033 Founder Shares were forfeited, and 701,967 Founder Shares are no longer subject to forfeiture resulting in an aggregate of 5,701,967 Founder Shares outstanding at August 4, 2021.

Prior to the consummation of a Business Combination, only holders of Class B common stock will have the right to vote on the election of directors.

Warrants — Public Warrants may only be exercised for a whole number of shares. No fractional shares will be issued upon exercise of the Public Warrants. The Public Warrants will become exercisable 30 days after the consummation of a Business Combination. The Public Warrants will expire five years from the consummation of a Business Combination or earlier upon redemption or liquidation.

The Company will not be obligated to deliver any Class A common stock pursuant to the exercise of a Public Warrant and will have no obligation to settle such Public Warrant exercise unless a registration statement under the Securities Act covering the issuance of the Class A common stock issuable upon exercise of the Public Warrants is then effective and a prospectus relating thereto is current, subject to the Company satisfying its obligations with respect to registration. No Public Warrant will be exercisable for cash or on a cashless basis, and the Company will not be obligated to issue any shares to holders seeking to exercise their Public Warrants, unless the issuance of the shares upon such exercise is registered or qualified under the securities laws of the state of the exercising holder, or an exemption from registration is available.

The Company has agreed that as soon as practicable, but in no event later than 15 business days, after the closing of a Business Combination, it will use its best efforts to file with the SEC a registration statement registering the issuance of the shares of Class A common stock issuable upon exercise of the warrants, to cause such registration statement to become effective and to maintain a current prospectus relating to those shares of Class A common stock until the warrants expire or are redeemed, as specified in the warrant agreement. If a registration statement covering the shares of Class A common stock issuable upon exercise of the warrants is not effective by the 60th business day after the closing of a Business Combination or within a specified period following the consummation of a Business Combination, warrant holders may, until such time as there is an effective registration statement and during any period when the Company will have failed to maintain an effective registration statement, exercise warrants on a “cashless basis” pursuant to the exemption provided by Section 3(a)(9) of the Securities Act; provided that such exemption is available. If that exemption, or another exemption, is not available, holders will not be able to exercise their warrants on a cashless basis.

Redemption of Warrants When the Price per share of Class A common stock Equals or Exceeds $18.00— Once the warrants become exercisable, the Company may redeem the outstanding Public Warrants:

•	in whole and not in part;

•	at a price of $0.01 per Public Warrant;

•	upon not less than 30 days’ prior written notice of redemption to each warrant holder; and

•

if, and only if, the reported closing price of the Class A common stock equals or exceeds $18.00 per share (as adjusted for stock splits, stock dividends, reorganizations, recapitalizations and the like) for any 20 trading days within a 30-trading day period ending three business days before the Company sends the notice of redemption to the warrant holders.

If and when the warrants become redeemable by the Company, the Company may not exercise its redemption right if the issuance of shares of common stock upon exercise of the warrants is not exempt from registration or qualification under applicable state blue sky laws or the Company is unable to effect such registration or qualification.

The exercise price and number of Class A common stock issuable upon exercise of the Public Warrants may be adjusted in certain circumstances including in the event of a share dividend, extraordinary dividend or recapitalization, reorganization, merger or consolidation. However, except as described below, the Public Warrants will not be adjusted for issuances of Class A common stock at a price below its exercise price. Additionally, in no event will the Company be required to net cash settle the Public Warrants. If the Company is unable to complete a Business Combination within the Combination Period and the Company liquidates the funds held in the Trust Account, holders of Public Warrants will not receive any of such funds with respect to their Public Warrants, nor will they receive any distribution from the Company’s assets held outside of the Trust Account with respect to such Public Warrants. Accordingly, the Public Warrants may expire worthless.

In addition if (x) the Company issues additional shares of Class A common stock or equity-linked securities for capital raising purposes in connection with the closing of a Business Combination at an issue price or effective issue price of less than $9.20 per share of Class A common stock (with such issue price or effective issue price to be determined in good faith by the Company’s board of directors and, in the case of any such issuance to the sponsor or its affiliates, without taking into account any Founder Shares held by the Sponsor or such affiliates, as applicable, prior to such issuance) (the “Newly Issued Price”), (y) the aggregate gross proceeds from such issuances represent more than 60% of the total equity proceeds, and interest thereon, available for the funding of a Business Combination on the date of the consummation of a Business Combination (net of redemptions), and (z) the volume weighted average trading price of the common stock during the 20 trading day period starting on the trading day prior to the day on which the Company consummates a Business Combination (such price, the “Market Value”) is below $9.20 per share, the exercise price of the warrants will be adjusted (to the nearest cent) to be equal to 115% of the higher of the Market Value and the Newly Issued Price, the $18.00 per share redemption trigger price described above will be adjusted (to the nearest cent) to be equal to 180% of the higher of the Market Value and the Newly Issued Price.

The Private Placement Warrants are identical to the Public Warrants underlying the Units sold in the Proposed Public Offering, except that the Private Placement Warrants and the common shares issuable upon the exercise of the Private Placement Warrants will not be transferable, assignable or salable until 30 days after the completion of a Business Combination, subject to certain limited exceptions. Additionally, the Private Placement Warrants will be exercisable on a cashless basis and will be non-redeemable.

NOTE 9. INCOME TAX

The Company’s net deferred tax assets (liability) at December 31, 2021 is as follows:

December 31, 2021
Deferred tax assets (liability)
Net operating loss carryforward	$40,116
Startup/Organization Expenses	361,022

Total deferred tax assets (liability)	401,138
Valuation Allowance	(401,138)

Deferred tax assets (liability), net of allowance	$—

The income tax provision for the period from January 5, 2021 (inception) through December 31, 2021 consists of the following:

December 31, 2021
Federal
Current	$—
Deferred	(401,138)
State and Local
Current	—
Deferred	—
Change in valuation allowance	401,138

Income tax provision	$—

As of December 31, 2021, the Company had a total of $191,032 U.S. federal net operating loss carryovers available to offset future taxable income. The federal net operating loss can be carried forward indefinitely.

In assessing the realization of the deferred tax assets, management considers whether it is more likely than not that some portion of all of the deferred tax assets will not be realized. The ultimate realization of deferred tax assets is dependent upon the generation of future taxable income during the periods in which temporary differences representing net future deductible amounts become deductible. Management considers the scheduled reversal of deferred tax liabilities, projected future taxable income and tax planning strategies in making this assessment. After consideration of all of the information available, management believes that significant uncertainty exists with respect to future realization of the deferred tax assets and has therefore established a full valuation allowance. For the period from January 5, 2021 (inception) through December 31, 2021, the change in the valuation allowance was $401,138.

A reconciliation of the federal income tax rate to the Company’s effective tax rate at December 31, 2021 is as follows:

December 31, 2021
Statutory federal income tax rate	21.0%
State taxes, net of federal tax benefit	0.0%
Change in fair value of over-allotment liability	(0.5)%
Valuation allowance	(20.5)%

Income tax provision	0.0%

The Company’s effective tax rates for the periods presented differ from the expected (statutory) rates due to changes in fair value in warrants, and the recording of full valuation allowances on deferred tax assets.

The Company files income tax returns in the U.S. federal jurisdiction and is subject to examination by the various taxing authorities. The Company’s tax returns for the year ended December 31, 2021 remain open and subject to examination.

NOTE 10. FAIR VALUE MEASUREMENTS

The Company follows the guidance in ASC 820 for its financial assets and liabilities that are re-measured and reported at fair value at each reporting period, and non-financial assets and liabilities that are re-measured and reported at fair value at least annually.

The fair value of the Company’s financial assets and liabilities reflects management’s estimate of amounts that the Company would have received in connection with the sale of the assets or paid in connection with the transfer of the liabilities in an orderly transaction between market participants at the measurement date. In connection with measuring the fair value of its assets and liabilities, the Company seeks to maximize the use of observable inputs (market data obtained from independent sources) and to minimize the use of unobservable inputs (internal assumptions about how market participants would price assets and liabilities). The following fair value hierarchy is used to classify assets and liabilities based on the observable inputs and unobservable inputs used in order to value the assets and liabilities:

Level 1:	Quoted prices in active markets for identical assets or liabilities. An active market for an asset or liability is a market in which transactions for the asset or liability occur with sufficient frequency and volume to provide pricing information on an ongoing basis.

Level 2:	Observable inputs other than Level 1 inputs. Examples of Level 2 inputs include quoted prices in active markets for similar assets or liabilities and quoted prices for identical assets or liabilities in markets that are not active.

Level 3:	Unobservable inputs based on our assessment of the assumptions that market participants would use in pricing the asset or liability.

The following table presents information about the Company’s assets that are measured at fair value on a recurring basis at December 31, 2021, and indicates the fair value hierarchy of the valuation inputs the Company utilized to determine such fair value:

Description	Level	December 31, 2021
Assets:
Marketable securities held in Trust Account	1	$231,506,662

NOTE 11. SUBSEQUENT EVENTS

On February 15, 2022, the Company entered into an agreement with a vendor for investment banking services related to the pending Business Combination. Specifically, the agreement relates to assisting in raising the funds as part of the PIPE financing. The agreement calls for the vendor to receive a contingent fee equal to (i) the aggregate principal amount of securities issued at the closing of such transaction as i) 2% if it is a equity or debt security or ii) if it is a convertible debt security. In addition to any fees that may be payable to the vendor, the Company will reimburse the vendor for all reasonable expenses in connection with the agreement.

Convertible Promissory Note — Related Party

On February 9, 2022, the Sponsor agreed to loan the Company $300,000 pursuant to a new promissory note (the “Working Capital Loan”). The Working Capital Loan is non-interest bearing and payable upon consummation of the Company’s initial Business Combination. At the lender’s discretion, the Working Capital Loan may be repayable in warrants of the post Business Combination entity at a price of $1.00 per warrant.

Merger Agreement

On February 14, 2022, Software Acquisition Group Inc. III, a Delaware corporation (“SWAG”), and Nuevo Merger Sub, Inc., a Delaware corporation and wholly owned subsidiary of SWAG (“Merger Sub”), entered into an Agreement and Plan of Merger (as it may be amended, supplemented or otherwise modified from time to time in accordance with its terms, the “Merger Agreement”) with Branded Online, Inc. (d/b/a Nogin), a Delaware corporation (“Nogin” or the “Company”). If (i) the Merger Agreement is adopted and the transactions contemplated thereby, including the Merger, are approved by SWAG’s and Nogin’s stockholders and (ii) the

Merger is subsequently completed, Merger Sub will merge with and into Nogin, with Nogin surviving the Merger as a wholly owned subsidiary of SWAG (the “Merger” and, along with the transactions contemplated in the Merger Agreement, the “Transactions”).

As part of the Transactions, holders of Nogin’s common stock and vested options will receive aggregate consideration of approximately $566.0 million, payable in (i) the case of Nogin’s stockholders, newly issued shares of SWAG Class A common stock, par value $0.0001 per share (“SWAG Class A common stock”), with a value ascribed to each share of SWAG Class A common stock of $10.00, and, at their election, a portion of $20.0 million of consideration payable in cash and (ii) the case of Nogin’s optionholders, options of SWAG (collectively, the “merger consideration”).

Sponsor Agreement

In connection with the execution of the Merger Agreement, our sponsor entered into a sponsor agreement (the “Sponsor Agreement”) with SWAG and Nogin, pursuant to which the sponsor agreed to, among other things, (i) vote at the special meeting to be called for approval of the Transactions any SWAG Class A common stock or SWAG Class B common stock, par value $0.0001 per share (collectively, the “Sponsor Securities”), held of record or thereafter acquired in favor of the proposals presented by SWAG at such meeting, (ii) be bound by certain other covenants and agreements related to the Merger and (iii) be bound by certain transfer restrictions with respect to the Sponsor Securities, in each case, on the terms and subject to the conditions set forth in the Sponsor Agreement. The Sponsor Agreement also provides that the Sponsor has agreed to waive redemption rights in connection with the consummation of the Transactions with respect to any Sponsor Securities they may hold.

The sponsor has also agreed, subject to certain exceptions, not to transfer any of its shares of SWAG Class B common stock (the “Founder Shares”) (or any shares of SWAG common stock issuable upon conversion in connection with the Closing) until the earlier of (i) the date that is the one-year anniversary of the Closing and (ii) the date on which SWAG completes a liquidation, merger, capital stock exchange, reorganization or other similar transaction that results in all of SWAG’s stockholders having the right to exchange their shares of SWAG common stock for cash, securities or other property or (iii) subsequent to the consummation of the Transactions, the date on which the last reported sale price of the common stock equals or exceeds $12.00 per share (as adjusted for stock splits, stock dividends, reorganizations, recapitalizations and the like) for any 20 trading days within any 30 trading day period commencing at least 150 days after the Closing Date of the Transactions (the “Founder Shares Lock-up Period”).

The Sponsor Agreement parties have also agreed, subject to certain exceptions, not to transfer any private placement warrants purchased in connection with SWAG’s initial public offering (the “Private Placement Warrants”) (or any share of SWAG common stock issued or issuable upon the exercise of the Private Placement Warrants), until 30 days after the Closing Date of the Transactions (the “Private Placement Warrants Lock-Up Period” and, together with the Founder Shares Lock-up Period, the “Lock-up Periods”).

The Sponsor Agreement provides that as of immediately prior to (but subject to) the Closing, 1,710,590 (or 30%) of the Founder Shares held by the sponsor as of the Closing, or 2,565,885 (or 45%) of the Founders Shares if, immediately prior to the Closing, holders of SWAG Class A common stock have validly elected to redeem a number of shares of SWAG Class A common stock (and have not withdrawn such redemptions) that would result in greater than 40% of the funds in the Trust Account being paid to such redeeming holders for such redemptions, will be subject to certain time and performance-based vesting provisions described below. The sponsor has agreed, subject to exceptions, not to transfer any unvested Founder Shares prior to the date such securities become vested. Pursuant to the Sponsor Agreement, 50% of the unvested Founder Shares (the “First Tranche Shares”) will vest on any day following the Closing when the closing price of a share of SWAG Class A common stock on NASDAQ (the “Closing Share Price”) equals or exceeds $12.50 (as adjusted for stock splits, stock dividends, reorganizations, recapitalizations and the like) and the remaining 50% will vest (along with any unvested First Tranche Shares) when the Closing Share Price equals or exceeds $14.50 (as adjusted for stock splits, stock dividends, reorganizations, recapitalizations and the like).

The Sponsor Agreement will terminate on the later of (i) the vesting of all unvested Founder Shares (ii) the end of the Founder Shares Lock-Up Period.

Company Support Agreement

In connection with the execution of the Merger Agreement, SWAG, Nogin and certain stockholders of Nogin (collectively, the “Supporting Nogin Stockholders” and each, a “Supporting Nogin Stockholder”) entered into the Company Support Agreement. Pursuant to the Company Support Agreement, among other things, each Supporting Nogin Stockholder agreed to (i) vote at any meeting of the stockholders of Nogin all of its Nogin common stock and/or Nogin preferred stock, as applicable (or any securities convertible into or exercisable or exchangeable for Nogin common stock or Nogin preferred stock), held of record or thereafter acquired in favor of the transactions and the adoption of the Merger Agreement; (ii) appoint the chief executive officer of Nogin as such stockholder’s proxy in the event such stockholder fails to fulfil its obligations under the Company Support Agreement, (iii) be bound by certain other covenants and agreements related to the Merger and (iv) be bound by certain transfer restrictions with respect to Nogin securities, in each case, on the terms and subject to the conditions set forth in the Company Support Agreement. The shares of Nogin capital stock that are owned by the Supporting Nogin Stockholders and subject to the Company Support Agreement represent approximately 84.1% of the outstanding shares of Nogin common stock and approximately 99.5% of the outstanding shares of Nogin preferred stock. The execution and delivery of written consents by all of the Supporting Nogin Stockholders will constitute the Nogin stockholder approval at the time of such delivery. Additionally, the Supporting Nogin Stockholders have agreed to waive any appraisal rights (including under Section 262 of the DGCL) with respect to the Merger and any rights to dissent with respect to the Merger.

Registration Rights Agreement

The Merger Agreement contemplates that, at the Closing, SWAG and certain stockholders of Nogin and SWAG will enter into an Amended and Restated Registration Rights Agreement (the “Registration Rights Agreement”), pursuant to which SWAG will agree to register for resale, pursuant to Rule 415 under the Securities Act, certain shares of SWAG Class A common stock and other equity securities of SWAG that are held by the parties thereto from time to time. Pursuant to the Registration Rights Agreement, SWAG will agree to file a shelf registration statement registering the resale of the SWAG Class A common stock (including those held as of the effective time or issuable upon future exercise of the Private Placement Warrants) and the Private Placement Warrants (the “Registrable Securities”) under the Registration Rights Agreement within 15 days of the Closing. Up to four times total and up to twice in any 12-month period, certain legacy Nogin stockholders and legacy SWAG stockholders may request to sell all or any portion of their Registrable Securities in an underwritten offering so long as the total offering price is reasonably expected to exceed $35 million. SWAG also agreed to provide customary “piggyback” registration rights, subject to certain requirements and customary conditions. The Registration Rights Agreement also provides that SWAG will pay certain expenses relating to such registrations and indemnify the stockholders against certain liabilities.

Representations and Warranties

Under the Merger Agreement, Nogin made customary representations and warranties relating to: organization; authorization; capitalization; Nogin’s subsidiaries; consents and approvals; consolidated financial statements; absence of undisclosed liabilities; absence of certain changes; real estate; intellectual property; litigation; material contracts; taxes; environmental matters; licenses and permits; employee benefits; labor and employment matters; international trade and anti-corruption matters; certain fees; insurance policies; affiliate transactions; information supplied; customers and suppliers; compliance with laws; PPP loans; and disclaimer of warranties.

Under the Merger Agreement, SWAG and Merger Sub made customary representations and warranties relating to: organization; authorization; capitalization; consents and approvals; consolidated financial statements; business activities and absence of undisclosed liabilities; absence of certain changes; litigation; material contracts; taxes; compliance with laws; certain fees; organization of Merger Sub; Securities and Exchange Commission (“SEC”) reports, Nasdaq Stock Market LLC (“NASDAQ”) compliance and the Investment Company Act; information supplied; approvals of boards of directors and stockholders; SWAG’s Trust Account (the “Trust Account”); affiliate transactions; independent investigation; employee benefits; valid issuance of securities; takeover statutes and charter provisions; and disclaimer of warranties.

Covenants

The Merger Agreement includes customary covenants of the parties with respect to business operations prior to the consummation of the Transactions and efforts to satisfy conditions to the consummation of the Transactions. The Merger Agreement also contains additional covenants of the parties, including, among others, covenants providing for SWAG and the Company to cooperate in the preparation of the Registration Statement on Form S-4 required to be prepared in connection with the Transactions (the “Registration Statement”).

SOFTWARE ACQUISITION GROUP INC. III

CONDENSED CONSOLIDATED BALANCE SHEETS

	June 30, 2022	December 31, 2021
	(Unaudited)
ASSETS
Current assets
Cash	$18,159	$288,108
Prepaid expenses	346,878	410,111
Other receivable-related party	5,000	—

Total Current Assets	370,037	698,219
Prepaid expenses, non-current	22,917	160,417
Cash and Marketable securities held in Trust Account	231,842,586	231,506,662

TOTAL ASSETS	$232,235,540	$232,365,298

LIABILITIES AND STOCKHOLDERS’ DEFICIT
Current Liabilities
Accrued expenses	$2,500,875	$1,306,281
Income taxes payable	9,909	—
Advances from related parties	7,086	—
Promissory note – related party	400,000	—

Total Current Liabilities	2,917,870	1,306,281
Deferred underwriting fee payable	7,982,754	7,982,754

Total Liabilities	10,900,624	9,289,035

Commitments and Contingencies (Note 6)
Class A common stock subject to possible redemption, 22,807,868 shares at redemption value	231,534,776	231,499,860
Stockholders’ Deficit
Preferred stock, $0.0001 par value; 1,000,000 shares authorized; none issued or outstanding	—	—
Class A common stock, $0.0001 par value; 100,000,000 shares authorized; none shares issued and outstanding, and 22,807,868 subject to possible redemption	—	—
Class B common stock, $0.0001 par value; 10,000,000 shares authorized; 5,701,967 shares issued and outstanding	570	570
Additional paid-in capital	—	—
Accumulated deficit	(10,200,430)	(8,424,167)

Total Stockholders’ Deficit	(10,199,860)	(8,423,597)

TOTAL LIABILITIES AND STOCKHOLDERS’ DEFICIT	$232,235,540	$232,365,298

The accompanying notes are an integral part of the unaudited condensed consolidated financial statements.

SOFTWARE ACQUISITION GROUP INC. III

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(UNAUDITED)

	Three Months Ended June 30,		Six Months Ended June 30,	For the Period from January 5, 2021 (Inception) Through June 30,
	2022	2021	2022	2021
Operating and formation costs	$864,182	$(1)	$2,067,362	$999

(Loss) Income from operations	(864,182)	1	(2,067,362)	(999)

Other income:
Interest earned on marketable securities held in Trust Account	312,612	—	335,924	—

Total other income	312,612	—	335,924	—
(Loss) Income before provision for income taxes	(551,570)	1	(1,731,438)	(999)
Provision for income taxes	(9,909)	—	(9,909)	—

Net (loss) income	$(561,479)	$1	$(1,741,347)	$(999)

Basic and diluted weighted average shares outstanding, Class A common stock	22,807,868	—	22,807,868	—

Basic and diluted net loss per share, Class A	$(0.02)	$—	$(0.06)	$—

Basic and diluted weighted average shares outstanding, Class B common stock	5,701,967	5,000,000	5,701,967	5,000,000

Basic and diluted net (loss) income per share, Class B	$(0.02)	$0.00	$(0.06)	$(0.00)

The accompanying notes are an integral part of the unaudited condensed consolidated financial statements.

SOFTWARE ACQUISITION GROUP INC. III

CONDENSED CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS’ (DEFICIT) EQUITY

(UNAUDITED)

FOR THREE AND SIX MONTHS ENDED JUNE 30, 2022

	Class A Common Stock		Class B Common Stock		Additional Paid-in	Accumulated	Total Stockholders’
	Shares	Amount	Shares	Amount	Capital	Deficit	Deficit
Balance – January 1, 2022	—	$—	5,701,967	$570	$—	$(8,424,167)	$(8,423,597)
Net loss	—	—	—	—	—	(1,179,868)	(1,179,868)

Balance – March 31, 2022	—	—	5,701,967	570	—	(9,604,035)	(9,603,465)
Remeasurement of Class A common stock to redemption value	—	—	—	—	—	(34,916)	(34,916)
Net loss	—	—	—	—	—	(561,479)	(561,479)

Balance – June 30, 2022	—	$—	5,701,967	$570	$—	$(10,200,430)	$(10,199,860)

FOR THE THREE MONTHS ENDED JUNE 30, 2021, AND FOR THE PERIOD FROM JANUARY 5, 2021 (INCEPTION) THROUGH JUNE 30, 2021

	Class A Common Stock		Class B Common Stock		Additional Paid-in	Accumulated	Total Stockholders’
	Shares	Amount	Shares	Amount	Capital	Deficit	Equity
Balance – January 5, 2021 (inception)	—	$—	—	$—	$—	$—	$—
Issuance of Class B common stock to Sponsor	—	—	5,750,000	575	24,425	—	25,000
Net loss	—	—	—	—	—	(1,000)	(1,000)

Balance – March 31, 2021	—	—	5,750,000	575	24,425	(1,000)	24,000
Net income	—	—	—	—	—	1	1

Balance – June 30, 2021	—	$—	5,750,000	$575	$24,425	$(999)	$24,001

The accompanying notes are an integral part of the unaudited condensed consolidated financial statements.

SOFTWARE ACQUISITION GROUP INC. III

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(UNAUDITED)

	Six Months Ended June 30, 2022	For the Period from January 5, 2021 (Inception) through June 30, 2021
Cash Flows from Operating Activities:
Net loss	$(1,741,347)	$(999)
Adjustments to reconcile net loss to net cash (used in) provided by operating activities:
Interest earned on marketable securities held in Trust Account	(335,924)	—
Changes in operating assets and liabilities:
Prepaid expenses	200,733	—
Other receivable – related party	(5,000)	—
Accrued expenses	1,194,594	1,000
Income taxes payable	9,909	—

Net cash (used in) provided by operating activities	(677,035)	1

Cash Flows from Financing Activities:
Proceeds from issuance of Class B common stock to Sponsor	—	25,000
Advances from related party	7,086	—
Proceeds from promissory note – related party	400,000	162,637
Payment of offering costs	—	(162,637)

Net cash provided by financing activities	407,086	25,000

Net Change in Cash	(269,949)	25,001
Cash – Beginning	288,108	—

Cash – Ending	$18,159	$25,001

Non-Cash Investing and Financing Activities:
Offering costs included in accrued offering costs	$—	$169,054

Remeasurement of Class A common stock to redemption value	$34,916	$—

The accompanying notes are an integral part of the unaudited condensed consolidated financial statements.

SOFTWARE ACQUISITION GROUP INC. III

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

JUNE 30, 2022

(Unaudited)

NOTE 1. DESCRIPTION OF ORGANIZATION AND BUSINESS OPERATIONS

Software Acquisition Group Inc. III (the “Company or SWAG”) is a blank check company incorporated in Delaware on January 5, 2021. The Company was formed for the purpose of effecting a merger, capital stock exchange, asset acquisition, share purchase, reorganization or similar business combination with one or more businesses or entities (a “Business Combination”).

The Company has one wholly owned subsidiary which was formed on December 20, 2021, Nuevo Merger Sub Inc. (the “Merger Sub”), a Delaware corporation.

The Company is not limited to a particular industry or sector for purposes of consummating a Business Combination. The Company is an early stage and emerging growth company and, as such, the Company is subject to all of the risks associated with early stage and emerging growth companies.

As of June 30, 2022, the Company had not commenced any operations. All activity from January 5, 2021 (inception) through June 30, 2022 relates to the Company’s formation and the initial public offering (the “Initial Public Offering”), which is described below, and subsequent to the Initial Public Offering, identifying a target company for a Business Combination. The Company will not generate any operating revenues until after the completion of a Business Combination, at the earliest. The Company generates non-operating income in the form of interest income from the proceeds derived from the Initial Public Offering.

The registration statement for the Company’s Initial Public Offering was declared effective on July 28, 2021. On August 2, 2021, the Company consummated the Initial Public Offering of 20,000,000 Units (the “Units” and, with respect to the shares of Class A common stock included in the Units sold, the “Public Shares”) at $10.00 per Unit, generating gross proceeds of $200,000,000 which is described in Note 3.

Simultaneously with the closing of the Initial Public Offering, the Company consummated the sale of 9,000,000 warrants (the “Private Placement Warrants”) at a price of $1.00 per Private Placement Warrant in a private placement to Software Acquisition Holdings III, LLC (the “Sponsor”), generating gross proceeds of $9,000,000, which is described in Note 4.

Following the closing of the Initial Public Offering on August 2, 2021 and the close of the over-allotment on August 4, 2021, an amount of $231,499,860 ($10.15 per Unit) from the net proceeds of the sale of the Units in the Initial Public Offering and the sale of the Private Placement Warrants was placed in a trust account (the “Trust Account”) which will be invested in U.S. government securities, within the meaning set forth in Section 2(a)(16) of the Investment Company Act of 1940, as amended (the “Investment Company Act”), with a maturity of 180 days or less or in any open-ended investment company that holds itself out as a money market fund meeting the conditions of Rule2a-7 of the Investment Company Act, as determined by the Company, until the earlier of: (i) the completion of a Business Combination or (ii) the distribution of the funds in the Trust Account to the Company’s stockholders, as described below.

On August 2, 2021, the underwriters notified the Company of their intention to partially exercise their over-allotment option. As such, on August 4, 2021, the Company consummated the sale of an additional 2,807,868 Units, at $10.00 per Unit, and the sale of an additional 982,754 Private Placement Warrants, at $1.00 per Private Warrant, generating total gross proceeds of $29,061,434. A total of $28,499,860 was deposited into the Trust Account, bringing the aggregate proceeds held in the Trust Account to $231,499,860.

Transaction costs amounted to $13,056,080, consisting of $4,561,574 of underwriting fees, $7,982,754 of deferred underwriting fees and $511,752 of other offering costs.

SOFTWARE ACQUISITION GROUP INC. III

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

JUNE 30, 2022

(Unaudited)

The Company’s management has broad discretion with respect to the specific application of the net proceeds of the Initial Public Offering and the sale of the Private Placement Warrants, although substantially all of the net proceeds are intended to be applied generally toward consummating a Business Combination. NASDAQ rules provide that the Business Combination must be with one or more target businesses that together have a fair market value equal to at least 80% of the balance in the Trust Account (net of amounts disbursed to management for working capital, if permitted, and excluding the amount of any deferred underwriting commissions) at the time of the signing a definitive agreement to enter a Business Combination. The Company will only complete a Business Combination if the post-Business Combination company owns or acquires 50% or more of the outstanding voting securities of the target or otherwise acquires a controlling interest in the target sufficient for it not to be required to register as an investment company under the Investment Company Act. There is no assurance that the Company will be able to successfully effect a Business Combination.

The Company will provide its holders of the outstanding Public Shares (the “public stockholders”) with the opportunity to redeem all or a portion of their Public Shares upon the completion of a Business Combination either (i) in connection with a stockholder meeting called to approve the Business Combination or (ii) by means of a tender offer. In connection with a proposed Business Combination, the Company may seek stockholder approval of a Business Combination at a meeting called for such purpose at which stockholders may seek to redeem their shares, regardless of whether they vote for or against a Business Combination. The Company will proceed with a Business Combination only if the Company has net tangible assets of at least $5,000,001 either immediately prior to or upon such consummation of a Business Combination and, if the Company seeks stockholder approval, a majority of the outstanding shares voted are voted in favor of the Business Combination.

If the Company seeks stockholder approval of a Business Combination and it does not conduct redemptions pursuant to the tender offer rules, the Company’s Amended and Restated Certificate of Incorporation provides that, a public stockholder, together with any affiliate of such stockholder or any other person with whom such stockholder is acting in concert or as a “group” (as defined under Section 13 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)), will be restricted from seeking redemption rights with respect to 15% or more of the Public Shares without the Company’s prior written consent.

The public stockholders will be entitled to redeem their shares for a pro rata portion of the amount then in the Trust Account (initially $10.15 per share, plus any pro rata interest earned on the funds held in the Trust Account and not previously released to the Company to pay its tax obligations). The per-share amount to be distributed to stockholders who redeem their shares will not be reduced by the deferred underwriting commissions the Company will pay to the underwriter (as discussed in Note 6). There will be no redemption rights upon the completion of a Business Combination with respect to the Company’s warrants.

If a stockholder vote is not required and the Company does not decide to hold a stockholder vote for business or other legal reasons, the Company will, pursuant to its Amended and Restated Certificate of Incorporation, offer such redemption pursuant to the tender offer rules of the Securities and Exchange Commission (the “SEC”), and file tender offer documents containing substantially the same information as would be included in a proxy statement with the SEC prior to completing a Business Combination.

The Company’s Sponsor has agreed (a) to vote its Founder Shares (as defined in Note 5), the Private Shares and any Public Shares purchased during or after the Initial Public Offering in favor of a Business Combination, (b) not to propose an amendment to the Company’s Amended and Restated Certificate of Incorporation with respect to the Company’s pre-Business Combination activities prior to the consummation of a Business Combination unless the Company provides dissenting public stockholders with the opportunity to redeem their

SOFTWARE ACQUISITION GROUP INC. III

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

JUNE 30, 2022

(Unaudited)

Public Shares in conjunction with any such amendment; (c) not to redeem any shares (including the Founder Shares) and Private Placement Warrants (including underlying securities) into the right to receive cash from the Trust Account in connection with a stockholder vote to approve a Business Combination (or to sell any shares in a tender offer in connection with a Business Combination if the Company does not seek stockholder approval in connection therewith) or a vote to amend the provisions of the Amended and Restated Certificate of Incorporation relating to stockholders’ rights of pre-Business Combination activity and (d) that the Founder Shares and Private Placement Warrants (including underlying securities) shall not participate in any liquidating distributions upon winding up if a Business Combination is not consummated. However, the Sponsor will be entitled to liquidating distributions from the Trust Account with respect to any Public Shares purchased during or after the Initial Public Offering if the Company fails to complete its Business Combination.

If the Company is unable to complete a Business Combination by February 2, 2023 (the “Combination Period”), the Company will (i) cease all operations except for the purpose of winding up, (ii) as promptly as reasonably possible but no more than ten business days thereafter, redeem the public shares, at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account, including interest earned on the funds held in the Trust Account and not previously released to us to pay taxes (less up to $100,000 of interest to pay dissolution expenses), divided by the number of then outstanding public shares, which redemption will completely extinguish public stockholders’ rights as stockholders (including the right to receive further liquidation distributions, if any), subject to applicable law, and (iii) as promptly as reasonably possible following such redemption, subject to the approval of the remaining stockholders and the Company’s board of directors, proceed to commence a voluntary liquidation and thereby a formal dissolution of the Company, subject in each case to its obligations under Delaware law to provide for claims of creditors and the requirements of applicable law. The underwriter has agreed to waive its rights to the deferred underwriting commission held in the Trust Account in the event the Company does not complete a Business Combination within the Combination Period, and, in such event, such amounts will be included with the funds held in the Trust Account that will be available to fund the redemption of the Public Shares. In the event of such distribution, it is possible that the per share value of the assets remaining available for distribution will be less than the Initial Public Offering price per Unit ($10.00).

The Sponsor has agreed that it will be liable to the Company if and to the extent any claims by a third party for services rendered or products sold to the Company, or a prospective target business with which the Company has entered into a written letter of intent, confidentiality or similar agreement or Business Combination agreement, reduce the amount of funds in the Trust Account to below the lesser of (i) $10.15 per Public Share and (ii) the actual amount per Public Share held in the Trust Account as of the day of liquidation of the Trust Account, if less than $10.15 per share due to reductions in the value of the trust assets, less taxes payable, provided that such liability will not apply to any claims by a third party or prospective target business who executed a waiver of any and all rights to monies held in the Trust Account (whether or not such waiver is enforceable) nor will it apply to any claims under the Company’s indemnity of the underwriter of Proposed Offering against certain liabilities, including liabilities under the Securities Act of 1933, as amended (the “Securities Act”). However, the Company has not asked the Sponsor to reserve for such indemnification obligations, nor has the Company independently verified whether the Sponsor has sufficient funds to satisfy its indemnity obligations and believe that the Sponsor’s only assets are securities of the Company. Therefore, the Company cannot assure its stockholders that the Sponsor would be able to satisfy those obligations. None of the Company’s officers or directors will indemnify the Company for claims by third parties including, without limitation, claims by vendors and prospective target businesses. The Company will seek to reduce the possibility that the Sponsor will have to indemnify the Trust Account due to claims of creditors by endeavoring to have all vendors, service providers,

SOFTWARE ACQUISITION GROUP INC. III

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

JUNE 30, 2022

(Unaudited)

prospective target businesses or other entities with which the Company does business, execute agreements with the Company waiving any right, title, interest or claim of any kind in or to monies held in the Trust Account.

Liquidity and Capital Resources

As of June 30, 2022, the Company had $18,159 in its operating bank accounts, $231,842,586 in securities held in the Trust Account to be used for a Business Combination or to repurchase or redeem its common stock in connection therewith and working capital deficit of $2,240,023. As of June 30, 2022, approximately $342,726 of the amount on deposit in the Trust Account represented interest income, which is available to pay the Company’s tax obligations.

Until the consummation of a Business Combination, the Company will be using the funds not held in the Trust Account for identifying and evaluating prospective acquisition candidates, performing due diligence on prospective target businesses, paying for travel expenditures, selecting the target business to acquire, and structuring, negotiating and consummating the Business Combination.

The Company will need to raise additional capital through loans or additional investments from its Sponsor, stockholders, officers, directors, or third parties. The Company’s officers, directors and Sponsor may, but are not obligated to, loan the Company funds, from time to time or at any time, in whatever amount they deem reasonable in their sole discretion, to meet the Company’s working capital needs. Accordingly, the Company may not be able to obtain additional financing. If the Company is unable to raise additional capital, it may be required to take additional measures to conserve liquidity, which could include, but not necessarily be limited to, curtailing operations, suspending the pursuit of a potential transaction, and reducing overhead expenses. The Company cannot provide any assurance that new financing will be available to it on commercially acceptable terms, if at all.

Going Concern

In connection with the Company’s assessment of going concern considerations in accordance with Financial Accounting Standard Board’s Accounting Standards Update (“ASU”) 2014-15, “Disclosures of Uncertainties about an Entity’s Ability to Continue as a Going Concern,” management has determined that if the Company is unable to complete a Business Combination by February 2, 2023, then the Company will cease all operations except for the purpose of liquidating. The liquidity condition and date for mandatory liquidation and subsequent dissolution raise substantial doubt about the Company’s ability to continue as a going concern. No adjustments have been made to the carrying amounts of assets or liabilities should the Company be required to liquidate after February 2, 2023.

Risks and Uncertainties

Management continues to evaluate the impact of the COVID-19 pandemic and has concluded that while it is reasonably possible that the virus could have a negative effect on the Company’s financial position, results of operations and/or search for a target business, the specific impact is not readily determinable as of the date of these condensed consolidated financial statements. The condensed consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty.

SOFTWARE ACQUISITION GROUP INC. III

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

JUNE 30, 2022

(Unaudited)

NOTE 2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Basis of Presentation

The accompanying unaudited condensed consolidated financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America (“GAAP”) for interim financial information and in accordance with the instructions to Form10-Q and Article 8 of Regulation S-X of the SEC. Certain information or footnote disclosures normally included in financial statements prepared in accordance with GAAP have been condensed or omitted, pursuant to the rules and regulations of the SEC for interim financial reporting. Accordingly, they do not include all the information and footnotes necessary for a complete presentation of financial position, results of operations, or cash flows. In the opinion of management, the accompanying unaudited condensed consolidated financial statements include all adjustments, consisting of a normal recurring nature, which are necessary for a fair presentation of the financial position, operating results and cash flows for the periods presented.

The accompanying unaudited condensed consolidated financial statements should be read in conjunction with the Company’s Annual Report on Form10-K as filed with the SEC on March 30, 2022. The interim results for the three and six months ended June 30, 2022 is not necessarily indicative of the results to be expected for the period ending December 31, 2022 or for any future periods.

Principles of Consolidation

The accompanying condensed consolidated financial statements include the accounts of the Company and its wholly owned subsidiary. All significant intercompany balances and transactions have been eliminated in consolidation.

Emerging Growth Company

The Company is an “emerging growth company,” as defined in Section 2(a) of the Securities Act, as modified by the Jumpstart Our Business Startups Act of 2012 (the “JOBS Act”), and it may take advantage of certain exemptions from various reporting requirements that are applicable to other public companies that are not emerging growth companies including, but not limited to, not being required to comply with the independent registered public accounting firm attestation requirements of Section 404 of the Sarbanes-Oxley Act, reduced disclosure obligations regarding executive compensation in its periodic reports and proxy statements, and exemptions from the requirements of holding a nonbinding advisory vote on executive compensation and stockholder approval of any golden parachute payments not previously approved.

Further, Section 102(b)(1) of the JOBS Act exempts emerging growth companies from being required to comply with new or revised financial accounting standards until private companies (that is, those that have not had a Securities Act registration statement declared effective or do not have a class of securities registered under the Exchange Act) are required to comply with the new or revised financial accounting standards. The JOBS Act provides that a company can elect to opt out of the extended transition period and comply with the requirements that apply to non-emerging growth companies but any such election to opt out is irrevocable. The Company has elected not to opt out of such extended transition period which means that when a standard is issued or revised and it has different application dates for public or private companies, the Company, as an emerging growth company, can adopt the new or revised standard at the time private companies adopt the new or revised standard. This may make comparison of the Company’s condensed consolidated financial statements with another public company which is neither an emerging growth company nor an emerging growth company which has opted out

SOFTWARE ACQUISITION GROUP INC. III

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

JUNE 30, 2022

(Unaudited)

of using the extended transition period difficult or impossible because of the potential differences in accounting standards used.

Use of Estimates

The preparation of the condensed consolidated financial statements in conformity with GAAP requires the Company’s management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period.

Making estimates requires management to exercise significant judgment. It is at least reasonably possible that the estimate of the effect of a condition, situation or set of circumstances that existed at the date of the financial statements, which management considered in formulating its estimate, could change in the near term due to one or more future confirming events. One of the more significant accounting estimates included in this financial statement is the determination of the fair value of the warrant liabilities. Such estimates may be subject to change as more current information becomes available and, accordingly, the actual results could differ significantly from those estimates.

Reclassifications

Certain reclassifications have been made to the historical financial statements to conform to the current year’s presentation. Such reclassifications have no effect on net income (loss) as previously reported

Cash and Cash Equivalents

The Company considers all short-term investments with an original maturity of three months or less when purchased to be cash equivalents. The Company did not have any cash equivalents at June 30, 2022 and December 31, 2021.

Marketable Securities Held in Trust Account

At June 30, 2022 and December 31, 2021, substantially all of the assets held in the Trust Account were held in money market funds, which are invested primarily in U.S. Treasury securities. All of the Company’s investments held in the Trust Account are classified as trading securities. Trading securities are presented on the balance sheets at fair value at the end of each reporting period. Gains and losses resulting from the change in fair value of investments held in Trust Account are included in interest earned on marketable securities held in Trust Account in the accompanying condensed consolidated statements of operations. The estimated fair values of investments held in Trust Account are determined using available market information.

Class A Common Stock Subject to Possible Redemption

The Company accounts for its Class A common stock subject to possible redemption in accordance with the guidance in Accounting Standards Codification (“ASC”) Topic 480 “Distinguishing Liabilities from Equity.” Shares of Class A common stock subject to mandatory redemption is classified as a liability instrument and is measured at fair value. Conditionally redeemable common stock (including common stock that features redemption rights that is either within the control of the holder or subject to redemption upon the occurrence of

SOFTWARE ACQUISITION GROUP INC. III

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

JUNE 30, 2022

(Unaudited)

uncertain events not solely within the Company’s control) is classified as temporary equity. At all other times, common stock is classified as stockholders’ (deficit) equity. The Company’s Class A common stock features certain redemption rights that are considered to be outside of the Company’s control and subject to occurrence of uncertain future events. Accordingly, at June 30, 2022 and December 31, 2021, Class A common stock subject to possible redemption is presented at redemption value as temporary equity, outside of the stockholders’ (deficit) equity section of the Company’s condensed consolidated balance sheets.

The Company recognizes changes in redemption value immediately as they occur and adjusts the carrying value of redeemable common stock to equal the redemption value at the end of each reporting period. Increases or decreases in the carrying amount of redeemable common stock are affected by charges against additional paid in capital and accumulated deficit.

At June 30, 2022 and December 31, 2021, the Class A common stock reflected in the balance sheets are reconciled in the following table:

Gross proceeds	$228,078,680
Less:
Proceeds allocated to Public Warrants	(12,492,109)
Class A common stock issuance costs	(12,318,960)
Add:
Adjustment of carrying value to initial redemption value	28,232,249

Class A common stock subject to possible redemption, December 31, 2021	$231,499,860
Add:
Adjustment of carrying value to redemption value	—

Class A common stock subject to possible redemption, March 31, 2022	231,499,860
Add:
Adjustment of carrying value to redemption value	34,916

Class A common stock subject to possible redemption, June 30, 2022	$231,534,776

Derivative Liabilities

The Company accounts for derivative instruments as either equity-classified or liability-classified instruments based on an assessment of the instruments’ specific terms and applicable authoritative guidance in Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”) 480, Distinguishing Liabilities from Equity (“ASC 480”) and ASC 815, Derivatives and Hedging (“ASC 815”). The assessment considers whether the instruments are freestanding financial instruments pursuant to ASC 480, meet the definition of a liability pursuant to ASC 480, and whether the derivative instruments meet all of the requirements for equity classification under ASC 815, including whether they are indexed to the Company’s own common stock, among other conditions for equity classification. This assessment, which requires the use of professional judgment, is conducted at the time of issuance and as of each subsequent quarterly period end date while the instruments are outstanding.

SOFTWARE ACQUISITION GROUP INC. III

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

JUNE 30, 2022

(Unaudited)

For issued or modified warrants that meet all of the criteria for equity classification, the warrants are required to be recorded as a component of additional paid-in capital at the time of issuance. For issued or modified warrants that do not meet all the criteria for equity classification, the warrants are required to be recorded at their initial fair value on the date of issuance, and each balance sheet date thereafter. Changes in the estimated fair value of the warrants are recognized as a non-cash gain or loss on the statements of operations. The Company’s has analyzed the Public Warrants and Private Placement Warrants and determined they are considered to be freestanding instruments and do not exhibit any of the characteristics in ASC 480 and therefore are not classified as liabilities under ASC 480 (See Note 8).

The Company granted the underwriters a 45-day option at the Initial Public Offering date to purchase up to 3,300,000 additional Units to cover over-allotments. The over-allotment option was evaluated under ASC 480 “Distinguishing Liabilities from Equity.” The Company concluded that the underlying transaction (Units which include redeemable shares and warrants) of the over-allotment option embodies an obligation to repurchase the issuer’s equity shares. Accordingly, the option was fair valued and recorded as a liability at issuance date and applied to the offering cost of the Class A redeemable shares. On August 4, 2021, the underwriters partially exercised their over-allotment option to purchase an additional 2,807,868 Units at $10.00 per Unit and forfeited the remaining over-allotment option.

Offering Costs

Deferred offering costs consist of underwriting, legal, accounting and other expenses incurred through the balance sheet date that are directly related to the Initial Public Offering. Offering costs are allocated to the separable financial instruments issued in the Initial Public Offering based on a relative fair value basis, compared to total proceeds received. Offering costs allocated to the Public Shares were charged to stockholders’ (deficit) equity upon the completion of the Initial Public Offering. Offering costs amounted to $13,056,080, which were charged to stockholders’ (deficit) equity upon the completion of the Initial Public Offering. $12,318,960 were allocated to public shares and charged to temporary equity, and $737,120 was allocated to warrants and accounted for as equity.

Income Taxes

The Company accounts for income taxes under ASC 740, “Income Taxes” (“ASC 740”), requires the recognition of deferred tax assets and liabilities for both the expected impact of differences between the unaudited condensed financial statements and tax basis of assets and liabilities and for the expected future tax benefit to be derived from tax loss and tax credit carry forwards. ASC 740 additionally requires a valuation allowance to be established when it is more likely than not that all or a portion of deferred tax assets will not be realized. As of June 30, 2022 and December 31, 2021, the Company’s deferred tax asset had a full valuation allowance recorded against it. The Company’s effective tax rate was 1.8% and 0.0% for the three months ended June 30, 2022 and 2021, respectively, and 0.6% and 0.0% for the six months ended June 30, 2022 and for the period from January 5, 2021 (inception) through June 30, 2021, respectively. The effective tax rate differs from the statutory tax rate of 21% for the three and six months ended June 30, 2022 and 2021, due to changes in fair value of over-allotment option, merger and acquisition expenses, and the valuation allowance on the deferred tax assets.

ASC 740 also clarifies the accounting for uncertainty in income taxes recognized in an enterprise’s financial statements and prescribes a recognition threshold and measurement process for financial statement recognition and measurement of a tax position taken or expected to be taken in a tax return. For those benefits to be

SOFTWARE ACQUISITION GROUP INC. III

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

JUNE 30, 2022

(Unaudited)

recognized, a tax position must be more-likely-than-not to be sustained upon examination by taxing authorities. ASC 740 also provides guidance on derecognition, classification, interest and penalties, accounting in interim period, disclosure and transition.

The Company recognizes accrued interest and penalties related to unrecognized tax benefits as income tax expense. There were no unrecognized tax benefits and no amounts accrued for interest and penalties as of June 30, 2022 and December 31, 2021. The Company is currently not aware of any issues under review that could result in significant payments, accruals or material deviation from its position.

The Company has identified the United States as its only “major” tax jurisdiction. The Company is subject to income taxation by major taxing authorities since inception. These examinations may include questioning the timing and amount of deductions, the nexus of income among various tax jurisdictions and compliance with federal and state tax laws. The Company’s management does not expect that the total amount of unrecognized tax benefits will materially change over the next twelve months.

Net Loss per Common Share

The Company complies with accounting and disclosure requirements of FASB ASC Topic 260, “Earnings Per Share”. Net loss per common share is computed by dividing net loss by the weighted average number of common shares outstanding for the period. Remeasurement associated with the redeemable shares of Class A common shares is excluded from earnings per share as the redemption value approximates fair value.

The following table reflects the calculation of basic and diluted net loss per ordinary share (in dollars, except per share amounts):

	Three Months Ended June 30, 2022		Three Months Ended June 30, 2021		Six Months Ended June 30, 2022		For the Period from January 5, 2021 (Inception) Through June 30, 2021
	Class A	Class B	Class A	Class B	Class A	Class B	Class A	Class B
Basic and diluted net (loss) income per common share
Numerator:
Allocation of net (loss) income, as adjusted	$(449,183)	$(112,296)	$—	$1	$(1,393,078)	$(348,269)	$—	$(999)
Denominator:
Basic and diluted weighted average shares outstanding	22,807,868	5,701,967	—	5,000,000	22,807,868	5,701,967	—	5,000,000

Basic and diluted net (loss) income per ordinary share	$(0.02)	$(0.02)	$—	$0.00	$(0.06)	$(0.06)	$—	$(0.00)

Concentration of Credit Risk

Financial instruments that potentially subject the Company to concentrations of credit risk consist of cash accounts in a financial institution, which, at times may exceed the Federal Depository Insurance Corporation coverage limit of $250,000. The Company has not experienced losses on these accounts and management believes the Company is not exposed to significant risks on such account.

SOFTWARE ACQUISITION GROUP INC. III

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

JUNE 30, 2022

(Unaudited)

Fair Value of Financial Instruments

The fair value of the Company’s assets and liabilities, which qualify as financial instruments under ASC Topic 820, “Fair Value Measurement,” approximates the carrying amounts represented in the accompanying condensed consolidated balance sheets, primarily due to their short-term nature.

Recent Accounting Standards

In August 2020, the FASB issued ASU No. 2020-06, “Debt — Debt with Conversion and Other Options (Subtopic 470-20) and Derivatives and Hedging — Contracts in Entity’s Own Equity (Subtopic 815-40): Accounting for Convertible Instruments and Contracts in an Entity’s Own Equity” (“ASU 2020-06”), which simplifies accounting for convertible instruments by removing major separation models required under current GAAP. ASU 2020-06 removes certain settlement conditions that are required for equity contracts to qualify for the derivative scope exception, and it also simplifies the diluted earnings per share calculation in certain areas. ASU 2020-06 is effective for fiscal years beginning after December 15, 2023, including interim periods within those fiscal years, with early adoption permitted. The Company is currently assessing the impact, if any, that ASU 2020-06 would have on its financial position, results of operations or cash flows.

Management does not believe that any other recently issued, but not yet effective, accounting standards, if currently adopted, would have a material effect on the Company’s condensed consolidated financial statements.

NOTE 3. INITIAL PUBLIC OFFERING

Pursuant to the Initial Public Offering, the Company sold 20,000,000 Units at a purchase price of $10.00 per Unit. Each Unit consists of one share of Class A common stock and one-half of one redeemable warrant (“Public Warrant”). Each whole Public Warrant entitles the holder to purchase one share of Class A common stock at an exercise price of $11.50, subject to adjustment (see Note 8).

On August 2, 2021, the underwriters notified the Company of their intention to partially exercise their over-allotment option. As such, on August 4, 2021, the Company consummated the sale of an additional 2,807,868 Units, at $10.00 per Unit, and the sale of an additional 982,754 Private Placement Warrants, at $1.00 per Private Warrant.

NOTE 4. PRIVATE PLACEMENT

Simultaneously with the closing of the Initial Public Offering, the Sponsor purchased an aggregate of 9,000,000 Private Placement Warrants at a price of $1.00 per Private Placement Warrant, for an aggregate purchase price of $9,000,000, in a private placement. Each Private Placement Warrant is exercisable to purchase one Class A common stock at a price of $11.50. A portion of the proceeds from the Private Placement Warrants were added to the proceeds from the Initial Public Offering held in the Trust Account. If the Company does not complete a Business Combination within the Combination Period, the proceeds from the sale of the Private Placement Warrants will be used to fund the redemption of the Public Shares (subject to the requirements of applicable law) and the Private Placement Warrants will expire worthless.

On August 2, 2021, the underwriters notified the Company of their intention to partially exercise their over-allotment option. As such, on August 4, 2021, the Company consummated the sale of an additional 2,807,868 Units, at $10.00 per Unit, and the sale of an additional 982,754 Private Placement Warrants, at $1.00 per Private Warrant.

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NOTE 5. RELATED PARTY TRANSACTIONS

Founder Shares

On January 22, 2021, the Sponsor purchased 5,750,000 shares (the “Founder Shares”) of the Company’s Class B common stock for an aggregate price of $25,000. The Founder Shares include an aggregate of up to 750,000 shares subject to forfeiture by the Sponsor to the extent that the underwriters’ over-allotment is not exercised in full or in part, so that the Sponsor will collectively own, on an as-converted basis, 20% of the Company’s issued and outstanding shares after the Initial Public Offering (assuming the Sponsor does not purchase any Public Shares in the Initial Public Offering). On August 2, 2021, the underwriters notified the Company of their intention to partially exercise their over-allotment option. As such, on August 4, 2021, the Company consummated the sale of an additional 2,807,868 Units. As a result of the underwriters’ election to partially exercise their over-allotment option and the forfeiture of the remaining over-allotment option, 48,033 Founder Shares were forfeited, and 701,967 Founder Shares are no longer subject to forfeiture resulting in an aggregate of 5,701,967 Founder Shares outstanding at August 4, 2021.

The Sponsor has agreed not to transfer, assign or sell any of its Founder Shares until the earlier to occur of: (A) one year after the completion of a Business Combination or (B) the date on which the Company completes a liquidation, merger, capital stock exchange or similar transaction that results in the Company’s stockholders having the right to exchange their shares of common stock for cash, securities or other property. Notwithstanding the foregoing, if the last sale price of the Company’s Class A common stock equals or exceeds $12.00 per share (as adjusted for stock splits, stock dividends, reorganizations, recapitalizations and the like) for any 20 trading days with in any 30-trading day period commencing at least 150 days after the Business Combination, the Founder Shares will be released from the lock-up.

Executive Officer’s role at Nogin

Jonathan Huberman, the Chairman, CEO and CFO of the Company will become co-CEO and President of Branded Online, Inc. (d/b/a Nogin) (“Nogin”) at the close of the transaction.

Other Receivable – Related Party

On August 23, 2021, the Company paid a charge in the amount of $5,541 on behalf of an affiliated entity. This amount is included in other receivable – related party. The Company was reimbursed in full on October 25, 2021.

On April 5, 2022, the Company paid a charge in the amount of $5,000 on behalf of the affiliated entity. This amount is included in other receivable – related party on the condensed consolidated balance sheet as of June 30, 2022.

Advances from Related Parties

As of June 30, 2022, affiliates of the Company have paid for expenses totaling $7,086 on behalf of the Company. This amount is included in advances from related parties on the condensed consolidated balance sheet as of June 30, 2022.

Administrative Support Agreement

The Company agreed, commencing on July 28, 2021, through the earlier of the Company’s consummation of a Business Combination and its liquidation, to pay an affiliate of the Sponsor or its designee a total of up to

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$15,000 per month for office space, administrative and shared personnel support. For the three and six months ended June 30, 2022, the Company incurred $45,000 and $90,000 in fees for these services, of which $15,000 were included in accrued expenses in the accompanying balance sheet as of June 30, 2022. For the three months ended June 30, 2021 and for the period from January 5, 2021 (inception) through June 30, 2021, the Company did not incur any fees for these services.

Promissory Note — Related Party

On January 22, 2021, the Sponsor issued an unsecured promissory note to the Company (the “IPO Promissory Note”), pursuant to which the Company could borrow up to an aggregate principal amount of $300,000. The IPO Promissory Note was non-interest bearing and as amended effective May 28, 2021, payable on the earlier of (i) December 31, 2021 and (ii) the consummation of the Initial Public Offering. The outstanding balance under the IPO Promissory Note of $174,060 was repaid at the closing of the Initial Public Offering on August 2, 2021.

On February 9, 2022, the Sponsor agreed to loan the Company $300,000 pursuant to a new promissory note (the “Promissory Note”). On May 31, 2022, the Sponsor agreed to loan the Company $100,000 pursuant to a new promissory note (the “New Promissory Note”, and together with the Promissory Note, the “Promissory Notes”). Each of the Promissory Notes are non-interest bearing and payable upon consummation of the Company’s initial Business Combination. As of June 30, 2022, there was an aggregate of $400,000 outstanding under the Promissory Notes.

Related Party Loans

In order to finance transaction costs in connection with a Business Combination, the Sponsor or an affiliate of the Sponsor or certain of the Company’s directors and officers may, but are not obligated to, loan the Company funds as may be required (“Working Capital Loans”). If the Company completes a Business Combination, the Company will repay the Working Capital Loans out of the proceeds of the Trust Account released to the Company. Otherwise, the Working Capital Loans would be repaid only out of funds held outside the Trust Account. In the event that a Business Combination does not close, the Company may use a portion of proceeds held outside the Trust Account to repay the Working Capital Loans, but no proceeds held in the Trust Account would be used to repay the Working Capital Loans. The Working Capital Loans would either be repaid upon consummation of a Business Combination, without interest, or, at the lender’s discretion, up to $1,500,000 of such Working Capital Loans may be convertible into warrants of the post-Business Combination entity at a price of $1.00 per warrant. The warrants would be identical to the Private Placement Warrants.

On February 9, 2022, the Sponsor agreed to loan the Company $300,000 pursuant to the IPO Promissory Note, and on May 31, 2022, the Sponsor agreed to loan the Company an additional $100,000 pursuant to the New Promissory Note.

Health Insurance — Related Party

On December 15, 2021, the Company reimbursed the Sponsor $86,549 of health insurance and other benefits for its officers and administrative staff for the year 2022.

NOTE 6. COMMITMENTS AND CONTINGENCIES

On September 15, 2021, the Company entered into an agreement with a vendor for financial advisement services related to the Business Combination. The agreement calls for the vendor to receive a contingent fee at Business

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Combination in the amount of $3,000,000. If, following or in connection with the termination, abandonment or failure to occur of any proposed Business Combination in respect of which the Company entered into an agreement during the term of this Agreement or during the 12-month period following the effective date of termination of this Agreement, the Company or any affiliate is entitled to receive a break-up, termination, “topping,” expense reimbursement, earnest money payment or similar fee or payment (each and together, “Termination Payments”), the vendor shall be entitled to a cash fee (the “Break-Up Fee”), payable upon the Company’s or such affiliate’s receipt of such amount, equal to the lesser of (x) 25% of the aggregate amount of all Termination Payments paid to the Company or such affiliate or (y) $750,000. In addition, the agreement contains an additional contingent fee provision of 4% of the gross proceeds of any equity or equity-linked securities sold in connection with the Business Combination. In addition to any fees that may be payable to the vendor, the Company will reimburse the vendor for all reasonable expenses in connection with the agreement.

On October 11, 2021, the Company entered into an agreement with a vendor for financial advisement services related to the Business Combination. The agreement calls for the vendor to receive a contingent fee at Business Combination in the amount equal to (i) the aggregate principal amount of securities issued at the closing of such transaction, multiplied by (ii) 4%, multiplied by (iii) 50%. In addition to any fees that may be payable to the vendor, the Company will reimburse the vendor for all reasonable expenses in connection with the agreement.

On February 15, 2022, the Company entered into an agreement with a vendor for investment banking services related to the pending Business Combination. Specifically, the agreement relates to assisting in raising the funds as part of the PIPE financing. The agreement calls for the vendor to receive a contingent fee equal to (i) the aggregate principal amount of securities issued at the closing of such transaction as i) 2% if it is a equity or debt security or ii) 1% if it is a convertible debt security. In addition to any fees that may be payable to the vendor, the Company will reimburse the vendor for all reasonable expenses in connection with the agreement.

As of June 30, 2022 and December 31, 2021, the Company’s contingent legal fees amounted to approximately $1,800,000 and $981,000, respectively. These fees will only become due and payable upon the consummation of an initial Business Combination.

Registration Rights

Pursuant to a registration rights agreement entered into on July 28, 2021, the holders of the Founder Shares, Private Placement Units (including securities contained therein) and units (including securities contained therein) that may be issued upon conversion of Working Capital Loans, and any shares of Class A common stock issuable upon the exercise of the Private Placement Warrants and any shares of Class A common stock and warrants (and underlying Class A common stock) are entitled to registration rights, requiring the Company to register such securities for resale (in the case of the Founder Shares, only after conversion to Class A common stock). The holders of the majority of these securities are entitled to make up to three demands, excluding short form demands, that the Company register such securities. In addition, the holders have certain “piggy-back” registration rights with respect to registration statements filed subsequent to the completion of a Business Combination and rights to require the Company to register for resale such securities pursuant to Rule 415 under the Securities Act. However, the registration rights agreement provides that the Company will not permit any registration statement filed under the Securities Act to become effective until termination of the applicable lock-up period. The registration rights agreement does not contain liquidated damages or other cash settlement provisions resulting from delays in registering the Company’s securities. The Company will bear the expenses incurred in connection with the filing of any such registration statements. This agreement has been subsequently amended and restated.

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IPO Underwriting Agreement

The Company granted the underwriters a 45-day option from the date of the Initial Public Offering to purchase up to 3,000,000 additional Units to cover over-allotments, if any, at the Initial Public Offering price less the underwriting discounts and commissions. On August 2, 2021, the underwriters notified the Company of their intention to partially exercise their over-allotment option. As such, on August 4, 2021, the Company consummated the sale of an additional 2,807,868 Units.

The underwriters were paid a cash fee of $0.20 per Unit, or $4,561,574 in the aggregate. In addition, the underwriters are entitled to a deferred fee of $7,982,754 in the aggregate. The deferred fee will become payable to the underwriters from the amounts held in the Trust Account solely in the event that the Company completes a Business Combination, subject to the terms of the underwriting agreement.

On June 28, 2022, the IPO Underwriting Agreement and related engagement letters were amended to reflect the agreed upon terms of the closing fee structure.

Pursuant to the terms of the amended IPO Underwriting Agreement, SWAG, Nogin, Jefferies LLC (“Jefferies”), Stifel Nicolaus & Company, Incorporated (“Stifel”) and J.Wood Capital Advisors LLC (“JWCA”) have agreed to a revised proposed structure (the “Closing Fee Structure”) in which Jefferies, Stifel and JWCA will receive cash or a mix of cash and stock payments in satisfaction of their respective transaction fees (including Jefferies’ Deferred Discount) at Closing depending on the rate of redemptions of shares of SWAG Common Stock by stockholders of SWAG prior to the time of Closing (the “Redemption Rate”). If the Redemption Rate is less than 80.00%, then the respective transaction fees (including Jefferies’ Deferred Discount) will be payable in full in cash at Closing. Alternatively, if the Redemption Rate is greater than or equal to 80.0%, then every dollar of the remaining cash funds in the Trust Account will be allocated as follows (the “Trust Account Allocation”): (i) 50.0%, to the Post-Combination Company; (ii) 30.9%, to Jefferies (23.5% attributable to the Deferred Discount (in the event of Redemption Rates greater than or equal to 85.0%) and the remaining 7.4% attributable to fees pursuant to Jefferies’ engagement as financial advisor to SWAG); (iii) 14.7%, to Stifel (12.8% attributable to fees pursuant to Stifel’s engagement as financial advisor to Nogin and 1.9% attributable to fees pursuant to Stifel’s engagement as financial advisor to SWAG); and (iv) 4.4%, to JWCA (provided that no financial advisor would be entitled to receive more than its respective transaction fee, and any remaining amounts would be allocated to the Post-Combination Company). The respective transaction fees (excluding Jefferies’ Deferred Discount) will be payable (A) up to 75% in cash, subject to the Trust Account Allocation (the “Engagement Letter Closing Partial Cash Fees”), and (B) at least 25% in shares of the Post-Combination Company (the “Post-Closing Fee Shares”). If the Redemption Rate is less than 85.0%, then the Deferred Discount will be payable 100% in cash. If the Redemption Rate is greater than or equal to 85.0%, then the Deferred Discount will be payable up to 100% in cash, subject to the Trust Account Allocation (the “Deferred Discount Closing Partial Cash Fee” and, together with the Engagement Letter Closing Partial Cash Fees, the “Closing Partial Cash Fees”). To the extent the Trust Account Allocation does not result in full satisfaction of the respective Closing Partial Cash Fees, the Post-Combination Company will owe a “Deferred Post-Closing Cash Obligation” to such financial advisor. The Deferred Post-Closing Cash Obligations shall be due to the respective financial advisors at the earliest to occur of (x) the maturity date of the Convertible Notes, (y) the date on which all Convertible Notes have been repurchased, redeemed or converted, or (z) the closing of an equity issuance of the Post-Combination Company with net proceeds to the Post-Combination Company of at least $25 million. In addition, each of the financial advisors will have the right, in its sole discretion, to receive shares of the Post-Combination Company (“Post-Closing Stock Fee Shares”) in satisfaction of all or any portion of such financial advisor’s Deferred Post-Closing Cash Obligation, to be issued at the fair market value of the Post-Combination Company’s common

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stock as determined by the immediately preceding five-day volume weighted average price. Any portion of such financial advisor’s Post-Closing Cash Obligation that is not converted into the right to receive Post-Closing Stock Fee Shares will remain due and payable in cash. The Post-Combination Company’s payment of the Post-Closing Cash Obligation, including satisfaction of the Post-Closing Cash Obligation through the issuance of Post-Closing Stock Fee Shares, shall be subject in all respects to certain covenants under the Indenture, including the following: (A) the Post-Combination Company shall not pay any financial advisory or similar costs, fees and expenses associated with the Transactions in cash unless the net indebtedness of the Post-Combination Company is less than $10 million; and (B) regardless of the fair market value of the Post-Combination Company’s common stock, the Post-Combination Company may not issue the Post-Closing Stock Fee Shares for an amount less than $5.00 per share of common stock. SWAG, Nogin, Jefferies, Stifel and JWCA established the percentages in the Trust Account Allocation based on the relative sizes of their fees.

Merger Agreement

On February 14, 2022, Software Acquisition Group Inc. III, a Delaware corporation (“SWAG”), and Nuevo Merger Sub, Inc., a Delaware corporation and wholly owned subsidiary of SWAG (“Merger Sub”), entered into an Agreement and Plan of Merger (as it may be amended, supplemented or otherwise modified from time to time in accordance with its terms, the “Merger Agreement”) with Branded Online, Inc. (d/b/a Nogin), a Delaware corporation (“Nogin”). If (i) the Merger Agreement is adopted and the transactions contemplated thereby, including the Merger, are approved by SWAG’s and Nogin’s stockholders and (ii) the Merger is subsequently completed, Merger Sub will merge with and into Nogin, with Nogin surviving the Merger as a wholly owned subsidiary of SWAG (the “Merger” and, along with the transactions contemplated in the Merger Agreement, the “Transactions”).

As part of the Transactions, holders of Nogin’s common stock and vested options will receive aggregate consideration of approximately $566.0 million, payable in (i) the case of Nogin’s stockholders, newly issued shares of SWAG Class A common stock, par value $0.0001 per share (“SWAG Class A common stock”), with a value ascribed to each share of SWAG Class A common stock of $10.00, and, at their election, a portion of $20.0 million of consideration payable in cash and (ii) the case of Nogin’s option holders, options of SWAG (collectively, the “merger consideration”).

Amendment to Merger Agreement

On April 20, 2022, SWAG, Merger Sub and Nogin entered into the Amendment to the Merger Agreement (the “MA Amendment”). The MA Amendment reflects the parties’ agreement to lower the cash consideration amount from $20 million to $15 million and increase the share consideration in a proportionate amount.

PIPE Subscription Agreements

On April 19, 2022, SWAG, certain guarantors named therein (the “Notes Guarantors”) and certain investors named therein (each, a “Subscriber” and collectively, the “Subscribers”), entered into subscription agreements (each, a “PIPE Subscription Agreement” and collectively, the “PIPE Subscription Agreements”) pursuant to which SWAG agreed to issue and sell, at the par value of the notes, to the Subscribers immediately prior to the closing of the Merger (i) up to an aggregate principal amount of $75 million of 7.00% Convertible Senior Notes due 2026 (the “Convertible Notes”) convertible into shares of SWAG Class A common stock, par value $0.0001 per share (“SWAG Common Stock”), and (ii) an aggregate of 1.5 million warrants (the “PIPE Warrants”) with each whole PIPE Warrant entitling the holder thereof to purchase one share of SWAG Common Stock (the

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transactions described in clauses (i) and (ii), collectively, the “PIPE Investment”). The Subscribers have agreed to purchase $65 million aggregate principal amount of the Convertible Notes, with a subsidiary of UBS Hedge Fund Solutions LLC (“UBS”) having the option to purchase up to an additional $10 million aggregate principal amount of the Convertible Notes (together with additional PIPE Warrants) pursuant to an “accordion feature” included in UBS’s PIPE Subscription Agreement. Jonathan Huberman, Chief Executive Officer of SWAG, has also executed a PIPE Subscription Agreement for $0.5 million aggregate principal amount of Convertible Notes. Subscribers will also receive a pro rata portion of the PIPE Warrants in connection with their respective commitments to purchase the Convertible Notes.

The PIPE Investment is conditioned on (i) the substantially contemporaneous closing of the Merger and the other Transactions as well as the execution of (x) an indenture governing the Convertible Notes (the “Indenture”) by and among SWAG, as issuer, the Notes Guarantors, as guarantors, and U.S. Bank Trust Company, National Association, as trustee and collateral agent (the “Trustee”) and related agreements securing the payment of the obligations under the Convertible Notes and the Indenture, and (y) a warrant agreement (the “PIPE Warrant Agreement”), by and between SWAG, as issuer, and Continental Stock Transfer & Trust Company, as warrant agent; (ii) certain minimum cash and liquidity requirements; (iii) representations and warranties of the parties to the PIPE Subscription Agreement being true and correct in all material respects as of the closing date of the Transactions (except where qualified as to materiality or otherwise); (iv) absence of material adverse effect with respect to SWAG or the Notes Guarantors, as applicable; and (v) other customary closing conditions. Up to $15 million of the proceeds from the PIPE Investment will be used to fund the cash consideration for the Merger. The Subscription Agreements provide for certain customary registration rights for the PIPE Investors.

Sponsor Agreement

In connection with the execution of the Merger Agreement, our sponsor entered into a sponsor agreement (the “Sponsor Agreement”) with SWAG and Nogin, pursuant to which the sponsor agreed to, among other things, (i) vote at the special meeting to be called for approval of the Transactions any SWAG Class A common stock or SWAG Class B common stock, par value $0.0001 per share (collectively, the “Sponsor Securities”), held of record or thereafter acquired in favor of the proposals presented by SWAG at such meeting, (ii) be bound by certain other covenants and agreements related to the Merger and (iii) be bound by certain transfer restrictions with respect to the Sponsor Securities, in each case, on the terms and subject to the conditions set forth in the Sponsor Agreement. The Sponsor Agreement also provides that the Sponsor has agreed to waive redemption rights in connection with the consummation of the Transactions with respect to any Sponsor Securities they may hold.

The sponsor has also agreed, subject to certain exceptions, not to transfer any of its shares of SWAG Class B common stock (the “Founder Shares”) (or any shares of SWAG common stock issuable upon conversion in connection with the Closing) until the earlier of (i) the date that is the one-year anniversary of the Closing and (ii) the date on which SWAG completes a liquidation, merger, capital stock exchange, reorganization or other similar transaction that results in all of SWAG’s stockholders having the right to exchange their shares of SWAG common stock for cash, securities or other property or (iii) subsequent to the consummation of the Transactions, the date on which the last reported sale price of the common stock equals or exceeds $12.00 per share (as adjusted for stock splits, stock dividends, reorganizations, recapitalizations and the like) for any 20 trading days within any 30 trading day period commencing at least 150 days after the Closing Date of the Transactions (the “Founder Shares Lock-up Period”).

The Sponsor Agreement parties have also agreed, subject to certain exceptions, not to transfer any private placement warrants purchased in connection with SWAG’s initial public offering (the “Private Placement

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Warrants”) (or any share of SWAG common stock issued or issuable upon the exercise of the Private Placement Warrants), until 30 days after the Closing Date of the Transactions (the “Private Placement Warrants Lock-Up Period” and, together with the Founder Shares Lock-up Period, the “Lock-up Periods”).

The Sponsor Agreement provides that as of immediately prior to (but subject to) the Closing, 1,710,590 (or 30%) of the Founder Shares held by the sponsor as of the Closing, or 2,565,885 (or 45%) of the Founders Shares if, immediately prior to the Closing, holders of SWAG Class A common stock have validly elected to redeem a number of shares of SWAG Class A common stock (and have not withdrawn such redemptions) that would result in greater than 40% of the funds in the Trust Account being paid to such redeeming holders for such redemptions, will be subject to certain time and performance-based vesting provisions described below. The sponsor has agreed, subject to exceptions, not to transfer any unvested Founder Shares prior to the date such securities become vested. Pursuant to the Sponsor Agreement, 50% of the unvested Founder Shares (the “First Tranche Shares”) will vest on any day following the Closing when the closing price of a share of SWAG Class A common stock on NASDAQ (the “Closing Share Price”) equals or exceeds $12.50 (as adjusted for stock splits, stock dividends, reorganizations, recapitalizations and the like) and the remaining 50% will vest (along with any unvested First Tranche Shares) when the Closing Share Price equals or exceeds $14.50 (as adjusted for stock splits, stock dividends, reorganizations, recapitalizations and the like).

The Sponsor Agreement will terminate on the later of (i) the vesting of all unvested Founder Shares (ii) the end of the Founder Shares Lock-Up Period.

Company Support Agreement

In connection with the execution of the Merger Agreement, SWAG, Nogin and certain stockholders of Nogin (collectively, the “Supporting Nogin Stockholders” and each, a “Supporting Nogin Stockholder”) entered into the Company Support Agreement. Pursuant to the Company Support Agreement, among other things, each Supporting Nogin Stockholder agreed to (i) vote at any meeting of the stockholders of Nogin all of its Nogin common stock and/or Nogin preferred stock, as applicable (or any securities convertible into or exercisable or exchangeable for Nogin common stock or Nogin preferred stock), held of record or thereafter acquired in favor of the transactions and the adoption of the Merger Agreement; (ii) appoint the chief executive officer of Nogin as such stockholder’s proxy in the event such stockholder fails to fulfil its obligations under the Company Support Agreement, (iii) be bound by certain other covenants and agreements related to the Merger and (iv) be bound by certain transfer restrictions with respect to Nogin securities, in each case, on the terms and subject to the conditions set forth in the Company Support Agreement. The shares of Nogin capital stock that are owned by the Supporting Nogin Stockholders and subject to the Company Support Agreement represent approximately 84.8% of the outstanding shares of Nogin common stock and approximately 99.5% of the outstanding shares of Nogin preferred stock. The execution and delivery of written consents by all of the Supporting Nogin Stockholders will constitute the Nogin stockholder approval at the time of such delivery. Additionally, the Supporting Nogin Stockholders have agreed to waive any appraisal rights (including under Section 262 of the DGCL) with respect to the Merger and any rights to dissent with respect to the Merger.

Registration Rights Agreement

The Merger Agreement contemplates that, at the Closing, SWAG and certain stockholders of Nogin and SWAG will enter into an Amended and Restated Registration Rights Agreement (the “Registration Rights Agreement”), pursuant to which SWAG will agree to register for resale, pursuant to Rule 415 under the Securities Act, certain shares of SWAG Class A common stock and other equity securities of SWAG that are held by the parties thereto

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from time to time. Pursuant to the Registration Rights Agreement, SWAG will agree to file a shelf registration statement registering the resale of the SWAG Class A common stock (including those held as of the effective time or issuable upon future exercise of the Private Placement Warrants) and the Private Placement Warrants (the “Registrable Securities”) under the Registration Rights Agreement within 15 days of the Closing. Up to four times total and up to twice in any12-month period, certain legacy Nogin stockholders and legacy SWAG stockholders may request to sell all or any portion of their Registrable Securities in an underwritten offering so long as the total offering price is reasonably expected to exceed $35 million. SWAG also agreed to provide customary “piggyback” registration rights, subject to certain requirements and customary conditions. The Registration Rights Agreement also provides that SWAG will pay certain expenses relating to such registrations and indemnify the stockholders against certain liabilities.

Representations and Warranties

Under the Merger Agreement, Nogin made customary representations and warranties relating to: organization; authorization; capitalization; Nogin’s subsidiaries; consents and approvals; consolidated financial statements; absence of undisclosed liabilities; absence of certain changes; real estate; intellectual property; litigation; material contracts; taxes; environmental matters; licenses and permits; employee benefits; labor and employment matters; international trade and anti-corruption matters; certain fees; insurance policies; affiliate transactions; information supplied; customers and suppliers; compliance with laws; PPP loans; and disclaimer of warranties.

Under the Merger Agreement, SWAG and Merger Sub made customary representations and warranties relating to: organization; authorization; capitalization; consents and approvals; consolidated financial statements; business activities and absence of undisclosed liabilities; absence of certain changes; litigation; material contracts; taxes; compliance with laws; certain fees; organization of Merger Sub; Securities and Exchange Commission (“SEC”) reports, Nasdaq Stock Market LLC (“NASDAQ”) compliance and the Investment Company Act; information supplied; approvals of boards of directors and stockholders; SWAG’s Trust Account (the “Trust Account”); affiliate transactions; independent investigation; employee benefits; valid issuance of securities; takeover statutes and charter provisions; and disclaimer of warranties.

Covenants

The Merger Agreement includes customary covenants of the parties with respect to business operations prior to the consummation of the Transactions and efforts to satisfy conditions to the consummation of the Transactions. The Merger Agreement also contains additional covenants of the parties, including, among others, covenants providing for SWAG and the Company to cooperate in the preparation of the Registration Statement on Form S-4 required to be prepared in connection with the Transactions (the “Registration Statement”).

NOTE 7. CLASS A COMMON STOCK SUBJECT TO POSSIBLE REDEMPTION

Class A Common Stock — The Company is authorized to issue 100,000,000 shares of Class A common stock with a par value of $0.0001 per share. Holders of Class A common stock are entitled to one vote for each share. At June 30, 2022 and December 31, 2021, there were 22,807,868 shares of Class A common stock issued and outstanding, including Class A common stock subject to possible redemption which are presented as temporary equity.

Holders of Class A common stock and holders of Class B common stock will vote together as a single class on all other matters submitted to a vote of our stockholders except as otherwise required by law.

SOFTWARE ACQUISITION GROUP INC. III

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

JUNE 30, 2022

(Unaudited)

The shares of Class B common stock will automatically convert into shares of Class A common stock at the time of a Business Combination on a one-for-one basis, subject to adjustment. In the case that additional shares of Class A common stock, or equity-linked securities, are issued or deemed issued in excess of the amounts issued in the Initial Public Offering and related to the closing of a Business Combination, the ratio at which the shares of Class B common stock will convert into shares of Class A common stock will be adjusted (unless the holders of a majority of the issued and outstanding shares of our Class B common stock agree to waive such anti-dilution adjustment with respect to any such issuance or deemed issuance) so that the number of shares of Class A common stock issuable upon conversion of all shares of Class B common stock will equal, in the aggregate, on an as-converted basis, 20% of the sum of all shares of common stock issued and outstanding upon the completion of the Initial Public Offering, plus all shares of our Class A common stock and equity-linked securities issued or deemed issued in connection with a Business Combination, excluding any shares or equity-linked securities issued, or to be issued, to any seller in our a Business Combination.

NOTE 8. SHAREHOLDERS’ DEFICIT

Preferred Stock — The Company is authorized to issue 1,000,000 shares of preferred stock with a par value of $0.0001 per share with such designations, voting and other rights and preferences as may be determined from time to time by the Company’s board of directors. At June 30, 2022 and December 31, 2021, there were no shares of preferred stock issued or outstanding.

Class B Common Stock — The Company is authorized to issue 10,000,000 shares of Class B common stock with a par value of $0.0001 per share. Holders of Class B common stock are entitled to one vote for each share. At June 30, 2022 and December 31, 2021, there were 5,701,967 shares of Class B common stock issued and outstanding.

Prior to the consummation of a Business Combination, only holders of Class B common stock will have the right to vote on the election of directors.

Warrants— Public Warrants may only be exercised for a whole number of shares. No fractional shares will be issued upon exercise of the Public Warrants. The Public Warrants will become exercisable 30 days after the consummation of a Business Combination. The Public Warrants will expire five years from the consummation of a Business Combination or earlier upon redemption or liquidation.

The Company will not be obligated to deliver any Class A common stock pursuant to the exercise of a Public Warrant and will have no obligation to settle such Public Warrant exercise unless a registration statement under the Securities Act covering the issuance of the Class A common stock issuable upon exercise of the Public Warrants is then effective and a prospectus relating thereto is current, subject to the Company satisfying its obligations with respect to registration. No Public Warrant will be exercisable for cash or on a cashless basis, and the Company will not be obligated to issue any shares to holders seeking to exercise their Public Warrants, unless the issuance of the shares upon such exercise is registered or qualified under the securities laws of the state of the exercising holder, or an exemption from registration is available.

The Company has agreed that as soon as practicable, but in no event later than 15 business days, after the closing of a Business Combination, it will use its best efforts to file with the SEC a registration statement registering the issuance of the shares of Class A common stock issuable upon exercise of the warrants, to cause such registration statement to become effective and to maintain a current prospectus relating to those shares of Class A common stock until the warrants expire or are redeemed, as specified in the warrant agreement. If a registration statement

SOFTWARE ACQUISITION GROUP INC. III

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

JUNE 30, 2022

(Unaudited)

covering the shares of Class A common stock issuable upon exercise of the warrants is not effective by the 60th business day after the closing of a Business Combination or within a specified period following the consummation of a Business Combination, warrant holders may, until such time as there is an effective registration statement and during any period when the Company will have failed to maintain an effective registration statement, exercise warrants on a “cashless basis” pursuant to the exemption provided by Section 3(a)(9) of the Securities Act; provided that such exemption is available. If that exemption, or another exemption, is not available, holders will not be able to exercise their warrants on a cashless basis.

Redemption of Warrants When the Price per share of Class A common stock Equals or Exceeds $18.00— Once the warrants become exercisable, the Company may redeem the outstanding Public Warrants:

•	in whole and not in part;

•	at a price of $0.01 per Public Warrant;

•	upon not less than 30 days’ prior written notice of redemption to each warrant holder; and

•

if, and only if, the reported closing price of the Class A common stock equals or exceeds $18.00 per share (as adjusted for stock splits, stock dividends, reorganizations, recapitalizations and the like) for any 20 trading days within a 30-trading day period ending three business days before the Company sends the notice of redemption to the warrant holders.

If and when the warrants become redeemable by the Company, the Company may not exercise its redemption right if the issuance of shares of common stock upon exercise of the warrants is not exempt from registration or qualification under applicable state blue sky laws or the Company is unable to effect such registration or qualification.

The exercise price and number of shares of Class A common stock issuable upon exercise of the Public Warrants may be adjusted in certain circumstances including in the event of a share dividend, extraordinary dividend or recapitalization, reorganization, merger or consolidation. However, except as described below, the Public Warrants will not be adjusted for issuances of Class A common stock at a price below its exercise price. Additionally, in no event will the Company be required to net cash settle the Public Warrants. If the Company is unable to complete a Business Combination within the Combination Period and the Company liquidates the funds held in the Trust Account, holders of Public Warrants will not receive any of such funds with respect to their Public Warrants, nor will they receive any distribution from the Company’s assets held outside of the Trust Account with respect to such Public Warrants. Accordingly, the Public Warrants may expire worthless.

In addition if (x) the Company issues additional shares of Class A common stock or equity-linked securities for capital raising purposes in connection with the closing of a Business Combination at an issue price or effective issue price of less than $9.20 per share of Class A common stock (with such issue price or effective issue price to be determined in good faith by the Company’s board of directors and, in the case of any such issuance to the sponsor or its affiliates, without taking into account any Founder Shares held by the Sponsor or such affiliates, as applicable, prior to such issuance) (the “Newly Issued Price”), (y) the aggregate gross proceeds from such issuances represent more than 60% of the total equity proceeds, and interest thereon, available for the funding of a Business Combination on the date of the consummation of a Business Combination (net of redemptions), and (z) the volume weighted average trading price of the common stock during the 20 trading day period starting on the trading day prior to the day on which the Company consummates a Business Combination (such price, the “Market Value”) is below $9.20 per share, the exercise price of the warrants will be adjusted (to the nearest cent) to be equal to 115% of the higher of the Market Value and the Newly Issued Price, the $18.00 per share

SOFTWARE ACQUISITION GROUP INC. III

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

JUNE 30, 2022

(Unaudited)

redemption trigger price described above will be adjusted (to the nearest cent) to be equal to 180% of the higher of the Market Value and the Newly Issued Price.

The Private Placement Warrants are identical to the Public Warrants underlying the Units sold in the Proposed Public Offering, except that the Private Placement Warrants and the common shares issuable upon the exercise of the Private Placement Warrants will not be transferable, assignable or salable until 30 days after the completion of a Business Combination, subject to certain limited exceptions. Additionally, the Private Placement Warrants will be exercisable on a cashless basis and will be non-redeemable.

NOTE 9. FAIR VALUE MEASUREMENTS

The Company follows the guidance in ASC 820 for its financial assets and liabilities that arere-measured and reported at fair value at each reporting period, and non-financial assets and liabilities that arere-measured and reported at fair value at least annually.

The fair value of the Company’s financial assets and liabilities reflects management’s estimate of amounts that the Company would have received in connection with the sale of the assets or paid in connection with the transfer of the liabilities in an orderly transaction between market participants at the measurement date. In connection with measuring the fair value of its assets and liabilities, the Company seeks to maximize the use of observable inputs (market data obtained from independent sources) and to minimize the use of unobservable inputs (internal assumptions about how market participants would price assets and liabilities). The following fair value hierarchy is used to classify assets and liabilities based on the observable inputs and unobservable inputs used in order to value the assets and liabilities:

Level 1:	Quoted prices in active markets for identical assets or liabilities. An active market for an asset or liability is a market in which transactions for the asset or liability occur with sufficient frequency and volume to provide pricing information on an ongoing basis.

Level 2:	Observable inputs other than Level 1 inputs. Examples of Level 2 inputs include quoted prices in active markets for similar assets or liabilities and quoted prices for identical assets or liabilities in markets that are not active.

Level 3:	Unobservable inputs based on our assessment of the assumptions that market participants would use in pricing the asset or liability.

The following table presents information about the Company’s assets that are measured at fair value on a recurring basis at June 30, 2022 and December 31, 2021, and indicates the fair value hierarchy of the valuation inputs the Company utilized to determine such fair value:

Description	Level	June 30, 2022	December 31, 2021
Assets:
Marketable securities held in Trust Account	1	$231,842,586	$231,506,662

NOTE 10. SUBSEQUENT EVENTS

The Company evaluated subsequent events and transactions that occurred after the balance sheet date up to the date that the condensed consolidated financial statements were issued. Based upon this review, other than described below, the Company did not identify any subsequent events that would have required adjustment or disclosure in the condensed consolidated financial statements.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Board of Directors and Shareholders

Branded Online, Inc.

Opinion on the financial statements

We have audited the accompanying consolidated balance sheets of Branded Online, Inc. (the “Company”) as of December 31, 2021 and 2020, the related consolidated statements of operations, convertible redeemable preferred stock and stockholders’ deficit, and cash flows for each of the three years in the period ended December 31, 2021, and the related notes (collectively referred to as the “financial statements”). In our opinion, the consolidated financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2021 and 2020, and the results of its operations and its cash flows for each of the three years in the period ended December 31, 2021, in conformity with accounting principles generally accepted in the United States of America.

Basis for opinion

These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (“PCAOB”) and are required to be independent with respect to the Company in accordance with U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audits in accordance with the standards of the PCAOB and in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audits we are required to obtain an understanding of internal control over financial reporting but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.

Our audits included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audits provide a reasonable basis for our opinion.

/s/ GRANT THORNTON LLP

We have served as the Company’s auditor since 2021.

Newport Beach, California

May 13, 2022

Branded Online, Inc dba Nogin

Consolidated Balance Sheets

(In thousands, except share and per share data)

	December 31, 2021	December 31, 2020
ASSETS
Current assets:
Cash	$1,071	$16,168
Accounts receivable, net	1,977	4,027
Related party receivables	5,356	—
Inventory	22,777	137
Prepaid expenses and other current assets	2,915	1,024

Total current assets	34,096	21,356

Restricted cash	3,500	—
Property and equipment, net	1,789	1,656
Intangible assets, net	1,112	412
Investment in unconsolidated affiliates	13,570	—
Other non-current asset	664	417

Total assets	$54,731	$23,841

LIABILITIES, CONVERTIBLE REDEEMABLE PREFERRED STOCK AND STOCKHOLDERS’ DEFICIT
Current liabilities:
Accounts payable	$16,098	$6,318
Due to clients	5,151	13,348
Accrued expenses and other liabilities	14,018	3,764

Total current liabilities	35,267	23,430

Paycheck Protection Program loan payable	—	2,266
Line of credit	348	—
Long-term note payable, net	19,249	—
Deferred tax liabilities	1,174	—
Other long-term liabilities	734	174

Total liabilities	56,772	25,870

Commitments and contingencies (Note 18)
CONVERTIBLE REDEEMABLE PREFERRED STOCK
Series A convertible, redeemable preferred stock, $0.0001 par value, 2,042,483 shares authorized, issued and outstanding, as of December 31, 2021 and December 31, 2020	4,687	4,687
Series B convertible, redeemable preferred stock, $0.0001 par value, 1,600,000 shares authorized as of December 31, 2021 and December 31, 2020 respectively; 1,459,462 shares issued and outstanding	6,502	6,502
STOCKHOLDERS’ DEFICIT
Common stock, $0.0001 par value 14,000,000 shares authorized; 9,129,358 shares issued and outstanding as of December 31, 2021 and December 31, 2020	1	1
Additional paid-in capital	4,361	4,308
Treasury stock	(1,330)	(1,330)
Accumulated deficit	(16,262)	(16,197)

Total stockholders’ deficit	(13,230)	(13,218)

Total liabilities, convertible redeemable preferred stock and stockholders’ deficit	$54,731	$23,841

See notes to consolidated financial statements.

Branded Online, Inc dba Nogin

Consolidated Statements of Operations

(In thousands, except share and per share data)

	Year Ended December 31,
	2021	2020	2019
Net service revenue	$41,866	$45,517	$40,954
Net product revenue	51,346	—	—
Net service revenue from related parties	8,136	—	—

Total net revenue	101,348	45,517	40,954
Operating costs and expenses:
Cost of services	24,174	17,997	13,197
Cost of product revenue	20,431	—	—
Sales and marketing	1,772	1,094	1,433
Research and development	5,361	4,289	5,021
General and administrative	55,369	23,865	23,387
Depreciation and amortization	520	415	207

Total operating costs and expenses	107,627	47,660	43,245

Operating loss	(6,279)	(2,143)	(2,291)
Interest expense	(926)	(225)	(164)
Change in fair value of unconsolidated affiliate	4,937	—	—
Other income	3,378	1,418	2,480

Income (loss) before income taxes	1,110	(950)	25
Provision for income taxes	1,175	190	25

Net loss	$(65)	$(1,140)	$—

Net loss per common share – basic and diluted	$(0.01)	$(0.12)	$—
Weighted average shares outstanding – basic and diluted	9,129,358	9,129,358	9,130,726

See notes to consolidated financial statements.

Branded Online, Inc dba Nogin

Consolidated Statements of Convertible Redeemable Preferred Stock and

Stockholders’ Deficit

(In thousands, except share data)

	Convertible Redeemable Preferred Stock				Common Stock		Additional Paid-in Capital	Treasury Stock	Accumulated Deficit	Total Stockholders’ Deficit
	Series A		Series B
	Shares	Amount	Shares	Amount	Shares	Amount
Balance, January 1, 2019	2,042,483	$4,687	1,459,462	$6,502	9,152,060	$1	$4,282	$(1,280)	$(15,161)	$(12,158)
Repurchase of common stock	—	—	—	—	(22,702)	—	(104)	(50)	104	(50)
Net loss	—	—	—	—	—	—	—	—	—	—
Balance, December 31, 2019	2,042,483	$4,687	1,459,462	$6,502	9,129,358	$1	$4,178	$(1,330)	$(15,057)	$(12,208)
Stock-based compensation	—	—	—	—	—	—	130	—	—	130
Net loss	—	—	—	—	—	—	—	—	(1,140)	(1,140)

Balance, December 31, 2020	2,042,483	4,687	1,459,462	6,502	9,129,358	1	4,308	(1,330)	(16,197)	(13,218)
Stock-based compensation	—	—	—	—	—	—	53	—	—	53
Net loss	—	—	—	—	—	—	—	—	(65)	(65)

Balance, December 31, 2021	2,042,483	$4,687	1,459,462	$6,502	9,129,358	$1	$4,361	$(1,330)	$(16,262)	$(13,230)

See notes to consolidated financial statements.

Branded Online, Inc dba Nogin

Consolidated Statements of Cash Flows

(In thousands)

	For the Years Ended December 31,
	2021	2020	2019
CASH FLOWS FROM OPERATING ACTIVITIES:
Net loss	$(65)	$(1,140)	$—
Adjustments to reconcile net loss to net cash provided by operating activities:
Depreciation and amortization	520	415	207
Amortization of debt issuance costs	137	—	—
Amortization of contract acquisition costs	361	667	623
Loss on disposal of assets	74	—	—
Stock-based compensation	53	130	—
Deferred income taxes	1,174	—	—
Fair value adjustment on joint ventures	(4,937)	—	—
Fair value adjustment on warrant liability	(177)		—
Gain on extinguishment of PPP loan payable	(2,266)	—	—
Changes in operating assets and liabilities:
Accounts receivable	2,050	(1,533)	(648)
Related party receivables	(5,356)	—	—
Inventory	(22,641)	—	—
Prepaid expenses and other current assets	(1,891)	(194)	(550)
Other non-current assets	(247)	11	(187)
Accounts payable	9,780	1,508	2,912
Due to clients	(8,197)	504	8,002
Accrued expenses and other liabilities	10,255	1,211	(925)

Net cash (used in) provided by operating activities	(21,373)	1,579	9,434
CASH FLOWS FROM INVESTING ACTIVITIES:
Purchases of property and equipment	(686)	(1,578)	(124)
Purchases of software	(1,103)	—	(38)
Acquisition of investment in unconsolidated affiliates	(8,633)	—	—

Net cash used in investing activities	(10,422)	(1,578)	(162)
CASH FLOWS FROM FINANCING ACTIVITIES:
Proceeds from loan payable	20,000	2,266	—
Payment of debt issuance costs	(150)	—	75,848
Proceeds from line of credit	173,896	115,814	(75,848)
Repayments of line of credit	(173,548)	(115,814)	(50)

Net cash provided by financing activities	20,198	2,266	(50)

NET (DECREASE) INCREASE IN CASH AND RESTRICTED CASH	(11,597)	2,267	9,222
Beginning of year	16,168	13,901	4,679

End of year	$4,571	$16,168	$13,901

SUPPLEMENTAL CASH FLOW INFORMATION
Issuance of warrants with debt	$738	$—	$—
Cash paid for taxes	$195	$9	$24
Cash paid for the interest	$444	$225	$164

See notes to consolidated financial statements.

Branded Online, Inc dba Nogin

Notes to the Consolidated Financial Statements

1.	OVERVIEW

Nogin (the “Company”) is an e-commerce, technology platform provider that delivers Commerce-as-a-Service (“CaaS”) solutions as a headless, flexible full stack enterprise commerce platform with cloud services and optimizations along with experts for brands and retailers that provide a unique combination of customizability and sales efficiency. The Company manages clients’ front-to-back-end operations so clients can focus on their business. The Company’s business model is based on providing a comprehensive e-commerce solution to its customers on a revenue sharing basis.

The Company’s headquarters and principal place of business are in Tustin, California.

2.	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Basis of Presentation

The accompanying consolidated financial statements are presented in accordance with accounting principles generally accepted in the United States of America (“U.S. GAAP”) and pursuant to the rules and regulations of the Securities and Exchange Commission (“SEC”).

Liquidity

The Company’s financial statements have been prepared by management on the basis that the Company will continue as a going concern, which contemplates the realization of assets and satisfaction of liabilities in the normal course of business. As a result, these financial statements do not include any adjustments that might result from the outcome of going concern uncertainty. The Company has $4.7 million available under its line of credit which matures on June 30, 2023.

Historically, the Company has financed its operations through issuances of equity securities, revenues from services, and borrowings under its credit agreements. The Company’s principal liquidity requirements are to meet working capital needs, make debt service payments, and fund capital expenditures. The Company’s management believes even with the impacts of the global novel coronavirus (“COVID-19”) pandemic, it has the ability to continue as a going concern as, in management’s opinion, the Company has achieved a level of sales and gross margin adequate to support the Company’s cost structure.

COVID-19 Pandemic

In March 2020, the World Health Organization declared the COVID-19 outbreak a pandemic. At the onset of COVID-19, the Company anticipated an impact to the business, its financial conditions and results of operations. The Company applied for and was granted a Paycheck Protection Plan (“PPP”) loan. In addition, the Company has taken a number of actions to mitigate the impacts of the COVID-19 pandemic on its business. The Company witnessed a large shift in consumer spending from retail stores to online stores, and as a result, there were no significant declines in the periods presented. However, the impacts of the COVID-19 pandemic will depend on future developments, including the duration and spread of the pandemic. These developments and the impacts of the COVID-19 pandemic on the financial markets and overall economy are highly uncertain and cannot be predicted.

Use of Estimates

The preparation of financial statements in conformity with U.S. GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, and the reported amounts of revenue and expenses during the reporting period. The Company prepared these estimates based on the most current and best available information, but actual results could differ materially from these estimates and assumptions. Significant estimates and assumptions reflected in the financial statements include, but are not limited to, the allowance for credit losses and revenue recognition, including variable consideration for estimated reserves for returns and other allowances. Management bases its estimates on historical experience and on assumptions that it believes to be reasonable under the circumstances, the results of which form the basis for marking judgements about the carrying value of assets and liabilities that are not readily apparent from other sources.

Cash

Cash consists of cash on hand and cash in bank deposits.

Restricted Cash

Restricted cash represents cash held as collateral for the Company’s purchases of certain inventory under one of the Company’s master services agreements. The collateral provides the Company with increased credit in order to purchase certain inventory. The funds can be released and available for use by the Company when it is determined the Company no longer needs the additional credit, and can subsequently request for the funds to be released.

Accounts Receivable

Accounts receivable are recorded at the invoiced amount, do not bear interest, and primarily represent receivables from consumers and credit card receivables from merchant processors, after performance obligations have been fulfilled.

The Company maintains an allowance for credit losses, as deemed necessary, for estimated losses inherent in its accounts receivable portfolio. In estimating this reserve, management considers historical losses adjusted to take into account current market conditions and customers’ financial condition, the amount of receivables in dispute, and the current receivables aging and current payment patterns. Account balances are charged off against the allowance after all means of collection have been exhausted and the potential for recovery is considered remote. The Company does not have any customers with off-balance-sheet credit exposure. The Company writes off accounts receivable balances once the receivables are no longer deemed collectible.

The reserve for credit losses as of December 31, 2021 and 2020, consisted of the following (in thousands):

	As of December 31,
	2021	2020
Balance at beginning of period	$428	$379
Additions to allowance for credit losses	433	437
Cash receipts	—	—
Write-offs	(455)	(388)

Balance at end of period	$406	$428

Inventory

Inventory is stated at the lower of cost or net realizable value and consists entirely of finished goods purchased for resale. Cost is determined using the first-in, first-out (“FIFO”) method or weighted average cost depending on product brand. Adjustments are made, if necessary, to reduce excess or obsolete inventory to their net realizable value. These estimates are based on management’s judgment about future demand and market conditions. Once established, these adjustments are considered permanent and are not revised until the related inventory is sold or disposed.

The Company maintains a reserve for returns, which is included within inventory on the consolidated balance sheets with changes to the reserve in cost of product revenue on the accompanying statement of operations. Included within inventory on the consolidated balance sheet are assets totaling $532 thousand as of December 31, 2021 for the rights to recover products from customers associated with our liabilities for return allowances.

Concentration of Risks

Credit Risk

Financial instruments that potentially subject the Company to significant concentrations of credit risk consist primarily of cash and cash equivalents, restricted cash and equity method investments. The Company maintains cash balances at financial institutions. Amounts on deposit at these institutions are secured by the Federal Deposit Insurance Corporation (“FDIC”) insurance limit. At various times, the Company has had bank deposits in excess of the FDIC’s insurance limit. The Company has not experienced any losses in its cash accounts to date. Management believes that the Company is not exposed to any significant credit risk with respect to its cash.

The Company performs ongoing credit evaluations of its customers and generally does not require collateral. As of December 31, 2021, receivables from two customers amounted to $1.1 million or 15% and $5.4 million or 73% of accounts receivable. As of December 31, 2020, receivables from two customers amounted to $1.4 million or 45% and $1 million or 30% of accounts receivable.

Major Customers

For the year ended December 31, 2021 revenue from three customers amounted to $9.9 million or 10%, $22.2 million or 22%, and $30.4 million or 30% of total revenue. For the year ended December 31, 2020 revenue from three customer amounted to $6.0 million or 13%, $6.5 million or 14%, and $6.3 million or 14% of total revenue.

Major Suppliers

For the year ended December 31, 2021, two vendors accounted for $9.5 million or 17% and $6.4 million or 12% of total purchases. For the year ended December 31, 2020, two vendors accounted for $4.5 million or 16% and $4.2 million or 15% of total purchases.

Property and Equipment

Property and equipment are recorded at cost and depreciated using the straight-line method over the estimated useful lives of the assets ranging from three to seven years. Maintenance and repairs are charged to expense as incurred. Renewals and improvements of a major nature that extend the life of the asset are capitalized. At the time of retirement or other disposition of property and equipment, the cost and accumulated depreciation or amortization are removed from the accounts and any resulting gains or losses are reflected in the accompanying statement of operations.

Estimated Useful Life (Years)
Furniture and fixtures	5
Computer equipment and software	3 to 7
Leasehold Improvement	Lesser of economic useful life (typically 10 years) or original lease term

The Company evaluates the carrying value of property and equipment for impairment whenever events or changes in circumstances indicate that the carrying amounts may not be recoverable. An asset is considered to be impaired when the forecasted undiscounted cash flows of an asset group are estimated to be less than its carrying value. The amount of impairment recognized is the difference between the carrying value of the asset group and its fair value. Fair value estimates are based on assumptions concerning the amount and timing of forecasted future cash flows. Indicators of impairment could include, among other factors, significant changes in the business environment, the planned closure of a facility, or deteriorations in operating cash flows. Considerable management judgment is necessary to evaluate the impact of operating changes and to estimate future cash flows.

Capitalized Software

The costs related to establishing the technological feasibility of software are expensed as incurred as a part of research and development in general and administrative expenses. Costs that are incurred after technological feasibility is established are capitalized and amortized to general and administrative expenses over the estimated economic life of one to five years.

The technological feasibility of software is established when the fundamental framework of the platform is created. Consideration to capitalize software development costs before this point is limited to the development costs of the software for which technological feasibility can be proven at an earlier stage.

At each balance sheet date, the Company performs reviews to ensure that unamortized capitalized software costs remain recoverable from estimated future profits of the related software products.

Long-lived Assets

The Company reviews long-lived assets with finite lives for impairment upon the occurrence of certain events or circumstances that indicate the related amounts may be impaired. Assets to be disposed of are reported at the lower of the carrying amount or fair value less cost to sell. The Company reviews long-lived assets to be held-and-used for impairment whenever events or changes in circumstances indicate that the carrying amount of the assets may not be recoverable. An asset is considered to be impaired if the sum of the undiscounted expected future cash flows over the remaining useful life of a long-lived asset group is less than its carrying amount. An impairment loss is measured as the amount by which the carrying amount of the asset group exceeds the fair value of the asset. The Company estimates fair value using the expected future cash flows discounted at a rate comparable with the risks associated with the recovery of the asset. The Company amortizes intangible assets on a straight-line basis or on a basis consistent with the pattern in which the economic benefits are realized. Based on its analysis, the Company determined that as of December 31, 2021, 2020 and 2019, there was no impairment of long-lived assets. There can be no assurance, however, that market conditions will not change or demand for the Company’s services will continue which could result in impairment related to the Company’s long-lived assets.

Investment in Unconsolidated Affiliates

Investments for which the Company can exercise significant influence but does not have control are accounted for under the equity method unless the Company elects the fair value option of accounting. The Company’s current investment in unconsolidated affiliates as of December 31, 2021 relates to the joint ventures, ModCloth Partners LLC (“ModCloth”) and IPCO Holdings, LLC (“IPCO”), both of which the Company owns 50% and has elected the fair value option of accounting. Changes in the fair value of the joint ventures, which are inclusive of equity in income, are recorded as changes in fair value of unconsolidated affiliates in the consolidated statements of operations during the periods such changes occur.

The joint ventures were determined to be variable interest entities as the equity investment at risk is not sufficient to permit the joint ventures to finance its activities without additional subordinated financial support. The

Company has determined that it is not the primary beneficiary as the Company does not have the ability to direct the most significant activities of the joint ventures. The Company’s maximum exposure to loss as a result of its investments in the joint ventures is equal to its carrying value of the investment, assuming no future capital funding requirements. The Company has recorded its 50% equity interest in the joint ventures as investments in unconsolidated affiliates under the fair value option of accounting due to its significant influence.

Revenue Recognition

Revenue is accounted for using Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”) Topic 606, Revenue from Contracts with Customers.

In accordance with ASC Topic 606, the Company recognizes revenue when control of the promised goods or services is transferred to the Company’s customers, in an amount that reflects the consideration it expects to be entitled to in exchange for those goods or services. The Company determines revenue recognition through the following steps:

•	Identification of a contract with a customer,

•	Identification of the performance obligations in the contract,

•	Determination of the transaction price,

•	Allocation of the transaction price to the performance obligations in the contract, and

•	Recognition of revenue when or as the performance obligations are satisfied.

A performance obligation is a promise in a contract to transfer a distinct product. Performance obligations promised in a contract are identified based on the goods that will be transferred that are both capable of being distinct and are distinct in the context of the contract, whereby the transfer of the goods is separately identifiable from other promises in the contract. Performance obligations include establishing and maintaining customer online stores, providing access to the Company’s e-commerce platform, customer service support, photography services, warehousing, and fulfillment. Most of the contracts of the Company with customers contain multiple promises, which may result in multiple performance obligations, while others are combined into one performance obligation. For contracts with customers, the Company accounts for individual performance obligations separately if they are distinct. The transaction price is allocated to the separate promises on a relative standalone selling price basis. The Company determines the standalone selling prices based on its overall pricing objectives, taking into consideration market conditions and other factors.

The Company has concluded the sale of goods and related shipping and handling on behalf of our customers are accounted for as a single performance obligation, while the expenses incurred for actual shipping charges are included in cost of sales.

The Company’s revenue is mainly commission fees derived from contractually committed gross revenue processed by customers on the Company’s e-commerce platform. The Company is acting as an agent in these arrangements and customers do not have the contractual right to take possession of the Company’s software. Revenue is recognized in an amount that reflects the consideration that the Company expects to ultimately receive in exchange for those promised goods, net of expected discounts for sales promotions and customary allowances.

CaaS Revenue is recognized on a net basis from maintaining e-commerce platforms and online orders, as the Company is engaged primarily in an agency relationship with its customers and earns defined amounts based on the individual contractual terms for the customer and the Company does not take possession of the customers’ inventory or any credit risks relating to the products sold.

Variable consideration is included in revenue for potential product returns. The Company uses an estimate to constrain revenue for the expected variable consideration at each period end. The Company reviews and updates its estimates and related accruals of variable consideration each period based on the terms of the agreements, historical experience, and expected levels of returns. Any uncertainties in the ultimate resolution of variable consideration due to factors outside of the Company’s influence are typically resolved within a short timeframe therefore not requiring any additional constraint on the variable consideration. The estimated reserve for returns is included on the balance sheet in accrued expenses with changes to the reserve in revenue on the accompanying statement of operations.

The reserve for returns as of December 31, 2021 and 2020, consisted of the following (in thousands):

	As of December 31,
	2021	2020
Balance at beginning of period	$598	$350
Additions to the reserve	1,559	598
Deductions from the reserve	(318)	(350)

Balance at end of period	$1,839	$598

In most cases the Company acts as the merchant of record, resulting in a due to client liability (discussed below). However, in some instances, the Company may perform services without being the merchant of record in which case there is a receivable from the customer.

Payment terms and conditions are generally consistent for customers, including credit terms to customers ranging from seven days to 60 days, and the Company’s contracts do not include any significant financing component. The Company performs credit evaluations of customers and evaluates the need for allowances for potential credit losses based on historical experience, as well as current and expected general economic conditions.

Sales taxes collected from customers and remitted to governmental authorities are accounted for on a net basis and, therefore, are excluded from net revenue in the condensed consolidated statements of operations.

Commerce as a Service

As noted above, the Company’s main revenue stream is “Commerce as a Service” revenue in which it receives commission fees derived from contractually committed gross revenue processed by customers on the Company’s e-commerce platform. Consideration for online sales is collected directly from the end customer by the Company and amounts not owed to the Company are remitted to the customer. Revenue is recognized on a net basis from maintaining e-commerce platforms and online orders, as the Company is engaged in an agency relationship with its customers and earns defined amounts based on the individual contractual terms for the customer and the Company does not take possession of the customers’ inventory or any credit risks relating to the products sold.

Product sales

Under one of the Company’s Master Services Agreements, the Company is the owner of inventory and reseller of record. As a result, the Company is the principal in sales to end customers and records these revenues on a gross basis at a point in time.

Fulfillment services

Revenue for business-to-business (“B2B”) fulfillment services is recognized on a gross basis either at a point in time or over a point in time. For example, inbound and outbound services are recognized when the service is complete, while monthly storage services are recognized over the service period.

Marketing services

Revenue for marketing services is recognized on a gross basis as marketing services are complete. Performance obligations include providing marketing and program management such as procurement and implementation.

Shipping services

Revenue for shipping services is recognized on a gross basis as shipments are completed and products are shipped to end customers.

Set up and implementation services

The Company provides set up and implementation services for new clients. The revenue is recognized on a gross basis at the completion of the service, with the unearned amounts received for incomplete services recorded as deferred revenue, if any.

Other services

Revenue for other services such as photography, business to customer (“B2C”) fulfillment, customer service, development and web design are reimbursable costs and recognized on the gross basis, and are services rendered as part of the performance obligations to clients for which an online platform and online orders are managed. All reimbursable costs are the responsibility of the Company as the Company uses such services to fulfill its performance obligations.

Cost of services

Cost of services reflects costs directly related to providing services under the master service agreements with customers, which primarily includes service provider costs directly related to processing revenue transactions, marketing expenses and shipping and handling expenses which correspond to marketing and shipping revenues, as well as credit card merchant fees. Cost of services is exclusive of depreciation and amortization and general salaries and related expenses.

Cost of product revenue

Cost of product revenue reflects costs directly related to selling inventory acquired from select clients, which primarily includes product cost, warehousing costs, fulfillment costs, credit card merchant fees and third-party royalty costs. Cost of product revenue is exclusive of depreciation and amortization and general salaries and related expenses.

Due to Clients

Due to clients consists of amounts payable to clients pertaining to the client’s last month pro rata share of revenue earned and collected by the Company, less any returns and any expenses incurred by the Company on behalf of the clients. In most cases, the Company acts as the merchant and seller of record and thus directly collects the funds from sales on the online store. As such, at the end of each month, there is an amount owed to the Company’s clients net of the Company’s fees, and expenses incurred on the client’s behalf.

Income Taxes

The Company is subject to federal and state corporate income taxes on its taxable income. The Company accounts for income taxes using the asset and liability method on a legal entity and jurisdictional basis, under which the Company recognizes the amount of taxes payable or refundable for the current year and deferred tax assets and liabilities for the future tax consequences of events that have been recognized in the Company’s financial statements or tax returns. The Company’s calculation relies on several factors, including pre-tax earnings, differences between tax laws and accounting rules, statutory tax rates, tax credits, uncertain tax positions, and valuation allowances. The Company uses judgment and estimates in evaluating its tax positions. Valuation allowances are established when, in the Company’s judgment, it is more likely than not that the Company’s deferred tax assets will not be realized based on all available evidence. Deferred income taxes are provided on a liability method whereby deferred income tax assets are recognized for deductible temporary differences and tax credit carryforwards and deferred income tax liabilities are recognized for taxable temporary differences. Deferred income tax assets, when applicable, are reduced by a valuation allowance when, in the opinion of management, it is probable that some portion or all of the deferred tax assets will not be realized. Deferred income tax assets and liabilities are adjusted for the effects of changes in tax laws and rates on the date of enactment.

The major component comprising deferred income tax assets and liabilities is net operating loss.

The guidance requires that the Company determine whether the benefits of tax positions are “more likely than not” of being sustained upon audit based on the technical merits of the tax position. For tax positions that are more likely than not of being sustained upon audit, the Company recognizes the largest amount of the benefit that is more likely than not of being sustained in the financial statements. For tax positions that are not more likely than not of being sustained upon audit, the Company does not recognize any portion of the benefit in the financial statements. Additionally, the interpretation provides guidance on derecognition, classification, interest and penalties, disclosures, and transition. As of December 31, 2021, 2020 and 2019, the Company had no accruals for potential losses related to uncertain tax positions. The Company is subject to routine audits by taxing jurisdictions. The Company’s tax returns are subject to examination by U.S. Federal, state and foreign taxing jurisdictions. The Company regularly assess the potential outcomes of these examinations and any future examinations for the current or prior years. The Company recognizes tax benefits from uncertain tax positions only if (based on the technical merits of the position) it is more likely than not that the tax positions will be sustained on examination by the tax authority. The Company adjusts these tax liabilities, including related interest and penalties, based on the current facts and circumstances. The Company reports tax-related interest and penalties as a component of income tax expense. The Company’s December 31, 2018 and 2017 tax returns are currently under audit by the IRS. The Company does not believe any significant impacts will result from the audit.

Deferred Rent

Rent expense is recorded on a straight-line basis over the lease term. The difference between cash payments for rent and the expense recorded is reported as deferred rent on the balance sheet. The balance as of December 31, 2021 and 2020 was $1.6 million and $0.3 million, respectively, and is included within accrued expenses and other liabilities.

Fair Value Measurement

The Company applies the provisions of Financial Accounting Standards Board (FASB) Accounting Standards Codification (ASC) 820, Fair Value Measurements and Disclosures (“ASC 820”),which provides a single authoritative definition of fair value, sets out a framework for measuring fair value, and expands on required disclosures about fair value measurement.

The Company applies the provisions of ASC 820 to all financial assets and liabilities and non-financial assets and liabilities that are recognized or disclosed at fair value in the financial statements on a recurring basis.

The Company defines fair value is an exit price, representing the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date.

As such, fair value is a market-based measurement that should be determined based on assumptions that market participants would use in pricing an asset or liability.

Fair value is estimated by applying the following hierarchy, which prioritizes the inputs used to measure fair value into three levels and bases the categorization within the hierarchy upon the lowest level of input that is available and significant to the fair value measurement:

•	Level 1 - Quoted prices in active markets for identical assets or liabilities.

•

Level 2 - Observable inputs other than quoted prices in active markets for identical assets and liabilities, quoted prices for identical or similar assets or liabilities in inactive markets, or other inputs that are observable or can be corroborated by observable market data for substantially the full term of the assets or liabilities.

•	Level 3 - Inputs that are generally unobservable and typically reflect management’s estimate of assumptions that market participants would use in pricing the asset or liability.

In determining fair value, the Company utilized valuation techniques that maximize the use of observable inputs and minimize the use of unobservable inputs to the extent possible as well as considers counter party credit risk and nonperformance risk in its assessment of fair value.

The carrying value of the Company’s short-term financial instruments, such as cash and cash equivalents, restricted cash, accounts receivable, notes payable, and accounts payable, approximate the fair value due to the immediate or short-term maturity of these instruments. The carrying value of the Company’s long-term debt approximates fair value as the interest rate on the Company’s secured credit facility and certain other debt has a variable component, which is reflective of the market.

Stock Option Plan

Under the Company’s 2013 Stock Incentive Plan, the Company may grant nonqualified stock options, restricted stock, and stock appreciation rights to employees, members of the board and service providers. The Company accounts for its employee stock-based compensation awards in accordance with Accounting Standards Codification (ASC) Topic 718, Compensation - Stock Compensation. For stock-based awards, the Company measures compensation cost at fair value on the date of grant and recognizes compensation expense on a straight-line basis over the requisite service period during which the awards are expected to vest. Awards with a graded vesting schedule are amortized over the requisite service period for the entire award. The Company estimates grant-date fair value of its stock options using the Black-Scholes option pricing model.

Preferred Stock

The Company’s preferred stock is comprised of Series A convertible redeemable preferred stock and Series B convertible redeemable preferred stock. The preferred stock is classified as mezzanine equity on the balance sheets because they are redeemable at the option of the Series A and Series B preferred stockholders. The preferred stock is recorded at fair value on the date of issuance and has been adjusted to the greater of their carrying value or redemption value as of December 31, 2021 and 2020.

Reclassifications

Certain reclassifications have been made to the prior year’s condensed consolidated balance sheets to conform to the December 31, 2021 presentation. The Company reclassified inventory of $137 thousand from prepaid expenses and other current assets to inventory as of December 31, 2020.

Recent Accounting Pronouncements

In February 2016, the FASB issued ASU 2016-02, Leases (ASC Topic 842), a comprehensive new lease recognition standard which will supersede previous existing lease recognition guidance. Under the standard, lessees will need to recognize a right-of use asset and a lease liability for leases with terms greater than twelve months. The liability will be equal to the present value of lease payments. The asset will be based on the liability, subject to adjustment, such as for initial direct costs. For income statement purposes, leases will be required to be classified as either operating or finance. Operating leases will result in straight-line expense (similar to current operating leases) while finance leases will result in a front-loaded expense pattern (similar to current capital leases). The standard is effective for fiscal periods beginning after December 15, 2021 and requires a modified retrospective adoption. The Company is currently evaluating the impact the adoption of this standard will have on the financial statements.

In June 2016, the FASB issued ASU 2016-13, “Financial Instruments—Credit Losses” (Topic 326). The FASB issued this update to provide financial statement users with more decision-useful information about the expected credit losses on financial instruments and other commitments to extend credit held by a reporting entity at each reporting date. The amendments in this update replace the existing guidance of incurred loss impairment methodology with an approach that reflects expected credit losses and requires consideration of a broader range of reasonable and supportable information to inform credit loss estimates. In November 2018, the FASB issued ASU 2018-19, “Codification Improvements to Topic 326, Financial Instruments—Credit Losses,” which clarifies the scope of guidance in the ASU 2016-13. The updated guidance is effective for annual periods beginning after December 15, 2022 and interim periods within fiscal years beginning after December 15, 2023. The Company is currently evaluating the impact the adoption of this standard will have on the financial statements.

In December 2019, the Financial Accounting Standards Board (“FASB”) issued Accounting Standards Update (“ASU”) 2019-12, Simplifying the Accounting for Income Taxes, which eliminates certain exceptions related to the approach for intra-period tax allocation, the methodology for calculating taxes during the quarters and the recognition of deferred tax liabilities for outside basis differences. This guidance also simplifies aspects of the accounting for franchise taxes and changes in tax laws or rates, as well as clarifies the accounting for transactions that result in a step-up in the tax basis of goodwill. ASU 2019-12 is effective for the Company beginning January 1, 2022. The Company is currently evaluating the impact that ASU 2019-12 may have on the financial statements.

In August 2020, the Financial Accounting Standards Board (“FASB”) issued Accounting Standards Update (“ASU”) 2020-06 Debt—Debt with Conversion and Other Options (Subtopic 470-20) and Derivatives and Hedging—Contracts in Entity’s Own Equity (Subtopic 815-40): Accounting for Convertible Instruments and Contracts in an Entity’s Own Equity, which improves Convertible Instruments and Contracts in an Entity’s Own Equity and is expected to improve financial reporting associated with accounting for convertible instruments and contracts in an entity’s own equity. The ASU simplifies accounting for convertible instruments by removing major separation models required under current U.S. GAAP. Consequently, more convertible debt instruments will be reported as a single liability instrument and more convertible preferred stock as a single equity instrument with no separate accounting for embedded conversion features. The ASU removes certain settlement conditions that are required for equity contracts to qualify for the derivative scope exception, which will permit more equity contracts to qualify for it.

The ASU also simplifies the diluted earnings per share (EPS) calculation in certain areas. ASU 2020-06 is effective for the Company beginning January 1, 2024, with early adoption permitted as of January 1, 2021. The Company is currently evaluating the impact that ASU 2020-06 may have on our financial statements.

Other recently issued accounting standards are not expected to have a material effect on the Company’s financial statements.

3.	PROPERTY AND EQUIPMENT

Property and equipment, net as of December 31, 2021 and 2020, consisted of the following (in thousands):

	As of December 31,
	2021	2020
Furniture and equipment	$2,160	$1,862
Leasehold Improvements	536	520

Property, plant, and equipment—gross	2,696	2,382
Less accumulated depreciation	(907)	(726)

Property and equipment—net	$1,789	$1,656

Depreciation expense for property and equipment for the year ended December 31, 2021, 2020 and 2019 was $476 thousand, $324 thousand and $76 thousand, respectively.

4.	INTANGIBLE ASSETS

The Company entered into a three-year master service agreement with a new customer for a $2.0 million contract acquisition fee on July 16, 2018. The agreement resulted in the acquisition of nine new contracts with different companies and brands. The cost is amortized over a three-year period, resulting in an expense of $361 thousand, $667 thousand and $623 thousand for the years ended December 31, 2021, 2020 and 2019, respectively.

Amortization expense for capitalized software for the years ended December 31, 2021, 2020 and 2019 was $44 thousand, $91 thousand and $131 thousand, respectively.

As of December 31, 2021 and 2020, intangible assets consist of the following (in thousands):

	As on December 31,
	2021	2020
Contract acquisition cost	$2,000	$2,000
Software	1,174	320

	3,174	2,320
Less: Accumulated amortization	(2,062)	(1,908)

Intangible assets-net	$1,112	$412

5.	INVESTMENT IN UNCONSOLIDATED AFFILIATES

On April 6, 2021, the Company and Tiger Capital Group, LLC (“Tiger Capital”) formed a joint venture, Modcloth Partners, LLC. (“Modcloth”). The Company and Tiger Capital each contributed $1.5 million into Modcloth and the Company will own 50% of the outstanding membership units. Tiger Capital will provide the financing for the inventory, while the Company entered into a Master Services Agreement (“MSA”) with Modcloth to provide the eCommerce services (see Note 14). The Company accounts for its investment in ModCloth under the fair value option of accounting. As of December 31, 2021, the investment balance related to ModCloth was $6.4 million and was included in investment in unconsolidated affiliate on the consolidated balance sheets. For the year ended December 31, 2021, the Company recorded a fair value adjustment related to its ModCloth investment of $4.9 million included in changes in fair value of unconsolidated affiliate on the consolidated statements of operations.

On December 31, 2021, the Company and CFL Delaware, Inc. (“CFL”) formed a joint venture, IPCO, whereby Nogin contributed certain assets acquired from the BTB (ABC), LLC (“Betabrand”) acquisition (see

Note 13) and entered into a MSA with IPCO to provide certain eCommerce services, marketing, photography, customer service and merchant credit card monitor fraud services; and CFL entered into a Master Supply Agreement with IPCO and agreed to procure the supply of inventory to IPCO, provide manufacturing, fulfillment, logistics and warehousing services for the inventory. The Company accounts for its investment in IPCO under the fair value option of accounting. As of December 31, 2021, the investment balance related to IPCO was $7.1 million and was included in investment in unconsolidated affiliate on the consolidated balance sheets.

The following table presents summarized financial information for the joint ventures from formation through December 31, 2021 (in thousands):

	Modcloth	IPCO
Net revenue	$25,486	$133
Gross margin	$9,326	$98
Net loss	$(8,288)	$(8)

Current assets	$5,009	$2,596
Long term assets	$6,303	$6,130
Current liabilities	$8,539	$1,699
Long term liabilities	$5,698	$—

The Company’s ModCloth investment is a Level 3 fair value measurement. The Company utilized the following valuation methods to conclude on the fair value as of December 31, 2021:

•	Discounted Cash Flow – The key unobservable input utilized was a discount rate of 18%.

•	Guideline Public Company Method – The Company utilized a revenue multiple of 0.70x on current period forecasted revenues. The revenue multiple was derived from public peers of the Company.

•

Guideline Transaction Method – The Company utilized a revenue multiple of 0.73x on current period forecasted revenues. The revenue multiple was derived from public transactions in which the target companies were similar to the Company.

The following table summarizes the changes in the ModCloth investment Level 3 fair value measurement (in thousands):

Balance as of January 1, 2020	$—
Contribution	—
Change in fair value	—
Balance as of December 31, 2020	$—
Contribution	1,500
Change in fair value	4,937

Balance as of December 31, 2021	$6,437

6.	LONG-TERM DEBT

Line of credit

Effective January 14, 2015, the Company entered into a Revolving Credit Agreement with a financial institution that provided maximum borrowing under a revolving loan commitment of up to $2 million, bearing an interest rate of 2% plus prime rate as published by the Wall Street Journal. Effective July 3, 2020, the Company renewed the line of credit with the financial institution through May 31, 2021 that provided maximum borrowing under a revolving loan commitment of up to $5 million. In May 2021 the maturity date was extended to June 30, 2021 and then further extended to July 31, 2021. The line was then renewed on July 21, 2021 with an expanded credit limit of $8 million, a new maturity date of June 30, 2023 and an amended per annum interest rate of the greater of 2.25% plus prime rate as published by the Wall Street Journal or 5.50%. As of December 31, 2021, the Company has $348 thousand due on its line of credit with a $3.0 million letter of credit issued against the line of credit, which results in remaining availability of $4.7 million. As of December 31, 2020, the balance on the line of credit was $0. The line of credit contains covenants regarding certain financial statement amounts and ratios of the Company. The Company received a waiver for its financial statement covenants for the period ended December 31, 2021. As of December 31, 2020, the Company was in compliance with the financial statement covenants.

Effective July 19, 2018, the Company entered into a Revolving Credit Agreement with another financial institution that provided maximum borrowing under a revolving loan commitment of up to $3.0 million. It is secured by substantially all assets of the Company. The line bears an interest rate of 0.0415% per day, or approximately 15% per annum. The line of credit matured July 19, 2020 and the Company did not renew the agreement.

Paycheck Protection Program Loan

On April 14, 2020, the Company received loan proceeds of $2.3 million, maturing on April 22, 2022 with an annual interest rate of 1% pursuant to the Paycheck Protection Program (the “PPP Loan”) under the Coronavirus Aid, Relief, and Economic Security Act (“CARES Act”) and administered by the U.S. Small Business Administration (“SBA”). The balance as of December 31, 2020 of $2.3 million was included in Paycheck Protection Program loan payable on the consolidated balance sheets. On September 17, 2021, the PPP Loan was forgiven in full including accrued interest thereon. As such, the Company recorded a gain on loan forgiveness during the year ended December 31, 2021 of $2.3 million included in other income in the consolidated statements of operations.

Notes Payable

On August 11, 2021, the Company entered into a loan and security agreement (“Note Agreement”) with a financial institution that provided for a borrowing commitment of $15 million in the form of promissory notes. In August 2021, the Company borrowed $10 million under the first tranche (“First Tranche Notes”). The Note Agreement has a commitment for additional second tranche borrowings of $5 million through June 30, 2022. In October 2021 the Company borrowed the remaining $5 million committed under the Note Agreement. The borrowings under the Note Agreement are secured by substantially all assets of the Company.

The First and Second Tranche Notes mature on September 1, 2026 and November 1, 2026, respectively, and bear an interest at a rate per annum of 6.25% plus the greater of 3.25% or the prime rate as published by the Wall Street Journal. The Company is required to make interest only payments on the first of each month beginning October 1, 2021 and December 1, 2021, respectively. Beginning October 1, 2023 and December 1, 2023, respectively, the Company is required to make principal payments of $278 thousand and $139 thousand, respectively, plus accrued interest on the first of each month through maturity. Upon payment in full of the First and Second Tranche Notes, the Company is required to pay exit fees (“Exit Fee”) of $600 thousand and $300 thousand, respectively.

On December 2, 2021 the Company borrowed an additional $1 million and $5 million from the same financial institution. The $1 million was repaid in full on December 31, 2021. The $5 million (“Third Tranche Notes”) bear an interest at a rate per annum of 6.25% plus the greater of 3.25% or the prime rate as published by the Wall Street Journal. The Company is required to make interest only payments on the first of each month beginning February 1, 2022, with the full principal amount due on July 1, 2023. Upon payment in full, the Company is required to pay exit fees of $50 thousand.

In connection with the Note Agreement, the Company issued warrants to purchase up to 33,357 shares of common stock of the Company (the “Warrants”) at an exercise price of $0.01 per share. See below for further discussion of the Warrants. On the date of issuance, the Company recorded the fair value of the Warrants as a discount to the First Tranche Notes which is being amortized into interest expense over the term of the First Tranche Notes using the effective interest method. The issuance costs are deferred over the repayment term of the debt. Deferred issuance costs relate to the Company’s debt instruments, the short-term and long-term portions are reflected as a deduction from the carrying amount of the related debt.

The components of the long-term notes payable, net as of December 31, 2021 are as follows:

First Tranche Notes	$10,000
First Tranche Notes Exit Fee	600
Second Tranche Notes	5,000
Second Tranche Notes Exit Fee	300
Third Tranche Notes	5,000
Third Tranche Notes Exit Fee	50

20,950
Less: Unamortized Exit Fee payment	(884)
Less: Unamortized warrant discount	(678)
Less: Unamortized debt issuance costs	(139)

$19,249

Scheduled maturities for the First, Second and Third Tranche Notes, inclusive of Exit Fee payments of the Company’s long-term notes payable as of December 31, 2021 were as follows:

2022	$—
2023	6,022
2024	5,000
2025	5,000
2026	4,928
Thereafter	—

Total	$20,950

7.	WARRANTS

In connection with the Note Agreement, on August 11, 2021 the Company granted Warrants to purchase up to 33,357 shares of common stock at a price of $0.01 per share. The Warrants are exercisable at any time through the 10th anniversary from the date of grant. The Warrants have customary anti-dilution provisions for stock splits, stock dividends and recapitalizations of the Company’s common stock. The Warrants have been determined to be liability classified as the exercise price may be reduced and result in the issuance of additional shares in connection with the sale of the Company if such warrants are not assumed. The warrants were initially recorded at fair value with a corresponding debt discount (see Note 6) at grant date and are subsequently remeasured to fair value each reporting period. As of December 31, 2021, there was a gain on fair value of $177 thousand from the grant date, which is recognized in other income in the consolidated statement of operations. The fair value of the warrant liability as of December 31, 2021 is $561 thousand and is included in other long-term liabilities in the consolidated balance sheets, and none of the warrants have been exercised. There were no warrant liability balance as of December 31, 2020.

The Company has determined the warrant liability to be a Level 3 fair value measurement. The Company utilizes the Black-Scholes-Merton (“Black-Scholes”) model to determine the fair value of the Warrants at each reporting date. The significant inputs utilized in the Black-Scholes model as of December 31, 2021 and grant date were as follows:

	December 31, 2021	Grant Date August 11, 2021
Common Stock Fair Value Per Share	$16.81	$22.13
Exercise Price Per Share	$0.01	$0.01
Volatility	75.7%	75.7%
Risk-free rate	0.53%	0.53%
Expected Dividend Rate	0.0%	0.0%

The expected dividend rate is 0.0% as the Company has not paid, and does not intend to pay, dividends. The Company utilized the probability weighted expected return method (“PWERM”) to value the Company’s common stock. The Company’s common stock fair value per share under the PWERM was determined by applying a probability weighting to a stay-private scenario and a sale scenario. The probability weighted common stock fair value was applied a blended discount for lack of marketability of 23% to arrive at the concluded common stock fair value included in the Black-Scholes model.

The following table summarizes the changes in the warrant liability included in other long-term liabilities (in thousands):

Balance as of January 1, 2020	$—
Fair value of Warrants at inception of Note Agreement	—
Change in fair value of warrant liability	—

Balance as of December 31, 2020	$—
Fair value of Warrants at inception of Note Agreement	738
Change in fair value of warrant liability	(177)

Balance as of December 31, 2021	$561

In addition, the Company granted warrants in 2017 and 2018 to purchase 100,000 shares of common stock at a price of $0.96 per share. 75,000 of such warrants expire on January 12, 2027 and the remaining 25,000 expire on July 20, 2028. The warrants are fully vested and exercisable at the Holder’s option at any time. Any shares not exercised at time of an acquisition will automatically be deemed to be cashless exercises. Under the applicable accounting literature, these warrants meet the criteria to be classified as permanent equity within the equity section of the consolidated balance sheet.

8.	INCOME TAXES

Income tax expense for the years ended December 31, 2021, 2020 and 2019 consists of the following (in thousands):

	For the Years Ended December 31,
	2021	2020	2019
Current:
Federal	$—	$—	$—
State	1	190	25

Total	1	190	25

Deferred:
Federal	371	—	—
State	803	—	—

Total	$1,174	—	—

Income tax expense	$1,175	$190	$25

The provision for income taxes differs from that computed by applying the federal statutory tax rate as follows:

	For the Years Ended December 31,
	2021	2020	2019
U.S. federal statutory tax rate	21%	21%	21%
State income taxes, net of federal benefit	57%	(20)%	78%
PPP Loan	(43)%	—%	—
Return to provision	11%	11%	268%
Other Adjustments	2%	—	—
Change in Valuation allowance	58%	(32)%	(268)%

Effective tax rate	106%	(20)%	99%

The tax effects of significant items comprising the Company’s deferred taxes as of December 31, 2021 and 2020 are as follows (in thousands):

	For the Years Ended December 31,
	2021	2020
Deferred Tax Assets:
Net operating loss and other tax attributes carryforwards	$4,950	$2,654
Reserve for doubtful accounts	62	120
Accrued Expenses	343	277
Deferred state tax	169	—
163(j) interest limitation	166	—
Amortization	58	189

	$5,748	$3,240

Deferred Tax Liabilities
Depreciation	$(73)	$—
Other deferred tax liabilities	(26)	—
Unrealized gain (loss) on joint venture	(2,541)	—

	(2,640)	—

Valuation allowance	(4,282)	(3,240)

Net deferred tax liability	$(1,174)	$—

Realization of the future tax benefits is dependent on the Company’s ability to generate sufficient taxable income within the carry forward period. Based on the Company’s operating losses for each of the three years ended December 31, 2021, and the available evidence, the Company has established a valuation allowance against its net deferred tax assets. If sufficient evidence of the Company’s ability to generate future taxable income becomes apparent, the valuation allowance may be removed or reduced.

As of December 31, 2021 and 2020, the Company had cumulative net operating loss (“NOL”) carryforwards for federal income tax purposes of approximately $17.5 million and $9.6 million, respectively, which begin to expire in 2031. The Company has remaining cumulative net operating loss carryforwards for state income tax purposes of approximately $18.1 million and $9.1 million as of December 31, 2021 and 2020, respectively, which also begin to expire in 2031. Use of these NOL carryforwards may be limited under Internal Revenue Code (“IRC”) Section 382 if the Company experiences an ownership change as defined in IRC Section 382. The Company has not completed a study to assess NOL’s under IRC Section 382. The Company will perform an analysis when the Company reaches a position of taxable income requiring the use of NOL carryforwards.

As of December 31, 2021 and 2020, the Company had no uncertain tax positions or potential losses related to uncertain tax positions.

9.	PREFERRED STOCK

The Company has issued two series of preferred stock (Series A and Series B). Information related to these issuances of stock is as follows:

Series A convertible redeemable preferred stock (“Series A”)

On May 14, 2014, 2,042,483 Series A shares were issued, with a par value of $0.0001 per share, in exchange for $3.1 million.

Series B convertible redeemable preferred stock (“Series B”)

On June 2, 2017, 1,459,462 Series B shares were issued, with a par value of $0.0001 per share, in exchange for $4.3 million.

Redemption

At the election of the Series A preferred stockholders at any time following March 31, 2018, the Company can be required to redeem the Series A preferred stock at a redemption price equal to $2.295 plus any accrued and unpaid dividends and to structure the redemption payments as equal installments paid quarterly over a 24- month period. Series A preferred stockholders have certain defined registration rights outlined in the Series A Preferred Stock Purchase Agreement executed in May 2014.

At the election of the Series B preferred stockholders at any time following March 31, 2020, the Company can be required to redeem the Series B preferred stock at a redemption price equal to $4.45335 plus any accrued and unpaid dividends and to structure the redemption payments as equal installments paid quarterly over a 24-month period.

Conversion

The Series A and Series B preferred stock are convertible to common stock at the election of a majority of the preferred shareholders or via automatic conversion upon the occurrence of a firm initial public offering, as defined in the stock purchase agreement. The Series A and Series B preferred stock may be converted to equal number of shares of common stock. The conversion rate will be subjected to adjustments for stock dividends, stock splits and other such equity transactions.

Voting

Each Series A and Series B preferred stockholder shall be entitled to the number of votes equal to the number of shares of common stockholders into which such preferred shares of Series B and Series A could be converted immediately after the close of business on the record date fixed for such meeting or the effective date of such written consent and shall have voting rights and powers equal to the voting rights and powers of the common stockholders and shall be entitled to notice of any stockholders’ meeting in accordance with the bylaws of the Company.

Liquidation

Upon any liquidation, dissolution, or winding up of the Company, whether voluntary or involuntary (a “Liquidation Event”) or any asset transfer or acquisition, before any distribution or payment shall be made to the holders of any Series A preferred stock or the holders of any common stock, the holders of Series B preferred stock shall be entitled to be paid out of the assets of the Company legally available for distribution for each share of Series B preferred stock held by them, an amount per share of Series B preferred stock equal to the greater of (i) two times (2x) the Series B Original Issue Price ($2.9689) plus all declared and unpaid dividends on the Series B preferred stock, and (ii) such amount per share as would have been payable had all shares of Series B preferred stock been converted into shares of common stock immediately prior to such Liquidation Event or such asset transfer or acquisition. As of December 31, 2021 and 2020, the holders of the shares of Series B preferred stock are entitled to a liquidation preference of approximately $8.7 million in the event of any liquidation, dissolution or winding up of the Company as of such year end.

Upon any Liquidation Event, before any distribution or payment shall be made to the holders of any common stock, the holders of Series A preferred stock shall be entitled to be paid out of the assets of the Company legally available for distribution for each share of Series A preferred stock held by them, an amount per share of Series A preferred stock equal to two times (2x) the Original Issue Price of $1.53, plus all declared and unpaid dividends on the Series preferred stock.

As of December 31, 2021 and 2020, the holders of the shares of Series A preferred stock are entitled to a liquidation preference of approximately $6.3 million in the event of any liquidation, dissolution or winding up of the Company as of such year end.

After the payment of the full liquidation preferences of the Series A preferred stock, the remaining assets of the Company legally available for distribution, if any, shall be distributed ratably to the holders of the common stock.

Dividend Rights

So long as any preferred shares of Series B and Series A are outstanding, the Company shall not pay or declare any dividend, whether in cash or property, or make any other distribution on the common stock, or purchase, redeem or otherwise acquire for value any shares of common stock, except for: (i) acquisitions of common stock by the Company pursuant to agreements that permit the Company to repurchase such shares at cost (or the lesser of cost or fair market value) upon termination of services to the Company; (ii) acquisitions of common stock in exercise of the Company’s right of first refusal to repurchase such shares; or (iii) distributions to holders of common stock in accordance with Sections 3 and 4 of the Company’s third amended and restated certificate of incorporation. In the event dividends are paid on any share of Common Stock, the Company shall pay an additional dividend on all outstanding shares of Series Preferred in a per share amount equal (on an as-if-converted to Common Stock basis) to the amount paid or set aside for each share of Common Stock. Such dividends shall be payable only when, as and if declared by the board of directors of the Company.

10.	COMMON STOCK

Holders of common stock are entitled to one vote per share and, upon liquidation or dissolution, are entitled to receive all assets available for distribution to common stockholders. The holders of common stock have no preemptive or other subscription rights, and there is no redemption or sinking fund provisions with respect to such shares.

Common stock is subordinate to the preferred stock with respect to rights upon liquidation of the Company.

11.	STOCK COMPENSATION PLAN

Stock Options

In 2013, the Company adopted a stock compensation plan pursuant to which the Company’s board of directors is authorized to issue stock options or nonvested shares to officers and key employees in an amount up to 611,833 shares of its common stock. Stock options can be granted with an exercise price less than, equal to or greater than the stock’s fair market value at the date of grant. Stock options granted under the plan have a 10-year term and generally vest ratably over a period of four years.

At December 31, 2021, 2020 and 2019, there were 415,773, 406,398 and 557,363 shares available respectively, for grant under the 2013 Stock Incentive Plan.

Summary information related to stock options outstanding as of December 31, 2021, 2020 and 2019 is as follows:

Outstanding Stock Options
Outstanding at January 1, 2019	54,470
Granted	—
Exercised	—
Forfeited / Terminated	—

Outstanding at December 31, 2019	54,470
Granted	191,590
Exercised	—
Forfeited / Terminated	(25,000)

Outstanding at December 31, 2020	221,060

Granted	—
Exercised	—
Forfeited / Terminated	(25,000)

Outstanding at December 31, 2021	196,060

The weighted average exercise price of the outstanding options was $2.85, $2.95 and $1.52 per share as of December 31, 2021, 2020 and 2019, respectively, 163,444, 137,421 and 53,200, respectively, of which are fully vested and exercisable as of December 31, 2021, 2020 and 2019, respectively, and start to expire in January 2023.

The Company recognized $52 thousand and $130 thousand in stock compensation expense for the year ending December 31, 2021 and 2020, respectively. Stock compensation expense for the year ending December 31, 2019 was not material. The fair value of each option award is estimated on the date of grant using the Black-Scholes option pricing model. Since the Company’s shares are not publicly traded and its shares are rarely traded privately, expected volatility is computed based on the historical volatility of similar entities with publicly traded shares. The risk-free rate for the expected term of the option is based on the U.S. Treasury yield to curve in effect at the time of grant.

The Company has no history or expectations of paying dividends on its common stock.

There were no options issued during the year ended December 31, 2021 and 2019, and 191,590 issued during the year ended December 31, 2020.

The following table summarizes the assumptions used in the calculation of the fair market value for awards granted during the year ended December 31, 2020:

Valuations assumptions

Expected dividend yield	0%
Expected volatility	47%
Expected term (years)	6
Risk-free interest rate	1.35%

At December 31, 2021, 2020 and 2019, there were approximately $23 thousand, $44 thousand and $1 thousand, respectively, of total unrecognized stock compensation cost related to nonvested share-based compensation arrangements granted under the plan. That cost is expected to be recognized over a weighted average period of one year.

12.	RETIREMENT PLAN

The Company sponsors a defined contribution retirement plan (the “Plan”) under the provisions of section 401(k) of the Internal Revenue Code for the benefit of substantially all employees. The Company does not match contributions to the Plan.

13.	ACQUISITION

On December 2, 2021, the Company acquired the assets of Betabrand through a credit bid of $7 million on Betabrand’s outstanding indebtedness. The Company engaged a third-party specialist to perform a purchase price valuation, which resulted in goodwill of $3.1 million. The following table summarizes the finalized fair value of the assets and assumed liabilities (in thousands):

As of December 2, 2021
Acquired assets
Inventory	$2,408
Other current assets	741
Property and equipment	26
Internal-use software and website	348
Intangible assets
Customer relationships	2,538
Developed technology	748
Trade name	438
Security Deposits	19

Total identifiable assets	$7,266
Liabilities assumed
Accounts payable	$151
Deferred revenue	3,224

Total liabilities	$3,375

On December 31, 2021, the Company and CFL entered into a Limited Liability Operating Agreement (the “LLC Agreement”), whereby Nogin contributed certain assets acquired from the Betabrand acquisition and entered into a MSA with IPCO to provide certain eCommerce services, marketing, photography, customer service and merchant credit card monitor fraud services; and CFL entered into a Master Supply Agreement with IPCO and agreed to procure the supply of inventory to IPCO, provide manufacturing, fulfillment, logistics and warehousing services for the inventory. The Company and CFL each received fifty percent ownership.

During the period of December 3, 2021 to December 30, 2021, the Company recorded financial information related to Betabrand as follows (in thousands):

December 3-30, 2021
Net revenue	$4,317
Gross margin	$3,156
Net income	$560

14.	RELATED PARTY TRANSACTIONS

The Company provides services to its joint ventures, ModCloth and IPCO under Master Services Agreements, which were entered into on April 25, 2021 and December 31, 2021, respectively. Sales to ModCloth represented $8.1 million of revenue during the twelve months ended December 31, 2021. Sales to IPCO on December 31, 2021 were not material. As of December 31, 2021, receivables from ModCloth of $5.3 million were included in related party receivables, net on the consolidated balance sheets.

15.	REVENUE

Disaggregation of Revenue

The Company has four major streams of revenue. CaaS service revenue, product revenue and shipping revenue are considered transferred to customers at the point of sale. Marketing and other revenue (other than B2C fulfillment services for rental space) are considered transferred to customers when services are performed. Thus, these revenues streams are recognized at a point in time. B2C fulfillment services for rental space is recognized over time.

The following table presents a disaggregation of the Company’s revenues by revenue source for the year ended December 31, 2021, 2020 and 2019 (in thousands):

	For Years Ended December 31,
	2021	2020	2019
Commerce-as-a-Service Revenue	$19,830	$20,227	$22,460
Product Sales Revenue	51,346	—	—
Marketing Revenue	19,249	14,142	10,177
Shipping Revenue	7,030	5,363	3,535
Other Revenue	3,893	5,785	4,782

Total Revenue	$101,348	$45,517	40,954

16.	SEGMENT REPORTING

The Company conducts business domestically and our revenue is managed on a consolidated basis. Our Chief Executive Officer, who is our Chief Operating Decision Maker, reviews financial information presented on a consolidated basis for purposes of allocating resources and evaluating financial performance. There are no segment managers who are held accountable for operations, operating results, and plans for levels, components, or types of products or services below the consolidated unit level. Accordingly, the Company is considered to be a single reportable segment.

All of the Company’s long-lived assets and external customers are located within the United States.

17.	EARNINGS PER SHARE

Basic and diluted net loss per share are computed using the two-class method as required when there are participating securities. The Company’s redeemable convertible preferred stock are participating securities as the holders of the redeemable convertible preferred stock are entitled to participate with in dividends with common stock. In periods of net income, net income is attributed to common stockholders and participating securities based on their participating rights. Net losses are not allocated to the participating securities as the participating securities do not have a contractual obligation to share in any losses. The following table presents the Company’s basic and diluted net loss per share:

	Twelve Months ended December 31,
(In thousands, except share and per share amounts)	2021	2020	2019
Numerator: Basic EPS
Net loss	$(65)	$(1,140)	$—
Less: Undistributed earnings attributable to participating securities	—	—	—

Net loss attributable to common stockholders-basic	$(65)	$(1,140)	$—

Denominator: Basic EPS
Weighted average shares of common stock outstanding-basic	9,129,358	9,129,358	9,130,726

Net loss per share attributable to common stock-basic	$(0.01)	$(0.12)	$—

Numerator: Diluted EPS
Net loss attributable to common stockholders-basic	$(65)	$(1,140)	$—
Denominator: Diluted EPS
Weighted average shares of common stock outstanding-basic	9,129,358	9,129,358	9,130,726
Dilutive potential shares of common stock:
Options to purchase shares of common stock	—	—	—
Warrants to purchase shares of common stock	—	—	—

Weighted average shares of common stock outstanding-diluted	9,129,358	9,129,358	9,130,276
Net loss per share attributable to common stock-diluted	$(0.01)	$(0.12)	$—

The Company’s potentially dilutive securities below, have been excluded from the computation of diluted net loss per share as they would be anti-dilutive.

Weighted-average number of potentially anti-dilutive shares excluded from calculation of earnings per share

	Twelve Months ended December 31,
	2021	2020	2019
Series A convertible, redeemable preferred shares	2,042,483	2,042,483	2,042,483
Series B convertible, redeemable preferred shares	1,459,462	1,459,562	1,459,562
Stock-based compensation awards	199,211	202,212	54,470
Outstanding warrants	112,977	100,000	100,000

18.	COMMITMENTS AND CONTINGENCIES

Operating Leases

The Company has entered into lease agreements for offices and warehouses located in California.

As of December 31, 2021, the monthly lease payments for the leases range from approximately $35 thousand to approximately $82 thousand and the leases expire at various times through November 2028. Some of the leases contain renewal options.

Minimum rent payments under all operating leases are recognized on a straight-line basis over the term of the lease including any periods of free rent, and any difference between rental payments and straight-line is recognized as deferred rent in the accompanying consolidated balance sheet.

Rent expense for the years ended December 31, 2021, 2020 and 2019 was approximately $4.0 million, $2.8 million and $2.0 million, respectively, and is included in general and administrative expenses in the consolidated statements of operations.

In July 2018, the Company assumed the operating lease for office space of the entity with which an asset purchase agreement (APA) was executed. The monthly lease payment is $75 thousand and expires in May 2023. The future minimum lease payments are included in the table below. The Company subleased the office space to a third-party in December 2018 for approximately $87 thousand per month. The sublease agreement will expire in May 2023. Future rental income is as follows: approximately $1.0 million per year during 2021 – 2022 and approximately $435 thousand in 2023.

Future minimum lease payments under non-cancelable terms are as follows (in thousands):

As of December 31, 2021
2022	$3,017
2023	1,272
2024	873
2025	900
2026	927
Thereafter	1,853

Total minimum lease payments	$8,842

Litigation

In the ordinary course of business, the Company may face various claims brought by third parties and the Company may, from time to time, make claims or take legal actions to assert its rights, including intellectual property disputes, contractual disputes, and other commercial disputes. Any of these claims could subject the Company to litigation. As of December 31, 2021 there are no claims that would cause a material impact on the consolidated financial statements.

Indemnities

The Company’s directors and officers agreements require us, among other things, to indemnify the director or officer against specified expenses and liabilities, such as attorneys’ fees, judgments, fines and settlements, paid by the individual in connection with any action, suit or proceeding arising out of the individual’s status or service as our director or officer, other than liabilities arising from willful misconduct or conduct that is knowingly fraudulent or deliberately dishonest, and to advance expenses incurred by the individual in connection with any proceeding against the individual with respect to which the individual may be entitled to indemnification by the Company. The Company also indemnifies its lessor in connection with its facility lease for certain claims arising from the use of the facilities.

These indemnities do not provide for any limitation of the maximum potential future payments the Company could be obligated to make. Historically, the Company has not incurred any payments for these obligations and, therefore, no liabilities have been recorded for these indemnities in the accompanying condensed consolidated balance sheets.

19.	SUBSEQUENT EVENTS

The Company has evaluated the impact of subsequent events through May 13, 2022, which is the date the financial statements were available to be issued.

On February 14, 2022, the Company, together with Software Acquisition Group Inc. III (“SWAG”), filed a Form S-4 registration statement related to plans of a merger between the parties with Nogin as the surviving entity and a wholly owned subsidiary of SWAG. The registration statement is pending approval from the SEC. As of December 31, 2021, $1.8 million of costs that would be capitalized at the close of the transaction is included in prepaid and other current assets and accrued expense and other liabilities on the consolidated balance sheet.

On April 20, 2022, SWAG and the Company entered into an amended merger agreement, which secured private placement fund financing in the form of subscription agreements pursuant to which SWAG agreed to issue and sell, at the par value of the notes, to subscribers immediately prior to the closing of the merger up to an aggregate principal amount of $75 million of 7.00% convertible senior notes due 2026 and an aggregate of 1.5 million warrants. The financing is conditioned upon the closing of the merger.

Branded Online, Inc. dba Nogin

Unaudited Condensed Consolidated Balance Sheets

(In thousands, except share and per share data)

	June 30, 2022	December 31, 2021
ASSETS
Current assets:
Cash	$1,207	$1,071
Accounts receivable, net	2,523	1,977
Related party receivables	6,236	5,356
Inventory	16,385	22,777
Prepaid expenses and other current assets	5,225	2,915

Total current assets	31,576	34,096

Restricted cash	1,500	3,500
Property and equipment, net	1,699	1,789
Intangible assets, net	996	1,112
Investment in unconsolidated affiliates	11,588	13,570
Other non-current asset	664	664

Total assets	$48,023	$54,731

LIABILITIES, CONVERTIBLE REDEEMABLE PREFERRED STOCK AND STOCKHOLDERS’ DEFICIT
Current liabilities:
Accounts payable	$16,086	$16,098
Due to clients	4,596	5,151
Related party payables	1,870	—
Promissory notes	6,740	—
Promissory notes from related parties	2,666	—
Accrued expenses and other liabilities	10,823	14,018

Total current liabilities	42,781	35,267

Line of credit	4,998	348
Long-term note payable, net	19,921	19,249
Deferred tax liabilities	1,239	1,174
Other long-term liabilities	1,244	734

Total liabilities	70,183	56,772

Commitments and contingencies (Note 14)
CONVERTIBLE REDEEMABLE PREFERRED STOCK
Series A convertible, redeemable preferred stock, $0.0001 par value, 2,042,483 shares authorized, issued and outstanding, as of June 30, 2022 and December 31, 2021	4,687	4,687
Series B convertible, redeemable preferred stock, $0.0001 par value, 1,600,000 shares authorized as of June 30, 2022 and December 31, 2021 respectively; 1,459,462 shares issued and outstanding	6,502	6,502
STOCKHOLDERS’ DEFICIT
Common stock, $0.0001 par value, 14,000,000 shares authorized; 9,129,358 shares issued and outstanding as of June 30, 2022 and December 31, 2021	1	1
Additional paid-in capital	5,157	4,361
Treasury stock	(1,330)	(1,330)
Accumulated deficit	(37,177)	(16,262)

Total stockholders’ deficit	(33,349)	(13,230)

Total liabilities, convertible redeemable preferred stock and stockholders’ deficit	$48,023	$54,731

See notes to unaudited condensed consolidated financial statements

Branded Online, Inc. dba Nogin

Unaudited Condensed Consolidated Statements of Operations

(In thousands, except share and per share data)

	Six Months Ended June 30,
	2022	2021
Net service revenue	$17,787	$22,171
Net product revenue	20,756	4,515
Net revenue from related parties	7,005	1,588

Total net revenue	45,548	28,274
Operating costs and expenses:
Cost of services (1)	11,192	11,471
Cost of product revenue (1)	15,407	1,908
Sales and marketing	1,186	677
Research and development	2,827	2,424
General and administrative	30,362	14,642
Depreciation and amortization	420	240

Total operating costs and expenses	61,394	31,362

Operating loss	(15,846)	(3,088)
Interest expense	(2,117)	(120)
Change in fair value of promissory notes	(2,566)	—
Change in fair value of unconsolidated affiliates	(1,982)	4,937
Other income, net	1,661	312

Income (loss) before income taxes	(20,850)	2,041
Provision (benefit) for income taxes	65	(284)

Net income (loss)	$(20,915)	$2,325

Net income (loss) per common share – basic	$(2.29)	$0.18
Net income (loss) per common share – diluted	$(2.29)	$0.18
Weighted average shares outstanding – basic	9,129,358	9,129,358
Weighted average shares outstanding – diluted	9,129,358	9,389,210

(1)	Exclusive of depreciation and amortization shown separately.

See notes to unaudited condensed consolidated financial statements

Branded Online, Inc. dba Nogin

Unaudited Condensed Consolidated Statements of Convertible Redeemable Preferred Stock and Stockholders’ Deficit

(In thousands, except share data)

	Convertible Redeemable Preferred Stock				Common Stock		Additional Paid-in Capital	Treasury Stock	Accumulated Deficit	Total Stockholders’ Deficit
	Series A		Series B
	Shares	Amount	Shares	Amount	Shares	Amount
Balance, December 31, 2020	2,042,483	$4,687	1,459,462	$6,502	9,129,358	$1	$4,308	$(1,330)	$(16,197)	$(13,218)
Stock-based compensation	—	—	—	—	—	—	32	—	—	32
Net income	—	—	—	—	—	—	—	—	2,325	2,325

Balance, June 30, 2021	2,042,483	$4,687	1,459,462	$6,502	9,129,358	$1	$4,340	$(1,330)	$(13,872)	$(10,861)

Balance, December 31, 2021	2,042,483	$4,687	1,459,462	$6,502	9,129,358	$1	$4,361	$(1,330)	$(16,262)	$(13,230)
Stock-based compensation	—	—	—	—	—	—	83	—	—	83
Warrant issuance							713			713
Net loss	—	—	—	—	—	—	—	—	(20,915)	(20,915)

Balance, June 30, 2022	2,042,483	$4,687	1,459,462	$6,502	9,129,358	$1	$5,157	$(1,330)	$(37,177)	$(33,349)

See notes to unaudited condensed consolidated financial statements

Branded Online, Inc. dba Nogin

Unaudited Condensed Consolidated Statements of Cash Flows

(In thousands)

	Six Months Ended June 30,
	2022	2021
CASH FLOWS FROM OPERATING ACTIVITIES:
Net (loss) income	$(20,915)	$2,325
Adjustments to reconcile net income (loss) to net cash used by operating activities:
Depreciation and amortization	420	240
Amortization of debt issuance costs and discounts	802	—
Amortization of contract acquisition costs	—	333
Stock-based compensation	83	32
Deferred income taxes	65	—
Fair value adjustment on joint ventures	1,982	(4,791)
Fair value adjustment on warrant liability	509	—
Fair value adjustment on promissory notes	2,566	—
Settlement of deferred revenue	(1,611)	—
Other	82	—
Changes in operating assets and liabilities:
Accounts receivable	(546)	1,111
Related party receivables	(880)	—
Inventory	6,392	(3,625)
Prepaid expenses and other current assets	(2,306)	32
Accounts payable	(12)	1,419
Due to clients	(555)	(9,315)
Related party payables	1,870	—
Accrued expenses and other liabilities	(1,139)	838

Net cash used in operating activities	(13,193)	(11,401)
CASH FLOWS FROM INVESTING ACTIVITIES:
Purchases of property and equipment	(226)	(449)
Investment in unconsolidated affiliate	—	(1,500)

Net cash used in investing activities	(226)	(1,949)
CASH FLOWS FROM FINANCING ACTIVITIES:
Proceeds from promissory notes	5,000	—
Proceeds from promissory notes – related parties	1,975	—
Payment of debt issuance costs	(70)	—
Proceeds from line of credit	86,905	77,629
Repayments of line of credit	(82,255)	(77,629)

Net cash provided by financing activities	11,555	5,000

NET (DECREASE) INCREASE IN CASH AND RESTRICTED CASH	(1,864)	(8,350)
Beginning of period	4,571	16,168

End of period	$2,707	$7,818

SUPPLEMENTAL CASH FLOW INFORMATION
Cash paid for interest	$1,288	$49
Cash paid for taxes	169	—
SCHEDULE OF CASH AND RESTRICTED CASH
Cash	$1,207	$5,818
Restricted cash	1,500	2,000

Total cash and restricted cash	$2,707	$7,818

See notes to unaudited condensed consolidated financial statements

Branded Online, Inc. dba Nogin

Notes to the Unaudited Condensed Consolidated Financial Statements

1.	OVERVIEW

Nogin (the “Company”) is an e-commerce, technology platform provider that delivers Commerce-as-a-Service (“CaaS”) solutions as a headless, flexible full stack enterprise commerce platform with cloud services and optimizations along with experts for brands and retailers that provide a unique combination of customizability and sales efficiency. The Company manages clients’ front-to-back-end operations so clients can focus on their business. The Company’s business model is based on providing a comprehensive e-commerce solution to its customers on a revenue sharing basis.

The Company’s headquarters and principal place of business are in Tustin, California.

2.	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Basis of Presentation

The accompanying condensed consolidated financial statements are presented in accordance with accounting principles generally accepted in the United States of America (“U.S. GAAP”) and pursuant to the rules and regulations of the Securities and Exchange Commission (“SEC”). The interim financial information provided is unaudited and omits certain information and note disclosures normally included in annual consolidated financial statements. The condensed consolidated financial statements reflect adjustments that are of a normal recurring nature and are necessary for the fair presentation of the financial condition, operating results, and cash flows for the interim period presented. Operating results for the six months ended June 30, 2022 are not necessarily indicative of the results that may be expected for the year ending December 31, 2022. These condensed consolidated financial statements should be read in conjunction with the Company’s audited financial statements for the year ended December 31, 2021 and notes thereto included elsewhere in the Proxy/Prospectus for Software Acquisition Group Inc. III (“SWAG”) for the fiscal year ended December 31, 2021 filed with the SEC (note 15).

Liquidity

The Company’s financial statements have been prepared by management on the basis that the Company will continue as a going concern, which contemplates the realization of assets and satisfaction of liabilities in the normal course of business. As a result, these financial statements do not include any adjustments that might result from the outcome of going concern uncertainty.

Historically, the Company has financed its operations through issuances of equity securities, revenues from services, and borrowings under its credit agreements. The Company’s principal liquidity requirements are to meet working capital needs, make debt service payments, and fund capital expenditures. The Company’s management believes even with the impacts of the global coronavirus (“COVID-19”) pandemic, and with the close of the Business Combination (Note 16), its existing cash and restricted cash will be sufficient to support working capital and capital expenditure requirements for at least the next twelve months. The Company believes it has the ability to continue as a going concern.

COVID-19 Pandemic

In March 2020, the World Health Organization declared the COVID-19 outbreak a pandemic. At the onset of COVID-19, the Company anticipated an impact to the business, its financial conditions and results of operations. The Company applied for and was granted a Paycheck Protection Plan (“PPP”) loan. In addition, the Company has taken a number of actions to mitigate the impacts of the COVID-19 pandemic on its business. The Company witnessed a large shift in consumer spending from retail stores to online stores, and

Branded Online, Inc. dba Nogin

Notes to the Unaudited Condensed Consolidated Financial Statements

as a result, there were no significant declines in the periods presented. However, the impacts of the COVID-19 pandemic will depend on future developments, including the duration and spread of the pandemic. These developments and the impacts of the COVID-19 pandemic on the financial markets and overall economy are highly uncertain and cannot be predicted.

Use of Estimates

The preparation of financial statements in conformity with U.S. GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, and the reported amounts of revenue and expenses during the reporting period. The Company prepared these estimates based on the most current and best available information, but actual results could differ materially from these estimates and assumptions. Significant estimates and assumptions reflected in the financial statements include, but are not limited to, the allowance for credit losses and revenue recognition, including variable consideration for estimated reserves for returns and other allowances. Management bases its estimates on historical experience and on assumptions that it believes to be reasonable under the circumstances, the results of which form the basis for marking judgements about the carrying value of assets and liabilities that are not readily apparent from other sources.

Accounts Receivable

The allowance for doubtful accounts was $425 thousand as of June 30, 2022 and $406 thousand as of December 31, 2021.

Inventory

Inventory is comprised entirely of finished goods for resale. The reserve for returns was $156 thousand as of June 30, 2022 and $532 thousand as of December 31, 2021.

Promissory Notes

The Company elected to account for certain promissory notes under the fair value option of accounting in accordance with ASC 825 Financial Instruments wherein the financial instrument is initially measured at its fair value upon issuance and then subsequently re-measured at its estimated fair value on a recurring basis at each reporting period with the change in fair value recognized in earnings. The portion of the fair value adjustment attributed to a change in the instrument-specific credit risk, if any, is recognized as a component of other comprehensive income or loss.

Concentration of Risks

Credit Risk

Financial instruments that potentially subject the Company to significant concentrations of credit risk consist primarily of cash and cash equivalents, restricted cash and equity method investments. The Company maintains cash balances at financial institutions. Amounts on deposit at these institutions are secured by the Federal Deposit Insurance Corporation (“FDIC”) insurance limit. At various times, the Company has had bank deposits in excess of the FDIC’s insurance limit. The Company has not experienced any losses in its cash accounts to date. Management believes that the Company is not exposed to any significant credit risk with respect to its cash.

The Company performs ongoing credit evaluations of its customers and generally does not require collateral. As of June 30, 2022, receivables from two customers amounted to $0.9 million or 11% and

Branded Online, Inc. dba Nogin

Notes to the Unaudited Condensed Consolidated Financial Statements

$6.2 million or 73% of accounts receivable. As of December 31, 2021, receivables from two customers amounted to $1.1 million or 15% and $5.4 million or 73% of accounts receivable.

Major Customers

For the six months ended June 30, 2022, revenue from three customers amounted to $15.1 million or 33%, $6.3 million or 14%, and $4.2 million or 9% of total revenue. For the six months ended June 30, 2021, revenue from three customer amounted to $4.6 million or 16%, $4.6 million or 16%, and $4.0 million or 14% of total revenue.

Major Suppliers

For the six months ended June 30, 2022, two vendors accounted for $5.6 million or 15% and $4.5 million or 12% of total purchases. For the six months ended June 30, 2021, two vendors accounted for $3.4 million or 20% and $2.3 million or 13% of total purchases.

Revenue Recognition

Revenue is accounted for using Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”) Topic 606, Revenue from Contracts with Customers.

In accordance with ASC Topic 606, the Company recognizes revenue when control of the promised goods or services is transferred to the Company’s customers, in an amount that reflects the consideration it expects to be entitled to in exchange for those goods or services. The Company determines revenue recognition through the following steps:

•	Identification of a contract with a customer,

•	Identification of the performance obligations in the contract,

•	Determination of the transaction price,

•	Allocation of the transaction price to the performance obligations in the contract, and

•	Recognition of revenue when or as the performance obligations are satisfied.

A performance obligation is a promise in a contract to transfer a distinct product. Performance obligations promised in a contract are identified based on the goods that will be transferred that are both capable of being distinct and are distinct in the context of the contract, whereby the transfer of the goods is separately identifiable from other promises in the contract. Performance obligations include establishing and maintaining customer online stores, providing access to the Company’s e-commerce platform, customer service support, photography services, warehousing, and fulfillment. Most of the contracts of the Company with customers contain multiple promises, which may result in multiple performance obligations, while others are combined into one performance obligation. For contracts with customers, the Company accounts for individual promises separately if they are distinct. The transaction price is allocated to the separate performance obligations on a relative standalone selling price basis. The Company determines the standalone selling prices based on its overall pricing objectives, taking into consideration market conditions and other factors.

The Company has concluded the sale of goods and related shipping and handling on behalf of our customers are accounted for as a single performance obligation, while the expenses incurred for actual shipping charges are included in cost of sales.

Branded Online, Inc. dba Nogin

Notes to the Unaudited Condensed Consolidated Financial Statements

The Company’s revenue is mainly commission fees derived from contractually committed gross revenue processed by customers on the Company’s e-commerce platform. The Company is acting as an agent in these arrangements and customers do not have the contractual right to take possession of the Company’s software. Revenue is recognized in an amount that reflects the consideration that the Company expects to ultimately receive in exchange for those promised goods, net of expected discounts for sales promotions and customary allowances.

CaaS Revenue is recognized on a net basis from maintaining e-commerce platforms and online orders, as the Company is engaged primarily in an agency relationship with its customers and earns defined amounts based on the individual contractual terms for the customer and the Company does not take possession of the customers’ inventory or any credit risks relating to the products sold.

Variable consideration is included in revenue for potential product returns. The Company uses an estimate to constrain revenue for the expected variable consideration at each period end. The Company reviews and updates its estimates and related accruals of variable consideration each period based on the terms of the agreements, historical experience, and expected levels of returns. Any uncertainties in the ultimate resolution of variable consideration due to factors outside of the Company’s influence are typically resolved within a short timeframe therefore not requiring any additional constraint on the variable consideration. The estimated reserve for returns is included on the balance sheet in accrued expenses with changes to the reserve in revenue on the accompanying statement of operations. The reserve for returns as of June 30, 2022 was $0.6 million and as of December 31, 2021 was $1.8 million.

In most cases the Company acts as the merchant of record, resulting in a due to client liability (discussed below). However, in some instances, the Company may perform services without being the merchant of record in which case there is a receivable from the customer.

Payment terms and conditions are generally consistent for customers, including credit terms to customers ranging from seven days to 60 days, and the Company’s contracts do not include any significant financing component. The Company performs credit evaluations of customers and evaluates the need for allowances for potential credit losses based on historical experience, as well as current and expected general economic conditions.

Sales taxes collected from customers and remitted to governmental authorities are accounted for on a net basis and, therefore, are excluded from net revenue in the condensed consolidated statements of operations.

Commerce as a Service

As noted above, the Company’s main revenue stream is “Commerce as a Service” revenue in which it receives commission fees derived from contractually committed gross revenue processed by customers on the Company’s e-commerce platform. Consideration for online sales is collected directly from the end customer by the Company and amounts not owed to the Company are remitted to the customer. Revenue is recognized on a net basis from maintaining e-commerce platforms and online orders, as the Company is engaged in an agency relationship with its customers and earns defined amounts based on the individual contractual terms for the customer and the Company does not take possession of the customers’ inventory or any credit risks relating to the products sold.

Product sales

Under two licensee agreements, the Company is the owner of inventory and reseller of record. As a result, the Company is the principal in sales to end customers and records these revenues on a gross basis at a point in time.

Branded Online, Inc. dba Nogin

Notes to the Unaudited Condensed Consolidated Financial Statements

Fulfillment services

Revenue for business-to-business (“B2B”) fulfillment services is recognized on a gross basis either at a point in time or over a point in time. For example, inbound and outbound services are recognized when the service is complete, while monthly storage services are recognized over the service period.

Marketing services

Revenue for marketing services is recognized on a gross basis as marketing services are complete. Performance obligations include providing marketing and program management such as procurement and implementation.

Shipping services

Revenue for shipping services is recognized on a gross basis as shipments are completed and products are shipped to end customers.

Set up and implementation services

The Company provides set up and implementation services for new clients. The revenue is recognized on a gross basis at the completion of the service, with the unearned amounts received for incomplete services recorded as deferred revenue, if any.

Other services

Revenue for other services such as photography, business to customer (“B2C”) fulfillment, customer service, development and web design are reimbursable costs and recognized on the gross basis, and are services rendered as part of the performance obligations to clients for which an online platform and online orders are managed. All reimbursable costs are the responsibility of the Company as the Company uses such services to fulfill its performance obligations.

Cost of services

Cost of services reflects costs directly related to providing services under the master service agreements with customers, which primarily includes service provider costs directly related to processing revenue transactions, marketing expenses and shipping and handling expenses which correspond to marketing and shipping revenues, as well as credit card merchant fees. Cost of services is exclusive of depreciation and amortization and general salaries and related expenses.

Cost of product revenue

Cost of product revenue reflects costs directly related to selling inventory acquired from select clients, which primarily includes product cost, warehousing costs, fulfillment costs, credit card merchant fees and third-party royalty costs. Cost of product revenue is exclusive of depreciation and amortization and general salaries and related expenses.

Fair Value Measurement

The Company applies the provisions of Financial Accounting Standards Board (FASB) Accounting Standards Codification (ASC) 820, Fair Value Measurements and Disclosures (“ASC 820”),which provides

Branded Online, Inc. dba Nogin

Notes to the Unaudited Condensed Consolidated Financial Statements

a single authoritative definition of fair value, sets out a framework for measuring fair value, and expands on required disclosures about fair value measurement.

The Company applies the provisions of ASC 820 to all financial assets and liabilities and non-financial assets and liabilities that are recognized or disclosed at fair value in the financial statements on a recurring basis.

The Company defines fair value as an exit price, representing the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. As such, fair value is a market-based measurement that should be determined based on assumptions that market participants would use in pricing an asset or liability.

Fair value is estimated by applying the following hierarchy, which prioritizes the inputs used to measure fair value into three levels and bases the categorization within the hierarchy upon the lowest level of input that is available and significant to the fair value measurement:

Level 1 - Quoted prices in active markets for identical assets or liabilities.

Level 2 - Observable inputs other than quoted prices in active markets for identical assets and liabilities, quoted prices for identical or similar assets or liabilities in inactive markets, or other inputs that are observable or can be corroborated by observable market data for substantially the full term of the assets or liabilities.

Level 3 - Inputs that are generally unobservable and typically reflect management’s estimate of assumptions that market participants would use in pricing the asset or liability.

In determining fair value, the Company utilized valuation techniques that maximize the use of observable inputs and minimize the use of unobservable inputs to the extent possible as well as considers counter party credit risk and nonperformance risk in its assessment of fair value.

The carrying value of the Company’s short-term financial instruments, such as cash and cash equivalents, restricted cash, accounts receivable, notes payable, and accounts payable, approximate the fair value due to the immediate or short-term maturity of these instruments. The carrying value of the Company’s long-term debt approximates fair value as the interest rate on the Company’s secured credit facility and certain other debt has a variable component, which is reflective of the market.

Recent Accounting Pronouncements

In February 2016, the FASB issued ASU 2016-02, Leases (ASC Topic 842), a comprehensive new lease recognition standard which will supersede previous existing lease recognition guidance. Under the standard, lessees will need to recognize a right-of use asset and a lease liability for leases with terms greater than twelve months. The liability will be equal to the present value of lease payments. The asset will be based on the liability, subject to adjustment, such as for initial direct costs. For income statement purposes, leases will be required to be classified as either operating or finance. Operating leases will result in straight-line expense (similar to current operating leases) while finance leases will result in a front-loaded expense pattern (similar to current capital leases). The standard is effective for fiscal periods beginning after December 15, 2021 and interim periods within fiscal years beginning after December 15, 2022 and requires a modified retrospective adoption. The Company is currently evaluating the impact the adoption of this standard will have on the financial statements.

In June 2016, the FASB issued ASU 2016-13, “Financial Instruments—Credit Losses” (Topic 326). The FASB issued this update to provide financial statement users with more decision-useful information about

Branded Online, Inc. dba Nogin

Notes to the Unaudited Condensed Consolidated Financial Statements

the expected credit losses on financial instruments and other commitments to extend credit held by a reporting entity at each reporting date. The amendments in this update replace the existing guidance of incurred loss impairment methodology with an approach that reflects expected credit losses and requires consideration of a broader range of reasonable and supportable information to inform credit loss estimates. In November 2018, the FASB issued ASU 2018-19, “Codification Improvements to Topic 326, Financial Instruments—Credit Losses,” which clarifies the scope of guidance in the ASU 2016-13. The updated guidance is effective for annual periods beginning after December 15, 2022 and interim periods within fiscal years beginning after December 15, 2023. The Company is currently evaluating the impact the adoption of this standard will have on the financial statements.

In December 2019, the Financial Accounting Standards Board (“FASB”) issued Accounting Standards Update (“ASU”) 2019-12, Simplifying the Accounting for Income Taxes, which eliminates certain exceptions related to the approach for intra-period tax allocation, the methodology for calculating taxes during the quarters and the recognition of deferred tax liabilities for outside basis differences. This guidance also simplifies aspects of the accounting for franchise taxes and changes in tax laws or rates, as well as clarifies the accounting for transactions that result in a step-up in the tax basis of goodwill. ASU 2019-12 is effective for the Company beginning January 1, 2022. The Company has adopted this guidance and there was not a material impact on the financial statements.

In August 2020, the Financial Accounting Standards Board (“FASB”) issued Accounting Standards Update (“ASU”) 2020-06 Debt—Debt with Conversion and Other Options (Subtopic 470-20) and Derivatives and Hedging—Contracts in Entity’s Own Equity (Subtopic 815-40): Accounting for Convertible Instruments and Contracts in an Entity’s Own Equity, which improves Convertible Instruments and Contracts in an Entity’s Own Equity and is expected to improve financial reporting associated with accounting for convertible instruments and contracts in an entity’s own equity. The ASU simplifies accounting for convertible instruments by removing major separation models required under current U.S. GAAP. Consequently, more convertible debt instruments will be reported as a single liability instrument and more convertible preferred stock as a single equity instrument with no separate accounting for embedded conversion features. The ASU removes certain settlement conditions that are required for equity contracts to qualify for the derivative scope exception, which will permit more equity contracts to qualify for it.

The ASU also simplifies the diluted earnings per share (EPS) calculation in certain areas. ASU 2020-06 is effective for the Company beginning January 1, 2024, with early adoption permitted as of January 1, 2021. The Company is currently evaluating the impact that ASU 2020-06 may have on our financial statements.

Other recently issued accounting standards are not expected to have a material effect on the Company’s financial statements.

3.	PROPERTY AND EQUIPMENT

Property and equipment, net as of June 30, 2022 and December 31, 2021, consisted of the following (in thousands):

	June 30, 2022	December 31, 2021
Furniture and equipment	$2,365	$2,160
Leasehold Improvements	536	536

Property, plant, and equipment, gross	2,901	2,696
Less accumulated depreciation	(1,202)	(907)

Property and equipment, net	$1,699	$1,789

Branded Online, Inc. dba Nogin

Notes to the Unaudited Condensed Consolidated Financial Statements

Depreciation expense for property and equipment for the six months ended June 30, 2022 and 2021 was $304 thousand and $210 thousand, respectively.

4.	INTANGIBLE ASSETS

The Company entered into a three-year master service agreement with a new customer for a $2.0 million contract acquisition fee on July 16, 2018. The agreement resulted in the acquisition of nine new contracts with different companies and brands. The cost is amortized over a three-year period, which ended in 2021.

In connection with the Betabrand acquisition (note 9), the Company’s amortization expense for capitalized software for the six months ended June 30, 2022 and 2021 was $116 thousand and $30 thousand, respectively.

As of June 30, 2022 and December 31, 2021, intangible assets consist of the following (in thousands):

	June 30, 2022	December 31, 2021
Contract acquisition cost	$2,000	$2,000
Software	1,174	1,174

	3,174	3,174
Less: Accumulated amortization	(2,178)	(2,062)

Intangible assets-net	$996	$1,112

5.	INVESTMENT IN UNCONSOLIDATED AFFILIATES

On April 6, 2021, the Company and Tiger Capital Group, LLC (“Tiger Capital”) formed a joint venture, Modcloth Partners, LLC. (“Modcloth”). The Company and Tiger Capital each contributed $1.5 million into Modcloth and the Company will own 50% of the outstanding membership units. Tiger Capital will provide the financing for the inventory, while the Company entered into a Master Services Agreement (“MSA”) with Modcloth to provide the eCommerce services (see Note 10). The Company accounts for its investment in ModCloth under the fair value option of accounting. As of June 30, 2022 and December 31, 2021, the investment balance related to ModCloth was $4.5 million and $6.4 million, respectively, and was included in investment in unconsolidated affiliates on the condensed consolidated balance sheets. For the six months ended June 30, 2022, the Company recorded a fair value adjustment related to its ModCloth investment of $1.9 million included in changes in fair value of unconsolidated affiliates on the condensed consolidated statements of operations.

On December 31, 2021, the Company and CFL Delaware, Inc. (“CFL”) formed a joint venture, IPCO, whereby Nogin contributed certain assets acquired from the BTB (ABC), LLC (“Betabrand”) acquisition (see Note 9) and entered into a MSA with IPCO to provide certain eCommerce services, marketing, photography, customer service and merchant credit card monitor fraud services; and CFL entered into a Master Supply Agreement with IPCO and agreed to procure the supply of inventory to IPCO, provide manufacturing, fulfillment, logistics and warehousing services for the inventory. The Company accounts for its investment in IPCO under the fair value option of accounting. As of June 30, 2022 and December 31, 2021, the investment balance related to IPCO was $7.1 million, and was included in investment in unconsolidated affiliates on the condensed consolidated balance sheets. For the six months ended June 30, 2022, the Company recorded $1.6 million to other income, net related to the settlement of deferred revenue related to sale of finished inventory to IPCO. In addition, the Company recorded a fair value adjustment related to its IPCO investment of $41 thousand included in changes in fair value of unconsolidated affiliates on the condensed consolidated statement of operations for the six months ended June 30, 2022.

Branded Online, Inc. dba Nogin

Notes to the Unaudited Condensed Consolidated Financial Statements

The following table presents summarized financial information for the joint ventures for the six months ended and as of June 30, 2022 (in thousands):

	Modcloth	IPCO
Net revenue	$9,350	$13,578
Gross margin	$3,997	$10,776
Net loss	$(2,531)	$(826)
Current assets	$1,567	$4,385
Long term assets	$6,285	$5,824
Current liabilities	$8,387	$7,031
Long term liabilities	$4,945	$—

The Company’s ModCloth and IPCO investments are Level 3 fair value measurement. The Company utilized the following valuation methods to conclude on the fair value as of June 30, 2022:

- Discounted Cash Flow – The key unobservable input utilized was a discount rate of 16.3% for Modcloth and 19.3% for IPCO.

- Guideline Public Company Method – The Company utilized a revenue multiple of 0.80x for Modcloth and 0.25x for IPCO on current period forecasted revenues. The revenue multiple was derived from public peers of the Company.

- Guideline Transaction Method – The Company utilized a revenue multiple of 0.85x for Modcloth and 0.29x for IPCO on current period forecasted revenues. The revenue multiple was derived from public transactions in which the target companies were similar to the Company.

The following table summarizes the changes in the ModCloth and IPCO investment Level 3 fair value measurement (in thousands):

	Modcloth	IPCO
Balance as of December 31, 2021	$6,437	$7,133
Change in fair value	(1,940)	(41)

Balance as of June 30, 2022	$4,497	$7,092

6.	LONG-TERM DEBT

Line of credit

Effective January 14, 2015, the Company entered into a Revolving Credit Agreement with a financial institution that provided maximum borrowing under a revolving loan commitment of up to $2 million, bearing an interest rate of 2% plus prime rate as published by the Wall Street Journal. Effective July 3, 2020, the Company renewed the line of credit with the financial institution through May 31, 2021 that provided maximum borrowing under a revolving loan commitment of up to $5 million. In May 2021 the maturity date was extended to June 30, 2021 and then further extended to July 31, 2021. The line was then renewed on July 21, 2021 with an expanded credit limit of $8 million, a new maturity date of June 30, 2023 and an amended per annum interest rate of the greater of 2.25% plus prime rate as published by the Wall Street Journal or 5.50%. As of June 30, 2022 and December 31, 2021, the Company has $5.0 million and $348 thousand, respectively, due on its line of credit with a $3 million letter of credit issued against the line of credit, which results in remaining availability of $0 and $4.7 million, respectively. The line of credit contains covenants regarding certain financial statement amounts and ratios of the Company. The Company received waivers for its financial statement covenants for the period ended June 30, 2022 and December 31, 2021.

Branded Online, Inc. dba Nogin

Notes to the Unaudited Condensed Consolidated Financial Statements

Notes Payable

On August 11, 2021, the Company entered into a loan and security agreement (“Note Agreement”) with a financial institution that provided for a borrowing commitment of $15 million in the form of promissory notes. In August 2021, the Company borrowed $10 million under the first tranche (“First Tranche Notes”). The Note Agreement has a commitment for additional second tranche borrowings of $5 million through June 30, 2022. In October 2021 the Company borrowed the remaining $5 million committed under the Note Agreement. The borrowings under the Note Agreement are secured by substantially all assets of the Company.

The First and Second Tranche Notes mature on September 1, 2026 and November 1, 2026, respectively, and bear an interest at a rate per annum of 6.25% plus the greater of 3.25% or the prime rate as published by the Wall Street Journal. The Company is required to make interest only payments on the first of each month beginning October 1, 2021 and December 1, 2021, respectively. Beginning October 1, 2023 and December 1, 2023, respectively, the Company is required to make principal payments of $278 thousand and $139 thousand, respectively, plus accrued interest on the first of each month through maturity. Upon payment in full of the First and Second Tranche Notes, the Company is required to pay exit fees (“Exit Fee”) of $600 thousand and $300 thousand, respectively.

In December 2021 the Company borrowed an additional $6 million from the same financial institution, of which $1 million was repaid in full on December 31, 2021, and $5 million (“Third Tranche Notes”) bear an interest at a rate per annum of 6.25% plus the greater of 3.25% or the prime rate as published by the Wall Street Journal. The Company is required to make interest only payments on the first of each month beginning February 1, 2022, with the full principal amount due on July 1, 2023. Upon payment in full, the Company is required to pay exit fees of $50 thousand.

In connection with the Note Agreement, the Company issued warrants to purchase up to 33,357 shares of common stock of the Company (the “Warrants”) at an exercise price of $0.01 per share (Note 7). On the date of issuance, the Company recorded the fair value of the Warrants as a discount to the First Tranche Notes which is being amortized into interest expense over the term of the First Tranche Notes using the effective interest method. The issuance costs are deferred over the repayment term of the debt. Deferred issuance costs relate to the Company’s debt instruments, the short-term and long-term portions are reflected as a deduction from the carrying amount of the related debt.

The components of the long-term notes payable, net are as follows (in thousands):

	June 30, 2022	December 31, 2021
First Tranche Notes	$10,000	$10,000
First Tranche Notes Exit Fee	600	600
Second Tranche Notes	5,000	5,000
Second Tranche Notes Exit Fee	300	300
Third Tranche Notes	5,000	5,000
Third Tranche Notes Exit Fee	50	50

	20,950	20,950
Less: Unamortized Exit Fee payment	(773)	(884)
Less: Unamortized warrant discount	(597)	(678)
Less: Unamortized debt issuance costs	(122)	(139)
Add: Unamortized costs – short-term in accrued expense and other liabilities	463	—

	$19,921	$19,249

Branded Online, Inc. dba Nogin

Notes to the Unaudited Condensed Consolidated Financial Statements

Scheduled maturities for the First, Second and Third Tranche Notes, inclusive of Exit Fee payments of the Company’s long-term notes payable as of June 30, 2022 were as follows (in thousands):

2022 (remaining)	$—
2023	6,022
2024	5,000
2025	5,000
2026	4,928

Total	$20,950

Promissory Notes

During Q2 2022, the Company entered into promissory notes with various individuals (the “Promissory Notes”), including current investors, members of management and other unrelated parties in exchange for cash of $7.0 million (the “Promissory Notes”). The Promissory Notes mature on the earlier of one year from issuance or close of the merger with SWAG (Note 15) and bear per annum interest at the rate of 7.75% plus the greater of 3.50% or the prime rate as published by the Wall Street Journal. The Company is required to make nine interest-only payments, followed by three principal and interest payments. In connection with the Promissory Notes, the Company issued warrants (“Promissory Note Warrants”) to purchase up to 31,024 shares of common stock of the Company at an exercise price of $0.01 per share (Note 7). Upon payment in full of the Promissory Notes, the Company is required to make an additional final payment (“Final Payment”) of $3.5 million.

The Company elected to account for the Promissory Notes under the fair value option of accounting upon issuance of each of the Promissory Notes. At issuance the Company recognized the fair value of the Promissory Notes of $6.3 million with the remaining $0.7 million of proceeds received allocated to the Promissory Note Warrants. As of June 30, 2022, the fair value of the Promissory Notes was $9.4 million of which $6.7 million was recorded in promissory notes and $2.7 million was recorded in promissory notes from related parties on the condensed consolidated balance sheets. The loss on the increase in fair value of the Promissory Notes during the six months ended June 30, 2022 was $3.1 million of which $0.5 million is included in interest expense, which is recognized based on the effective interest method, and $2.6 million is included in change in fair value of promissory notes on the condensed consolidated statements of operations. The difference between the amount due at maturity and the fair value of the Promissory Notes as of June 30, 2022 is $1.1 million.

7.	WARRANTS

In connection with the Note Agreement, on August 11, 2021 the Company granted Warrants to purchase up to 33,357 shares of common stock at a price of $0.01 per share. The Warrants are exercisable at any time through the tenth anniversary from the date of grant. The Warrants have customary anti-dilution provisions for stock splits, stock dividends and recapitalizations of the Company’s common stock. The Warrants have been determined to be liability classified as the exercise price may be reduced and result in the issuance of additional shares in connection with the sale of the Company if such warrants are not assumed. The warrants were initially recorded at fair value with a corresponding debt discount (see Note 6) at grant date and are subsequently remeasured to fair value each reporting period. The Company recorded a fair value loss of $509 thousand, which is included in other income, net in the condensed consolidated statements of operations for the six months ended June 30, 2022. The fair value of the warrant liability as of June 30, 2022 and December 31, 2021 was $1.1 million and $561 thousand, respectively, and is included in other

Branded Online, Inc. dba Nogin

Notes to the Unaudited Condensed Consolidated Financial Statements

long-term liabilities in the condensed consolidated balance sheets. As of June 30, 2022, none of the warrants have been exercised.

The Company has determined the warrant liability to be a Level 3 fair value measurement. The Company utilizes the Black-Scholes-Merton (“Black-Scholes”) model to determine the fair value of the Warrants at each reporting date. The significant inputs utilized in the Black-Scholes model as of June 30, 2022 and December 31, 2021 were as follows:

	June 30, 2022	December 31, 2021
Common Stock Fair Value Per Share	$32.07	$16.81
Exercise Price Per Share	$0.01	$0.01
Volatility	75.7%	75.7%
Risk-free rate	3.25%	0.53%
Expected Dividend Rate	0.0%	0.0%

The expected dividend rate is 0.0% as the Company has not and does not intend to pay dividends. The Company utilized the probability weighted expected return method (“PWERM”) to value the Company’s common stock. The Company’s common stock fair value per share under the PWERM was determined by applying a probability weighting to a stay-private scenario and a sale scenario. The probability weighted common stock fair value was adjusted for lack of marketability by applying a blended discount of 23% to arrive at the concluded common stock fair value included in the Black-Scholes model.

The following table summarizes the changes in the warrant liability included in other long-term liabilities (in thousands):

Balance as of December 31, 2021	$561
Change in fair value of warrant liability	509

Balance as of June 30, 2022	$1,070

Other Warrants

The Company had also granted warrants in 2017 and 2018 to purchase 100,000 shares of common stock at a price of $0.96 per share. 75,000 of such warrants expire on January 12, 2027 and the remaining 25,000 expire on July 20, 2028. The warrants are fully vested and exercisable at the Holder’s option at any time. Any shares not exercised at time of an acquisition will automatically be deemed to be cashless exercises. Under the applicable accounting literature, these warrants meet the criteria to be classified as permanent equity within the equity section of the condensed consolidated balance sheet.

In addition, in connection with the Promissory Notes, the Company issued the Promissory Note Warrants to purchase up to 31,024 shares of common stock of the Company at an exercise price of $0.01 per share. The Promissory Note Warrants are fully vested and exercisable at the Holder’s option at any time. Under the applicable accounting literature, these warrants meet the criteria to be classified as permanent equity within the equity section of the condensed consolidated balance sheet.

8.	INCOME TAXES

The income tax expense for the six months ended June 30, 2022 was $65 thousand and income tax benefit of $284 thousand for the six months ended June 30, 2021. Income tax expense differs from the income taxes expected at the U.S. federal statutory tax rate of 21%, primarily due to state taxes and additional valuation allowance for the six months ended June 30, 2022.

Branded Online, Inc. dba Nogin

Notes to the Unaudited Condensed Consolidated Financial Statements

9.	ACQUISITION

On December 2, 2021, the Company acquired the assets of Betabrand through a credit bid of $7 million on Betabrand’s outstanding indebtedness. The Company engaged a third-party valuation specialist to assist with the purchase price valuation, which resulted in goodwill of $3.1 million. The following table summarizes the finalized fair value of the assets and assumed liabilities (in thousands):

As of December 2, 2021
Acquired assets
Inventory	$2,408
Other current assets	741
Property and equipment	26
Internal-use software and website	348
Intangible assets
Customer relationships	2,538
Developed technology	748
Trade name	438
Security Deposits	19

Total identifiable assets	$7,266
Liabilities assumed
Accounts payable	$151
Deferred revenue	3,224

Total liabilities	$3,375

On December 31, 2021, the Company and CFL entered into a Limited Liability Operating Agreement (the “LLC Agreement”), whereby Nogin contributed certain assets acquired from the Betabrand acquisition and entered into a MSA with IPCO to provide certain eCommerce services, marketing, photography, customer service and merchant credit card monitor fraud services; and CFL entered into a Master Supply Agreement with IPCO and agreed to procure the supply of inventory to IPCO, provide manufacturing, fulfillment, logistics and warehousing services for the inventory. The Company and CFL each received fifty percent ownership.

10.	RELATED PARTY TRANSACTIONS

The Company provides services to its joint ventures, ModCloth and IPCO under Master Services agreements (“MSA”), which were entered into on April 25, 2021 and December 31, 2021, respectively. Sales under the MSA to ModCloth and IPCO both represented $3.5 million of revenue during the six months ended June 30, 2022. In addition, the Company sold inventory to IPCO for $0.6 million, included in net revenue to related parties in the condensed consolidated statement of operations. As of June 30, 2022 and December 31, 2021, receivables from ModCloth of $6.2 million and $5.3 million, respectively, were included in related party receivables on the condensed consolidated balance sheets. As of June 30, 2022, payables to IPCO of $1.9 million was included in related party payables on the condensed consolidated balance sheets.

During Q2 2022, the Company issued a portion of the Promissory Notes described in Note 7 to certain principal owners and members of management of the Company which have been identified as related parties. The Company received proceeds in connection with the Promissory Notes to related parties of $2.0 million at issuance of which $0.2 million was allocated to the Promissory Note Warrants. The fair value of Promissory Notes with related parties as of June 30, 2022 was $2.7 million. During the six months

Branded Online, Inc. dba Nogin

Notes to the Unaudited Condensed Consolidated Financial Statements

ended June 30, 2022, the Company recognized a loss on the increase in fair value of such Promissory Notes with related parties of $0.9 million of which $0.7 million is included in change in fair value of promissory notes and $0.2 million is included in interest expense on the condensed consolidated statements of operations.

11.	REVENUE

Disaggregation of Revenue

The Company has five major streams of revenue. CaaS service revenue, product revenue and shipping revenue are considered transferred to customers at the point of sale. Marketing and other revenue (other than B2C fulfillment services for rental space) are considered transferred to customers when services are performed. Thus, these revenues streams are recognized at a point in time. B2C fulfillment services for rental space is recognized over time.

The following table presents a disaggregation of the Company’s revenues by revenue source for the six months ended June 30, 2022 and 2021 (in thousands):

	Six Months ended June 30,
	2022	2021
Commerce-as-a-Service Revenue	$10,307	$9,382
Product sales revenue	20,756	4,515
Marketing revenue	7,686	8,808
Shipping revenue	4,115	2,823
Other revenue	2,684	2,746

Total revenue	$45,548	$28,274

12.	SEGMENT REPORTING

The Company conducts business domestically and our revenue is managed on a consolidated basis. Our Chief Executive Officer, who is our Chief Operating Decision Maker, reviews financial information presented on a consolidated basis for purposes of allocating resources and evaluating financial performance. There are no segment managers who are held accountable for operations, operating results, and plans for levels, components, or types of products or services below the consolidated unit level. Accordingly, the Company is considered to be a single reportable segment.

All of the Company’s long-lived assets and external customers are located within the United States.

Branded Online, Inc. dba Nogin

Notes to the Unaudited Condensed Consolidated Financial Statements

13.	EARNINGS PER SHARE

Basic and diluted net income (loss) per share are computed using the two-class method as required when there are participating securities. The Company’s redeemable convertible preferred stock are participating securities as the holders of the redeemable convertible preferred stock are entitled to participate with in dividends with common stock. In periods of net income, net income is attributed to common stockholders and participating securities based on their participating rights. Net losses are not allocated to the participating securities as the participating securities do not have a contractual obligation to share in any losses. The following table presents the Company’s basic and diluted net income (loss) per share:

	Six Months ended June 30,
(In thousands, except share and per share amounts)	2022	2021
Numerator: Basic EPS
Net income (loss)	$(20,915)	$2,325
Less: Undistributed earnings attributable to participating securities	—	(645)

Net income (loss) attributable to common stockholders-basic	$(20,915)	$1,680

Denominator: Basic EPS
Weighted average shares of common stock outstanding-basic	9,129,358	9,129,358

Net income (loss) per share attributable to common stock-basic	$(2.29)	$0.18

	Six Months ended June 30,
(In thousands, except share and per share amounts)	2022	2021
Numerator: Diluted EPS
Net income (loss) attributable to common stockholders-diluted	$(20,915)	$1,680
Denominator: Diluted EPS
Weighted average shares of common stock outstanding-diluted	9,129,358	9,129,358
Dilutive potential shares of common stock:
Options to purchase shares of common stock	—	167,367
Warrants to purchase shares of common stock	—	92,485

Weighted average shares of common stock outstanding-diluted	9,129,358	9,389,210

Net income (loss) per share attributable to common stock-diluted	$(2.29)	$0.18

The Company’s potentially dilutive securities below, have been excluded from the computation of diluted net loss per share as they would be anti-dilutive.

Branded Online, Inc. dba Nogin

Notes to the Unaudited Condensed Consolidated Financial Statements

Weighted-average number of potentially anti-dilutive shares excluded from calculation of earnings per share

	Six Months ended June 30,
	2022	2021
Series A convertible, redeemable preferred shares	2,042,483	2,042,483
Series B convertible, redeemable preferred shares	1,459,462	1,459,562
Stock-based compensation awards	507,314	—
Outstanding warrants	143,705	—

14.	COMMITMENTS AND CONTINGENCIES

Operating Leases

The Company has entered into lease agreements for offices and warehouses located in California.

As of June 30, 2022, the monthly lease payments for the leases range from approximately $36 thousand to approximately $124 thousand and the leases expire at various times through November 2028. Some of the leases contain renewal options.

Minimum rent payments under all operating leases are recognized on a straight-line basis over the term of the lease including any periods of free rent, and any difference between rental payments and straight-line is recognized as deferred rent in the accompanying condensed consolidated balance sheet.

Rent expense for the six months ended June 30, 2022 and 2021 was approximately $2.7 million and $1.6 million, respectively, and is included in general and administrative expenses in the condensed consolidated statements of operations.

In July 2018, the Company assumed the operating lease for office space of the entity with which an asset purchase agreement (APA) was executed. The monthly lease payment is $75 thousand and expires in May 2023. The future minimum lease payments are included in the table below. The Company subleased the office space to a third-party in December 2018 for approximately $87 thousand per month. The sublease agreement will expire in May 2023. Future rental income is as follows: approximately $1.0 million per year during 2022 and approximately $435 thousand in 2023.

Future minimum lease payments under non-cancelable terms are as follows (in thousands):

As of June 30, 2022
2022 (remaining payments)	$1,353
2023	1,272
2024	873
2025	900
2026	927
Thereafter	1,853

Total minimum lease payments	$7,178

Litigation

In the ordinary course of business, the Company may face various claims brought by third parties and the Company may, from time to time, make claims or take legal actions to assert its rights, including intellectual

Branded Online, Inc. dba Nogin

Notes to the Unaudited Condensed Consolidated Financial Statements

property disputes, contractual disputes, and other commercial disputes. Any of these claims could subject the Company to litigation. As of June 30, 2022 there are no claims that would cause a material impact on the condensed consolidated financial statements.

Indemnities

The Company’s directors and officers agreements require us, among other things, to indemnify the director or officer against specified expenses and liabilities, such as attorneys’ fees, judgments, fines and settlements, paid by the individual in connection with any action, suit or proceeding arising out of the individual’s status or service as our director or officer, other than liabilities arising from willful misconduct or conduct that is knowingly fraudulent or deliberately dishonest, and to advance expenses incurred by the individual in connection with any proceeding against the individual with respect to which the individual may be entitled to indemnification by the Company. The Company also indemnifies its lessor in connection with its facility lease for certain claims arising from the use of the facilities.

These indemnities do not provide for any limitation of the maximum potential future payments the Company could be obligated to make. Historically, the Company has not incurred any payments for these obligations and, therefore, no liabilities have been recorded for these indemnities in the accompanying condensed consolidated balance sheets.

15.	RECENT EVENTS

On February 14, 2022, the Company, together with SWAG filed a Form S-4 registration statement related to plans of a merger between the parties with Nogin as the surviving entity and a wholly owned subsidiary of SWAG, which was approved by the SEC in July 2022 (Note 16). As of June 30, 2022, $2.8 million of direct and incremental transaction costs have been deferred and are included in prepaid and other current assets, and in accrued expense and other liabilities, on the condensed consolidated balance sheet.

On April 20, 2022, SWAG and the Company entered into an amended merger agreement, which secured private placement fund financing in the form of subscription agreements pursuant to which SWAG agreed to issue and sell, at the par value of the notes, to subscribers immediately prior to the closing of the merger up to an aggregate principal amount of $75 million of 7% convertible senior notes due 2026 and an aggregate of 1.5 million warrants. The financing is conditioned upon the closing of the merger.

16.	SUBSEQUENT EVENTS

The Company has evaluated the impact of subsequent events through September 1, 2022, which is the date the financial statements were available to be issued.

In July 2022 the Company amended the Note Agreement to borrow an additional $3 million from the same financial institution providing the Note Agreement, which bear interest at a rate per annum of 7.75% plus the greater of 3.50% or the prime rate as published by the Wall Street Journal. In connection with this borrowing, the Company issued warrants to purchase up to 13,343 shares of common stock of the Company at an exercise price of $0.01 per share. Such warrants, along with the promissory note warrants (Note 6), were converted into a number of shares of the Company’s common stock prior to closing of the transaction in accordance with the related warrant agreements.

In July 2022, the beneficiary to the letter of credit issued against the line of credit (Note 6) exercised the right to draw on the line, which increased the amount owed on the line of credit by $3 million.

Branded Online, Inc. dba Nogin

Notes to the Unaudited Condensed Consolidated Financial Statements

The SEC approved the Form S-4 registration statement in July 2022 related to plans of a merger between SWAG and the Company (Note 15). The special shareholder meeting took place on August 22, 2022 and the transaction closed on August 26, 2022. Upon close of the transaction, the Company received cash of $65 million, which were used to repay all amounts outstanding under the Note Agreement, Promissory Notes and line of credit (Note 6).